     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1997

                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                         RATIONAL SOFTWARE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
      DELAWARE                       7372                    54-1217099
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
         2800 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051-0951
                                (408) 496-3600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 PAUL D. LEVY
                            CHIEF EXECUTIVE OFFICER
                         RATIONAL SOFTWARE CORPORATION
                           2800 SAN TOMAS EXPRESSWAY
                      SANTA CLARA, CALIFORNIA 95051-0951
                                (408) 496-3600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
       FRANCIS S. CURRIE, ESQ.                  DENNIS R. DEBROECK, ESQ.
        GAIL C. HUSICK, ESQ.                      DAVID W. HEALY, ESQ.
       DANIEL P. DILLON, ESQ.                    JOHN W. KASTELIC, ESQ.
     MARTIN A. WELLINGTON, ESQ.                    FENWICK & WEST, LLP
  WILSON SONSINI GOODRICH & ROSATI                TWO PALO ALTO SQUARE,
      PROFESSIONAL CORPORATION                 PALO ALTO, CALIFORNIA 94306
         650 PAGE MILL ROAD                          (415) 494-0600
     PALO ALTO, CALIFORNIA 94304
           (415) 493-9300

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Merger described herein.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                             PROPOSED
                                              PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT          MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE           TO BE       OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED          REGISTERED(1)    PER UNIT(2)      PRICE(2)      FEE(2)(3)
--------------------------------------------------------------------------------------
Common Stock, Par Value
 $0.01 per.............  42,500,000 shares     $14.87      $631,550,000     $192,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Represents the number of shares of the Common Stock of the Registrant which may be issued to stockholders of Pure Atria Corporation ("Pure Atria") pursuant to the Merger described herein.
(2) Each share of Pure Atria Common Stock will be converted into 0.9 shares of Common Stock of the Registrant pursuant to the Merger described herein. Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee has been calculated as of June 19, 1997. The number shown is rounded from $14.8611.
(3) The amount of the registration fee includes $105,000 previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing by the Registrant and Pure Atria of a Preliminary Prospectus/Joint Proxy Statement related to the proposed Merger.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

             [LOGO OF RATIONAL SOFTWARE CORPORATION APPEARS HERE]

                                                                  June 27, 1997

Dear Stockholder:

  As most of you are aware, Rational Software Corporation ("Rational") has entered into an agreement providing for the merger of Pure Atria Corporation ("Pure Atria") with Rational in a strategic business combination (the "Merger"). At our Special Meeting of Stockholders (the "Special Meeting") on July 30, 1997, you will be asked to consider and vote upon the reservation and issuance of shares of the Common Stock, par value $0.01 per share, of Rational (the "Rational Common Stock") to the stockholders of Pure Atria pursuant to an Agreement and Plan of Reorganization, dated as of April 7, 1997 (the "Agreement"), by and among Rational, Pure Atria and Wings Merger Corporation, a wholly owned subsidiary of Rational ("Merger Sub"), and upon an amendment to Rational's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 75,000,000 to 150,000,000, which, among other things, will provide Rational with a sufficient number of authorized but unissued shares of Common Stock to consummate the Merger.

  In the Merger, Merger Sub will be merged with and into Pure Atria, which will be the surviving corporation and will become a wholly owned subsidiary of Rational. As used herein, the term "Combined Company" means Rational and Pure Atria and their respective subsidiaries as a consolidated entity following the Merger.

  Pursuant to the Merger, each outstanding share of Common Stock, par value $0.0001 per share, of Pure Atria (the "Pure Atria Common Stock") will be converted into the right to receive 0.9 (the "Exchange Ratio") shares of Rational Common Stock, and each outstanding option or right to purchase Pure Atria Common Stock under the Pure Atria stock option plans or the Pure Atria stock purchase plan will be assumed by Rational and will become an option or right to purchase Rational Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. The shares of Rational Common Stock held by Rational stockholders immediately prior to the Merger will remain unchanged by the Merger.

  Based upon the capitalization of Pure Atria as of the close of business on March 31, 1997, an aggregate of approximately 38,542,000 shares of Rational Common Stock will be issued to Pure Atria stockholders in the Merger and Rational will assume options and rights to purchase Pure Atria Common Stock for up to approximately 6,951,000 additional shares of Rational Common Stock. Based upon the capitalization of Rational and Pure Atria as of the close of business on March 31, 1997, immediately following the Merger, the former securityholders of Pure Atria will hold approximately 45% of the Combined Company's outstanding voting power, and approximately 45% of the Combined Company's capital stock calculated on a fully diluted basis. The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either Rational or Pure Atria changes subsequent to March 31, 1997, and prior to the effective time of the Merger.

  The proposals relating to the Merger are described more fully in the accompanying Notice of Special Meeting of Stockholders and Prospectus/Joint Proxy Statement.

  After careful consideration, Rational's Board of Directors has determined that the Merger is fair from a financial point of view to, and in the best interests of Rational. Therefor, Rational's Board of Directors has approved the Agreement and the transactions contemplated thereby by the unanimous vote of all non-interested directors, and recommends that you vote FOR the proposals relating to the Merger.

  In addition, Rational has retained the investment banking firm of Hambrecht & Quist LLC ("Hambrecht & Quist") to advise it with respect to the consideration to be paid by Rational in the Merger. Hambrecht & Quist has advised the Board of Directors of Rational (the "Rational Board") that, in its opinion, the consideration to be paid by Rational is fair from a financial point of view to Rational. A copy of the Hambrecht & Quist opinion dated as of April 6, 1997 is attached to the Prospectus/Joint Proxy Statement as Annex E.

  The Rational Board believes the Merger offers Rational and its stockholders a number of important benefits, including the strategic fit between the two companies' product lines and their respective technologies, development, managerial, sales and marketing resources, the potential ability of the Combined Company to better serve customers with broader, more integrated product offerings and the opportunity for enhanced stockholder value over the long term.

  All stockholders are invited to attend the Special Meeting in person. The reservation and issuance of the shares of Rational Common Stock in connection with the Merger requires the affirmative vote of the majority of the total votes cast at the Special Meeting regarding such proposal. The amendment to Rational's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the shares of Rational Common Stock outstanding as of the record date. THE MERGER CANNOT BE CONSUMMATED UNLESS BOTH PROPOSALS ARE APPROVED.

  Stockholders are urged to review carefully the information contained in the accompanying Prospectus/Joint Proxy Statement, including in particular the information under the captions "Rational Special Meeting--Recommendation of the Rational Board," "Proposal No. 1: The Merger--Risk Factors," "--Approval of the Merger and Related Transactions--Joint Reasons for the Merger," and "-- Rational's Reasons for the Merger" prior to making any voting decision.

  Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ Paul D. Levy

                                          Paul D. Levy
                                          Chief Executive Officer

Santa Clara, California

                 YOUR PROXY IS IMPORTANT--PLEASE VOTE PROMPTLY

                         RATIONAL SOFTWARE CORPORATION
                           2800 SAN TOMAS EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 30, 1997

TO THE STOCKHOLDERS OF RATIONAL SOFTWARE CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Rational Software Corporation, a Delaware corporation ("Rational"), will be held on July 30, 1997 at 11:30 a.m., local time, at 2800 San Tomas Expressway, Santa Clara, California.

  At the Special Meeting you will be asked to consider and vote upon the following matters:

    (1) The reservation and issuance of shares of the Common Stock, par value $0.01 per share, of Rational (the "Rational Common Stock") to the stockholders of Pure Atria Corporation ("Pure Atria") pursuant to an Agreement and Plan of Reorganization, dated as of April 7, 1997 (the "Agreement"), by and among Rational, Pure Atria and Wings Merger Corporation, a wholly owned subsidiary of Rational ("Merger Sub"), providing, among other things, (i) for the merger of Merger Sub with and into Pure Atria, resulting in Pure Atria becoming a wholly owned subsidiary of Rational (the "Merger"), (ii) for the conversion of outstanding shares of Common Stock, par value $.0001 per share, of Pure Atria ("Pure Atria Common Stock") into the right to receive 0.9 (the "Exchange Ratio") shares of Rational Common Stock, and (iii) for each outstanding option or right to purchase Pure Atria Common Stock under the Pure Atria stock option plans and the Pure Atria stock purchase plan to be assumed by Rational and to become an option or right to purchase Rational Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio;

    (2) To approve an amendment of Rational's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 75,000,000 to 150,000,000, which will, among other things, provide Rational with a sufficient number of authorized but unissued shares of Common Stock to consummate the Merger; and

    (3) To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  Each proposal is described more fully in the accompanying Prospectus/Joint Proxy Statement.

  Stockholders of record at the close of business on June 17, 1997 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. All stockholders are cordially invited to attend the Special Meeting in person.

                                          By Order of the Board of Directors

                                          Paul D. Levy
                                          Chief Executive Officer

Santa Clara, California
June 27, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                  PURE ATRIA

                                    (LOGO)

                                                                  June 27, 1997

Dear Stockholder:

  As most of you are aware, Pure Atria Corporation ("Pure Atria") has entered into a definitive merger agreement to combine with Rational Software Corporation ("Rational") in a strategic business combination (the "Merger"). At our Special Meeting of Stockholders (the "Special Meeting") on July 30, 1997, you will be asked to consider and vote upon the adoption and approval of the Agreement and Plan of Reorganization, dated as of April 7, 1997 (the "Agreement"), by and among Rational, its wholly owned subsidiary, Wings Merger Corporation ("Merger Sub"), and Pure Atria and the transactions contemplated thereby.

  In the Merger, Merger Sub will be merged with and into Pure Atria, which will be the surviving corporation and will become a wholly owned subsidiary of Rational. As used herein, the term "Combined Company" means Rational and Pure Atria and their respective subsidiaries as a consolidated entity following the Merger.

  Pursuant to the Merger, each outstanding share of Common Stock, par value $0.0001 per share, of Pure Atria (the "Pure Atria Common Stock") will be converted into the right to receive 0.9 (the "Exchange Ratio") shares of Common Stock, par value $0.01 per share, of Rational (the "Rational Common Stock") and each outstanding option or right to purchase Pure Atria Common Stock under the Pure Atria stock option plans or the Pure Atria stock purchase plan will be assumed by Rational and will become an option or right to purchase Rational Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. The shares of Rational Common Stock held by Rational stockholders immediately prior to the Merger will remain unchanged by the Merger.

  Based upon the capitalization of Pure Atria as of the close of business on March 31, 1997, an aggregate of approximately 38,542,000 shares of Rational Common Stock will be issued to Pure Atria stockholders in the Merger and Rational will assume options and rights to purchase Pure Atria Common Stock for up to approximately 6,951,000 additional shares of Rational Common Stock. Based upon the capitalization of Rational and Pure Atria as of the close of business on March 31, 1997, immediately following the Merger, the former securityholders of Pure Atria will hold approximately 45% of the Combined Company's outstanding voting power, and approximately 45% of the Combined Company's capital stock calculated on a fully diluted basis. The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either Rational or Pure Atria changes subsequent to March 31, 1997, and prior to the effective time of the Merger.

  The accompanying Prospectus/Joint Proxy Statement describes more fully the proposal relating to the Merger.

  After careful consideration, the Pure Atria Board of Directors has determined that the Merger is fair from a financial point of view to, and in the best interests of, Pure Atria and its stockholders. Therefore, Pure Atria's Board of Directors has adopted and approved the Agreement and the transactions contemplated thereby by unanimous vote, and recommends that you vote FOR the adoption and approval of the Agreement and the transactions contemplated thereby.

  In addition, Pure Atria has retained the investment banking firm of Deutsche Morgan Grenfell Inc. ("DMG") as its financial advisor in connection with the Merger. DMG has delivered to the Pure Atria Board of Directors its opinion, dated as of April 6, 1997, that, as of such date, the Exchange Ratio pursuant to the Merger is fair from a financial point of view to the holders of Pure Atria Common Stock. A copy of the DMG opinion is attached to the Prospectus/Joint Proxy Statement as Annex F.

  The Board of Directors of Pure Atria believes the Merger offers Pure Atria and its stockholders a number of important benefits, including the strategic fit between the two companies' product lines and their respective technologies, development, managerial, sales and marketing resources, the potential ability of the Combined Company to better serve customers with broader, more integrated product offerings, and the opportunity for enhanced stockholder value over the long term.

  All stockholders are invited to attend the Special Meeting in person. The affirmative vote of holders of a majority of the shares of Pure Atria Common Stock outstanding as of the record date is necessary for adoption and approval of the Agreement and the transactions contemplated thereby.

  Stockholders are urged to review carefully the information contained in the accompanying Prospectus/Joint Proxy Statement, including in particular the information under the captions "Pure Atria Special Meeting--Recommendation of the Pure Atria Board," "Proposal No. 1: The Merger--Risk Factors," "--Approval of the Merger and Related Transactions--Joint Reasons for the Merger," and "-- Pure Atria's Reasons for the Merger" prior to making any voting decision in connection with their Pure Atria Common Stock.

  Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          Reed Hastings
                                          President and Chief Executive
                                           Officer

Cupertino, California

                 YOUR PROXY IS IMPORTANT--PLEASE VOTE PROMPTLY

  PURE ATRIA STOCKHOLDERS SHOULD NOT SURRENDER OR OTHERWISE ATTEMPT TO EXCHANGE THEIR PURE ATRIA STOCK CERTIFICATES FOR RATIONAL STOCK CERTIFICATES UNLESS AND UNTIL THEY HAVE RECEIVED APPROPRIATE NOTICE AND INSTRUCTIONS FOR EXCHANGE.

                            PURE ATRIA CORPORATION
                             18880 HOMESTEAD ROAD
                              CUPERTINO, CA 95014

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 30, 1997

TO THE STOCKHOLDERS OF PURE ATRIA CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Pure Atria Corporation, a Delaware corporation ("Pure Atria"), will be held at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 on July 30, 1997, at 9:00 a.m., local time.

  At the Special Meeting you will be asked to consider and vote upon the following matters:

    1. Approval and adoption of the Agreement and Plan of Reorganization (the "Agreement"), dated as of April 7, 1997, by and among Rational Software Corporation, a Delaware corporation ("Rational"), Wings Merger Corporation, a Delaware corporation and wholly owned subsidiary of Rational ("Merger Sub"), and Pure Atria and the transactions contemplated thereby.

    2. Such other matters as may properly come before the Special Meeting or any postponements or adjournments thereof.

  The Agreement contemplates that (i) Merger Sub will be merged with and into Pure Atria, with Pure Atria becoming the surviving corporation, thereby becoming a wholly owned subsidiary of Rational (the "Merger"), (ii) each share of Common Stock, $0.0001 par value per share, of Pure Atria ("Pure Atria Common Stock"), will be converted into the right to receive, and become exchangeable for, 0.9 (the "Exchange Ratio") shares of Common Stock, $0.01 par value per share, of Rational ("Rational Common Stock") and (iii) each outstanding option or right to purchase Pure Atria Common Stock will be assumed by Rational and will become an option or right to purchase Rational Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio.

  The proposal relating to the Merger is described more fully in the accompanying Prospectus/Joint Proxy Statement.

  Stockholders of record as of the close of business on June 17, 1997 will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

  All stockholders are cordially invited to attend the Special Meeting in person.

                                          For the Board of Directors

                                          Reed Hastings
                                          President and Chief Executive
                                           Officer

Cupertino, California
June 27, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

PROSPECTUS/JOINT PROXY STATEMENT

                               42,500,000 Shares


             [LOGO OF RATIONAL SOFTWARE CORPORATION APPEARS HERE]

                                 Common Stock

    This Prospectus/Joint Proxy Statement constitutes the Prospectus of Rational Software Corporation, a Delaware corporation ("Rational"), with respect to up to 42,500,000 shares of its Common Stock, par value $0.01 per share ("Rational Common Stock"), to be issued in connection with the proposed merger (the "Merger") of Wings Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Rational ("Merger Sub"), with and into Pure Atria Corporation, a Delaware corporation ("Pure Atria"), pursuant to the terms set forth in the Agreement and Plan of Reorganization, dated as of April 7, 1997 (the "Agreement"), by and among Rational, Merger Sub and Pure Atria. Based upon the capitalization of Rational and Pure Atria as of the close of business on March 31, 1997, immediately following the Merger, the former securityholders of Pure Atria will hold approximately 45% of the Combined Company's outstanding voting power, and approximately 45% of the Combined Company's capital stock calculated on a fully diluted basis. As used herein, the term "Combined Company" means Rational and Pure Atria and their respective subsidiaries as a consolidated entity following the Merger and references to the products, business, results of operations or financial condition of the Combined Company should be considered to refer to Rational and Pure Atria, unless the context otherwise requires. The shares of Rational Common Stock after the Merger are sometimes referred to herein as "Combined Company Common Stock" and the Common Stock, par value $0.0001 per share, of Pure Atria is referred to herein as "Pure Atria Common Stock." As a result of the Merger, each outstanding share of Pure Atria Common Stock will be converted into the right to receive 0.9 (the "Exchange Ratio") shares of Rational Common Stock, and each outstanding option or right to purchase Pure Atria Common Stock under the Pure Atria 1995 Stock Plan, the Pure Software, Inc. 1992 Stock
Option/Stock Issuance Plan, the Atria Software, Inc. 1994 Stock Plan, the
Atria Software, Inc. 1994 Non-Employee Director Stock Option Plan, the Atria Software, Inc. 1990 Stock Option Plan, the Integrity QA Software, Inc. 1995 Stock Option Plan, the Performix, Inc. 1991 Stock Option Plan and the QualTrak 1994 Stock Option Plan (collectively, the "Pure Atria Stock Option Plans") or the Pure Atria Employee Stock Purchase Plan (the "Pure Atria Stock Purchase Plan") will be assumed by Rational and will become an option or right to purchase Rational Common Stock, with appropriate adjustments to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio.

    This Prospectus/Joint Proxy Statement also constitutes the Proxy Statements of Rational and Pure Atria with respect to the Special Meeting of Stockholders of Rational scheduled to be held on July 30, 1997 (the "Rational Special Meeting"), and the Special Meeting of Stockholders of Pure Atria scheduled to be held on July 30, 1997 (the "Pure Atria Special Meeting").

    This Prospectus/Joint Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders of Rational and Pure Atria on or about June 27, 1997.

    See "RISK FACTORS" beginning at page 27 for a discussion of certain factors that should be considered by the Rational stockholders in evaluating the proposals related to the Merger to be voted on at the Rational Special Meeting and by the Pure Atria stockholders in evaluating the proposal to be voted on at the Pure Atria Special Meeting and the acquisition of the securities offered hereby.
                                ----------------

NEITHER THIS TRANSACTION NOR THE SECURITIES OF RATIONAL OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

      The date of this Prospectus/Joint Proxy Statement is June  , 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   1
TRADEMARKS................................................................   2
FORWARD-LOOKING STATEMENTS................................................   2
SUMMARY...................................................................   3
 STOCKHOLDER MEETINGS.....................................................   3
  Rational Special Meeting................................................   3
    Date, Time, Place and Purpose.........................................   3
    Record Date and Vote Required.........................................   3
    Recommendation of Rational Board of Directors.........................   4
  Pure Atria Special Meeting..............................................   4
    Date, Time, Place and Purpose.........................................   4
    Record Date and Vote Required.........................................   4
    Recommendation of Pure Atria Board of Directors.......................   4
 PROPOSAL NO. 1: THE MERGER...............................................   5
  The Companies...........................................................   5
  Risk Factors............................................................   6
  Reasons for the Merger..................................................   7
  Opinions of Financial Advisors..........................................   8
  Income Tax Treatment....................................................   8
  Regulatory Matters......................................................   8
  Accounting Treatment....................................................   9
  Terms of the Agreement..................................................   9
  Appraisal Rights........................................................  13
 MARKET PRICE DATA........................................................  14
  SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL
   DATA...................................................................  16
    RATIONAL SELECTED HISTORICAL FINANCIAL INFORMATION ...................  16
    PURE ATRIA SELECTED HISTORICAL FINANCIAL INFORMATION..................  17
 RATIONAL AND PURE ATRIA SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL
  DATA....................................................................  18
 COMPARATIVE PER SHARE DATA...............................................  19
 PROPOSAL NO. 2 FOR RATIONAL STOCKHOLDERS: AMENDMENT OF RATIONAL'S
  CERTIFICATE OF INCORPORATION............................................  20
INTRODUCTION..............................................................  21
RATIONAL SPECIAL MEETING..................................................  21
    Date, Time and Place of Rational Special Meeting......................  21
    Purpose...............................................................  21
    Record Date and Outstanding Shares....................................  21
    Vote Required.........................................................  21
    Proxies...............................................................  22
    Solicitation of Proxies; Expenses.....................................  23
    Recommendation of the Rational Board..................................  23
PURE ATRIA SPECIAL MEETING................................................  24
    Date, Time and Place of Pure Atria Special Meeting....................  24
    Purpose...............................................................  24
    Record Date and Outstanding Shares....................................  24
    Vote Required.........................................................  24
    Proxies...............................................................  25
    Solicitation of Proxies; Expenses.....................................  25

                                                                           PAGE
                                                                           ----
    Recommendation of the Pure Atria Board................................  25
PROPOSAL NO. 1: THE MERGER................................................  26
  RISK FACTORS............................................................  26
    Risks Related to the Merger...........................................  26
    Risks Related to Rational and Pure Atria..............................  29
    Risks Related to Rational.............................................  37
    Risks Related to Pure Atria...........................................  39
  APPROVAL OF THE MERGER AND RELATED TRANSACTIONS.........................  41
    Joint Reasons for the Merger..........................................  41
    Rational's Reasons for the Merger.....................................  43
    Pure Atria's Reasons for the Merger...................................  46
    Disadvantages of the Merger...........................................  48
    Material Contacts and Board Deliberations.............................  48
    Opinion of Rational's Financial Advisor...............................  56
    Opinion of Pure Atria's Financial Advisor.............................  59
    Certain Federal Income Tax Considerations.............................  64
    Governmental and Regulatory Approvals.................................  65
    Accounting Treatment..................................................  65
  TERMS OF THE MERGER.....................................................  66
    Effective Time........................................................  66
    Manner and Basis of Converting Shares.................................  66
    Stock Ownership Following the Merger..................................  67
    Conduct of the Combined Company Following the Merger..................  67
    Conduct of Rational's and Pure Atria's Businesses Prior to the
     Merger...............................................................  68
    Non-Solicitation......................................................  69
    Conditions to the Merger..............................................  70
    Termination, Amendment and Waiver.....................................  71
    Break Up Fees; Expenses...............................................  72
    Stock Option Agreements...............................................  73
    Voting Agreements.....................................................  73
    Affiliate Agreements..................................................  74
    Interests of Certain Persons..........................................  74
    Appraisal Rights......................................................  75
  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION............  76
    Unaudited Pro Forma Condensed Combined Balance Sheet Reflecting
     Rational Software Corporation After Giving Effect to the Merger......  77
    Unaudited Pro Forma Condensed Combined Statements of Operations for
     the Year Ended March 31, 1997 Reflecting Rational Software
     Corporation After Giving Effect to the Merger........................  78
    Unaudited Pro Forma Condensed Combined Statements of Operations for
     the Years Ended March 31, 1995 and 1996 Reflecting Rational Software
     Corporation After Giving Effect to the Merger........................  79
    Notes to Unaudited Pro Forma Condensed Combined Financial Statements..  80
  COMPARISON OF CAPITAL STOCK.............................................  82
    Description of Rational Capital Stock.................................  82
    Description of Pure Atria Capital Stock...............................  82
    Comparison of Capital Stock...........................................  83
PROPOSAL NO. 2 FOR RATIONAL STOCKHOLDERS: AMENDMENT OF RATIONAL'S
 CERTIFICATE OF INCORPORATION.............................................  85
    Certain Anti-Takeover Effects.........................................  85
EXPERTS...................................................................  87
LEGAL MATTERS.............................................................  87
FUTURE STOCKHOLDER PROPOSALS..............................................  87
ACCOUNTANTS' REPRESENTATIVES..............................................  87
INDEX TO FINANCIAL STATEMENTS............................................. F-1

                                                                           PAGE
                                                                           ----
ANNEX A--Agreement and Plan of Reorganization, dated as of April 7, 1997, by and among Rational Software Corporation, Wings Merger Corporation and
 Pure Atria Corporation................................................... A-1
ANNEX B--Form of Certificate of Merger Merging Wings Merger Corporation
 with and into Pure Atria Corporation..................................... B-1
ANNEX C--Stock Option Agreement dated April 7, 1997, by and between
 Rational Software Corporation and Pure Atria Corporation (granting
 Rational the option to purchase Pure Atria Common Stock)................. C-1
ANNEX D--Stock Option Agreement dated April 7, 1997, by and between
 Rational Software Corporation and Pure Atria Corporation (granting Pure
 Atria the option to purchase Rational Common Stock)...................... D-1
ANNEX E--Opinion of Hambrecht & Quist LLC................................. E-1
ANNEX F--Opinion of Deutsche Morgan Grenfell Inc. ........................ F-1
ANNEX G--Form of Amendment to Certificate of Incorporation of Rational
 Software Corporation..................................................... G-1

                             AVAILABLE INFORMATION

  Rational and Pure Atria are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address "http://www.sec.gov." Rational Common Stock and Pure Atria Common Stock are quoted on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  Rational has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus/Joint Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RATIONAL OR PURE ATRIA. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/JOINT PROXY STATEMENT WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Rational's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, Rational's Form 8-A dated May 25, 1984, and amended on Form 8-A/A dated May 25, 1995, Rational's Current Report on Form 8-K dated February 26, 1997, as amended on Form 8-K/A filed May 12, 1997, Rational's Current Report on
Form 8-K dated March 31, 1997, as amended on Form 8-K/A filed June 16, 1997, Rational's Current Report on Form 8-K, dated April 7, 1997, previously filed by Rational with the SEC, are hereby incorporated by reference in this Prospectus/Joint Proxy Statement except as superseded or modified herein. Pure Atria's Annual Report on Form 10-K for the fiscal year ended December 31,
1996, as amended by Form 10-K/A, dated April 25, 1997, Pure Atria's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, Pure Atria's Form 8-A, dated June 7, 1995, Pure Atria's Current Report on Form 8-K dated January
31, 1997, as amended on Form 8-K/A filed May 14, 1997, Pure Atria's Form 8-K, dated April 16, 1997, previously filed by Pure Atria with the SEC, are hereby incorporated by reference in this Prospectus/Joint Proxy Statement except as superseded or modified herein. All documents filed by Rational and Pure Atria with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Joint Proxy Statement and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this Prospectus/Joint Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Joint
Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus/Joint Proxy Statement.

  THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. RATIONAL AND PURE ATRIA WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). IN THE CASE OF DOCUMENTS RELATED TO RATIONAL, SUCH REQUESTS SHOULD BE DIRECTED TO THE SECRETARY AT RATIONAL'S PRINCIPAL EXECUTIVE OFFICES AT 2800 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051- 0951 (TELEPHONE (408) 496-3600). IN THE CASE OF DOCUMENTS RELATED TO PURE ATRIA, SUCH REQUESTS SHOULD BE DIRECTED TO CHRISTINA QUAKENBUSH AT PURE ATRIA'S PRINCIPAL EXECUTIVE OFFICES AT 18880 HOMESTEAD ROAD, CUPERTINO, CA 95014 (TELEPHONE (408) 863-9900). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE MADE BY JULY 23, 1997.

                                  TRADEMARKS

  This Prospectus/Joint Proxy Statement contains trademarks of Rational and Pure Atria, and may contain trademarks of others, in the U.S. and other countries. Rational(R), Rational Rose(R), SoDA(R), Verdix(R), Rational Summit, Rational Apex, VADScross, Rational Approach, Rational Visual Test, SQA(R), SQA Suite(R), SQA Process(R), SQA Manager(R), SQA Robot(R), SQA Load Test(R), Object Testing(R), Object-Oriented Recording(R), RequisitePro(R), and preVue-C/S, preVue-Web, preVue-X, WinVue and preVue-ASCII are trademarks of Rational. ClearCase(R), ClearCase MultiSite(R), Performix(R), Pure Coverage(R), Pure Link(R), Purify(R), Quantify(R), Pure Atria, the Pure Atria logo, ClearCase Attache, ClearDDTS, and Clear Guide are trademarks of Pure Atria. Microsoft, Windows(R)95, Windows(R) NT, Visual Basic(R), Visual C++, Visual J++, ActiveX, BackOffice and Developer Studio are trademarks of Microsoft Corporation ("Microsoft"). Java and all Java-based trademarks are trademarks or registered trademarks of Sun Microsystems, Inc. ("Sun Microsystems") in the U.S. and other countries.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus/Joint Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify these forward looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors, including those described in the risk factors set forth under "Proposal No. 1: The Merger--Risk Factors," and reference is made to the particular discussions set forth under "--Approval of the Merger and Related Transactions--Joint Reasons for the Merger," "-- Rational's Reasons for the Merger," and "--Pure Atria's Reasons for the Merger."

  Readers are cautioned not to place undue reliance on forward-looking statements contained herein, which reflect the analysis of the management of Rational and Pure Atria, as appropriate, only as of the date hereof. Neither Rational nor Pure Atria undertakes any obligation to release publicly the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

  The following contains a summary of certain information contained elsewhere in this Prospectus/Joint Proxy Statement. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Joint Proxy Statement and in the documents annexed hereto. Except as otherwise noted, all figures presented in this Prospectus/Joint Proxy Statement have been adjusted to reflect stock splits by Rational through March 31, 1997.

                              STOCKHOLDER MEETINGS

RATIONAL SPECIAL MEETING

 Date, Time, Place and Purpose

  The Rational Special Meeting will be held at 2800 San Tomas Expressway, Santa Clara, CA 95051, on July 30, 1997 at 11:30 a.m. local time. The purpose of the Rational Special Meeting is (i) to approve the reservation and issuance of shares of Rational Common Stock to the securityholders of Pure Atria pursuant to the Agreement and (ii) to amend Rational's Certificate of Incorporation to increase the authorized number of shares of Rational Common Stock from 75,000,000 to 150,000,000. See "Rational Special Meeting--Date, Time and Place of Rational Special Meeting," and "--Purpose."

 Record Date and Vote Required

  Only Rational stockholders of record at the close of business on June 17, 1997 (the "Rational Record Date"), are entitled to notice of and to vote at the Rational Special Meeting. Because the number of shares of Rational Common Stock to be issued or reserved for issuance in connection with the Merger will exceed 20% of the number of shares of Rational Common Stock outstanding prior to the Merger, approval by holders of Rational Common Stock of the reservation and issuance of Rational Common Stock pursuant to the Agreement is required under the Nasdaq National Market rules. Under the Nasdaq National Market rules, the proposal to reserve and issue Rational Common Stock pursuant to the Agreement must be approved by a majority of the votes cast at the Rational Special Meeting. In addition, because Rational does not currently have a sufficient number of authorized but unissued shares of Rational Common Stock to consummate the Merger, Rational stockholders are being asked to approve an amendment to Rational's Certificate of Incorporation to increase the number of authorized shares of Rational Common Stock. The proposal to amend Rational's Certificate of Incorporation must be approved by a majority of the shares of Rational Common Stock outstanding as of the Rational Record Date. IF HOLDERS OF RATIONAL COMMON STOCK DO NOT VOTE TO APPROVE BOTH SUCH RESERVATION AND ISSUANCE AND SUCH AMENDMENT, THE MERGER WILL NOT BE CONSUMMATED. Rational is not a constituent corporation to the Merger and, therefore, specific approval of the Agreement by Rational's stockholders is not required under the Delaware General Corporation Law (the "DGCL") or Rational's Certificate of Incorporation or Bylaws. See "Rational Special Meeting--Vote Required."

  As a group, all executive officers and directors of Rational and their affiliates owned 762,805 shares, or approximately 2%, of Rational Common Stock outstanding as of the Rational Record Date. No executive officer or director of Pure Atria or any affiliate of any such executive officer or director beneficially owned any shares of Rational Common Stock as of such date. Rational's directors have entered into Voting Agreements, as defined below in "Proposal No.1: The Merger--Terms of the Merger--Voting Agreements," with Pure Atria pursuant to which each of the Rational directors has agreed to vote, and to grant Pure Atria an irrevocable proxy to vote, the shares of Rational Common Stock owned by such directors in favor of the proposals related to the reservation and issuance of Rational Common Stock pursuant to the Agreement and the amendment of Rational's Certificate of Incorporation.

  As of the Rational Record Date, there were 47,685,503 shares of Rational Common Stock outstanding and 998 stockholders of record of Rational Common Stock, each of which will be entitled to cast one vote per share on the matters to be acted on at the Rational Special Meeting. See "Rational Special Meeting-- Record Date and Outstanding Shares."

 Recommendation of Rational Board of Directors

  Rational's Board of Directors (the "Rational Board") has adopted and approved the Agreement and the transactions contemplated thereby and approved the Merger by the unanimous vote of all non-interested directors, and has determined that the Merger, and the reservation and issuance of shares of Rational Common Stock in connection with the Merger, is fair from a financial point of view to, and in the best interests of Rational. Daniel H. Case III, a member of the Rational Board and the President and Chief Executive Officer of Hambrecht & Quist, which is serving as Rational's financial advisor in connection with the Merger, abstained from voting on the Agreement and the transactions contemplated thereby. After careful consideration, the Rational Board recommends a vote FOR the reservation and issuance of shares of Rational Common Stock pursuant to the Agreement and a vote FOR the amendment of Rational's Certificate of Incorporation. See "Rational Special Meeting--Recommendation of the Rational Board," "Proposal No. 1: The Merger," "--Approval of the Merger and Related Transactions--Joint Reasons for the Merger," "--Rational's Reasons for the Merger," "--Material Contacts and Board Deliberations" and "Proposal No. 2 for Rational Stockholders: Amendment of Rational's Certificate of Incorporation."

PURE ATRIA SPECIAL MEETING

 Date, Time, Place and Purpose

  The Pure Atria Special Meeting will be held at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 on July 30, 1997 at 9:00 a.m., local time. The purpose of the Pure Atria Special Meeting is to adopt and approve the Agreement and the transactions contemplated thereby. See "Pure Atria Special Meeting--Date, Time and Place of Pure Atria Special Meeting" and "--Purpose."

 Record Date and Vote Required

  Only stockholders of record of Pure Atria Common Stock at the close of business on June 17, 1997 (the "Pure Atria Record Date"), are entitled to notice of, and to vote at, the Pure Atria Special Meeting. Pursuant to the DGCL and the Pure Atria Restated Certificate of Incorporation, as amended, the affirmative vote of a majority of the outstanding shares of Pure Atria Common Stock entitled to vote at the Pure Atria Special Meeting is required to adopt and approve the Agreement and the transactions contemplated thereby. See "Pure Atria Special Meeting--Vote Required."

  As a group, all executive officers and directors of Pure Atria and their affiliates owned 4,780,126 shares, or approximately 11% of Pure Atria Common Stock outstanding as of the Pure Atria Record Date. No executive officer or director of Rational or any affiliate of any such executive officer or director beneficially owned any shares of Pure Atria Common Stock as of such date. Pure Atria's directors have entered into Voting Agreements with Rational, pursuant to which, each of the Pure Atria directors has agreed to vote, and to grant Rational an irrevocable proxy to vote, the shares of Pure Atria Common Stock held by such director in favor of approval of the Agreement and the Merger.

  As of the Pure Atria Record Date, there were 43,316,558 shares of Pure Atria Common Stock outstanding and 531 stockholders of record of Pure Atria Common Stock, each of which will be entitled to cast one vote per share on the matters to be acted on at the Pure Atria Special Meeting. See "Pure Atria Special Meeting--Record Date and Outstanding Shares," "Proposal No. 1: The Merger-- Terms of the Merger--Voting Agreements" and "--Interests of Certain Persons."

 Recommendation of Pure Atria Board of Directors

  The Board of Directors of Pure Atria (the "Pure Atria Board"), by unanimous vote, has adopted and approved the Agreement and the transactions contemplated thereby and has determined that the Merger is fair from a financial point of view to, and in the best interests of, Pure Atria and its stockholders. After careful consideration, the Pure Atria Board unanimously recommends a vote FOR adoption and approval of the Agreement and the transactions contemplated thereby. See "Pure Atria Special Meeting-- Recommendation of the Pure Atria Board," "Proposal No. 1: The Merger--Approval of the Merger and Related Transactions-- Joint Reasons for the Merger," "--Pure Atria's Reasons for the Merger," and "-- Material Contacts and Board Deliberations."

                           PROPOSAL NO. 1: THE MERGER

THE COMPANIES

 Rational Software Corporation

  Rational develops, markets and supports a comprehensive solution for automating the component-based development of software systems. Rational's objective is to ensure the success of customers in developing and managing software systems that are strategically important to their businesses. Rational provides an integrated family of tools that spans the critical phases of the software development process from initial analysis and design through testing, delivery and maintenance. In addition, Rational provides technical consulting, training and support services. By supporting controlled iterative development, visual modeling and an architecture-driven process, Rational's products support individual designers, developers and testers, development teams and project managers, and enable customers to reduce the risk of project failure, improve the quality of the software systems they develop, increase developer productivity, reduce time-to-market and increase software reusability.

  Rational employs a direct selling approach through its major-account sales and technical consulting organization in the United States, Canada, Europe and in the Asia/Pacific/Latin America region, as well as telesales and additional distribution channels such as original equipment manufacturers, value added resellers and independent software vendors.

  Rational was incorporated in Delaware in 1982. Rational's executive offices are located at 2800 San Tomas Expressway, Santa Clara, California 95051-0951, and its telephone number is (408) 496-3600.

 Merger Sub

  Merger Sub is a corporation recently organized by Rational solely for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. Merger Sub's executive offices are located at 2800 San Tomas Expressway, Santa Clara, California, 95051, and its telephone number is (408) 496-3600.

 Pure Atria Corporation

  Pure Atria develops, markets and supports a comprehensive, integrated suite of software products that are designed to improve the software development process and enable the production of reliable, high-quality software. Pure Atria offers a family of products for use from initial software development through quality assurance and deployment. These products are designed to control the software development process, improve software reliability, reduce development and testing cost, shorten time-to-market and increase the predictability of software development cycles. In addition, Pure Atria provides technical consulting, training and support services.

  Pure Atria's products are sold directly by telephone and field sales personnel in North America, Europe and Japan and through distributors in these regions and a variety of other countries. Pure Atria's products are used by information systems departments that develop software to support internal operations, engineering departments that develop software as a component of a manufactured product and independent software vendors that develop software for resale.

  In August 1996, Pure Software Inc. ("Pure") and Atria Software, Inc. ("Atria") effected a strategic combination of the two companies through the merger of a wholly-owned subsidiary of Pure with and into Atria. In connection with such combination, Pure changed its name to Pure Atria Corporation. Pure Atria was initially incorporated in California in 1991 and was reincorporated in Delaware in July 1995. Pure Atria maintains executive offices at 18880 Homestead Road, Cupertino, California 95014 and its telephone number is
(408) 863-9900.

RISK FACTORS

  Rational and Pure Atria stockholders should carefully consider a variety of risks in evaluating the matters to be voted on at the Rational Special Meeting and the Pure Atria Special Meeting and the acquisition of the securities offered hereby, including risks related to the Merger, risks related to both Rational and Pure Atria, risks related specifically to Rational, and risks related specifically to Pure Atria. See "Proposal No. 1: The Merger--Risk Factors."

  Risks related to the Merger include the following: (i) that the expected long-term strategic benefits of the Merger are dependent upon the successful integration of operations, and there can be no assurance that this will be achieved, (ii) that disruption of Rational's sales and marketing activities resulting from the Merger may not be smoothly or effectively corrected, and that this failure could materially and adversely affect Rational's financial results, (iii) that the integration of Rational's and Pure Atria's products, technologies and engineering teams after the Merger might not be timely accomplished or technically feasible, which could in turn reduce the expected technological benefits of the Merger or adversely impact the Combined Company's product development, (iv) that the Combined Company's stock price will be significantly and adversely affected if, contrary to the expectations of financial analysts, the Combined Company fails to achieve business synergies after the Merger or if the Merger has a dilutive effect, (v) that Rational may fail to integrate successfully the geographically dispersed operations of the two companies after the Merger, (vi) that the inherent risks of the Merger may be compounded by ongoing efforts associated with the integration of recent acquisitions by both Rational and Pure Atria, (vii) that negative reaction to the Merger on the part of Rational's and/or Pure Atria's resellers and customers could result in reduced revenues and earnings, which could in turn have a negative impact on the price of Rational Common Stock or, prior to the Merger, Pure Atria Common Stock, (viii) that the price of Rational Common Stock declined following the announcement of the Agreement, thereby decreasing the anticipated value to be received by the Pure Atria Stockholders, and that as a result of the fixed Exchange Ratio, if the price of Rational Common Stock were to decline further the value received by Pure Atria stockholders would further decrease, (ix) that the Merger is expected to result in substantial direct transaction costs and operating charges relating to the integration of Pure Atria's operations into Rational's operations, and that the integration of the two companies may involve substantial additional unexpected costs, (x) that there are certain risks associated with potential conflicts of interest relating to a director and officer of Pure Atria and a director of Rational,
(xi) that the Merger will dilute Rational and Pure Atria stockholders' ownership interests, compared to their ownership interests in their respective companies prior to the Merger, (xii) that future sales of Rational Common Stock after the Merger could adversely affect or cause substantial variations in the price of such stock, and (xiii) that if certain restrictions on transfer of shares of Rational Common Stock and, prior to the Merger, Pure Atria Common Stock, are not observed by each company's respective affiliates, the Merger may fail to qualify as a pooling of interests for financial reporting purposes. See "Proposal No. 1: The Merger--Risk Factors--Risks Related to the Merger."

  Risks related to both Rational and Pure Atria include the following: (i) that a number of factors may result in fluctuations in the operating results of both companies, and that such fluctuations may in turn affect the prices of Rational Common Stock and, prior to the Merger, Pure Atria Common Stock, (ii) that the prices of Rational Common Stock and Pure Atria Common Stock have historically been volatile, (iii) the inherent risks associated with recent acquisitions that both companies have completed and the fact that both companies' ability to consider or pursue future acquisitions is restricted during the pendancy of the Merger, (iv) that the industry for tools for automating software application development and management is extremely competitive and rapidly changing, and that the success of the Combined Company will depend in part upon its ability to successfully compete with numerous competitors at each point within the Combined Company's product line, (v) that both companies are dependent upon their respective sales forces, which require costly support services, and there can be no assurance that less costly alternative channels of distribution will be developed, (vi) that the Combined Company's success will depend in part upon the adoption of component-based development and testing tools, the growth of emerging industries, the expansion of product lines and the introduction of new products or product enhancements in a field characterized by rapid technological change, (vii) that both companies depend upon the hiring and retention of qualified personnel, and there can be no assurance that the Combined Company will be successful in attracting and retaining the necessary personnel, (viii) the inherent risks in managing rapid growth, (ix) the risks that defects in the software products of both companies and the Combined Company may materially and adversely affect such companies' business, results of operations or financial condition, (x) the inherent risks in the Combined Company's significant international operations, (xi) the dependence of both companies upon proprietary technology, which they may not be able to protect fully or which may be subject to litigation and (xii) the risk that the Combined Company's competitors may use litigation as a means of competition. See "Proposal No. 1: The Merger-- Risk Factors--Risks Related to Rational and Pure Atria."

  Risks related specifically to Rational include the following: (i) that Rational is dependent in part on the success of certain strategic relationships, (ii) the risks associated with Rational's relationship with Microsoft and its acquisition of the Visual Test product from Microsoft, (iii) that the success of Rational's products depends in part upon the success of the major operating systems upon which such products run, (iv) the potential adverse impact on Rational's revenues from the distribution of promotional versions of Rational's products, (v) the potential that Rational's Unified Modeling Language may not emerge as an industry standard, and (vi) the risks associated with certain deferred tax assets. See "Proposal No.1: The Merger-- Risk Factors--Risks Related to Rational."

  Risks related specifically to Pure Atria include the following: (i) that Pure Atria may be unsuccessful in introducing and adapting products for the Windows, Windows NT or other new operating systems and (ii) that the success of Pure Atria's products has historically depended upon the success of the UNIX operating system, upon which its products principally run and there can be no assurance that Pure Atria will effectively develop or adapt products for use on platforms other than UNIX. See "Proposal No. 1: The Merger--Risk Factors--Risks Related to Pure Atria."

REASONS FOR THE MERGER

  The Rational Board and the Pure Atria Board have authorized the execution and delivery of the Agreement with the expectation that the proposed Merger will contribute to the success of the Combined Company by: (i) creating a comprehensive suite of integrated products that support component-based software development, (ii) accelerating tighter integration of product lines by leveraging combined software development teams and technologies, (iii) accelerating sales force development by adding the Pure Atria sales force capacity to, and increasing the number of products that flow through, Rational's worldwide sales organization, (iv) enhancing the business model by combining increased product offerings and a larger customer base to improve consistency of financial results, and (v) sharing administrative and operational expenses.

  In addition, the Rational Board approved the proposed Merger because it believes the Merger will: (i) help Rational maintain technology leadership,
(ii) allow Rational to accelerate its software configuration management business, (iii) enable the extension of Rational's automated software quality product suite, (iv) help Rational expand sales by gaining access to the Pure Atria customer base, (v) strengthen Rational's UNIX-based product suite, and
(vi) provide Rational's existing management with the level of control necessary to achieve a successful integration of Rational's and Pure Atria's products and sales forces.

  The Pure Atria Board approved the proposed Merger because it believes that:
(i) the Merger will provide to Pure Atria stockholders a premium to the trading price of Pure Atria, (ii) Rational's experienced management team will be well suited to take advantage of the increased business opportunities expected to result from the Merger, (iii) Rational's experienced sales force will be well positioned to leverage the Combined Company's products, (iv) the complementary nature of Rational's and Pure Atria's product lines will allow the Combined Company to achieve greater scale and presence in the markets for automated software development products, (v) combining with Rational will provide an opportunity for expanded distribution of Pure Atria's products to current Rational customers, and (vi) the Merger will allow Pure Atria stockholders to participate in the potential for growth of the Combined Company after the Merger. See "Proposal No. 1: The Merger--Approval of the Merger and Related Transactions--Joint Reasons for the Merger," "--Rational's Reasons for the Merger," and "--Pure Atria's Reasons for the Merger."

OPINIONS OF FINANCIAL ADVISORS

  Opinion of Rational's Financial Advisor. Hambrecht & Quist LLC ("Hambrecht & Quist") has delivered to the Rational Board its written opinion, dated April 6, 1997, to the effect that as of such date, the consideration to be paid by Rational in the Merger was fair from a financial point of view to Rational. The full text of the opinion of Hambrecht & Quist which sets forth, among other things, assumptions made and matters considered, is attached as Annex E to this Prospectus/Joint Proxy Statement and is incorporated herein by reference. HOLDERS OF RATIONAL COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "Proposal No. 1: The Merger--Approval of the Merger and Related Transactions--Opinion of Rational's Financial Advisor" and Annex E hereto.

  Opinion of Pure Atria's Financial Advisor. Deutsche Morgan Grenfell Inc. ("DMG") delivered its opinion to the Pure Atria Board on April 6, 1997, that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger was fair from a financial point of view to the holders of Pure Atria Common Stock. The full text of the written opinion of DMG, dated as of April 6, 1997, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with the opinion, is attached hereto as Annex F and is incorporated herein by reference. HOLDERS OF PURE ATRIA COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "Proposal No. 1: The Merger--Approval of the Merger and Related Transactions--Opinion of Pure Atria's Financial Advisor" and Annex F hereto.

INCOME TAX TREATMENT

  The Merger is intended to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss should generally be recognized by the holders of shares of Pure Atria Common Stock on the exchange of their shares of Pure Atria Common Stock solely for the shares of Rational Common Stock (other than cash received for fractional shares). Rational and Pure Atria have each received an opinion from their respective tax counsel that, based upon certain assumptions and qualifications, the Merger will constitute a reorganization under Section 368(a) of the Code. However, all Pure Atria stockholders are urged to consult their own tax advisors. See "Proposal No. 1: The Merger--Approval of the Merger and Related Transactions--Certain Federal Income Tax Considerations."

REGULATORY MATTERS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the Federal Trade Commission (the "FTC") and the specified waiting period requirements of the HSR Act have been satisfied. Rational and Pure Atria are aware of no other material governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities law and applicable securities and "blue sky" laws of the various states. See "Proposal No. 1: The Merger--Approval of the Merger and Related Transactions--Governmental and Regulatory Approvals."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon (i) receipt by Pure Atria of a letter from its independent auditors to the effect that Pure Atria qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available and (ii) receipt by Rational of a letter from its independent auditors regarding concurrence with Rational management's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the Merger under APB Opinion No. 16, if consummated in accordance with the Agreement.

TERMS OF THE AGREEMENT

 The Merger and Conversion of Pure Atria Common Stock

  At the Effective Time (as defined below) of the Merger, Merger Sub will merge with and into Pure Atria and Rational will own all of the capital stock of Pure Atria. As a result of the Merger, each outstanding share of Pure Atria Common Stock, except for shares of Common Stock held in the treasury of Pure Atria or owned by Merger Sub, Rational or any wholly owned subsidiary of Rational or Pure Atria, will be converted into the right to receive 0.9 shares of Rational Common Stock, and each outstanding option or right to purchase Pure Atria Common Stock under the Pure Atria Stock Option Plans or Pure Atria Stock Purchase Plan will be assumed by the Combined Company and will become an option or right to purchase Rational Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio.

  No fractional shares will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Pure Atria Common Stock who would otherwise be entitled to a fraction of a share (after aggregating all fractional shares to be received by such holder) will receive from the Combined Company an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Rational Common Stock for the ten most recent days that Rational Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market. See "Proposal No. 1: The Merger--Terms of the Merger--Manner and Basis of Converting Shares."

 Effective Time of the Merger

  The Merger will become effective upon the filing of the Certificate of Merger in the form attached hereto as Annex B (the "Certificate of Merger") with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Rational, Pure Atria and Merger Sub and specified in the Certificate of Merger (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the closing date of the Merger (the "Closing Date") and Effective Time will be on or about July 30, 1997. See "Proposal No. 1: The Merger--Terms of the Merger--Effective Time."

 Exchange of Pure Atria Stock Certificates

  Promptly after the Effective Time, the Combined Company, acting through ChaseMellon Shareholder Services as its exchange agent (the "Exchange Agent"), will deliver to each Pure Atria stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Pure Atria Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF PURE ATRIA COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. OPTION AGREEMENTS NEED NOT BE SURRENDERED. See "Proposal No. 1: The Merger--Terms of the Merger--Manner and Basis of Converting Shares."

  Assumption of Options under the Pure Atria Stock Option Plans and Rights under the Pure Atria Stock Purchase Plan. At the Effective Time, each outstanding option to purchase shares of Pure Atria Common Stock under the Pure Atria Stock Option Plans, whether or not exercisable, will be assumed by Rational in connection with the Merger. Each option so assumed by Rational under the Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Pure Atria Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each such option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Rational Common Stock equal to the product of the number of shares of Pure Atria Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Rational Common Stock and (ii) the per share exercise price for the shares of Rational Common Stock issuable upon exercise of such option will be equal to the quotient determined by dividing the exercise price per share of Pure Atria Common Stock at which such Pure Atria Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of Rational and Pure Atria that the options so assumed by Rational qualify following the Effective Time as incentive stock options under the Code, to the extent that the Pure Atria Options qualified as incentive stock options immediately prior to the Effective Time. After the Effective Time, Rational will issue to each holder of an outstanding option to purchase shares of Pure Atria Common Stock a notice describing the foregoing assumption of such option by Rational. OUTSTANDING AGREEMENTS FOR THE PURCHASE OF SHARES OF PURE ATRIA COMMON STOCK NEED NOT BE SURRENDERED. Rights to purchase Pure Atria Common Stock under the Pure Atria Stock Purchase Plan will be assumed by Rational and will become a right to purchase Rational Common Stock, with appropriate adjustments to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio.

 Form S-8 Registration Statement

  No later than five business days after the Closing Date, the Combined Company will file a registration statement on Form S-8 under the Securities Act covering the shares of Rational Common Stock issuable upon exercise of options and rights to purchase Pure Atria Common Stock granted under the Pure Atria Stock Option Plans and the Pure Atria Stock Purchase Plan to be assumed by Rational at the Effective Time. See "Proposal No. 1: The Merger--Terms of the Merger--Manner and Basis of Converting Shares."

 Stock Ownership Following the Merger

  Based upon the capitalization of Pure Atria as of the close of business on March 31, 1997 (including the number of shares of Pure Atria Common Stock outstanding, the number of shares issuable upon exercise of outstanding options to purchase Pure Atria Common Stock and the level of participation in the Pure Atria Stock Purchase Plan), an aggregate of approximately 38,542,000 shares of Rational Common Stock will be issued to Pure Atria stockholders in the Merger and Rational will assume options and rights to purchase Pure Atria Common Stock for up to approximately 6,951,000 additional shares of Rational Common Stock. Based upon the capitalization of Rational and Pure Atria as of the close of business on March 31, 1997 (including the number of shares issuable upon exercise of outstanding options for the purchase of the Common Stock of Pure Atria or the Common Stock of Rational, and the level of participation in Rational's and Pure Atria's respective stock purchase plans), immediately following the Merger, the former securityholders of Pure Atria will hold approximately 45% of the Combined Company's outstanding voting power, and approximately 45% of the Combined Company's capital stock calculated on a fully diluted basis. The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either Rational or Pure Atria changes subsequent to March 31, 1997, and prior to the effective time of the Merger.

 Officers and Directors of Combined Company Following the Merger

  Immediately after the Effective Time, the Combined Company's Board of Directors will consist of the Rational Board immediately prior to the Effective Time. The present directors of Rational are Paul D. Levy, Michael T. Devlin, James S. Campbell, Daniel H. Case III, Leslie G. Denend, John E. Montague and Allison R. Schleicher. Immediately after the Effective Time the Audit and Compensation Committees of the Combined Company shall be the Audit and Compensation Committees of Rational immediately prior to the Effective Time.

  Immediately after the Effective Time, the executive officers of the Combined Company will be the Executive Officers of Rational immediately prior to the Effective Time. See "Proposal No. 1: The Merger--Terms of the Merger--Conduct of the Combined Company Following the Merger."

 Non-Solicitation

  Each party has agreed not to, directly or indirectly, solicit, initiate discussions, encourage or engage in negotiations with, or disclose any nonpublic information relating to such party or any of its subsidiaries to, or otherwise assist, any person relating to a possible acquisition of such party, except that, if the Board of Directors of either party receives an unsolicited proposal, or written expression of interest that such party expects to lead to a proposal that the Board of Directors of such party believes would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the Merger, and the Board of Directors of such party determines in good faith, after consultation with outside legal counsel, that such actions are necessary for the Board of Directors of such party to comply with its fiduciary duties under applicable law, then the Board of Directors of such party will not be prevented from taking such other actions as are consistent with the fiduciary obligations of the Board of Directors of such party. See "Proposal No. 1: The Merger--Terms of the Merger--Non-Solicitation."

 Termination

  The Agreement may be terminated under certain circumstances, including, without limitation, by mutual written consent of Rational and Pure Atria authorized by their respective Boards of Directors or by either party unilaterally if: (i) the Merger is not consummated on or before September 30, 1997 (except that the Agreement cannot be terminated pursuant to this provision by a party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date where such action or failure to act constitutes a breach of the Agreement); (ii) if consummation of the Merger is permanently enjoined or prevented by order of a court or other competent authority which shall have become final and nonappealable; (iii) either party's stockholders fail to approve the Merger-related proposals described herein, provided that neither party may so terminate the Agreement if such party's action or failure to act in breach of the Agreement is the cause of such failure to obtain stockholder approval; (iv) the other party's Board of Directors recommends a proposal that the Board of Directors of such party believes would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the Merger or withholds, withdraws or modifies in a manner adverse to the other party its recommendation in favor of the Agreement and the Merger; (v) the other party commits certain breaches of any representation, warranty or covenant contained in the Agreement and such breach remains uncured; or (vi) a material adverse effect with respect to the other party has occurred since the date of the Agreement. See "Proposal No. 1: The Merger--Terms of the Merger--Termination, Amendment and Waiver."

 Fees and Expenses

  General. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses except expenses (other than attorneys' and accountants' fees and expenses) incurred in connection with the proxy materials and the registration statement in connection with the Merger shall be shared equally by Pure Atria and Rational.

  Break-Up Fees. Under certain circumstances, if the Agreement is terminated without consummation of the Merger, then either Pure Atria or Rational may be required to pay certain break-up fees to the other party. Specifically, if, in the absence of a material adverse effect on Rational, the Agreement is terminated and the Pure

Atria Board has either (i) withheld, withdrawn or modified in a manner adverse to Rational its recommendation that the Pure Atria stockholders adopt and approve the Agreement and adopt and approve the Merger, (ii) recommended that its stockholders approve a Superior Proposal with respect to Pure Atria, or
(iii) failed to hold a stockholder meeting by September 30, 1997, then Pure Atria must pay Rational $18,000,000 within one business day of the earlier to occur of a termination of the Agreement or a negative vote by the stockholders of Pure Atria. Further, if, other than in a case described by the immediately preceding sentence, (i) there is a competing acquisition bid with respect to Pure Atria that is publicly disclosed and not withdrawn, (ii) the stockholders of Pure Atria vote down the Merger (a "Pure Atria Negative Vote"), and (iii) within 12 months of such Pure Atria Negative Vote, Pure Atria consummates or agrees to an acquisition with the party that made such competing acquisition bid, or within six months of such Pure Atria Negative Vote, Pure Atria consummates, or agrees to an acquisition with any other party, and there has been no material adverse effect on Rational prior to such Pure Atria Negative Vote, then Pure Atria must pay to Rational $18,000,000 within one business day. Finally, Pure Atria must pay Rational $3,000,000 (in addition to any other break-up fee required) if the Agreement is terminated and either (i) Pure Atria is required to pay Rational the $18,000,000 fee in any case described above,
(ii) there is a Pure Atria Negative Vote but no requirement to pay the $18,000,000 fee arises, or (iii) Pure Atria has breached a representation, warranty or covenant in the Merger Agreement or experiences a material adverse effect such that Rational terminates the Merger Agreement. See "Proposal No.1:
The Merger--Terms of the Merger--Termination, Amendment and Waiver."

  Similarly, if, in the absence of a material adverse effect on Pure Atria, the Agreement is terminated and the Rational Board has either (i) withheld, withdrawn or modified in a manner adverse to Pure Atria its recommendation that the Rational stockholders approve the issuance of Rational Common Stock in connection with the Merger, (ii) recommended that its stockholders approve a Superior Proposal with respect to Rational, or (iii) failed to hold a stockholder meeting by September 30, 1997, then Rational must pay Pure Atria $18,000,000 within one business day of the earlier to occur of a termination of the Agreement or a negative vote by the stockholders of Rational. Further, if, other than in a case described by the immediately preceding sentence, (i) there is a competing acquisition bid with respect to Rational that is publicly disclosed and not withdrawn, (ii) the stockholders of Rational vote down the Merger (a "Rational Negative Vote"), and (iii) within 12 months of such Rational Negative Vote, Rational consummates or agrees to an acquisition with the party that made such competing acquisition bid, or within six months of such Rational Negative Vote, Rational consummates or agrees to an acquisition with any other party, and there has been no material adverse affect on Pure Atria prior to the Rational Negative Vote, then Rational must pay to Pure Atria $18,000,000 within one business day. Finally, Rational must pay Pure Atria $3,000,000 (in addition to any other break-up fee required) if the Agreement is terminated and either (i) Rational is required to pay Pure Atria the $18,000,000 fee in any case described above, (ii) there is a Rational Negative Vote but no requirement to pay the $18,000,000 fee arises, or (iii) Rational has breached a representation, warranty or covenant in the Merger Agreement or experiences a material adverse effect such that Pure Atria terminates the Merger Agreement. See "Proposal No.1: The Merger--Terms of the Merger-- Termination, Amendment and Waiver."

  As an inducement to Rational to enter into the Agreement, Rational and Pure Atria entered into a Stock Option Agreement dated as of April 7, 1997 (the "Pure Atria Stock Option Agreement"), pursuant to which Pure Atria granted Rational the option, under certain conditions, to purchase up to that number of shares of Pure Atria Common Stock equal to 19.9% of the Pure Atria Common Stock outstanding on the date the option first becomes exercisable for $21.038 per share. Also as an inducement to Pure Atria to enter into the Agreement, Rational and Pure Atria entered into a Stock Option Agreement dated as of April 7, 1997 (the "Rational Stock Option Agreement"), pursuant to which Rational granted Pure Atria the option, under certain conditions, to purchase up to that number of shares of Rational Common Stock equal to 19.9% of the Rational Common Stock outstanding on the date the option first becomes exercisable for $23.375 per share. See "Proposal No.1: The Merger--Terms of the Merger--Stock Option Agreements."

 Conditions to the Merger

  In addition to the requirements that the requisite approvals of stockholders of Rational and Pure Atria be received and that all HSR requirements be satisfied, consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned on, among other things, the accuracy of the other party's representations, the other party's performance of its covenants and the absence of legal action preventing consummation of the Merger. Either party may waive compliance with any of the agreements or satisfaction of any of the conditions in the Agreement. See "Proposal No.1: The Merger--Terms of the Merger--Conditions to the Merger."

 Voting Agreements

  As an inducement to Rational to enter into the Agreement, each of the members of Pure Atria Board (namely Reed Hastings, Paul H. Levine, Louis J. Volpe, David A. Litwack, Thomas A. Jermoluk and Aki Fujimura) and each of certain of Pure Atria's non-director officers (namely Chuck Bay, W. Geoffrey Stein and David Barrett), in his respective capacity as a stockholder of Pure Atria, has entered into a Voting Agreement with Rational. Together, as of the Pure Atria Record Date the members of the Pure Atria Board and the aforementioned non-director officers own an aggregate of 4,780,126 shares of Pure Atria Common Stock representing approximately 11% of the votes entitled to be cast by holders of shares of Pure Atria Common Stock issued and outstanding as of the Pure Atria Record Date. Similarly, as an inducement to Pure Atria to enter into the Agreement, each of the members of the Rational Board (namely Paul D. Levy, Michael T. Devlin, James S. Campbell, Daniel H. Case III, Leslie G. Denend, John H. Montague and Allison R. Schleicher) has entered into a Voting Agreement with Pure Atria. Together, as of the Rational Record Date the members of the Rational Board own an aggregate of 53,025 shares of Rational Common Stock representing less than 1% of the votes entitled to be cast by holders of shares of Rational Common Stock issued and outstanding as of the Rational Record Date. See "Proposal No.1: The Merger--Terms of the Merger--Voting Agreements."

 Affiliate Agreements

  Each of the members of the Board of Directors of Pure Atria has, and certain non-director officers of Pure Atria have, entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Pure Atria Common Stock held by them prior to the Merger and the shares of Rational Common Stock to be received by them in the Merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes and as a tax-free reorganization under the Code. Further, each of the members of the Board of Directors of Rational and certain of the non-director officers of Rational have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Rational Common Stock held by them so as to comply with the requirements of federal tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes and as a tax-free reorganization under the Code.

APPRAISAL RIGHTS

  Pursuant to Section 262 of the DGCL, holders of Rational Common Stock and Pure Atria Common Stock are not entitled to appraisal rights in connection with the Merger because both companies are traded on the Nasdaq National Market and holders of Pure Atria Common Stock will receive in the Merger only shares of Rational Common Stock or cash in lieu of fractional shares thereof.

                               MARKET PRICE DATA

  Rational Common Stock is traded on the Nasdaq National Market under the symbol "RATL." The following table sets forth the range of high and low sale prices reported on the Nasdaq National Market for Rational Common Stock for the periods indicated:

                                                                     HIGH   LOW
                                                                    ------ ------
   FISCAL YEAR ENDING MARCH 31, 1998
     First Quarter (through June 19, 1997)......................... $23.50 $10.00
   FISCAL YEAR ENDED MARCH 31, 1997
     Fourth Quarter................................................ $40.88 $17.00
     Third Quarter.................................................  44.25  29.75
     Second Quarter................................................  36.00  17.50
     First Quarter.................................................  33.13  19.00
   FISCAL YEAR ENDED MARCH 31, 1996
     Fourth Quarter................................................ $20.75 $ 7.94
     Third Quarter.................................................  12.00   6.81
     Second Quarter................................................   9.31   6.56
     First Quarter.................................................   6.88   5.25

  Pure Atria Common Stock is traded on the Nasdaq National Market under the symbol "PASW." The following table sets forth the range of high and low sale prices reported on the Nasdaq National Market for Pure Atria Common Stock for the periods indicated:

                                                                     HIGH   LOW
                                                                    ------ ------
   FISCAL YEAR ENDED DECEMBER 31, 1997
     Second Quarter (through June 19, 1997)........................ $17.88 $ 6.38
     First Quarter.................................................  28.00  16.25
   FISCAL YEAR ENDED DECEMBER 31, 1996
     Fourth Quarter................................................ $38.13 $22.88
     Third Quarter.................................................  39.00  19.75
     Second Quarter................................................  42.25  32.44
     First Quarter.................................................  37.00  24.50
   FISCAL YEAR ENDED DECEMBER 31, 1995
     Fourth Quarter................................................ $39.75 $31.50
     Third Quarter (From August 2, 1995)...........................  43.75  27.75

  The following table sets forth the closing sale prices per share of Rational Common Stock and Pure Atria Common Stock on the Nasdaq National Market on April 4, 1997, which closing prices were quoted prior to the announcement on April 7, 1997, of the proposed Merger, and on June 19, 1997, the latest practicable trading day before the filing of this Prospectus/Joint Proxy Statement for which information was obtainable, and the equivalent per share price for Pure Atria Common Stock. The "equivalent per share price" for Pure Atria Common Stock as of such dates equals the closing sale price per share of Rational Common Stock on such dates multiplied by the Exchange Ratio of 0.9. See "Proposal No. 1: The Merger--Terms of the Merger."

                                         RATIONAL    PURE ATRIA    EQUIVALENT
                                       COMMON STOCK COMMON STOCK PER SHARE PRICE
                                       ------------ ------------ ---------------
   April 4, 1997......................    $23.38       $17.75        $21.04
   June 19, 1997......................    $15.81       $13.38        $14.23

  Rational and Pure Atria believe that Pure Atria Common Stock presently trades on the basis of the value of the Rational Common Stock expected to be issued in exchange for such Pure Atria Common Stock in the Merger, discounted primarily for the uncertainties associated with the Merger. Apart from the publicly disclosed information concerning Rational which is included and incorporated by reference in this Prospectus/Joint Proxy Statement, Rational cannot state with certainty what factors account for changes in the market price of the Rational Common Stock.

  Pure Atria stockholders are advised to obtain current market quotations for Rational Common Stock and Pure Atria Common Stock. No assurance can be given as to the market prices of Rational Common Stock or Pure Atria Common Stock at any time before the Effective Time or as to the market price of Rational Common Stock at any time thereafter. Because the Exchange Ratio is fixed, the Exchange Ratio will not be adjusted to compensate Pure Atria stockholders for decreases in the market price of Rational Common Stock which could occur before the Merger becomes effective. In the event the market price of Rational Common Stock decreases or increases prior to the Effective Time, the value at the Effective Time of the Rational Common Stock to be received in the Merger in exchange for Pure Atria Common Stock would correspondingly decrease or increase. See "Proposal No. 1: The Merger--Risk Factors--Risks Related to the Merger--Risks Associated with Fixed Exchange Ratio."

  Following the Merger, all Pure Atria Common Stock will be owned by Rational and, as a result, Pure Atria Common Stock will no longer be listed on the Nasdaq National Market.

  Rational and Pure Atria have never paid cash dividends on their respective shares of Common Stock. Pursuant to the Agreement, each of Rational and Pure Atria has agreed not to pay cash dividends pending the consummation of the Merger, without the written consent of the other. Subject to completion of the Merger, the Pure Atria Board presently intends to continue a policy of retaining all earnings to finance the expansion of its business. The Rational Board currently intends to retain all earnings for use in the business of the combined companies and has no present intention to pay cash dividends.

                   SELECTED HISTORICAL AND SELECTED UNAUDITED
                       PRO FORMA COMBINED FINANCIAL DATA

  The following selected historical financial information of Rational and Pure Atria has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, certain of which are included in this Prospectus/Joint Proxy Statement. The selected unaudited pro forma combined financial information of Rational and Pure Atria is derived from the unaudited pro forma condensed combined financial statements included in this Prospectus/Joint Proxy Statement, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such unaudited pro forma statements and the notes thereto. For pro forma purposes, Rational's statements of operations for the three fiscal years ended March 31, 1995, 1996 and 1997 have been combined with the statements of operations of Pure Atria for the three fiscal years ended December 31, 1994, 1995 and 1996, and Rational's balance sheet at March 31, 1997, has been combined with Pure Atria's balance sheet at March 31, 1997.

  The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated nor is it necessarily indicative of future operating results or financial position.

  Except as otherwise noted, all figures presented in this Prospectus/Joint Proxy Statement have been restated to reflect stock splits by Rational through March 31, 1997.

               RATIONAL SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          YEAR ENDED MARCH 31,
                               ----------------------------------------------
                                1993      1994     1995      1996      1997
                               -------  --------  -------  --------  --------
 CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues...................... $71,646  $ 71,998  $77,349  $103,952  $145,373
Gross margin..................  49,975    46,233   51,326    75,303   109,673
In-process research and
 development..................     --        --       --      8,700    56,798
Merger and integration........   2,500     9,922   (1,100)      --      7,201
Income (loss) from continuing
 operations(1)................  (3,679)  (15,493)   2,256    (3,590)  (42,954)
Net income (loss)(2)..........  (5,490)  (15,668)   2,256    (3,590)  (42,954)
Income (loss) from continuing
 operations per share(3)......                    $  0.08  $  (0.10) $  (0.98)
Net income (loss) per
 share(2)(3)..................                       0.08     (0.10)    (0.98)
Shares used in per share
 computations(3)(4)...........                     29,745    35,938    43,702
                                               MARCH 31,
                               ----------------------------------------------
                                1993      1994     1995      1996      1997
                               -------  --------  -------  --------  --------
CONSOLIDATED BALANCE SHEET
 DATA:
Cash, cash equivalents and
 short-term investments....... $15,021  $ 15,084  $13,282  $ 89,089  $230,018
Working capital...............  21,932     6,077    9,350    80,359   207,291
Total assets..................  51,229    41,485   42,022   126,139   302,790
Long-term obligations.........   5,683     7,809    3,675     2,189     3,192
Redeemable convertible
 preferred stock..............   1,021     4,866    7,896       --        --
Total stockholders' equity....  25,178     2,885    6,038    86,627   239,911

--------
(1) Amounts for 1996 include approximately $14,500,000 of one-time charges and operating expenses primarily associated with Rational's acquisition of Objectory AB and the subsequent restructuring and shaping of Rational's business, including an $8,700,000 write-off of acquired in-process research and development costs in connection with the acquisition. For details on amounts related to the Objectory AB acquisition and amounts for 1997 relating to acquisitions in 1997, see Notes 3 and 4 of Notes to Rational Consolidated Financial Statements.
(2) Amounts for 1993 and 1994 include loss from discontinued operations of ($1,811,000) and ($175,000), respectively. See Note 4 of Notes to Consolidated Financial Statements.
(3) Net income (loss) per common share has not been presented for 1993 and 1994, due to the capitalization of SQA, Inc., a company acquired by Rational in fiscal 1997 and accounted for as a pooling of interests. SQA's capitalization consisted primarily of redeemable convertible preferred stock which should not be included in historical net income (loss) per share calculations.
(4) Computed on the basis described in Note 1 of Notes to Rational Consolidated Financial Statements.

              PURE ATRIA SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         THREE MONTHS
                                  YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                         --------------------------------------------  -----------------
                          1992     1993     1994     1995      1996     1996     1997
                         -------  -------  ------- --------  --------  ------- ---------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Revenues............... $ 8,413  $21,187  $42,758 $ 84,185  $132,495  $28,630 $ 30,035
 Gross margin...........   7,405   19,338   38,776   76,320   118,113   25,816   25,222
 In-process research and
  development(1)........     --       --       --    11,600       --       --    44,117
 Merger and
  integration(2)........     --       --       --     2,961    35,255      --     1,070
 Income (loss) from
  operations............     456    1,590    5,927     (563)   (7,965)   5,069  (42,926)
 Net income (loss)......     223    1,646    5,427   (3,522)   (6,657)   3,851  (43,161)
 Net income (loss) per
  share.................                                     $  (0.17) $  0.09 $  (1.02)
 Pro forma net income
  (loss)(3).............                     5,132   (4,246)
 Pro forma net income
  (loss) per share(3)...                   $  0.14 $  (0.11)
 Shares used in per
  share computations....                    36,394   37,600    39,921   43,999   42,326
                                    AS OF DECEMBER 31,                           AS OF
                         --------------------------------------------          MARCH 31,
                          1992     1993     1994     1995      1996              1997
                         -------  -------  ------- --------  --------          ---------
CONSOLIDATED BALANCE
 SHEET DATA(1):
 Cash, cash equivalents
  and short-term
  investments........... $ 7,085  $ 8,253  $42,532 $ 78,534  $ 97,377          $ 80,521
 Working capital........   7,172    7,251   35,869   65,024    75,683            59,002
 Total assets...........   9,912   15,234   54,716  110,074   153,950           136,932
 Total stockholders'
  equity (deficit)......  (1,602)     (87)  32,980   75,855    90,198            77,519

--------
(1) On March 17, 1995, Pure Atria acquired QualTrak Corporation in a business combination accounted for as a purchase. In connection with the allocation of purchase price, $10.1 million was assigned to in-process research and development and charged to operations in the period of acquisition. During the quarter ended September 30, 1995, Pure Atria recorded a charge of $1.5 million for in-process research and development in connection with acquisition of technology. On January 31, 1997, Pure Atria acquired Integrity QA Software, Inc. ("Integrity") in a business combination accounted for as a purchase. In connection with the allocation of purchase price, $43.6 million was assigned to in-process research and development and charged to operations in the period of acquisition. Pure Atria also recorded a charge of $0.5 million during the first quarter of 1997 for in-process research and development in connection with the acquisition of other technology. See Note 2 of Notes to Consolidated Financial Statements.

(2) On November 21, 1995, Pure Atria acquired Performix, Inc. ("Performix") in a business combination accounted for as a pooling of interests. Pure Atria incurred $3.0 million of transaction and other costs associated with the merger that were charged to operations at the acquisition date. On August 26, 1996, Pure Atria acquired Atria Software, Inc. in a business combination accounted for as a pooling of interests. During the third quarter of 1996, Pure Atria recorded a $35.3 million charge to operations related to merger and integration costs. In connection with the acquisition of Integrity, Pure Atria incurred $1.1 million of transition costs and these were charged to operations during the first quarter of 1997. See Notes 2 and 5 of Notes to Consolidated Financial Statements.

(3) Prior to its acquisition by Pure Atria, Performix had elected S Corporation status for income tax purposes and, consequently, historical results as they relate to Performix do not include a provision for income taxes. Upon acquisition, the S corporation status terminated resulting in a one-time deferred tax expense of $0.7 million. Pro forma net income (loss) includes a provision for income taxes as if Performix had been a C Corporation, fully subject to federal and state income taxes. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

                            RATIONAL AND PURE ATRIA
              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEAR ENDED MARCH 31,
                                                  ---------------------------
                                                    1995     1996    1997(1)
                                                  -------- --------  --------
UNAUDITED PRO FORMA COMBINED STATEMENT OF
 OPERATIONS DATA:
Total revenues................................... $120,107 $188,137  $283,546
Operating income (loss)..........................    8,093   (4,955)  (61,587)
Net income (loss)................................    7,683   (7,112)  (56,572)
Net loss per share...............................                    $  (0.70)
Pro forma net income (loss)(2)...................    7,388   (7,836)
Pro forma net income (loss) per share(2)......... $   0.12 $  (0.11)
Shares used in per share computations............   62,500   69,778    80,643

                                                                     MARCH 31,
                                                                       1997
                                                                     ---------
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments..................  $310,539
Working capital....................................................   192,097
Total assets.......................................................   439,722
Long-term obligations..............................................     3,192
Total stockholders' equity(3)......................................   242,430

--------
(1) The Rational and Pure Atria selected unaudited pro forma combined statement of operations data combines Rational's historical condensed consolidated statements of operations for the fiscal year ended March 31, 1995, 1996 and 1997 with the Pure Atria fiscal years ended December 31, 1994, 1995 and 1996 respectively. The unaudited pro forma combined statement of operations data for fiscal 1997 include the operations of Performance Awareness Corporation which was acquired by Rational on March 31, 1997 and Integrity QA Software which was acquired by Pure Atria on January 31, 1997 as if the acquisitions, which were accounted for as purchases, took place at the beginning of the fiscal period.

(2) Prior to its acquisition by Pure Atria, Performix had elected S Corporation status for income tax purposes and, consequently, historical results as they relate to Performix do not include a provision for income taxes. Upon acquisition, the S corporation status terminated resulting in a one-time deferred tax expense of $0.7 million. Pro forma net income (loss) includes a provision for income taxes as if Performix had been a C Corporation, fully subject to federal and state income taxes. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

(3) Total pro forma stockholders' equity at March 31, 1997 reflects $75 million in estimated charges to operations expected to be incurred in connection with the Merger, including $15 million in direct transaction costs and $60 million in additional anticipated costs associated with integrating the two companies. See "Proposal No. 1: The Merger--Risk Factors--Risks Related to the Merger--Costs of Integration; Transaction Expenses."

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Rational and Pure Atria and unaudited pro forma combined per share data after giving effect to the Merger on a pooling-of-interests basis assuming that nine-tenths (0.9) of one newly issued share of Rational Common Stock is issued in exchange for each outstanding share of Pure Atria Common Stock in the Merger. This data should be read in conjunction with the selected financial data, the unaudited pro forma condensed combined financial statements and the separate historical financial statements of Rational and Pure Atria and notes thereto, included elsewhere in this Prospectus/Joint Proxy Statement. For pro forma purposes, information relating to statements of operations from Rational's fiscal years ended March 31, 1995, 1996, and 1997 have been combined with information relating to statements of operations from Pure Atria for the three fiscal years ended December 31, 1994, 1995 and 1996, respectively and Rational's balance sheet at March 31, 1997 has been combined with Pure Atria's balance sheet at March 31, 1997. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results or financial condition.

                                       YEAR ENDED MARCH 31,
                                       ---------------------
                                       1995   1996    1997
                                       ----- ------  -------
HISTORICAL--RATIONAL
  Net income (loss)..................  $0.08 $(0.10) $ (0.98)
  Book value(1)......................                $  5.03
                                       YEAR ENDED DECEMBER
                                               31,            THREE MONTHS ENDED
                                       ---------------------      MARCH 31,
                                       1994   1995    1996           1997
                                       ----- ------  -------  ------------------
HISTORICAL--PURE ATRIA
  Pro forma net income (loss)(2).....  $0.14 $(0.11)
  Net income (loss)..................                $ (0.17)       $(1.02)
  Book value(1)......................                $  2.20        $ 1.81
                                       YEAR ENDED MARCH 31,
                                       ---------------------
                                       1995   1996    1997
                                       ----- ------  -------
PRO FORMA COMBINED PER RATIONAL SHARE
  Pro forma net income (loss)(2).....  $0.12 $(0.11)
  Net income (loss)..................                $ (0.70)
  Book value(1)(3)...................                $  2.81
EQUIVALENT PRO FORMA COMBINED PER
 PURE ATRIA SHARE(4)
  Pro forma net income (loss)(2).....  $0.11 $(0.10)
  Net income (loss)..................                $ (0.63)
  Book value(1)(3)...................                $  2.53

--------
(1) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Rational pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Rational Common Stock which would have been outstanding had the Merger been consummated as of each balance sheet date.
(2) Prior to its acquisition by Pure Atria, Performix had elected S Corporation status for income tax purposes and, consequently, historical results as they relate to Performix do not include a provision for income taxes. Pro forma net income (loss) includes a provision for income taxes as if Performix had been a C Corporation, fully subject to federal and state income taxes. See Notes 1 and 2 of Pure Atria's Notes to Consolidated Financial Statements.
(3) Pro forma book value reflects $75 million in estimated charges to operations expected to be incurred in connection with the Merger, including $15 million in direct transaction costs and $60 million in additional anticipated costs associated with integrating the two companies. See "Proposal No. 1: The Merger--Risk Factors--Risks Related to the Merger-- Costs of Integration; Transaction Expenses."
(4) Pure Atria equivalent pro forma combined amounts are calculated by multiplying the Rational pro forma combined per share amounts by the Exchange Ratio of 0.9.

                  PROPOSAL NO. 2 FOR RATIONAL STOCKHOLDERS:

             AMENDMENT OF RATIONAL'S CERTIFICATE OF INCORPORATION

  Rational's stockholders are being asked to approve an amendment to Rational's Certificate of Incorporation to increase the number of authorized shares of Rational Common Stock from 75,000,000 to 150,000,000. The primary reason for the increase in the number of authorized shares of Rational Common Stock is to provide a sufficient number of authorized but unissued shares of Rational Common Stock to enable Rational to consummate the Merger. IF RATIONAL'S STOCKHOLDERS DO NOT APPROVE BOTH PROPOSAL NO. 1 AND PROPOSAL NO. 2, THE MERGER WILL NOT BE CONSUMMATED. In addition to the foregoing, the Rational Board believes that the proposed increase in the number of shares of authorized Common Stock beyond that number of shares required to consummate the Merger is desirable to preserve Rational's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, acquisitions of property, use in employee benefit plans and for other general corporate purposes. See "Proposal No. 2 for Rational Stockholders: Amendment of Rational's Certificate of Incorporation."

                                 INTRODUCTION

  This Prospectus/Joint Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Rational Special Meeting and the Pure Atria Special Meeting. This Prospectus/Joint Proxy Statement is also furnished by Rational to Pure Atria stockholders in connection with the issuance of shares of Rational Common Stock in connection with the Merger described herein.

  The information set forth herein concerning Rational and Merger Sub has been furnished by Rational and the information set forth herein concerning Pure Atria has been furnished by Pure Atria.

                           RATIONAL SPECIAL MEETING

DATE, TIME AND PLACE OF RATIONAL SPECIAL MEETING

  The Rational Special Meeting will be held at 2800 San Tomas Expressway, Santa Clara, CA 95051, on July 30, 1997 at 11:30 a.m. local time.

PURPOSE

  The purpose of the Rational Special Meeting is (i) to approve the reservation and issuance of shares of Rational Common Stock to the securityholders of Pure Atria pursuant to the Agreement and (ii) to approve the amendment of Rational's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 75,000,000 to 150,000,000.

RECORD DATE AND OUTSTANDING SHARES

  Only Rational stockholders of record at the close of business on June 17, 1997, the Rational Record Date, are entitled to notice of, and to vote at, the Rational Special Meeting. As of the Rational Record Date, there were 998 stockholders of record of Rational Common Stock.

  On or about June 27, 1997, a notice meeting the requirements of the DGCL and accompanying a copy of this Prospectus/Joint Proxy Statement was mailed to all stockholders of record as of the Rational Record Date.

VOTE REQUIRED

  Each stockholder of record of Rational Common Stock on the Rational Record Date will be entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Rational at the Rational Special Meeting.

  Because the number of shares of Rational Common Stock to be issued or reserved for issuance in connection with the Merger will exceed 20% of the number of shares of Rational Common Stock outstanding prior to the Merger, approval by holders of Rational Common Stock of the reservation and issuance of Rational Common Stock pursuant to the Agreement is required under the Nasdaq National Market rules. Under the Nasdaq National Market rules, the proposal to reserve and issue Rational Common Stock pursuant to the Agreement must be approved by a majority of the votes cast at the Rational Special Meeting. In addition, Rational stockholders are being asked to approve an amendment to Rational's Certificate of Incorporation to increase the authorized number of shares of Rational Common Stock which will, among other things, provide Rational with a sufficient number of authorized but unissued shares of Rational Common Stock to consummate the Merger. The proposal to amend Rational's Certificate of Incorporation requires the affirmative vote of a majority of the shares of Rational's Common Stock outstanding as of the Record Date. IF HOLDERS OF RATIONAL COMMON STOCK DO NOT VOTE TO APPROVE BOTH SUCH RESERVATION AND ISSUANCE AND THE AMENDMENT OF RATIONAL'S CERTIFICATE OF INCORPORATION, THE MERGER CANNOT BE CONSUMMATED. Rational is not a constituent corporation to the Merger and, therefore, specific approval of the Agreement by Rational's stockholders is not required under the DGCL or Rational's Certificate of Incorporation or Bylaws.

  Each of the members of the Rational Board, in his respective capacity as a stockholder of Rational, has entered into a Voting Agreement with Pure Atria, pursuant to which each such director has agreed to vote, and to grant Pure Atria an irrevocable proxy to vote, all of the shares of Rational stock held by him in favor of approval of the reservation and issuance of Rational Common Stock pursuant to the Agreement and the amendment of Rational's Certificate of Incorporation. The outstanding shares of Rational Common Stock subject to the Voting Agreements represent less than 1% of the votes entitled to be cast by holders of shares of Rational Common Stock as of the Rational Record Date and less than 1% assuming exercise of all exercisable options held by parties to the Voting Agreement. See "Proposal; No. 1: The Merger--Terms of the Merger-- Voting Agreements."

  If an executed Rational proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Rational Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Therefore, an abstention will have the same effect as a vote against the reservation and issuance of shares of Rational Common Stock pursuant to the Agreement and/or the amendment of Rational's Certificate of Incorporation. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the votes cast with respect to such matter. Therefore, a broker non-vote will not affect the outcome of the vote with respect to the reservation and issuance of shares of Rational Common Stock pursuant to the Agreement, but will have the effect of a vote against the amendment to Rational's Certificate of Incorporation.

  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Rational Common Stock entitled to vote at the Rational Special Meeting shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present at the Rational Special Meeting for the purpose of determining a quorum.

PROXIES

  Each of the persons named as proxies in the proxy relating to the Rational Special Meeting is an officer of Rational. All shares of Rational Common Stock that are entitled to vote and are represented at the Rational Special Meeting by properly executed proxies received prior to or at the Rational Special Meeting and not duly and timely revoked will be voted at the Rational Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted in favor of the approval of the reservation and issuance of shares of Rational Common Stock in connection with the Merger and the amendment of Rational's Certificate of Incorporation.

  The Rational Board knows of no other matter to be presented at the Rational Special Meeting. If any other matters are properly presented for consideration at the Rational Special Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Rational Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

  Execution of a proxy does not in any way affect a stockholder's right to attend the meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Rational, at or before the taking of the vote at the Rational Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Rational before the taking of the vote at the Rational Special Meeting or (iii) attending the Rational Special Meeting and voting in person (although attendance at the Rational Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Rational Software Corporation at 2800 San Tomas Expressway, Santa Clara, California 95051,
Attention: Secretary, or hand-delivered to the Secretary of Rational, in each case at or before the taking of the vote at the Rational Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

  All costs of solicitation of proxies relating to the Rational Special Meeting will be borne by Rational. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Rational will reimburse them for their reasonable out-of-pocket costs. In addition, proxies may also be solicited by certain directors, officers and employees of Rational personally or by mail, telephone or telegraph following the original solicitation. Such persons will not receive additional compensation for such solicitation. Rational has retained Georgeson & Co. Inc., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $9,000 plus reimbursement of reasonable expenses.

RECOMMENDATION OF THE RATIONAL BOARD

  THE RATIONAL BOARD HAS ADOPTED AND APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND APPROVED THE MERGER BY THE UNANIMOUS VOTE OF ALL NON-INTERESTED DIRECTORS, AND HAS DETERMINED THAT THE RESERVATION AND ISSUANCE OF SHARES OF RATIONAL COMMON STOCK IN CONNECTION WITH THE MERGER AND THE MERGER ARE FAIR FROM A FINANCIAL POINT OF VIEW TO, AND IN THE BEST INTERESTS OF RATIONAL. Daniel H. Case III, a member of the Rational Board and the President and Chief Executive Officer of Hambrecht & Quist, which is serving as Rational's financial advisor in connection with the Merger, abstained from the vote on the Agreement and the transactions contemplated thereby. After careful consideration, the Rational Board recommends a vote FOR the reservation and issuance of shares of Rational Common Stock pursuant to the Agreement and a vote FOR the amendment of Rational's Certificate of Incorporation.

                          PURE ATRIA SPECIAL MEETING

DATE, TIME AND PLACE OF PURE ATRIA SPECIAL MEETING

  The Pure Atria Special Meeting will be held at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306, on July 30, 1997 at 9:00 a.m. local time.

PURPOSE

  The purpose of the Pure Atria Special Meeting is to consider and vote upon
(i) a proposal to adopt and approve the Agreement and the transactions contemplated thereby, pursuant to which Merger Sub will be merged with and into Pure Atria, with Pure Atria being the surviving corporation, thereby becoming a wholly owned subsidiary of Rational and each share of Pure Atria Common Stock will be converted into 0.9 shares of Rational Common Stock and
(ii) such other matters as may properly come before the meeting.

RECORD DATE AND OUTSTANDING SHARES

  Only stockholders of record of Pure Atria Common Stock at the close of business on June 17, 1997 (the "Pure Atria Record Date") are entitled to notice of, and to vote at, the Pure Atria Special Meeting. As of the Pure Atria Record Date, there were stockholders of record holding an aggregate of approximately 43,316,558 shares of Pure Atria Common Stock.

  On or about June 27, 1997 a notice meeting the requirements of the DGCL and accompanying a copy of this Prospectus/Joint Proxy Statement were mailed to all stockholders of record as of the Pure Atria Record Date.

VOTE REQUIRED

  Each stockholder of record of Pure Atria Common Stock on the Pure Atria Record Date will be entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Pure Atria at the Pure Atria Special Meeting.

  Pursuant to the DGCL, the Pure Atria Restated Certificate of Incorporation, as amended, and the Pure Atria Bylaws, adoption and approval of the Agreement and the transactions contemplated thereby, requires the affirmative vote of a majority of the outstanding shares of Pure Atria Common Stock entitled to vote at the Pure Atria Special Meeting. Because the required vote of the Pure Atria stockholders is based upon the number of outstanding shares of Pure Atria Common Stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the Pure Atria Special Meeting (including abstentions and "broker non-votes") will have the same effect as a vote against adoption and approval of the Agreement and the transactions contemplated thereby.

  The representation, in person or by properly executed proxy, of a majority of the outstanding shares of Pure Atria Common Stock entitled to vote at the Pure Atria Special Meeting shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present at the Pure Atria Special Meeting for the purpose of determining a quorum.

  Each of the members of the Pure Atria Board has, and each of certain non-director officers of Pure Atria has, in his respective capacity as stockholder of Pure Atria, entered into a Voting Agreement with Rational, pursuant to which each of such persons has agreed to vote, and to grant Rational an irrevocable proxy to vote, all of the shares of Pure Atria stock held by him in favor of adoption and approval of the Agreement and the transactions contemplated thereby. The outstanding shares of Pure Atria Common Stock subject to the Voting Agreements represent 11% of the votes entitled to be cast at the Pure Atria Special Meeting by holders of shares of Pure Atria Common Stock as of the Pure Atria Record Date, and 12% assuming exercise of all exercisable options held by parties to the Voting Agreements. See "Proposal No. 1: The Merger--Terms of the Merger--Voting Agreements."

PROXIES

  Each of the persons named as proxies in the proxy relating to the Pure Atria Special Meeting is an officer of Pure Atria. All shares of Pure Atria Common Stock that are entitled to vote and are represented at the Pure Atria Special Meeting by properly executed proxies received prior to or at the Pure Atria Special Meeting and not duly and timely revoked will be voted at the Pure Atria Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted in favor of the adoption and approval of the Agreement and the transactions contemplated thereby.

  The Pure Atria Board knows of no other matter to be presented at the Pure Atria Special Meeting. If any other matter upon which a vote may properly be taken should be presented at the Pure Atria Special Meeting (or any adjournments or postponements thereof) including, among other things, consideration of or motion to adjourn or postpone the Pure Atria Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

  Execution of a proxy does not in any way affect a stockholder's right to attend the Special Meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of Pure Atria, or by attending the Special Meeting and voting in person (although attendance at the Pure Atria Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Pure Atria Corporation at 18880 Homestead Road, Cupertino, California 95014, Attention: Secretary, or hand-delivered to the Secretary of Pure Atria, in each case at or before the taking of the vote at the Pure Atria Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

  All costs of solicitation of proxies relating to the Pure Atria Special Meeting will be borne by Pure Atria. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Pure Atria will reimburse them for their reasonable out-of-pocket costs. In addition, proxies may also be solicited by certain directors, officers and employees of Pure Atria personally or by mail, telephone or telegraph following the original solicitation. Such persons will not receive additional compensation for such solicitation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Pure Atria does not intend to retain an independent proxy solicitation firm to assist in soliciting proxies.

RECOMMENDATION OF THE PURE ATRIA BOARD

  THE PURE ATRIA BOARD, BY UNANIMOUS VOTE, HAS ADOPTED AND APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND HAS DETERMINED THAT THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO, AND IN THE BEST INTERESTS OF, PURE ATRIA AND ITS STOCKHOLDERS. After careful consideration, the Pure Atria Board unanimously recommends a vote FOR adoption and approval of the Agreement and the transactions contemplated thereby.

                          PROPOSAL NO. 1: THE MERGER

                                 RISK FACTORS

  The following factors should be considered carefully in evaluating the matters to be voted on at the Rational Special Meeting and the Pure Atria Special Meeting and the acquisition of the securities offered hereby. This Prospectus/Joint Proxy Statement contains forward-looking statements that involve risks and uncertainties. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", variations of such words and similar expressions are intended to identify these forward looking statements. The forward looking statements reflect the best judgment of the management of Rational and Pure Atria based on factors currently known and involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus/Joint Proxy Statement.

RISKS RELATED TO THE MERGER

  General Risks Associated with Integration of Operations. Rational and Pure Atria have entered into the Agreement with the expectation that the proposed Merger will result in long-term strategic benefits. These anticipated benefits will depend in part on whether the companies' operations can be integrated in an efficient and effective manner. There can be no assurance that this will occur. The successful integration of Pure Atria with Rational will require, among other things, integration of the companies' respective product offerings and coordination of the companies' sales and marketing efforts and research and development efforts. It is possible that this integration will not be accomplished smoothly or successfully. The diversion of the attention of management from day-to-day operations and any difficulties encountered in the transition process could have an adverse impact on the Combined Company's business, results of operations and financial condition. The process of combining the operations of the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on their combined operations. In addition, during the pre-Merger and integration phase, competitors may try to recruit key employees of Pure Atria or Rational and to gain a competitive advantage with Pure Atria's or Rational's prospective and existing customers.

  Execution by Combined Sales and Marketing Forces. Rational may experience disruption in sales and marketing as a result of attempting to integrate Pure Atria's sales force with its own, and may be unable to smoothly or effectively correct such disruption, or to successfully execute on its sales and marketing objectives, even after the companies' respective sales and marketing forces have been integrated. Such difficulties may be compounded by the ongoing efforts associated with integration of sales operations resulting from recent acquisitions by both companies, including without limitation the merger of Pure and Atria in August 1996 and the acquisition of SQA, Inc. by Rational in January 1997. In addition, sales cycles and sales models for the various products that will make up the Combined Company's new product line may vary significantly from product to product. Sales personnel not accustomed to the different sales cycles and approaches required for products newly added to their portfolio may experience delays and difficulties in selling these newly added products. Furthermore, it may be difficult to retain key sales personnel during the period prior to and after the effectiveness of the Merger. As a result, the Combined Company may be unable to take full advantage of the combined sales forces' efforts, and the sales approach and distribution channels of one company may be ineffective in promoting the products of the other. For example, in the first calendar quarter of 1997, Pure Atria experienced lower sales than in the preceding quarter principally due to difficulties encountered when former Pure and newly hired field sales representatives experienced a longer than expected sales cycle for the ClearCase product line. Rational and Pure Atria also use a number of distribution channels in the various geographic locations in which their respective products are sold and channel conflicts may develop following the Merger. In particular, both Rational and Pure Atria have distribution agreements with different principals and subsidiaries in Japan. Resolving this situation may require substantial short- to medium-term expense or disruption of revenue from Japan and other countries where such channel conflicts may exist.

  Integration of Products, Technologies and Engineering Teams. Following the Effective Time, the Combined Company plans to integrate certain of its products, and to create integrated bundles and suites, if practicable. The Combined Company also plans to modify certain of its products to work together in integrated bundles or suites covering multiple phases of the software development lifecycle. It is possible that such integration and modification efforts will not be accomplished in a timely manner or prove to be technologically infeasible. In addition, the Pure Atria and Rational products cover different programming languages, and in order to provide a more extensive set of products for the major programming languages, the Combined Company plans to extend certain products of one company to offer versions written in programming languages in which products of the other currently are offered, and vice versa. It is possible that such extension will not be accomplished in a timely manner or prove to be technologically feasible. There can be no assurance that either company will retain its key technical personnel, that the engineering teams of the two companies will successfully cooperate and realize any technological benefits, or that the focus on product integration and extension efforts will not have an adverse impact on the development, introduction or delivery of new or enhanced Rational or Pure Atria products.

  Financial Impact of Failure to Achieve Synergies. If the integration of Rational's and Pure Atria's operations is not successful, or the Combined Company does not experience business synergies as quickly as may be expected by financial analysts, or such synergies are not achieved or are at levels below those expected by financial analysts, or if the accretive/dilutive effect of the Merger is not in line with the expectation of financial analysts, the market price of the Combined Company's Common Stock will be significantly and adversely affected. See "Risks Related to Rational and Pure Atria--Volatility of Stock Price."

  Risks of Integrating Geographically Dispersed Organizations. The difficulties of integrating Rational's and Pure Atria's organizations will be compounded by the fact that each company has significant operations on both the East Coast and West Coast of the United States and in a number of foreign countries. In particular, Rational has development and marketing sites in California, Oregon, Massachusetts, Colorado, Wisconsin, Washington, North Carolina, Pennsylvania, Sweden and India (development only) and Pure Atria has development and marketing sites in California and Massachusetts. Rational intends to maintain development and marketing teams of the Combined Company in these various regions following the Merger, which may complicate coordination and communication among development and marketing teams and may require additional management resources and attention. In addition, each of Rational and Pure Atria has a world-wide sales organization with offices in numerous states and foreign countries, and integration of these geographically dispersed sales operations is expected to require a significant amount of management resources and attention.

  Increased Integration Difficulties Associated with Recent Acquisitions. The challenges of integrating Rational's and Pure Atria's organizations will be compounded by ongoing efforts associated with the integration of recent acquisitions by both companies, including without limitation Rational's acquisitions in the quarter ended March 31, 1997, of SQA, Inc., Performance Awareness Corporation, Requisite, Inc., Softlab AB and Software 9000, Rational's acquisition of the Visual Test product in October 1996, the merger of Pure and Atria in August 1996 and Pure Atria's acquisition of Integrity QA Software, Inc. in January 1997. The integration of multiple organizations will require a substantial amount of management resources and attention. See "Risks Related to Rational and Pure Atria--Risks Associated with Recent and Future Acquisitions."

  Risks Associated with Effect of Merger on Resellers and Customers. The announcement and consummation of the Merger could cause resellers and present and potential customers of either company to delay or cancel orders for products as a result of concerns and uncertainty over evolution, integration and support of Rational's and Pure Atria's products following the Merger, particularly load and stress-testing products. Such a delay or cancellation of orders could have a material adverse effect on the business, results of operations and financial condition of Rational, Pure Atria or the Combined Company. In particular, such delays or cancellations could be expected to disrupt revenue and earnings, which in turn would have a negative effect on the market price of Rational Common Stock or, prior to the Merger, Pure Atria Common Stock.

  Risks Associated with Fixed Exchange Ratio. Under the terms of the Agreement, each outstanding share of Pure Atria Common Stock will be converted into the right to receive 0.9 shares of Rational Common Stock at the Effective Time of the Merger. The Agreement does not provide for adjustment of the Exchange Ratio based on fluctuations in the price of either Rational Common Stock or Pure Atria Common Stock. The price of Rational Common Stock has declined significantly from its price at the date of execution of the Agreement, and may vary significantly between the date hereof and the date on which stockholders vote with respect to the Agreement due to, among other factors, market perception of the synergies expected to be achieved by the Merger, changes in the business, operations or prospects of Rational or Pure Atria, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. To the extent that the market price for Rational Common Stock increases or decreases before the Effective Time, the market value at the Effective Time of the Rational Common Stock to be received by Pure Atria stockholders in the Merger would correspondingly increase or decrease. Pure Atria stockholders will not be compensated for decreases in the market price of Rational Common Stock which could occur prior to the Effective Time. The market prices of Rational Common Stock and Pure Atria Common Stock as of a recent date are set forth herein under "Summary--Market Price Data." Stockholders voting on the Merger are urged to obtain recent market quotations for Rational Common Stock and Pure Atria Common Stock. The Rational Common Stock and the Pure Atria Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of Rational Common Stock or Pure Atria Common Stock at any time before the Effective Time or as to the market price of Rational Common Stock at any time thereafter. See "Risks Related to Rational and Pure Atria--Volatility of Stock Price."

  Costs of Integration; Transaction Expenses. Rational and Pure Atria estimate that they will incur aggregate direct transaction costs of approximately $15 million associated with the Merger, which will result in a non-recurring charge to operations upon consummation of the Merger. Rational expects to incur a non-recurring charge to operations of between $40 million and $60 million primarily in the quarter ending September 30, 1997, the quarter in which the Merger is expected to be consummated, to reflect costs associated with integrating the two companies. Actual costs may substantially exceed such estimates, unanticipated expenses associated with the integration of the two companies may arise, or Rational may incur additional material charges in subsequent quarters to reflect additional costs associated with the integration of the two companies. Total costs associated with the Merger are anticipated to result in an operating loss and a net loss for Rational's quarter ending September 30, 1997, and for the fiscal year ending March 31, 1998, and could negatively impact financial results in future periods for the reasons discussed above.

  Potential Conflicts of Interest. Daniel H. Case III, a director and stockholder of Rational, is the President and Chief Executive Officer of Hambrecht & Quist. Hambrecht & Quist is providing financial advisory services to Rational in connection with the Merger. Hambrecht & Quist was paid an initial payment of $2.0 million upon delivery of its fairness opinion in connection with the Merger. Hambrecht & Quist will be paid an additional $3.3 million upon consummation of the Merger. Hambrecht & Quist will also be reimbursed for reasonable out-of-pocket expenses incurred in connection with its services. Reed Hastings, an officer, director and approximately 9.5% stockholder of Pure Atria, has been offered the position of Chief Technical Officer of Rational, contingent upon the consummation of the Merger. See "Terms of the Merger--Interests of Certain Persons."

  Dilution of Ownership Interest of Current Stockholders. Following the Merger, and based upon the companies' respective capitalizations as of March 31, 1997, the current stockholders of Rational and Pure Atria will own approximately 55% and 45%, respectively, of the outstanding shares of Rational Common Stock and 55% and 45%, respectively, of Rational's Common Stock on a fully diluted basis. This represents substantial dilution of the ownership interest in the Combined Company of Rational's and Pure Atria's current stockholders compared to their ownership interests in their respective companies prior to the Effective Time. The issuance of additional shares of Rational Common Stock pursuant to the Pure Atria Stock Option Plans and the Pure Atria Stock Purchase Plan being assumed by Rational and Rational's existing employee stock option and stock purchase plans will result in further dilution to the current stockholders of Rational and Pure Atria.

  Shares Eligible for Future Sale. If the Merger is consummated, Rational will issue to stockholders of Pure Atria an aggregate of approximately 38,542,000 shares of Rational Common Stock, based on the number of shares of Pure Atria Common Stock outstanding as of March 31, 1997. Immediately upon consummation of the Merger, approximately 34,235,000 such shares will be freely tradeable. As a result, substantial sales of Rational Common Stock could occur after the Merger. Following publication of financial results covering 30 days of post-merger combined operations, an additional approximately 4,307,000 shares issued in the Merger to persons who may be deemed affiliates of Pure Atria could be publicly sold pursuant to Rule 145 under the Securities Act, subject to the volume and other limitations thereof. In addition, based on the number of Pure Atria options outstanding and the level of employee stock purchase plan participation as of March 31, 1997, approximately 6,951,000 additional shares of Rational Common Stock will be reserved for issuance following the Merger. Substantially all of the approximately 48 million shares of Rational Common Stock outstanding immediately prior to the Merger, will either be freely tradeable, or tradeable within the volume and manner of sale restrictions imposed under Rule 144 of the Securities Act or imposed under Rule 145 of the Securities Act as a result of prior acquisitions. Future sales of a substantial number of shares of Rational Common Stock could adversely affect or cause substantial fluctuations in the market price of Rational Common Stock.

  Pooling of Interests. In order to qualify the Merger as a pooling of interests for accounting and financial reporting purposes, affiliates of Rational and Pure Atria have agreed not to sell, or otherwise reduce their risk with respect to, any shares of stock, except for a de minimus number as defined by certain SEC rules and regulations, of either Rational or Pure Atria during the period beginning 30 days preceding the Effective Time and continuing until the second day after the day that Rational publicly announces financial results covering at least 30 days of combined operations of Rational and Pure Atria. Assuming that the Merger is completed and the Effective Time occurs on or about July 30, 1997, it is not expected that such combined financial results would be published until the latter part of October, 1997. If affiliates of Rational or Pure Atria sell their Rational Common Stock or Pure Atria Common Stock despite their contractual obligation not to do so, the Merger may not qualify for accounting as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles, which would in turn materially and adversely affect Rational's reported earnings and, potentially, its stock price. See "Approval of the Merger and Related Transactions--Accounting Treatment."

RISKS RELATED TO RATIONAL AND PURE ATRIA

  Fluctuations in Operating Results. Revenue in any quarter is substantially dependent on orders booked and shipped in that quarter. Because staffing and operating expenses are based on anticipated revenue levels, and a high percentage of the costs are fixed, small variations in the timing of the recognition of specific revenues could cause significant variations in operating results from quarter to quarter. Historically, both companies have earned a substantial portion of their revenues in the last weeks of the quarter. To the extent these trends continue following the Merger, the failure to achieve such revenues in the last weeks of any given quarter will have a material adverse effect on the Combined Company's financial results for that quarter. Following the Merger, the Combined Company's revenue will continue to be difficult to forecast due to the fact that both Rational's and Pure Atria's sales cycles, from initial evaluation to purchase, vary substantially from customer to customer and from product to product, and because the markets for Rational's and Pure Atria's products are rapidly evolving. The Combined Company's revenues will be particularly difficult to forecast while the Rational and Pure Atria sales forces and channels of distribution are undergoing integration following the Merger. In addition, the Combined Company's results will be affected by the number, timing and significance of new product announcements by it and its competitors, its ability to develop, introduce and market new and enhanced and integrated versions of its products on a timely basis, the level of product and price competition, changes in operating expenses, changes in average selling prices and product mix, any changes in its sales incentive strategy, the experience level of and any changes in sales personnel, any changes in sales cycles, the mix of direct and indirect sales, product returns and general economic factors, among others. The Combined Company's sales will also be sensitive to existing and prospective customers' budgeting practices and to potential cutbacks in defense spending, which has historically been a significant factor for Rational.

  An example of fluctuating revenues occurred for the quarter ended March 31, 1997, when Pure Atria experienced lower revenues than for the preceding quarter principally as a result of a longer than expected sales cycle for the ClearCase product line encountered by former Pure and newly-hired field representatives. Pure Atria has been experiencing an increasing number of orders occurring later in the quarter, making fluctuations in revenues more difficult to predict. Rational's operating results may be subject to similar sales cycle and sales execution risks before and after the Merger.

  Although Rational has experienced increasing revenues in each of the past eleven quarters, its sales compensation structure has historically resulted in revenues for the first quarter of a fiscal year being lower than revenues for the fourth quarter of the prior fiscal year. Pure Atria is subject to similar fluctuations. There can be no assurance that similar fluctuations will not occur again in the future, or that the integration of Pure Atria into Rational will not reinforce this pattern.

  Rational recorded a net loss for the quarter and year ended March 31, 1997, primarily as a result of certain one-time charges associated with acquisitions of businesses and assets in the second half of the fiscal year. Pure Atria also recorded a significant net loss for the quarter ended March 31, 1997, due to certain one-time charges primarily associated with Pure Atria's acquisition of Integrity QA Software, Inc. which was completed in January 1997. Rational, Pure Atria, or the Combined Company may experience unanticipated costs related to these or other acquisitions in future periods, and difficulties in integrating these or other acquisitions into Rational's, Pure Atria's or the Combined Company's operations may materially and adversely affect Rational's results of operations and financial condition in the future.

  Transaction expenses associated with the Merger and costs of integrating the two companies are anticipated to result in an operating loss and a net loss for the Combined Company's quarter ending September 30, 1997, and for the fiscal year ending March 31, 1998, and could negatively impact financial results in future periods as well. See "Risks Related to the Merger--Costs of Integration; Transaction Expenses."

  Although Rational and Pure Atria have experienced growth in revenues in recent years, there can be no assurance that, in the future, Rational, Pure Atria or the Combined Company will sustain revenue growth or be profitable on a quarterly or annual basis. Further, the revenues and operating income (exclusive of nonrecurring operating, restructuring and merger-related expenses) experienced by Rational and Pure Atria in recent quarters are not necessarily indicative of future results, and period-to-period comparisons of Rational's or Pure Atria's financial results should not be relied upon as an indication of future performance. Fluctuations in operating results may also result in volatility in the prices of Rational's Common Stock and Pure Atria's Common Stock prior to the Merger, and in the price of the Combined Company's Common Stock following the Merger.

  Due to all of the foregoing factors, it is possible that in some future quarter Rational's, Pure Atria's and/or the Combined Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of Rational's, Pure Atria's and/or the Combined Company's Common Stock would likely be materially adversely affected, and significant declines in stock prices frequently result in costly and lengthy securities litigation, with its attendant costs, distraction and liability exposure.

  Volatility of Stock Price. The market prices of Rational's Common Stock and Pure Atria's Common Stock have been, and are likely to continue to be, volatile. Factors such as new technical innovations and product announcements or changes in product pricing policies by either company or their respective competitors, quarterly fluctuations in operating results, announcements of technical innovations, announcements relating to strategic relationships or acquisitions, changes in earnings estimates by analysts, and general conditions or stock prices of companies which develop tools for automating software application development and management, among other factors, may have a significant impact on the market price of the companies' respective Common Stock prior to the Merger, and the market price of the Combined Company's Common Stock following the Merger. Should the companies fail to introduce, enhance or integrate products on the schedules expected, their stock prices could be adversely affected.

  Any shortfall in anticipated operating results could have an immediate and significant adverse effect on the market price of the Combined Company's Common Stock. The Combined Company's net income per share may decrease as a result of the Merger, and potential business synergies, if achieved, of Rational and Pure Atria may not offset any such dilution. Further, the Combined Company will incur substantial Merger-related charges primarily in the quarter in which the Merger is consummated. Rational and Pure Atria expect the Merger to be accretive in the long-term. However, this forward-looking statement may not prove to be an accurate prediction due to unforseen changes, inaccurate or incomplete assumptions regarding the current business or future prospects of either or both of the companies, or other reasons, including without limitation those described in "Risk Factors" or elsewhere in this Prospectus/Joint Proxy Statement. Rational and Pure Atria expect that the Merger may be dilutive in the initial periods following the Effective Time, and there can be no assurance as to when the Merger will become accretive, if ever. Any failure of the Merger to meet expectations as to potential business synergies or any failure of the Merger to be accretive in any quarter could have an immediate and significant adverse effect on the market price of the Combined Company's Common Stock.

  Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market for software and high technology company stocks or relating to Rational and Pure Atria specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of Rational's Common Stock, Pure Atria's Common Stock or, after the Merger, the Combined Company's Common Stock. Statements by financial or industry analysts regarding the extent of the dilution in Rational's or Pure Atria's net income per share resulting from operating results, the Merger or other developments and the extent to which such analysts expect potential business synergies to offset such dilution can be expected to contribute to volatility in the market price of Rational's Common Stock, Pure Atria's Common Stock or the Combined Company's Common Stock. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies, including Rational and Pure Atria, in certain cases for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Rational Common Stock and Pure Atria Common Stock prior to the Effective Time of the Merger, and of the Combined Company's Common Stock thereafter.

  Risks Associated With Recent and Future Acquisitions. During approximately the past three years, and the past year in particular, Rational and Pure Atria have made a number of strategic acquisitions. Rational acquired SQA, Inc., Performance Awareness Corporation, Requisite, Inc., Softlab AB, and Software 9000 in the quarter ended March 31, 1997; the Visual Test product from Microsoft in October 1996; and made other acquisitions in earlier periods. Prior to the merger of Pure and Atria, Pure acquired Performix, Inc. and QualTrak; the merger of Pure and Atria occurred in August 1996; and Pure Atria acquired Integrity QA Software, Inc. in January 1997. Acquisitions may result in the diversion of management's attention from day-to-day operations and may include numerous other risks, including difficulties in the integration of operations, products and personnel. To the extent that acquisitions have in the past resulted, or may in the future result, in a diversion of resources or that efforts to integrate recent and future acquisitions fail, there could be a material adverse effect on Rational's, Pure Atria's or the Combined Company's business, results of operations and financial condition. Acquisitions have the potential to result in dilutive issuances of equity securities, the incurrence of additional debt, and amortization expenses related to goodwill and other intangible assets. Rational and Pure Atria management have historically evaluated on an ongoing basis the strategic opportunities available to them. Rational or the Combined Company may in the near- or long-term future pursue acquisitions of complementary products, technologies or businesses. Pursuant to the terms of the Agreement, while the Merger is pending, both Rational and Pure Atria are limited in their ability to undertake material acquisitions without first obtaining the consent of the other. As a result, future acquisition opportunities which the Rational Board or Pure Atria Board might consider to be advantageous to Rational or Pure Atria, respectively, could be materially more difficult to pursue, and could be lost to competitors of Rational or Pure Atria.

  Competition. The industry for tools for automating software application development and management is extremely competitive and rapidly changing. Both Rational and Pure Atria expect that the Combined Company will continue to experience significant and increasing levels of competition in the future. Bases of competition include corporate and product reputation, innovation with frequent product enhancement, breadth of integrated product line, the availability of integrated suites and bundles, product architecture, functionality and features, product quality, performance, ease-of-use, support, availability of technical consulting services and price. Both Rational and Pure Atria face intense competition for each product within their respective product lines, generally from both Windows and UNIX vendors. Because individual product sales are often the first step in a broader customer relationship, the Combined Company's success will depend in part upon its ability to successfully compete with numerous competitors at each point within its product line.

  Rational faces competition from software development tools and processes developed internally by customers, including ad hoc integrations of numerous stand-alone development tools. The Combined Company's customers may be reluctant to purchase products offered by independent vendors such as the Combined Company. As a result, the Combined Company must educate prospective customers as to the advantages of the Combined Company's products versus internally developed software quality systems.

  Rational faces competition from, among others, Intersolv, Inc., Platinum Technology, Inc., Select Software Tools plc, Cayenne, Oracle, IBM Corporation ("IBM"), Sun Microsystems, and Sybase Inc. as well as numerous privately held tool suppliers offering traditional CASE tools that compete with the Rational Rose approach to visual modeling and component-based development. Rational's RequisitePro requirements management product faces competition from companies such as GEC-Marconi. Rational's software testing tools--SQA Suite, Rational Visual Test and preVue--face competition from Compuware, Mercury Interactive Corporation, Segue Software, Inc., Intersolv, Inc., Computer Associates, Platinum Technologies, Terodyne, Cyrano, SQL Bench International, Inc., and several private companies offering testing automation tools. Microsoft, Compuware, Oracle, Sybase and several of the major UNIX platform vendors, including Sun Microsystems, Hewlett Packard, Digital Equipment Corporation, Silicon Graphics Inc., and IBM, also compete with Rational with respect to software quality products and testing tools, with testing products customized to certain of their other software products. Rational Apex for C/C++ faces competition from, among others, major UNIX platform vendors such as Sun Microsystems, Hewlett-Packard and Digital Equipment Corporation, which have C/C++ compilers and debuggers and in some cases programming environments for their platforms. In addition, numerous privately held companies offer compilers, debuggers and programming environments which compete with Rational Apex. The Rational Summit product line faces competition from various suppliers offering products with change management functions, including Continuus Software Corporation, Hewlett Packard, True Software, SQL Software, LTD., Intersolv, Inc., Sun Microsystems and IBM. Rational's Apex Ada and VADs product lines face competition from Aonix, Green Hills Software, Inc. and a large number of other suppliers offering Ada products for native and embedded systems.

  Pure Atria experiences competition with respect to a number of its products, both from utilities commonly bundled with versions of operating systems and from stand-alone product offerings. For example, versions of UNIX are commonly bundled with utilities (such as SCCS and RCS) that provide version control, which is part of the functionality provided by ClearCase. Some system vendors, such as Sun, already have products, such as Workshop, that provide features similar to those in Purify or other of Pure Atria's products and would compete directly with such products if offered on a stand-alone basis. There can be no assurance that Sun, which has a license to some of Pure Atria's patents, will not introduce stand-alone products that compete with products of Pure Atria. Companies offering products competitive with ClearCase in the UNIX marketplace include Sun, which offers TeamWare, IBM, which offers Configuration Management/Version Control ("CMVC"), Computer Associates ("CA") through its acquisition of LEGENT Corporation, which offers the Endeavor WSX product, and Platinum through its acquisition of Softool Corp., which markets CCC Harvest. In addition, there are several smaller, privately-held companies that market competitive products, including Continuus Software Corporation, which markets Continuus/CM. Other companies have offered version control or configuration management products outside the UNIX market. Companies in this category include CA, Intersolv and Microsoft. CA has a large installed base of its configuration management product on IBM mainframes. Intersolv has a large installed base of DOS and Windows software developers. In 1994, Microsoft acquired OneTree Software, which offers a version control product. Pure Atria expects additional competition from other established and emerging companies. Digital Equipment Corporation has spun-off an independently operated subsidiary, TracePoint Technology, Inc., which has stated that it intends to produce development and testing tools and compete against Pure Atria.

  Rational and Pure Atria believe that the increased level of competition each observed in the last half of 1996 and the first half of 1997 will continue to increase. Certain competitors are more experienced than Rational and Pure Atria in the development of software-engineering tools, databases or software-development products. Some competitors have, and new competitors may have, larger technical staffs, more established distribution channels and greater financial resources than the Combined Company. There can be no assurance that either existing or new competitors will not develop products that are superior to the Combined Company's products or that achieve greater market acceptance. The Combined Company's future success will depend in large part upon its ability to increase its share of its target markets and to license additional products and product enhancements to existing customers. Future competition may result in price reductions, reduced margins or loss of sales which in turn would have a material adverse effect on the Combined Company's business, results of operations and financial condition.

  Dependence Upon Sales Force and Other Channels of Distribution. Rational and Pure Atria currently distribute their respective products primarily through field sales personnel teamed with highly trained technical support personnel. Rational and Pure Atria believe that a high level of technical consulting, training and customer support is essential to maintaining their respective competitive positions, and have found that the ability to deliver a high level of technical consulting, training and customer support is an important selling point with respect to its products. While complementary to Rational's and Pure Atria's products, the services provided by these personnel have historically yielded lower margins for Rational and Pure Atria than their respective product businesses. If these services constitute a higher proportion of total revenues in the future, the Combined Company's margins will be adversely affected. Both companies have developed other direct and indirect sales channels, including telesales, the World Wide Web, and partnering with external service providers and value-added resellers ("VARs"). There can be no assurance that such channels will be successful in increasing sales of the Combined Company's products or in reducing its sales costs on a percentage basis.

  Dependence Upon Growth of Emerging Industries. The Combined Company's future growth and financial performance will depend in part upon continued growth in the need for and sales of tools for automating software application development and management. Sales of these products may not continue to grow or the Combined Company may be unable to respond effectively to evolving customer requirements. The number of software developers using Rational's and Pure Atria's products is relatively small compared to the number of developers using more traditional technology and products. The adoption of the Combined Company's products by software programmers who have traditionally used other technology requires re-orientation to significantly different programming methods. The acceptance of the Combined Company's products, therefore, may not expand beyond sophisticated programmers who are early adopters of the technology. Furthermore, potential customers may be unwilling to make the investment required to retrain programmers to build software using the Combined Company's products rather than traditional programming techniques. Many of Rational's and Pure Atria's customers have purchased only small quantities of the companies' products, and these or new customers may decide not to broadly implement or purchase additional units of such products.

  Expansion of Product Lines; Dependence Upon New Product Introductions. The continued success of the Combined Company will depend in part upon its ability to provide a tightly integrated line of software application development tools, as well as integrated product suites and bundles, that support software development for a number of implementation languages. This integration will require the Combined Company to modify and enhance certain of the current Rational and Pure Atria products and to continue to develop, introduce and integrate products. Rational and Pure Atria also believe that the Combined Company's continued success will become increasingly dependent on its ability to support the Microsoft platform, including Windows 95 and Windows NT operating systems. Rational and Pure Atria believe that it will be particularly important to successfully develop and market a broader line of software development products for C++, Visual Basic, Java and other implementation languages in order for the Combined Company to be successful in its efforts to broaden its customer base and to further increase its share within its existing market segments. The Combined Company may be unable to successfully develop and market such a broad line of products, or may encounter unexpected difficulties and delays in integrating new products with existing product lines. In addition, efforts to integrate Rational and Pure Atria products may have an adverse impact on the development, introduction or delivery of new or enhanced Rational or Pure Atria products.

  Both Rational and Pure Atria have plans to introduce new products and enhanced versions of current products during the next few fiscal quarters. In addition, the Combined Company will seek to offer integrated suites and bundles consisting of certain existing Rational and Pure Atria products. Delay in the start of shipment of new, enhanced or integrated products, suites and bundles would have an adverse effect on the Combined Company's revenues, gross profit and operating income. As a result of Rational's business alliance with Microsoft, certain of Rational's new product releases are expected to be tightly integrated with new releases of certain Microsoft products. To the extent that scheduled Microsoft product releases are delayed, there could be a material adverse effect on Rational's revenues from new products.

  Both Rational and Pure Atria attempt to make adequate allowances in their new product release schedules for both internal and beta-site testing of product performance. Because of the complexity of the companies' products, however, the release of new products may be postponed should test results indicate the need for redesign and retesting, or should the companies elect to add product enhancements in response to beta customer feedback.

  Dependence on Key Personnel. Both Rational and Pure Atria believe that the hiring and retaining of qualified individuals at all levels in the Combined Company will be essential to the Combined Company's ability to manage growth successfully, and there can be no assurance that the Combined Company will be successful in attracting and retaining the necessary personnel. The Combined Company will be particularly dependent upon the efforts and abilities of its senior management personnel. The departure of any of the senior management members or other key personnel of the Combined Company could have a material adverse effect on the Combined Company's business, financial condition, or results of operations depending upon the timing of the departure, changes in the Combined Company's business prior to such time, the availability of qualified personnel to replace them, and whether such personnel depart singly, contemporaneously, or as a group, among other factors. Transactions such as the Merger can be accompanied or followed by the departure of key personnel, which can compound the difficulty of integrating the operations of the parties to the business combination. For example, shortly following the merger of Pure and Atria, the former Atria Senior Vice President of Sales resigned from Pure Atria. None of the Rational executive officers is subject to any agreement not to compete or severance agreement with Rational or the Combined Company. Reed Hastings has entered into a two-year non-competition and non-hire agreement with Rational, which will become effective at the Effective Time of the Merger. There can be no assurance that the non-competition and non-hire provisions of that agreement are enforceable.

  The ability of the Combined Company to attract and retain the highly trained technical personnel that are integral to its direct sales and product development teams may limit the rate at which the Combined Company can develop products and generate sales. Competition for qualified personnel in the software industry is intense, and there can be no assurance that the Combined Company will be successful in attracting and retaining such personnel. The proposed Merger may have a destabilizing effect on employee retention at all levels within Rational and Pure Atria. Departures of existing personnel, particularly in key technical, sales, marketing or management positions, can be disruptive and can result in departures of other existing personnel, which in turn could have a material adverse effect upon the Combined Company's business, operating results and financial condition.

  A traditional means of retaining employees following declines in a corporation's stock price, such as those experienced recently by Rational and Pure Atria, is to reprice "underwater" stock options, both to offer an equity incentive to existing employees and to avoid inequities relative to new employees offered lower-priced options. However, attempts to address potential employee attrition by repricing employee stock options, could be negatively interpreted by analysts and investors and possibly negatively affect the proposed pooling-of-interests accounting treatment for the Merger. As long as substantial numbers of options remain underwater, Rational, Pure Atria and/or the Combined Company may suffer employee attrition in excess of historical rates, which could have a material adverse effect on the Combined Company's business, results of operations and financial condition. See "Risks Related to the Merger--Pooling of Interests."

  Rapid Technological Change. The industry for tools for automating software application development and management is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. The Combined Company must respond rapidly to developments related to Internet and intranet applications, hardware platforms, operating systems and applicable programming languages. Such developments will require the Combined Company to make substantial product development investments. Any failure by the Combined Company to anticipate or respond adequately to technology developments and customer requirements, or any significant delays in product development, introduction or integration could result in a loss of competitiveness or revenue. To the extent the Combined Company does respond to technological change or evolving customer requirements with new products or product enhancements, such new products or product enhancements may fail to achieve market acceptance.

  In addition, rapid growth of interest in and use of Internet and intranet environments is a recent and emerging phenomenon. The Combined Company's success may depend, in part, on the compatibility of its products with Internet and intranet applications. The Combined Company may fail to effectively adapt its products for use in Internet or intranet environments or to produce competitive Internet and intranet applications.

  Rational and Pure Atria believe that factors affecting the ability of their respective products to achieve broad consumer acceptance include product performance, price, ease of adoption, displacement of existing approaches and adaptation to rapid technological change and competitive product offerings. The Combined Company may be unable to respond promptly and effectively to the challenges of technological change and its competitors' innovations, and it is possible that the Combined Company will be unable to achieve the necessary market acceptance, or compete effectively, in new markets.

  Management of Growth. Each of Rational and Pure Atria has experienced rapid growth, particularly as a result of the companies' respective acquisitions, and both companies are experiencing a period of aggressive product introductions that have placed, and may continue to place, a significant strain on their respective financial, operational, management, marketing and sales systems and resources, including their personnel. Projects such as the expansion of or enhancements to product lines, efforts to address broader markets and to expand distribution channels, numerous acquisitions as described in "Risks Associated with Recent and Future Acquisitions" and business alliances such as the recent arrangement between Rational and Microsoft, when added to the day-to-day activities of Rational, Pure Atria, or the Combined Company, have placed and will continue to place further strain on management resources and personnel. If Rational's, Pure Atria's or the Combined Company's management is unable to effectively manage growth, their respective businesses, competitive positions, results of operations and financial conditions will be materially and adversely affected.

  Risk of Software Defects. Software products as complex as those offered by Rational and Pure Atria often contain undetected errors, or "bugs," or performance problems. Such defects are most frequently found during the period immediately following introduction of new products or enhancements to existing products. Despite extensive product testing prior to introduction, certain of Rational's and Pure Atria's products have in the past contained software errors that were discovered after commercial introduction. Errors or performance problems may also be discovered in the future. Any future software defects discovered after shipment of Rational's or Pure Atria's products could result in loss of revenues or delays in customer acceptance, which could have a material adverse effect on the Combined Company's business, operating results and financial condition. Further, because Rational and Pure Atria rely on their own products in connection with the development of their respective software, any such errors could make it more difficult to sell such products in the future. Both Rational and Pure Atria attempt to make adequate allowance in their new product release schedules for both internal and beta-site testing of product performance. Because of the complexity of the Companies' products, however, the release of new products by the Combined Company may be postponed should test results indicate the need for redesign and retesting, or should the Combined Company elect to add product enhancements in response to beta customer feedback.

  Risks Associated with International Operations. International sales accounted for approximately 33%, 35%, and 32% of Rational's revenues in fiscal 1995, 1996 and 1997, respectively, and represented 19%, 28%, 30% and 31% of Pure Atria's revenues in fiscal 1994, 1995, 1996 and the three months ended March 31, 1997, respectively. Both Rational and Pure Atria expect that international sales will continue to account for a significant portion of the Combined Company's revenues in future periods. International sales are subject to inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences, price controls or other restrictions on foreign currency, difficulties in obtaining export and import licenses, costs of localizing products for foreign markets, lack of acceptance of localized products in foreign markets, and the efforts of high local wage scales and other expenses. Any material adverse effect on the Combined Company's international business would be likely to materially and adversely affect the Combined Company's business, operating results and financial condition as a whole. Rational's and Pure Atria's international sales are generally denominated in foreign currencies. Rational has engaged in only limited hedging activities, and Pure Atria does not currently engage in any hedging activities. Gains and losses on the conversion of foreign payments into U.S. dollars may contribute to fluctuations in the Combined Company's results of operations. Although neither Company has experienced a material adverse impact to date from fluctuations in foreign currencies, there can be no assurance that the Combined Company will not experience a material adverse impact on its financial condition and results of operations from fluctuations in foreign currencies in the future.

  Limited Protection of Intellectual Property and Proprietary Rights. Rational and Pure Atria rely on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect their respective proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the companies' respective products or reverse engineer or obtain and use information that Rational or Pure Atria regards as proprietary. Rational and Pure Atria generally license their respective software products to end-users on a "right to use" basis pursuant to a perpetual license. Rational and Pure Atria license their respective products primarily under "shrink-wrap" licenses (i.e., licenses included as part of the product packaging). Shrink-wrap licenses are not negotiated with or signed by individual licensees, and purport to take effect upon the opening of the product package. Certain license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that these protections will be adequate. To the extent that the Combined Company increases its international activities, its exposure to unauthorized copying and use of its products and proprietary information will increase.

  The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which would relate to Rational's or Pure Atria's products.

  Rational and Pure Atria also each rely on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in its products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the Combined Company on commercially reasonable terms, or that the software will be appropriately supported, maintained or enhanced by the licensors. The loss of licenses to, or inability to support, maintain and enhance any of such software could result in increased costs, or in delays or reductions in product shipments until equivalent software could be developed, identified, licensed and integrated, which would materially adversely affect the Combined Company's business, operating results and financial condition.

  Risks of Litigation. Competitors and potential competitors may resort to litigation as a means of competition. Such litigation or other legal disputes may be costly and expose the Combined Company to new claims that it may not have anticipated. In the past, Pure Atria and Rational have instituted litigation against several companies. Although patent and intellectual property disputes in the software area have often been settled through licensing, cross-licensing or similar arrangements, costs associated with such arrangements may be substantial. Any litigation involving the Combined Company, whether as plaintiff or defendant, regardless of the outcome, may result in substantial costs and expenses to the Combined Company and significant diversion of effort by the Combined Company's technical and management personnel. In addition, there can be no assurance that litigation, either instituted by or against the Combined Company, will not be necessary to resolve issues that may arise from time to time in the future. Any such litigation could have a material adverse effect upon the Combined Company's business, operating results and financial condition.

  Rational and Pure Atria expect that software product developers will be increasingly subject to infringement claims as the number of products and competitors grows and the functionality of products in different industry segments overlaps. There can be no assurance that third parties will not assert infringement claims against the Combined Company in the future or that such claims will not be successful. The Combined Company could incur substantial costs in defending itself and its customers against any such claims. Parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block the Combined Company's ability to sell its products in the United States and abroad, and could result in an award of substantial damages. In the event of a claim of infringement, the Combined Company and its customers may be required to obtain one or more licenses from third parties. There can be no assurance that the Combined Company or its customers could obtain necessary licenses from third parties at a reasonable cost or at all. Defense of any lawsuit or failure to obtain any such required license would have a material adverse effect on the Combined Company's business, results of operations and financial condition.

RISKS RELATED TO RATIONAL

  Dependence Upon Strategic Relationships. Rational's development, marketing and distribution strategies rely increasingly on its ability to form long-term strategic relationships with major software and hardware vendors, many of whom are substantially larger than Rational. These business relationships often consist of cooperative marketing programs, joint customer seminars, lead referrals or joint development projects. Although certain aspects of some of these relationships are contractual in nature, many important aspects of these relationships depend upon the continued cooperation of each party with Rational. The Merger may disrupt these relationships or activities, and certain partners may reassess the value of their relationship with Rational as a result of the Merger. Divergence in strategy between Rational and any given partner, a change in focus by any given partner, or competitive product offerings introduced by any given partner, may interfere with Rational's ability to develop, market, sell or support its products, which in turn would have a material adverse effect on Rational's business, results of operations and financial condition. See "Business Alliance with Microsoft."

  Business Alliance with Microsoft. On October 2, 1996, Rational and Microsoft announced the formation of a business alliance which consists of Rational's acquisition of Microsoft's Visual Test product, technology cross-licensing, joint development projects and joint marketing programs. While Rational believes that Microsoft's current strategy in relation to the enterprise information systems market is based on component-based development, there can be no assurance that this strategy will continue or that, if it does continue, Microsoft's emphasis or priorities will not change in the future, resulting in less attention and fewer resources being devoted to Microsoft's relationship with Rational. Although certain aspects of the business alliance are contractual in nature, many important aspects of the relationship depend on the continued cooperation of the two companies, and there can be no assurance that Rational and Microsoft will be able to work together successfully over an extended period of time. In addition, there can be no assurance that Microsoft will not use the information it gains in its relationship with Rational to develop or market competing products.

  Acquisition of the Visual Test Product. Rational acquired the Visual Test product from Microsoft in October 1996. There can be no assurance that Rational will be able to successfully incorporate Visual Test into its integrated family of products, or that it will be able to achieve significant sales of the Visual Test product. Many potential customers for Visual Test differ from Rational's historical customer base in terms of component-based software development expertise, purchasing processes, financial resources and expectations regarding software-engineering tools. There can be no assurance that Rational will not encounter unanticipated concerns of Visual Test customers that are different from the concerns of Rational's traditional customers, or that Rational will have the infrastructure and experience necessary to adequately respond to the volume and type of such concerns.

  Rational has granted Microsoft a non-exclusive, perpetual license to the Visual Test product source code for the purpose of creating derivative works and for the purpose of distributing portions of the Visual Test product and derivative works as part of Microsoft products that do not directly compete with the Visual Test product in the software testing tools area. There can be no assurance that Microsoft will not use such rights to create and distribute products that compete with other products of the Combined Company, including without limitation Pure Atria testing tools. Rational has also granted Microsoft a five-year option to obtain a license to incorporate certain elements of Visual Test technology into Microsoft development tool products, including Visual Basic, Visual C++ and Visual J++. Should Microsoft exercise such right, sales of the Visual Test product or other products of the Combined Company could be materially and adversely impacted. See "Risks Related to Rational and Pure Atria--Fluctuations in Operating Results."

  Licensing of Rose Technology to Microsoft. Microsoft and Rational have entered into a two-year agreement providing for the inclusion of a subset of the Rational Rose visual modeling technology in future versions of Microsoft's enterprise-oriented visual tools. Rational's objective in entering into this arrangement is to expose Rational's technology to a broader customer base, not to generate direct product revenue from Microsoft. Rational expects that changes in its pricing models and combinations of features within product lines will be required to appeal to this customer base, and there can be no assurance that such changes will achieve customer acceptance. Rational does not expect the licensing of its Rose technology to Microsoft to directly result in a material increase in product revenue. In addition, there can be no assurance that developers introduced to the Rose technology incorporated into Microsoft products will become purchasers of Rational products in the future. Rational has granted Microsoft the option to obtain a perpetual, non-exclusive right to source code for certain aspects of Rational's Rose technology after the expiration of the agreement. While Rational believes that Microsoft's and Rational's strategies currently are complementary, there can be no assurance that Microsoft will not use this right to develop and market competing products in the future.

  Dependence Upon Major Operating Systems. Many of Rational's major products have historically been licensed for use principally on certain versions of the UNIX platform. These products constitute a substantial portion of Rational's product and service revenues. Any factors adversely affecting the demand for, or use of, the UNIX operating system that would require changes to Rational's products would have a material adverse effect upon the business, operating results and financial condition of Rational. Likewise, other of Rational's major products have historically been licensed for use purely on the Windows operating system. These products also constitute a substantial portion of Rational's product and service revenues. Any factors adversely affecting the demand for, or use of, the Windows operating system that would require changes to Rational's products would have a material adverse effect upon the business, operating results and financial condition of Rational. In addition, any changes to the underlying components of or interfaces to the UNIX or Windows operating systems that would require changes to Rational's products for those platforms would materially adversely affect Rational if it were not able to successfully develop or implement such changes in a timely fashion.

  Adverse Impact of Promotional Product Versions on Actual Product
Sales. Rational's marketing strategy relies in part on making elements of its technology available for no charge or at a very low price, either directly or by incorporating such elements into products offered by Rational's partners, such as Microsoft. This strategy is designed to expose Rational's products to a broader customer base than its historical customer base, and to encourage potential customers to purchase an upgrade or other higher-priced product from Rational. There can be no assurance that Rational will be able to introduce enhancements to its full-price products or versions of its products with intermediate functionality at a rate necessary to adequately differentiate them from the promotional versions, particularly in cases where Rational's partners are distributing versions of Rational's products with other desirable features.

  Development of Industry Standards. Rational's future growth and financial performance may depend upon the development of industry standards that facilitate the adoption of component-based development, as well as Rational's ability to play a leading role in the establishment of those standards. Rational believes that the Unified Modeling Language ("UML") developed at Rational has become the de facto standard language for visual modeling and has submitted an application to the Object Management Group ("OMG"), an industry consortium, for inclusion of the UML in their Object Analysis and Design Facility specification. Competing standards, including some that support the UML as well as other notations, also are expected to be submitted to the OMG. The official sanction of a competing standard by the OMG could have a material adverse effect on Rational's marketing and sales efforts and, in turn, on Rational's business, operating results and financial condition.

  Deferred Tax Assets. Based upon the weight of available evidence, which includes Rational's historical operating performance and the reported cumulative net loss for the prior three years, Rational has provided a full valuation allowance against its net deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.

RISKS RELATED TO PURE ATRIA

  Risks Associated with Expansion into New Product Areas. Pure Atria intends to introduce new products and expand its product offerings in the client/server development environments. Broad consumer acceptance of Pure Atria's existing and yet to be released products in new markets, including markets characterized by greater usage of the Windows and Windows NT operating systems, is critical to Pure Atria's future success. Although Pure Atria has adapted certain of its products to the Windows and Windows NT operating systems, Pure Atria's products have historically been licensed for use principally on certain versions of the UNIX operating system, and Pure Atria has traditionally promoted and distributed a substantial portion of its products for the UNIX operating system. To adapt Pure Atria products that were originally developed for the UNIX operating system to the Windows and Windows NT operating systems can be technically difficult, time consuming and subject to delays. There can be no assurance that Pure Atria will be successful in adapting its products to the Windows and Windows NT operating systems. Further, there can be no assurance that Pure Atria will be successful in marketing and selling products developed for the Windows NT operating system, particularly in areas in which Pure Atria has not traditionally promoted or sold its products, or that Pure Atria will be able to achieve the necessary acceptance, or compete effectively, in new markets.

  Dependence on UNIX Operating System. Although Pure Atria has adapted certain of its products to other operating systems, Pure Atria's products have historically been licensed for use principally on certain versions of the UNIX operating system. The revenues of Pure Atria have been primarily attributable to UNIX related products and services. Any factor adversely affecting the demand for, or the use of, the UNIX operating system that would require changes to Pure Atria's products would have a material adverse effect upon the business, operating results and financial condition of Pure Atria. In addition, any changes to the underlying components of the UNIX operating system that would require changes to the products of Pure Atria would materially adversely affect Pure Atria if it were not able to successfully develop or implement such changes in a timely fashion.

  Pure Atria expects that it will, in the future, introduce enhanced versions of current products, as well as versions of current products that are ported to different UNIX platforms or developed for use on platforms other than UNIX. Products that are ported to additional platforms or developed for use on platforms other than UNIX entail significant technical risks. Relative to other software products, a number of Pure Atria's products are difficult to port across different UNIX platforms and Pure Atria's products may require significant development efforts for use on platforms other than UNIX. There can be no assurance that Pure Atria will be successful in developing, introducing and marketing product enhancement, new products, or versions of existing products for other UNIX platforms or platforms other than UNIX on a timely basis, if at all, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve consumer acceptance.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

  The following discussion summarizes the proposed Merger and related transactions. The following is not, however, a complete statement of all provisions of the Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Agreement, a copy of which is attached to this Prospectus/Joint Proxy Statement as Annex A. Reference is also made to the Stock Option Agreements attached to this Prospectus/Joint Proxy Statement as Annexes C and D, and to the other Annexes hereto. Statements made in this Prospectus/Joint Proxy Statement with respect to the terms of the Merger and such related transactions are qualified in their respective entireties by reference to the more detailed information set forth in the Agreement and the Annexes hereto.

  This section contains forward-looking statements that involve risks and uncertainties. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", variations of such words and similar expressions are intended to identify these forward looking statements. The forward looking statements reflect the best judgment of the management of Rational and Pure Atria based on factors correctly known and involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus/Joint Proxy Statement.

JOINT REASONS FOR THE MERGER

  Rational and Pure Atria have identified several potential mutual benefits of the Merger that they believe will contribute to the success of the Combined Company. These reasons include the following:

  Creating a Comprehensive Suite of Integrated Products that Support Component-Based Software Development. Rational offers an integrated family of software products that automates component-based development of software through key phases of the development process. These phases include requirements analysis, software design and delivery, maintenance, and certain elements of the software testing process. Pure Atria offers software products that allow users to automate additional elements of the software testing process, and software products that provide software configuration management to help users manage changes in their software. Rational and Pure Atria believe that the industry for tools for automating software application development and management is very fragmented, with numerous suppliers offering products that are not well-integrated with one another. Many of each company's customers have expressed an interest in obtaining a more complete set of products from a single vendor that can be more easily integrated to support the customers' software development efforts. Rational and Pure Atria believe that by combining the companies' product lines, the Merger will allow the Combined Company to offer more extensive and integrated suites and bundles of software products supporting more of the software development lifecycle, thereby creating more integrated and robust solutions than competitors whose product lines are less inclusive. See "Risk Factors--Risks Related to the Merger--General Risks Associated with Integration of Operations," "--Execution by Combined Sales and Marketing Forces," "--Integration of Products, Technologies and Engineering Teams," "--Risks Associated with Effect of Merger on Resellers and Customers," "--Increased Integration Difficulties Associated with Recent Acquisitions," "--Risks Related to Rational and Pure Atria-- Expansion of Product Lines; Dependence Upon New Product Introductions," and "--Competition."

  Accelerating Tighter Integration of Product Lines by Leveraging Combined Software Development Teams and Technologies. By combining their existing technologies and development teams, Rational and Pure Atria believe that they will be able to integrate their product lines to provide a more comprehensive suite of products more efficiently than if either company were to attempt to expand its product line without the assistance of the other. For example, Rational plans to integrate its SQA Suite client/server testing products with Pure Atria's Purify and PureCoverage testing products, allowing users to more thoroughly test their software. As another example, Rational plans to integrate its Rose visual modeling products with Pure Atria's ClearCase software configuration management products, allowing users to manage multiple versions of design models built using Rational Rose. See "Risk Factors--Risks Related to the Merger--General Risks Associated with Integration of Operations" "--Integration of Products, Technologies and Engineering Terms," "--Risks Associated with

Effect of Merger on Resellers and Customers," "--Increased Integration Difficulties with Recent Acquisitions," "--Risks Related to Rational and Pure Atria--Expansion of Product Lines; Dependence Upon New Product Introductions," "--Rapid Technological Change," and "--Competition."

  Accelerating Sales Force Development by Adding the Pure Atria Sales Force Capacity to, and Increasing the Number of Products that Flow through, Rational's Worldwide Sales Organization. Rational has an extensive worldwide sales and support organization that employs a direct selling approach through its major-account sales and technical consulting organization in the United States, Canada, Europe and in the Asia/Pacific/Latin America region, as well as telesales and additional channels such as original equipment manufacturers ("OEMs"), value added resellers ("VARs") and independent software vendors ("ISVs"). Pure Atria has an extensive sales and support organization in the United States, Canada, Europe and the Asia Pacific region that employs direct selling, VARs and telesales. Both companies' ability to grow has been limited in part by the need to find capable and experienced sales personnel. Rational and Pure Atria believe that the Merger will establish a more comprehensive and pervasive worldwide distribution channel for the Combined Company than either company has today more easily and more quickly than either company could develop on its own, adding substantial sales and service capacity. Specifically, under the leadership of Rational's management team, Rational plans to integrate the Pure Atria sales force with the Rational sales organization to form a single worldwide sales organization handling all of the Combined Company's products. Among other things, Rational intends to integrate Pure Atria's major account sales force into Rational's existing major account structure, and to integrate Pure Atria's telesales organization into Rational's existing telesales structure. Rational and Pure Atria also believe that the Merger will allow the Combined Company to use its worldwide channel more efficiently by offering more products through a single sales organization. See "Risk Factors--Risks Related to the Merger--General Risks Associated with Integration of Operations," "--Risks Associated with Effect of Merger on Resellers and Customers," "--Execution by Combined Sales and Marketing Forces," "--Increased Integration Difficulties Associated with Recent Acquisitions," "--Risks Related to Rational and Pure Atria--Risks Associated with International Operations," "--Dependence Upon Sales Force and Other Channels of Distribution," "--Dependence on Key Personnel," "--Risks Related to Rational--Dependence Upon Strategic Relationships," and "--Risks Related to Pure Atria--Risks Associated with Expansion into New Product Areas."

  Enhancing the Business Model by Combining Increased Product Offerings and Customer Base to Improve Consistency of Financial Results. Rational and Pure Atria believe that the Combined Company will be able to offer more products to more customers than either company currently covers alone with a wider range of solutions, thus reducing the dependency on any particular product. Moreover, Pure Atria views Rational as having an experienced management team with a history of consistent financial performance. While there can be no assurance as to the future operating results of the Combined Company, Rational and Pure Atria believe that, under the direction of Rational's management team, the Combined Company will be well suited to take advantage of the increased business opportunities expected to result from the Merger. See "Risk Factors--Risks Related to the Merger--General Risks Associated with Integration of Operations," "--Execution by Combined Sales and Marketing Forces," "--Integration of Products, Technologies and Engineering Teams," "-- Risks Associated with Effect of Merger on Resellers and Customers," "-- Increased Integration Difficulties with Recent Acquisitions," "--Costs of Integration; Transaction Expenses," "--Risks Related to Rational and Pure Atria--Dependence Upon Growth of Emerging Industries," "--Expansion of Product Lines; Dependence Upon New Product Introductions," "Risks Related to Rational--Dependence Upon Strategic Relationships," "Risks Related to Rational and Pure Atria--Fluctuations in Operating Results," "--Volatility of Stock Price," "--Management of Growth," "--Competition," "--Risks Associated with Recent and Future Acquisitions," "--Dependence Upon Sales Force and Other Channels of Distribution," and "--Rapid Technological Change."

  Sharing Administrative and Operational Expenses. Rational and Pure Atria believe that the Merger will result in business synergies through, among other matters, the sharing of certain administrative, operational and research and development expenses, which will permit cost savings through the elimination of certain duplicate costs. However, Rational and Pure Atria expect that near-term costs will increase as a result of Merger and integration related expenses, and that cost savings arising from reduced headcount and consolidation of facilities immediately following the Merger will be less significant than long-term economies of scale. See "Risk Factors --Risks Related to the Merger--General Risks Associated with Integration of Operations" and "--Costs of Integration; Transaction Expenses," "--Execution by Combined Sales and Marketing Forces," "--Integration of Products, Technologies and Engineering Teams," "--Risks of Integrating Geographically Dispersed Organizations," "--Financial Impact of Failure to Achieve Synergies," "Risks Related to Rational and Pure Atria-- Management of Growth," and "--Risks Associated with Recent and Future Acquisitions."

RATIONAL'S REASONS FOR THE MERGER

  In addition to the anticipated joint benefits described above, the Rational Board believes that the following are reasons that the Merger will be beneficial to Rational and for stockholders of Rational to vote FOR the proposals set forth herein:

  Maintaining Technology Leadership. Rational's business strategy includes maintaining technology leadership by continuing to enhance its products and integrate additional products that strengthen and extend its support for automating the component-based development of software. Rational believes that the addition of Pure Atria's software configuration management tools and automated software testing products to Rational's product line will further this strategy. See "Risk Factors--Risks Related to the Merger--General Risks Associated with Integration of Operations," "--Integration of Products, Technologies and Engineering Teams," "--Risks Related to Rational and Pure Atria--Rapid Technological Change," "--Dependence on Key Personnel," "-- Competition," "--Management of Growth," "--Limited Protection of Intellectual Property and Proprietary Rights," "--Risks Related to Rational--Dependence Upon Strategic Relationships," "--Business Alliance with Microsoft," "-- Acquisition of the Visual Test Product," "--Licensing of Rose Technology to Microsoft," "--Development of Industry Standards," and "--Adverse Impact of Promotional Product Versions on Actual Product Sales."

  Accelerating Rational's Software Configuration Management Business. Rational believes that software configuration management ("SCM") tools, which help users manage different versions of their software through the development process, represent an important element of an integrated software development automation product suite. Rational believes that it has developed expertise in some elements of SCM through its Rational Apex product family of integrated programming environments. However, Rational does not have an established SCM product applicable to the major software implementation languages, either on Windows or UNIX. Rational believes that Pure Atria's ClearCase family of SCM products is of high quality, is well-regarded by Pure Atria's customers, and will be of interest to many of Rational's existing customers. Because Pure Atria's SCM product family is complementary to the rest of Rational's products, the acquisition of Pure Atria will accelerate Rational's ability to integrate SCM products as part of the Combined Company's product suite. See "Risk Factors--Risks Related to the Merger--General Risks Associated with Integration of Operations," "--Risks Associated with Effect of Merger on Resellers and Customers," "--Execution by Combined Sales and Marketing Forces," "--Integration of Products, Technologies and Engineering Teams," "-- Risks Related to Rational and Pure Atria--Rapid Technological Change," "-- Competition," "--Dependence Upon Sales Force and Other Channels of Distribution," "--Expansion of Product Lines; Dependence Upon New Product Introductions," "--Risks Related to Rational--Dependence Upon Strategic Relationships," and "--Risks Related to Pure Atria--Risks Associated with Expansion into New Product Areas."

  Extending Rational's Automated Software Quality Product Suite. Rational has a product line that automates certain elements of the software testing process, namely client/server testing and load and stress testing, through its SQA Suite, preVue, and Visual Test products. However, Rational believes that customer demand for automated software testing goes beyond client/server testing and load and stress testing to include capabilities which Rational's current products do not provide, such as memory leak detection, code coverage analysis, profiling and "hot spot" analysis, and test case generation. Rational believes that Pure Atria's Purify, PureCoverage and Quantify products and its Integrity QA technology may provide solutions for these problems and complement the rest of Rational's testing products. Rational intends to enhance its overall line of testing products by combining certain features and technologies from Rational products and Pure Atria products, and to add new capabilities through the integration of Pure Atria's testing products with other elements of Rational's product line. See "Risk Factors--Risks Related to the Merger--General Risks Associated with Integration of Operations," "--Integration of Products, Technologies and Engineering Teams," "--Risks Related to Rational and Pure Atria--Rapid Technological Change," and "--Expansion of Product Lines; Dependence upon New Product Introductions."

  Expanding Sales by Gaining Access to Pure Atria Customer Base. Rational believes that Pure Atria has been successful in gaining acceptance among customers that Rational has not traditionally reached with its testing products. For example, Rational's SQA Suite testing products have been used primarily by professional software QA personnel, whereas Pure Atria's Purify, PureCoverage, and Quantify products have been used mainly by software developers. Rational believes that the acquisition of Pure Atria will provide it with additional ways of introducing its entire product line to many more customers than previously possible. Because sales of individual products are often the first step in a broader customer relationship, Rational believes that gaining access to existing and future customers of Pure Atria's testing products and software configuration management products will increase its opportunities to sell additional Rational products and integrated multi-product suites and bundles. See "Risk Factors--Risks Related to the Merger-- Execution by Combined Sales and Marketing Forces," "--Integration of Products, Technology and Engineering Teams," "--Risks Associated with Effect of Merger on Resellers and Customers," "--Risks Related to Rational and Pure Atria-- Competition," "--Expansion of Product Lines; Dependence upon New Product Introductions," "--Rapid Technological Change," and "--Risks Related to Rational--Risks Related to Strategic Relationships."

  Strengthening Rational's UNIX-based Product Suite. Rational's business strategy includes offering its major products on the UNIX platform. Rational's existing testing products are primarily available on the Windows NT platform, and not on the UNIX platform. Pure Atria's product line includes testing products available both on UNIX as well as on Windows NT, and acquiring those products extends Rational's overall product suite for the UNIX environment. Likewise, Pure Atria's software configuration management products are available on UNIX and Windows, strengthening Rational's UNIX offering both directly and by integration with other Rational products such as the UNIX versions of Rational Rose. See "Risk Factors--Risks Related to the Merger-- General Risks Associated with Integration of Operations," "--Execution by Combined Sales and Marketing Forces," "--Integration of Products, Technologies and Engineering Teams," "--Risks Associated with Effect of Merger on Resellers and Customers," "--Risks Related to Rational and Pure Atria--Competition," "-- Rapid Technological Change," "--Expansion of Product Lines; Dependence upon New Product Introductions," "--Risks Related to Pure Atria--Risks Associated with Expansion into New Markets," and "--Dependence on UNIX Operating System."

  Rational's Control of Combined Company. Rational believes that the structure of its acquisition of Pure Atria, which provides that Rational's management will manage the Combined Company and that Rational's Board of Directors immediately prior to the acquisition will be the sole directors of the Combined Company following the Merger, will provide Rational's existing management with the level of control necessary to achieve a successful integration of Rational and Pure Atria's products and sales forces. See "Risk Factors--Risks Related to the Merger--General Risks Associated with Integration of Operations," "--Execution by Combined Sales and Marketing Forces," "--Integration of Products, Technologies and Engineering Teams," "-- Risks of Integrating Geographically Dispersed Organizations," "--Increased Integration Difficulties with Recent Acquisitions," "--Risks Associated with Effect of Merger on Resellers and Customers," "--Costs of Integration; Transaction Expenses," "--Risks Related to Rational and Pure Atria-- Fluctuations in Operating Results," "--Risks Associated with Recent and Future Acquisitions," "--Competition," "--Dependence on Key Personnel," --Management of Growth," "--Risks Related to Rational--Dependence upon Strategic Relationships," and "--Business Alliance with Microsoft."

  In the course of its deliberations in meetings held on April 4, 1997, April 5, 1997 and April 6, 1997, the Rational Board also considered a number of factors relevant to the Merger in addition to the benefits of the

Merger outlined above under "--Joint Reasons for the Merger" and "--Rational's Reasons for the Merger." In particular, (i) the Board considered historical information concerning Rational's and Pure Atria's respective businesses, financial positions, results of operations, product development schedules and technologies, including information filed with the SEC by Pure Atria since 1995; (ii) the Board considered Rational management's view of the financial condition, results of operations and business of Pure Atria, based on Rational management's due diligence and on publicly available industry analysts' reports and earnings estimates; (iii) the Board considered information regarding the major companies in the software-testing tools industry and the software configuration management industry; (iv) the Board considered, with the assistance of Rational's financial advisor, the comparative stock prices of Rational Common Stock and Pure Atria Common Stock; current financial market conditions; historical market prices, volatility and trading information with respect to Rational Common Stock and Pure Atria Common Stock; the premiums to market and multiples paid in other comparable merger and acquisition transactions; an analysis of the respective contributions to revenues, gross profits, operating income and net income of the combined companies based on industry analysts' reports and estimates; and an analysis of the impact of the proposed Merger on Rational's earnings per share; (v) the Board considered the oral opinion of Hambrecht & Quist delivered on April 6, 1997, subsequently confirmed in writing, that as of such date, the Exchange Ratio of 0.9 of a share of Rational Common Stock for each outstanding share of Pure Atria Common Stock is fair, from a financial point of view, to Rational; (vi) the Board considered the number of shares of Pure Atria Common Stock that were currently, or could become prior to the Effective Date, subject to outstanding options or employee stock purchase plan rights, and the number of additional shares of Rational Common Stock that would be necessary to satisfy such obligations following the Merger; (vii) the Board considered the expectation that the Merger will qualify for pooling of interests treatment for financial reporting purposes; (viii) the Board considered the expectation that the Merger will be tax free for federal income tax purposes; (ix) the Board considered, with the assistance of Rational's legal counsel, the terms of the Agreement and the Stock Option Agreements, including without limitation the break-up fee provisions, Rational's ability to exercise its right to purchase Pure Atria Common Stock under the Stock Option Agreement therefor, Pure Atria's ability to exercise its right to purchase Rational Common Stock under the Stock Option Agreement therefor, the circumstances under which either Rational or Pure Atria can terminate the Agreement and the conditions to closing the Merger; (x) the Board considered the compatibility of the sales and technical organizations of Rational and Pure Atria, which the Board considered important for the successful integration of the companies; (xi) the Board considered information provided by management, and legal, accounting and financial advisors as to the results of their due diligence investigation of Pure Atria; and (xii) the Board considered the level of Rational stockholder and Pure Atria stockholder approval that would be required in order to consummate the Merger.

  The Rational Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including without limitation the following factors: (i) the risk that, despite the intentions and efforts of the parties, the benefits sought to be achieved in the Merger will not be achieved, or that integration of the technologies, products, sales organizations or other operations of the two companies, if possible at all, may require more time, expense and management attention than anticipated; (ii) the difficulties of integrating and managing operations involving the separate geographic locations of certain aspects Rational's and Pure Atria's respective businesses, compounded by the SQA acquisition and other acquisitions recently effected by Rational and by Pure Atria, and by the ongoing execution challenges associated with the integration of the California-based Pure business with the Massachusetts-based Atria business following their August 1996, merger; (iii) the risk that the market price of Rational Common Stock might be adversely affected by public announcement of the terms of the Merger particularly in light of Pure Atria's results of operations for the quarter ended March 31, 1997, and that customer and reseller confusion could arise from the public announcement of the Merger; (iv) the potential dilutive effect of the issuance of Rational Common Stock in the Merger; (v) the substantial charges expected to be incurred, primarily in the quarter ending September 30, 1997, in connection with the Merger, including the transaction expenses arising from the Merger and costs associated with combining the operations of the two companies; (vi) the risk that, despite the intentions and efforts of the parties, certain key technical, sales and management personnel of Pure Atria or Rational might leave before or after consummation of the Merger, compounded by the fact that certain key technical, sales and management personnel of Pure and Atria left in connection with and following the Pure Atria merger in August 1996; (viii) the potential for the announcement or consummation of the Merger to have a destabilizing effect on the Rational organization, particularly in light of the amount of management attention that will be diverted from day-to-day operations to consummating the Merger and integrating the operations of Rational and Pure Atria; (ix) the adverse effects on Rational's business, operating results and financial condition if the Merger were not consummated following public announcement that the Agreement had been entered into; and (x) the other risks described above under "Risk Factors." The Rational Board believed that these risks were outweighed by the potential benefits of the Merger.

PURE ATRIA'S REASONS FOR THE MERGER

  In addition to the anticipated joint benefits described above, the Pure Atria Board believes that the following are additional reasons the Merger will be beneficial to Pure Atria and for stockholders of Pure Atria to vote FOR the proposals set forth herein:

  Premium To Trading Price. At the time the Agreement was announced, the Exchange Ratio represented a premium to the trading price of Pure Atria Common Stock. In addition, the Board of Directors believes that there is greater opportunity for enhanced shareholder value as part of the Combined Company rather than if Pure Atria continued as an independent entity, particularly in light of the potential impact on Pure Atria, its business, stock price and employees of the financial results for the quarter ended March 31, 1997. See "Risk Factors--Risks Related to the Merger--Risks Associated with Fixed Exchange Ratio," and "--Risks Related to Rational and Pure Atria--Volatility of Stock Price."

  Rational's Experienced Management Team. Pure Atria views Rational as having an experienced, strong and disciplined management team with a history of consistent performance. While there can be no assurance as to the results of the Combined Company, Rational and Pure Atria believe that, under the direction of Rational's management team, the Combined Company will be well suited to take advantage of the business opportunities expected to result from the Merger. See "Risk Factors--Risks Related to the Merger--General Risks Associated with Integration of Operations," "--Execution by Combined Sales and Marketing Forces," "--Integration of Products, Technologies and Engineering Teams," "--Risks of Integrating Geographically Dispersed Organizations," "-- Increased Integration Difficulties with Recent Acquisitions," "--Costs of Integration; Transaction Expenses," "--Risks Related to Rational and Pure Atria--Risks Associated with Recent and Future Acquisitions," "--Competition," "--Dependence on Key Personnel," "--Management of Growth," and "--Risks Related to Rational--Risks Related to Strategic Relationships."

  Rational's Experienced Sales Force. Rational has an experienced sales force that appears well positioned to leverage the Combined Company's products. Further, the Rational field sales and consulting organization currently sells products and technical consulting services that are complementary to, and that have a sales cycle and require a selling approach similar to, the Pure Atria Enterprise Product Line. See "Risk Factors--Risks Related to the Merger-- General Risks Associated with Integration of Operations," "--Execution by Combined Sales and Marketing Forces," "--Risks Associated with Effect of Merger on Resellers and Customers," "--Risks Related to Rational and Pure Atria--Risks Associated with International Operations," "--Dependence Upon Sales Force and Other Channels of Distribution" "--Risks Related to Rational-- Dependence Upon Strategic Relationships," and "--Risks Related to Pure Atria-- Expansion of Indirect Channels; Potential for Channel Conflict."

  Complementary Nature of Product Lines. Given the complementary nature of the product lines of Pure Atria and Rational, the Merger will enhance the opportunity for the potential realization of Pure Atria's strategic objective of achieving greater scale and presence in the industry for tools for automating software application development and management, potentially enabling the Combined Company to become a leading vendor serving the broad needs of software application development. See "Risk Factors--Risks Related to the Merger--General Risks Associated with Integration of Operations," "-- Execution by Combined Sales and Marketing Forces "--Integration of Products, Technologies and Engineering Teams," "--Risks Associated with Effect of Merger on Resellers and Customers," "--Risks Associated with Rational and Pure Atria," "--Expansion of Product Lines; Dependence upon New Product Introductions," and "--Rapid Technological Change."

  Extended Distribution. Combining with Rational would provide an opportunity for expanded distribution of Pure Atria's products to current Rational customers. See "Risk Factors--Risks Related to the Merger--Execution of Combined Sales and Marketing," "--Integration of Products, Technologies and Engineering Teams," "--Increased Integration Difficulties with Recent Acquisitions," "--Risks Associated with Effect of Merger on Resellers and Customers," "--Risks Related to Rational and Pure Atria--Competition," "-- Dependence on Sales Force and Other Channels of Distribution," "--Expansion of Product Lines; Dependence upon New Product Introductions," "--Dependence upon Key Personnel," and "--Risks Related to Pure Atria--Risks Associated with Expansion into New Product Areas."

  Participation in Future Growth. The Pure Atria stockholders would have the opportunity to participate in the potential for growth of the Combined Company after the Merger. See "Risk Factors."

  In the course of its deliberations during Pure Atria Board meetings held on April 1 and 3, 1997 and its two meetings on April 6, 1997, the Pure Atria Board reviewed a number of additional factors relevant to the Merger, including (i) historical information concerning Pure Atria's and Rational's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including as to Rational, public reports concerning results of operations during the prior several fiscal years and the most recent three fiscal quarters filed with the SEC; (ii) Pure Atria management's view as to the financial condition, results of operations, businesses, technology and products of Pure Atria and Rational before and after giving effect to the Merger based as to Rational, on management due diligence and publicly available financial and other information; (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Rational Common Stock and Pure Atria Common Stock; (iv) management's assessment of the strategic and other benefits expected to result from the Merger; (v) the consideration to be received by Pure Atria stockholders in the Merger and the relationship between the market value of the Rational Common Stock to be issued in exchange for each share of Pure Atria Common Stock and a comparison of comparable merger transactions; (vi) Pure Atria's view of the strength of Rational's overall management and sales organization; (vii) the belief that the terms of the Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (viii) Pure Atria management's view as to the prospects of Pure Atria as an independent company, particularly in light of the impact on Pure Atria, its business and employees of its first quarter 1997 earnings announcement; (ix) Pure Atria management's view as to the potential for other third parties to enter into strategic relationships with or to acquire Pure Atria or Rational; (x) the impact of the Merger on Pure Atria's customers and employees; and (xi) reports from management, legal, accounting and financial advisors as to the results of their due diligence investigation of Rational. The Pure Atria Board also considered, with the assistance of legal counsel, the terms of the proposed Agreement including the circumstances under which Rational or Pure Atria can terminate the Agreement, the conditions to closing the Merger, limitations on Pure Atria's and Rational's respective rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding the termination fees, the Voting Agreements and the Stock Option Agreements. In addition, the Pure Atria Board noted that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of the Combined Company as a result thereof and that the Merger was expected to be tax-free for Federal income tax purposes. The Pure Atria Board considered the financial presentations by DMG, including the oral opinion of DMG delivered at the first meeting of the Pure Atria Board of Directors on April 6, 1997, and subsequently confirmed in writing as of April 6, 1997, that, as of such date, the Exchange Ratio pursuant to the Agreement was fair to Pure Atria's stockholders from a financial point of view. The full text of the written opinion of DMG dated April 6, 1997 is attached hereto as Annex F, and stockholders are urged to carefully review the opinion.

  The Pure Atria Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the timing and risks associated with the integration of Rational and Pure Atria and the respective business that each has recently acquired and whether the potential benefits sought in the Merger and such other acquisitions might not be fully realized; (ii) the possibility that the Merger might not be consummated and the effect of public announcement of the Merger on

(a) Pure Atria's sales and operating results, (b) Pure Atria's ability to attract and retain key management, marketing and technical personnel, (c) progress of certain development projects, and (d) the respective trading price of the Common Stock of each of Rational and Pure Atria; (iii) the potential dilutive effect of the issuance of Rational Common Stock in the Merger; (iv) the substantial charges to be incurred, primarily in the quarter ending September 30, 1997, in connection with the Merger, including costs of integrating the businesses and transaction expenses arising from the Merger,
(v) the risk that despite the efforts of the Combined Company, key technical, sales and management personnel might not remain employed by the Combined Company, (vi) the risks associated with the fact that no Pure Atria director would serve on the Board of the Combined Company following the Merger and
(vii) the other risks described under "Risk Factors" herein. The Pure Atria Board believed that these risks were outweighed by the potential benefits of the Merger.

DISADVANTAGES OF THE MERGER

  Stockholders should be aware that there are certain disadvantages inherent in the Merger, even if the expected benefits of the Merger are realized. Following the announcement of the Merger and the announcement of Pure Atria's anticipated results of operations for the fiscal quarter ended March 31, 1997, there occurred an immediate and substantial drop in the price of the Common Stock of both Pure Atria and Rational, and there can be no assurance that the trading price of Rational's Common Stock will return to pre-Agreement levels in the near future or ever. The Merger will result in increased organizational complexity and administrative burdens and may dilute the focus of the Combined Company's management, sales and marketing and technical personnel. For example, the Combined Company's sales and marketing personnel will be required to divert some portion of their efforts from communicating with customers to integrating the two companies' distribution channels. Similarly, some portion of the Combined Company's engineering resources will be diverted from product development and enhancement to integration of Pure Atria's and Rational's products. The disadvantages of the Merger may be compounded by the fact that the Merger follows a period of significant acquisition activity by both Rational and Pure Atria and that certain of such prior acquisitions have not yet been fully integrated. In addition, given that Rational's headquarters are located in California and substantial portions of the work forces and operations of Pure Atria and other companies recently acquired by Rational and Pure Atria are located outside of California, Rational will experience some additional administrative burden on an ongoing basis in integrating Rational's, Pure Atria's and such other recently acquired companies' operations. The Boards of Directors of Rational and Pure Atria recognize that announcement and consummation of the Merger may result in delays or reductions of product orders and an adverse impact on near-term revenue. However, the Boards of Directors of Rational and Pure Atria believe that the reasons for the Merger discussed above outweigh these disadvantages. See "Risk Factors-- Risks Related to the Merger."

MATERIAL CONTACTS AND BOARD DELIBERATIONS

  The industry for tools for automating software application development and management is increasingly competitive and rapidly changing. As a result of these factors, both Rational and Pure Atria have frequently evaluated strategic relationships of various forms, such as potential OEM arrangements, joint-marketing relationships, and potential business combinations with other companies in the same and closely related fields.

  As early as 1994, Rational became aware of Atria's emerging presence in the configuration management area, due to the fact that Rational and Atria had certain common customers, particularly in the defense, aerospace and telecommunications industries. Rational and Atria explored the possibility of an OEM or other distribution relationship in 1995, because of joint customers' desires to integrate Atria's ClearCase product with certain Rational products. In 1996, Rational began adding automated software quality testing capabilities to the company's existing product lines, beginning with its purchase of the Visual Test product from Microsoft in October 1996. In November 1996, Rational announced its agreement to acquire SQA, a leading provider of automated software quality testing tools, and the acquisition was consummated on February 26, 1997. In March 1997, Rational acquired Performance Awareness Corporation, a provider of automated software testing tools. In conducting and reviewing valuation analyses in connection with these recent acquisition activities, the Rational Board and senior management have become increasingly familiar with the businesses of several companies providing software development products, including Pure Atria.

  In 1995 and 1996, both Pure and Atria explored the possibility of expanding and integrating their respective product lines with additional software development products, through mergers, acquisitions, alliances and other strategic combinations. These activities resulted in Pure's acquisition of QualTrack Corporation and Performix Corporation in 1995. In late 1995 and early 1996, Atria had preliminary and exploratory discussions with a number of different companies, including SQA and Rational, but none of these discussions resulted in a completed transaction. Pure and Atria had also become familiar to one another through joint marketing activities and interactions with mutual customers. In April of 1996, Pure and Atria entered discussions regarding the possibility of a combination of the two companies. In June, 1996, Pure and Atria announced that they had entered into a definitive Agreement and Plan of Reorganization to combine the two companies. The combination was completed in August 1996, to form Pure Atria. Finally, in February, 1997, Pure Atria completed the acquisition of Integrity QA Software, Inc., a developer of quality assurance software tools. Through these activities and discussions, Pure Atria had become familiar with Rational and its wholly owned subsidiary, SQA.

  Initial contacts between Rational management and Pure Atria management were informal and unrelated to any relationship between the two companies. Paul Levy, Rational's Chairman and Chief Executive Officer, was introduced to Reed Hastings, Pure Atria's Chairman and Chief Executive Officer, at a conference in New York in June 1996. Mr. Levy thereafter advised Daniel H. Case III, CEO of Hambrecht & Quist and a director of Rational, of his conversation with Mr. Hastings, and Mr. Case and Mr. Levy generally discussed the strategic fit between the two companies. Mike Devlin, Rational's President, met with Mr. Hastings informally in October 1996 and engaged in a wide-ranging discussion of the software development tool business, but the discussion did not involve specific proposals related to Rational or Pure Atria. Mr. Devlin subsequently reviewed the substance of this discussion with Mr. Levy and Mr. Case.

  On February 18, 1997, Messrs. Levy and Hastings met while attending a conference in Scottsdale, Arizona. Messrs. Levy and Hastings discussed their respective companies, and spoke in general terms about the possible merits of collaboration in some form between Rational and Pure Atria in the future. No specific understandings or arrangements were proposed or reached at this meeting.

  On March 12, Messrs. Levy and Hastings met in Sunnyvale, California near Pure Atria's headquarters. Messrs. Levy and Hastings discussed the possibility of pursuing a potential business combination or other relationship between Rational and Pure Atria, but Mr. Hastings observed that pursuing any such relationship would require substantial review by Pure Atria management and might not be feasible at that time. Mr. Hastings explained that Pure Atria management was then focused on the current quarter's sales and operations. Messrs. Levy and Hastings agreed to an exploratory meeting to be held later in March, and agreed to include in that meeting Mr. Devlin and Robert Dickerson, Pure Atria's Vice President, Developer Products Group. Mr. Levy subsequently reviewed with Mr. Case the substance of the March 12 discussions with Mr. Hastings. Both Mr. Levy and Mr. Case agreed that a potential business combination or other relationship between Rational and Pure Atria was strategically attractive and that a transaction with Pure Atria may be achievable on attractive terms.

  On March 24, Messrs. Levy, Devlin, Hastings and Dickerson met near San Francisco International Airport for approximately six hours. In the meeting, Messrs. Levy and Devlin provided a detailed explanation of Rational's products and business strategy, and Messrs. Hastings and Dickerson made a similar presentation with respect to Pure Atria. The ensuing discussion of the two companies covered possible synergies in operations and technology, alternative forms of potential collaboration between the two companies, and an assessment of each party's concerns relating to such alternate collaborative strategies. At the conclusion of the discussion it was agreed that there were potential benefits for both companies in some form of collaboration, but that each company would need to do further internal analysis of its own operations, financial condition and the possibilities for collaborative efforts before reconvening the discussions between Rational and Pure Atria.

  On March 27, Pure Atria management retained DMG, subject to the approval of the Pure Atria Board, to advise Pure Atria regarding any possible business combination with Rational.

  On March 31, Mr. Hastings called Mr. Levy and advised him that, based on preliminary information then available, it appeared that Pure Atria could fail to meet revenue forecasts of financial analysts for the March quarter, and that the Pure Atria Board was to meet the next day to discuss these preliminary results. Mr. Hastings explained that he intended to discuss with the Pure Atria Board the company's strategic alternatives, including whether to consider an acquisition or merger partner, or continue to pursue an independent course. In preparation for that meeting, Mr. Hastings asked Mr. Levy if Rational would be interested in exploring a business combination with Pure Atria if the Pure Atria Board deemed that to be a possible alternative for Pure Atria. Mr. Levy responded that Rational would be willing to explore a possible business combination with Pure Atria.

  On April 1, the Pure Atria Board met in Palo Alto, California with four directors participating by telephone and all other directors attending in person. Mr. Larry W. Sonsini, a member of Wilson Sonsini Goodrich & Rosati, P.C., ("WSGR") recused himself from the meeting due to the potential conflict of interest involving any transaction between Pure Atria and Rational, both of which were clients of WSGR. Pure Atria management discussed with the Pure Atria Board management's preliminary assessment, based on the incomplete information then available, of Pure Atria's financial results for the March quarter. Management indicated that these preliminary results were expected to be significantly below current estimates for the quarter issued by financial analysts, and discussed some of the potential effects of a revenue and earnings shortfall. Mr. Hastings then introduced representatives of DMG, who reviewed DMG's analysis of other similarly situated companies that had not met earnings and revenues expectations of financial analysts. There followed extensive discussions regarding Pure Atria's product line composition, the ability of Pure Atria to enter and compete in markets outside Pure Atria's traditional UNIX based markets, and the possible impact of not meeting earnings and revenues expectations in light of senior management's analysis and the history of other similarly situated companies, including the effect on Pure Atria's operations, employee morale, equity value, and general prospects.

  Mr. Hastings then described the prior discussions he had had with Mr. Devlin and Mr. Levy regarding Rational's willingness to explore a possible business combination with Pure Atria. Mr. Hastings also reviewed management's analysis of Rational, including its operating history, strengths and weaknesses, management team, product line and revenue mix, as well as management's current assessment of the proposed business combination. There followed a general discussion involving the directors, management and representatives of DMG regarding the strategic benefits associated with the proposed transaction, and the merits and risks involved in the proposed transaction and the alternative of continuing as an independent company. Mr. Hastings and Mr. Chuck Bay, Pure Atria's Vice President of Finance and Chief Financial Officer, answered questions from the directors regarding the proposed transaction and Pure Atria's overall strategy as it relates to the proposed transaction and the alternative of continuing as an independent company.

  The Pure Atria Board discussed their respective opinions as to the risks and merits of the proposed transaction with Rational. There was general agreement that Pure Atria should continue its discussions with Rational. At the conclusion of the meeting, the Pure Atria Board confirmed the retention of DMG as Pure Atria's financial advisor and instructed management to initiate discussions with Rational about a potential business combination and to continue evaluating the relative merits of a combination with Rational versus maintaining an independent course for Pure Atria.

  On April 1, 1997, after the Pure Atria Board meeting, Mr. Levy advised Mr. Case that he would be meeting with Pure Atria and representatives of DMG to discuss a possible business combination involving Rational and Pure Atria, and retained Hambrecht & Quist to act as Rational's financial advisor in connection with any possible business combination with Pure Atria. Such engagement of Hambrecht & Quist was subsequently confirmed by letter dated April 14, 1997.

  After the Pure Atria Board meeting on April 1, Messrs. Levy, Devlin, Hastings and Bay, met with representatives of DMG to discuss a possible business combination involving Rational and Pure Atria. At this time, Rational and Pure Atria entered into a mutual non-disclosure agreement, which provided that the information disclosed in connection with such discussions would be used solely for the purpose of evaluating a possible business transaction or strategic relationship. Discussion at the meeting focussed on the relative market valuations of Rational and Pure Atria, recent financial results of both companies, including preliminary estimated results for each company in the March quarter and for the Rational fiscal year ended March 31, 1997, likely market reactions to the announcement of such results, issues that might arise if the operations of Rational and Pure Atria were to be integrated, and the basic terms of an acquisition of Pure Atria by Rational. Based on these discussions, the Rational and Pure Atria executives preliminarily discussed the range of premiums that would be acceptable to both companies, and agreed to have their respective financial advisors assist them in further due diligence in establishing an appropriate exchange ratio. At the conclusion of this meeting, it was agreed that representatives of Rational and Pure Atria should begin intensive due diligence reviews of legal and financial matters relevant to the proposed transaction, and that technical and sales teams of the two companies should begin meeting to analyze the operational issues and possible synergies related to a potential acquisition of Pure Atria by Rational.

   Following the Pure Atria Board Meeting on April 1, Mr. Sonsini resigned from the Pure Atria Board of Directors and Pure Atria agreed to the representation of Rational by WSGR in connection with the Merger. Also after the April 1 meeting of the Pure Atria Board, Pure Atria retained Fenwick & West LLP ("F&W"), and Rational retained WSGR, as their respective special counsel with respect to the possible business combination.

  Beginning on April 2, management of each company spoke in detail with their respective legal counsel and financial advisors regarding the potential acquisition of Pure Atria by Rational, and discussed various strategic and structural alternatives and timing issues. Among other activities in this regard, on April 3, Robert Bond, Rational's Chief Operating Officer and Chief Financial Officer, conferred with Rational's legal counsel to review issues and requirements involved in the proposed acquisition, and to commence the documentation process in parallel with further management discussions of terms and conditions.

  Between April 2 and April 6, representatives of the two companies and their respective legal, financial and accounting advisors met to conduct additional due diligence, to further explore potential synergies in the proposed combination and to discuss price and various transaction terms. Among the numerous meetings and conversations during this time period, (i) Messrs. Levy and Devlin met with the Pure Atria Board, as detailed below, to discuss the proposed Merger and to address the Pure Atria Board's questions and concerns and Mr. Hastings met with the Rational Board, as detailed below, to discuss the proposed Merger and to address the Rational Board's questions and concerns; (ii) Messrs. Levy, Devlin and Bond held numerous meetings and conversations with Messrs. Hastings, Bay and other members of Pure Atria management to discuss integration of products, marketing strategies, sales forces, distribution channels, product development plans, administrative organizations, personnel and employee benefit plans; (iii) representatives of Rational's financial advisor, Hambrecht & Quist, conducted due diligence interviews with members of Pure Atria's management team and Pure Atria's financial advisor, DMG; (iv) representatives of DMG conducted due diligence interviews with members of Rational's management team and Hambrecht & Quist;
(v) representatives of Pure Atria's independent auditors, KPMG Peat Marwick LLP ("KPMG"), conducted due diligence of Rational in the offices of WSGR, during which Mr. Bond was available and responded to questions of KPMG, and during and after which the representatives communicated the results of their review to Pure Atria's management; (vi) representatives of Ernst & Young LLP performed certain due diligence procedures at the request of Rational management, of Pure Atria in the offices of WSGR, during which Mr. Bay was available and responded to questions, and during and after which the representatives of Ernst & Young LLP communicated their findings to Mr. Bond and Timothy Brennan, Rational's Vice President, Finance and Administration;
(vii) technical teams of Rational and Pure Atria met to conduct product due diligence and explore potential synergies and cost savings from integrating the products and product lines of Rational and Pure Atria, and reported their findings to their respective management teams; (viii) sales teams of Rational and Pure Atria met to discuss each other's marketing and sales operations and to evaluate the possibilities of integrating sales operations of the two companies; (ix) Pure Atria's in-house counsel and attorneys from Pure Atria's legal counsel, F&W, conducted due diligence concerning certain Rational agreements and corporate records at the offices of WSGR and discussed with attorneys at WSGR certain other legal matters pertaining to Rational, reviewed reports filed by Rational with the SEC, and reported their findings to Pure Atria management; and (x) attorneys from WSGR reviewed certain Pure Atria agreements and corporate records at the offices of WSGR, discussed with attorneys at F&W and Pure

Atria's in-house counsel certain other legal matters pertaining to Pure Atria, reviewed reports filed by Pure Atria with the SEC, and reported their findings to Rational management. Also between April 2 and April 6, Rational's and Pure Atria's respective legal counsel, financial advisors, independent auditors and executive officers had extensive meetings and conversations regarding the terms of the Agreement and related documents, including without limitation the Exchange Ratio and the terms of the proposed Stock Option Agreements, the Voting Agreements, the circumstances under which Rational or Pure Atria could terminate the Agreement, the conditions upon which any break-up fees would be payable and the amount of such fees, the representations, warranties, covenants and conditions to closing to be set forth in the Agreement, the availability of pooling-of-interest accounting treatment for the proposed Merger, the qualification of the Merger as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code and the ability of the Merger to be consummated in compliance with applicable anti-trust laws.

  On April 3, the Pure Atria Board met, with all attendees participating by telephone. Also participating in the meeting were Messrs. Bay and Stein, representatives of DMG, and representatives of F&W, Pure Atria's legal counsel. F&W representatives reviewed the Pure Atria Board's fiduciary duties in considering the proposed strategic business combination. The Pure Atria Board and management and DMG and F&W representatives then engaged in extensive discussion regarding the strategic advantages of the proposed Merger, as well as a comparison of entering into the proposed business combination as opposed to continuing as an independent company, particularly in light of Pure Atria's estimated results for the quarter ended March 31, 1997, the anticipated impact on financial markets of the announcements of those results and the anticipated consequent impact on long-term stockholder value. The Pure Atria Board discussed the possibility that failure to reach agreement with Rational prior to the planned April 7 announcement of Pure Atria's preliminary results for the quarter ended March 31, 1997, could jeopardize the ability of the two companies to come to terms on a Merger transaction that was more favorable to the stockholders of Pure Atria than continuing as an independent company. The Board also discussed the importance of promptly reaching a final decision as to which course Pure Atria would pursue in order to minimize employee attrition and customer uncertainty. The Board discussed with management the steps that would need to be taken in order to build long-term value for the Pure Atria stockholders if the Company followed an independent course. Members of management indicated their belief that if certain actions were taken to address employee retention and sales execution issues, remaining independent was a viable alternative to consummating a transaction with Rational on unfavorable terms. It was noted that a repricing of outstanding options for the purchase of shares of Pure Atria Common Stock, which would likely be required to address employee retention concerns if Pure Atria were to remain as an independent company, could restrict the ability of Pure Atria to consummate a pooling of interests business combination for an unspecified period. The Board instructed management to convey to Rational that if a merger agreement on acceptable terms was not finalized by April 7, Pure Atria intended to turn its focus from the proposed business combination with Rational to a strategy of building the long-term business of Pure Atria as an independent company. The Board then discussed a number of matters relating to the proposed Merger, including without limitation (i) the terms of the proposed Merger, including the exchange ratio, conditions to closing, and interim covenants and termination events, (ii) potential market reaction to the proposed combination and (iii) issues related to the integration of operations and products following a merger. The Pure Atria Board authorized and instructed Pure Atria management to continue discussions with representatives of Rational regarding the proposed Merger and gave negotiating instructions to management as to the exchange ratio and the definitive agreement.

  On April 4, the Rational Board met via telephone conference call for approximately two and a half hours, with all directors, Mr. Bond, and representatives of Hambrecht & Quist and WSGR participating, to discuss the elements of a potential acquisition of Pure Atria by Rational. WSGR's representatives commenced the meeting by reviewing the Rational Board's fiduciary duties in considering the proposed strategic business combination. Mr. Levy then described for the Rational Board the familiarity of the Rational management team with the business of Pure Atria as a result of the two companies' prior contacts and Rational's prior acquisitions. Mr. Levy outlined for the Rational Board the events and discussions leading up to the proposal to acquire Pure Atria, including without limitation, the possibility of Pure Atria issuing a preliminary announcement of financial results for the March quarter and the likely negative impact of such an announcement on the price of Pure Atria

Common Stock. Mr. Levy then gave a detailed presentation regarding Pure Atria's product line and financial results (including its management's preliminary analysis regarding its results for the quarter ended March 31, 1997, and reasons therefor). Mr. Levy then described extensive due diligence meetings between the managements, financial advisers and legal advisers of Rational and Pure Atria. Mr. Levy described scheduled future due diligence meetings between the respective managements and their respective financial and legal advisers which would focus on, among other things, Pure Atria's sales force, product roadmap and product rollout schedules, Pure Atria's financial models and detailed investigations of the potential cost savings from the acquisition. Mr. Devlin then gave a presentation on the Pure Atria product line, Pure Atria's product roadmap, and integration and potential cost savings issues involved in combining the Pure Atria and Rational product lines and sales forces. Rational's financial advisor then reviewed timing and work done to date on the separate and combined company financial models, including the cost savings required to make the proposed transaction accretive to Rational stockholders. Rational's financial advisor also discussed with the Rational Board the anticipated substantial negative effect on Pure Atria's stock price of an announcement of their preliminary results for the quarter ended March 31, 1997, both with or without an announcement of a merger with Rational. Mr. Levy then conveyed to the Rational Board Pure Atria's strong desire to reach agreement no later than April 7, and the reasons therefor. Following the presentations by Rational's management, legal and financial advisors, the Rational Board discussed the potential merger with Pure Atria, and identified a number of areas that Rational's management should consider further. In particular, the Rational Board stressed the importance of analyzing execution risks and means of mitigating such risks, management issues, Board composition, valuation in light of current market conditions and Pure Atria's preliminary results for the quarter ended March 31, 1997, regulatory issues, pooling issues and potential reaction from Microsoft and other strategic partners. The Rational Board stressed the need to focus on operational integration. The Rational Board authorized and instructed Rational management to continue discussions with representatives of Pure Atria regarding the proposed Merger. At the conclusion of the call, directors John Montague and Al Schleicher agreed to fly to California immediately in order to participate in future board deliberations in person.

  Effective April 5, 1997, Mr. Ron Nordin resigned from the Rational Board for reasons unrelated to the Merger.

  On April 5, the Rational Board met for approximately five and one half hours with senior members of Rational's management, and representatives of Rational's financial advisor and legal counsel. All Rational directors were present in person, as were representatives of Hambrecht & Quist and WSGR. Representatives of WSGR began the meeting with a review of the issues relating to the acquisition before the Rational Board in the context of the Board's fiduciary obligations to Rational stockholders. Next, Rational's management made presentations regarding Rational's and Pure Atria's product roadmaps, Rational's integration of SQA products and its proposed integration of Pure Atria products, Rational's analysis of Pure Atria's sales model and Rational's proposed sales force integration with Pure Atria, Rational's analysis of Pure Atria's anticipated results for the quarter ended March 31, 1997, and the reasons therefor, the qualification of the proposed Merger for pooling-of-interests treatment, an analysis of synergies and cost savings, and management reporting responsibility following the proposed Merger. The Rational Management presentation specifically addressed the issues raised by the Rational Board at its previous meeting. Next, Mr. Hastings made a presentation to the Rational Board and answered questions of Rational directors. Mr. Hastings then left the meeting. Representatives of Hambrecht & Quist then made a presentation regarding the financial aspects of the proposed transaction, including (i) the trading history of the common stock of Rational and Pure Atria, (ii) an analysis of selected comparable merger and acquisition transactions, and (iii) an analysis of selected publicly traded companies. Rational's financial advisor then discussed with the Rational Board the expected negative effect on Pure Atria's stock price of an announcement of its anticipated results for the quarter ended March 31, 1997, in light of other recent announcements which fell short of analysts' estimates and their effect on the relevant company's stock price. Rational's Board also discussed with Hambrecht & Quist representatives the control premiums which had been paid in prior transactions where substantially all of the senior management positions in the surviving company were held by executives from the acquiring company, and the factors which could prevent the proposed transaction from being consummated if it were not agreed upon and announced promptly. Next, management and legal counsel reported to the Rational Board on the principal terms and structure of the transactions, including, without limitation, the fixed exchange ratio, conditions to close, the Stock Option Agreements, the Voting Agreements, the circumstances in which either party could terminate the Agreement or in which break-up fees would be paid by the parties and the amount of such fees, and responded to the Board's questions on the status of the transaction as a "tax-free reorganization" and as a pooling-of-interests transaction, on the Hart-Scott-Rodino antitrust filing and review requirements, and the status of negotiations on the Agreement and related documents. The Board authorized Rational management to continue negotiations with Pure Atria on the basis of an exchange ratio of 0.9 shares of Rational Common Stock for each share of Pure Atria Common Stock, provided that final due diligence was satisfactory and the other open negotiating issues were satisfactorily resolved. The Rational Board stressed the importance of ensuring that the management and the Board of Directors of the Combined Company immediately following the Merger would be comprised of Rational's current management and Rational's current Board of Directors, respectively, in order to maximize the ability to successfully integrate the two companies' product lines and sales forces.

  Following the April 5 meeting of Rational's Board, representatives of Rational and Pure Atria continued their negotiations during the night of April 5 and all day on April 6.

  The Pure Atria Board met twice on April 6. At the first meeting, the Pure Atria Board met for several hours at Pure Atria's Sunnyvale, California headquarters, with two board members attending in person, three participating by video conference from the Company's Lexington, Massachusetts offices and one by teleconference. The Pure Atria Board met with the members of senior management of Pure Atria and Pure Atria's legal counsel, financial advisors and auditors to discuss the status of negotiations with Rational. Pure Atria's legal counsel discussed the Pure Atria Board's fiduciary duties in considering the proposed strategic business combination in the context of issues before the Pure Atria Board. Management of Pure Atria reported on the agreement that had been reached with respect to the principal remaining issues relating to the proposed acquisition. Pure Atria's legal counsel reviewed for the Pure Atria Board the proposed terms of the Agreement and related documents, including without limitation the fixed exchange ratio, the Stock Option Agreements, the Voting Agreements, the ability to consider competing offers, the circumstances in which either party could terminate the Agreement or in which break-up fees would be paid by the parties and the amount of such fees, the expectation that the Merger would be tax free for federal income tax purposes and would be accounted for as a pooling of interests, the representations and warranties of each party and remedies for breach thereof, the various closing conditions, and the composition of the Rational Board following the Merger. DMG then reviewed its financial analysis of the proposed transaction and delivered its oral opinion (subsequently confirmed in writing) to the Pure Atria Board that, as of such date, the proposed Exchange Ratio of
0.9 was fair from a financial point of view to the holders of Pure Atria Common Stock. See "Opinion of Pure Atria's Financial Advisor." As a further aspect of its diligence review of Rational, Mr. Hastings then invited Messrs. Levy and Devlin to join the meeting. Messrs. Levy and Devlin explained to the Pure Atria Board their strategy regarding the overall operation of Rational and bringing value to the stockholders of Rational. Messrs. Levy and Devlin also discussed the advantages that they believed would accrue to both companies in the event that the companies were combined. Mr. Devlin discussed Rational's financial position and operating history, and its recent acquisitions experience. Mr. Levy discussed the Rational management team, including their experience and the long period of time that the company's senior management has worked together. Messrs. Levy and Devlin then responded to questions from members of the Pure Atria Board. After answering all questions, Messrs. Levy and Devlin left the meeting. The Board also reviewed with management, legal counsel, and its auditors, the proposed accounting treatment for the Merger and various open issues. A KPMG representative confirmed that Pure Atria qualified as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting was available. The KPMG representative also advised the Board that KPMG was awaiting confirmation from Ernst & Young LLP, Rational's independent auditors, as to that firm's concurrence with Rational management's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the proposed Merger. The Pure Atria Board's advisors and members of Pure Atria's management also reviewed with the Pure Atria Board the results of the due diligence investigation of Rational conducted by Pure Atria's management and advisors. Mr. Hastings presented management's view on the merits and risks involved in accepting the proposal to be acquired by Rational, or continuing as an independent company. Each of the directors then discussed their respective opinion as to the risks and merits of the proposed transaction with Rational. There followed extensive discussion regarding the proposed merger and the terms of the proposed Agreement. The Pure Atria Board thereupon resolved that the Merger, as contemplated by the Agreement, is fair from a financial point of view to, and in the best interests of, Pure Atria and its stockholders and adopted and approved the Agreement and the transactions contemplated thereby. The Pure Atria Board then instructed Pure Atria's management team to continue negotiations with Rational, with particular attention to protecting the interests of Pure Atria stockholders with respect to the issues discussed during the course of the meeting. See "Approval of the Merger and Related Transactions--Opinion of Pure Atria's Financial Advisor."

  On April 6, the Rational Board, with all directors again attending in person, together with representatives of WSGR and Hambrecht and Quist, met at the offices of WSGR for over three hours, with senior members of Rational's management to review and vote on the Agreement and the transactions contemplated thereby. At this meeting, (i) WSGR's representatives reminded the Rational Board of its fiduciary obligations with respect to the proposed transaction, (ii) management of Rational and WSGR reported on the agreement that had been reached with respect to the principal remaining open issues relating to the proposed acquisition, (iii) management responded to questions regarding various aspects of the proposed acquisition and (iv) representatives of WSGR reviewed the proposed definitive terms of the Agreement and related documents. Hambrecht & Quist made a presentation to the Rational Board regarding its financial analysis of the Exchange Ratio and delivered its oral opinion, subsequently confirmed in writing, to the Rational Board that the proposed Exchange Ratio of 0.9 of a share of Rational Common Stock for each share of Pure Atria Common Stock was fair to Rational from a financial point of view as of such date. See "Opinion of Rational's Financial Advisor." Mr. Bond reported that Rational's accountants had confirmed that pooling-of-interests accounting treatment was available for the proposed Merger. The Rational Board then engaged in extensive discussion of the risks associated with announcing a proposed business combination if the Merger were not ultimately consummated. The discussion included a detailed review of the negotiated terms that increased and decreased such risks, including the circumstances under which Pure Atria could consider competing offers or terminate the Agreement, the conditions to closing the Merger, the amount and conditions to triggering break-up fees, the terms of the Stock Option Agreements, and the terms and proposed parties to the Voting Agreements. Rational's financial advisor commented on the comparability of such terms considered on a stand alone basis and also in conjunction with the anticipated substantial negative effects of Pure Atria's announcement of preliminary results for the quarter ended March 31, 1997, to terms negotiated in similar transactions. The Rational Board then discussed with its financial advisors the potential premium to be paid in the proposed transaction after taking into account the anticipated substantial decline in Pure Atria's stock price. The Board also discussed the proposed press release of Pure Atria with respect to its March 31, 1997, anticipated quarterly results and acknowledged the likelihood that such announcement, when coupled with a press release announcing Rational's execution of a definitive agreement to acquire Pure Atria, would cause the price of Rational's Common Stock to decrease.

  At the conclusion of the April 6 meeting, after extensive discussion on the merits and risks of the proposed transaction, the Rational Board determined that the Merger, and the reservation at issuance of shares of Rational Common Stock pursuant to the Merger, were fair from a financial point of view to, and in the best interests of, Rational, and adopted and approved the Agreement and the transactions contemplated thereby. Daniel H. Case III, a member of the Rational Board and President and Chief Executive Officer of Hambrecht & Quist, Rational's financial advisor actively participated in the discussions at all three Rational Board meetings as well as in the numerous meetings and discussions summarized above between April 2, 1997, and April 6, 1997, but abstained from voting on the Agreement and the related transactions. All other Rational directors approved the Agreement and the related transactions. See "Risk Factors--Risks Related to the Merger--Potential Conflicts of Interest" and "Approval of the Merger and Related Transactions--Opinion of Rational's Financial Advisor."

  At its second meeting on April 6, the Pure Atria Board convened by teleconference. All directors attended the meeting, as well as Mr. Hastings, Mr. Bay, legal counsel, representatives of DMG and a representative of KPMG. Pure Atria management, legal counsel and financial advisors updated the Pure Atria Board as to the status of negotiations during the day, noting that the Agreement and other related agreements were essentially in final form and that these agreements did not change materially from those discussed at the Board meeting earlier that morning. The Pure Atria Board reviewed with legal counsel, management and a representative of KPMG the accounting treatment of the Merger and then questioned Pure Atria's management, legal counsel and financial advisors and auditors as to various matters regarding the transaction. There followed general discussion regarding the transaction. At the conclusion of the second meeting on April 6, the Pure Atria Board again confirmed that the Merger was fair from a financial point of view to, and in the best interests of, Pure Atria and its stockholders. See "Approval of the Merger and Related Transactions--Opinion of Pure Atria's Financial Advisor."

  On April 7, following the approvals by the Rational Board and the Pure Atria Board on April 6 of the Agreement and the transactions contemplated thereby, the Agreement and the Stock Option Agreements were executed by both companies and Rational and Pure Atria issued a press release announcing the Merger.

OPINION OF RATIONAL'S FINANCIAL ADVISOR

  Rational retained Hambrecht & Quist to deliver a financial opinion letter in connection with the Merger. Hambrecht & Quist was selected by the Rational Board to provide a written opinion (the "Hambrecht & Quist Opinion") based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's investment banking relationship and familiarity with Rational.

  The full text of the written Hambrecht & Quist Opinion dated April 6, 1997, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Hambrecht & Quist in rendering the Hambrecht & Quist Opinion, is attached as Annex E to this Prospectus/Joint Proxy Statement. Rational stockholders are urged to read the Hambrecht & Quist Opinion carefully and in its entirety.

  Rational engaged Hambrecht & Quist to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view to Rational of the consideration to be paid by Rational in connection with the Merger. The Exchange Ratio was determined through negotiations between Rational and Pure Atria, and not by Hambrecht & Quist. Hambrecht & Quist rendered its oral opinion, subsequently confirmed in writing, on April 6, 1997, to the Rational Board that, as of such date, the consideration to be paid by Rational pursuant to the Agreement is fair to Rational from a financial point of view. No limitations were placed on Hambrecht & Quist by the Rational Board with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

  In its review of the Merger, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available financial statements of Rational for recent years and interim periods to date and certain other relevant financial and operating data of Rational made available to Hambrecht & Quist from published sources; (ii) discussed with certain members of the management of Rational the business, financial condition and prospects of Rational; (iii) reviewed the publicly available financial statements of Pure Atria for recent years and interim periods to date and certain other relevant financial and operating data of Pure Atria obtained by Hambrecht & Quist from published sources; (iv) discussed with certain members of the management of Pure Atria the business, financial condition and prospects of Pure Atria; (v) analyzed the pro forma impact of the Merger on earnings per share ("EPS"), consolidated capital and other financial ratios of Rational and Pure Atria; (vi) reviewed and discussed with management of Rational and Pure Atria, the strategic rationale for the Merger;
(vii) reviewed the recent reported prices and trading activity for Rational's and Pure Atria's Common Stock and compared such information and certain financial information of Rational and Pure Atria with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable to those of Rational and Pure Atria; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (ix) reviewed the Agreement; (x) discussed the tax and accounting treatment of the Merger with Rational and Rational's legal counsel and accountants; and (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

  Hambrecht & Quist did not independently verify any of the information concerning Rational or Pure Atria considered in connection with their review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Rational or Pure Atria, nor did they conduct a physical inspection of the properties and facilities of Rational or Pure Atria. Hambrecht & Quist also assumed that neither Rational nor Pure Atria was a party to any pending transactions, including external financings, recapitalization or merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses. For purposes of their opinion, Hambrecht & Quist assumed that the Merger will qualify as a tax-free reorganization under the Code for the stockholders of Rational and that the Merger will be accounted for as a pooling of interests. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Rational Board. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Rational Board and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Rational and Pure Atria. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

  The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to the Rational Board dated April 6, 1997:

  Contribution Analysis: Hambrecht & Quist analyzed the contribution of each of Rational and Pure Atria to certain financial statement categories of the pro forma Combined Company, assuming no revenue or expense adjustments to the Combined Company, including revenue, gross profit, operating income, and net income. This contribution analysis was then compared to the respective pro forma ownership percentages of Rational and Pure Atria stockholders in the pro forma Combined Company. Hambrecht & Quist examined the expected contributions to the Combined Company's revenues, gross profit, operating income and pro forma net income by Rational for fiscal 1997 and 1998 (i.e., the four quarters ending March 31), derived from Hambrecht & Quist's analyst's published estimates, and by Pure Atria for calendar years 1997 and 1998 (i.e., the four quarters ending December 31), derived from Wall Street's consensus estimates as adjusted by Hambrecht & Quist. Hambrecht & Quist observed that Rational stockholders are expected to own approximately 56% of the Combined Company equity at the close of the Merger, calculated on a fully diluted basis, and the Pure Atria stockholders are expected to own approximately 44% of the Combined Company equity at the close of the Merger. In fiscal 1997, assuming no revenue or expense adjustment to the Combined Company it was estimated that Rational and Pure Atria would have contributed approximately 52% and 48%, respectively, of the combined revenues; approximately 48% and 52%, respectively, of the combined gross profit; approximately 49% and 51%, respectively, of the combined operating income; and approximately 57% and 43%, respectively, of the combined pro forma net income. With respect to fiscal 1998 financial performance, assuming no revenue or expense adjustment to the Combined Company it was estimated that Rational and Pure Atria would have contributed approximately 53% and 47%, respectively, of the combined revenues; approximately 50% and 50%, respectively, of the combined gross profit;

approximately 52% and 48%, respectively, of the combined operating income; and approximately 58% and 42%, respectively, of the combined pro forma net income.

  Pro Forma Merger Analysis: Hambrecht & Quist analyzed the pro forma impact of the Merger assuming revenue and expense adjustments to the Combined Company, using Hambrecht & Quist's analyst's published estimates of EPS for Rational in fiscal 1997 and fiscal 1998 of $0.53 and $0.74, respectively. The analysis indicated that EPS of the pro forma Combined Company would be the same for the June and September 1997 quarters and higher for the subsequent quarters than for Rational as a stand-alone company. The actual results and savings achieved by the Combined Company resulting from the Merger may vary from the projected results and variations may be material.

  Premium Analysis: Hambrecht & Quist compared the implied price per share of the offer as of April 6, 1997, to the last sale price of Pure Atria Common Stock on both April 4, 1997, and March 7, 1997 (the twenty-eighth day preceding the announcement of the Merger), to similar premiums for certain technology transactions announced since January 1, 1994. Hambrecht & Quist analyzed over 30 such public and private company technology transactions and additionally analyzed a larger subset of public and private company transactions that were in the software sector. Hambrecht & Quist observed that the average one-day premium and four-week premiums paid in the selected public and private company technology transactions were 37% and 52%, respectively. This compared with the proposed merger in which the one-day premium offered was 19% and the four-week premium offered was 19%.

  Discounted Cash Flow Analysis: Hambrecht & Quist analyzed the theoretical valuation of Pure Atria based on the unleveraged discounted cash flow of the projected financial performance estimates as to Pure Atria. However, because of the nature of Pure Atria's business and the current market valuations for software companies, Hambrecht & Quist determined that this analysis did not provide meaningful information in the context of analyzing the fairness from a financial point of view of the Merger.

  Analysis of Publicly Traded Comparable Companies: Hambrecht & Quist compared selected historical and projected financial information of Pure Atria to publicly traded companies that Hambrecht & Quist deemed to be comparable to Pure Atria. Such data and ratios included market value, market value to historical net income, price per share to historical and projected earnings per share, market value to historical book value, and earnings per share growth rates. Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash and marketable securities) to the earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization. Companies used as comparables included selected high growth software companies including Business Objects, Forte Software, Integrated Systems, Intersolv, Legato, Logic Works, Mercury Interactive, Platinum Technology, Progress Software, Seer Technologies, Segue Software, Visigenic Software and Wind River Systems. The foregoing multiples were applied to historical financial results of Pure Atria for the twelve-month period ended December 31, 1996, and projected financial results of Pure Atria derived from Wall Street's analyst's published consensus estimates as adjusted by Hambrecht & Quist. Hambrecht & Quist determined that the average multiple of the last-twelve-months revenues for these companies was 3.4. Hambrecht & Quist determined that the average multiple of book value for these companies was 4.0. Hambrecht & Quist determined that the average multiple of earnings for these companies was 52.4. Hambrecht & Quist determined that the average multiple of earnings before interest and taxes or these companies was 48.3. Hambrecht & Quist determined that the average multiple of earnings before interest, taxes, depreciation and amortization for these companies was 26.5. Hambrecht & Quist determined that, for the expected results for calendar year 1997, the average multiple of earnings per share for these companies was 27.3. Based on the analysis of publicly traded comparable companies, Pure Atria's implied equity value ranged from approximately $361 million to approximately $1,416 million. This compared with an implied equity value of $947 million of Pure Atria in the Merger, based on the closing price of Rational Common Stock on April 4, 1997.

  Analysis of Selected Merger and Acquisition Transactions: Hambrecht & Quist compared the proposed merger with selected comparable merger and acquisition transactions. This analysis included over 30 comparable public and private company software transactions. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. The foregoing multiples were applied to historical financial results of Pure Atria for the twelve-month period ended December 31, 1996. Multiples analyzed included consideration offered to historical revenue, to historical cash flow from operations, to historical earnings before depreciation, interest and taxes, to historical earnings before interest and taxes, to historical net cash flow from operations, to historical earnings, to historical book value, and to historical net operating assets. Selected software transactions analyzed include Synopsys/Epic, Coopers & Chyan/Cadence, Edmark/IBM, Cheyenne Software/Computer Associates, Red Pepper Software/PeopleSoft, Meta-Software/Avant!, Davidson & Associates/CUC International, Tivoli Systems/IBM and Integrated Silicon Systems/Arcsys. The consideration offered in the transactions was an average multiple of 7.0 times revenue, 32.5 times earnings before depreciation, interest and taxes, 38.2 times earnings before interest and taxes, 53.4 times earnings, 13.4 times book value and 48.6 times cash flow from operations. Based on the analysis of selected merger and acquisition transactions, Pure Atria's implied equity value ranged from approximately $1,025 million to $1,209 million. This compared with an implied value of $947 million of Pure Atria in the Merger.

  No company or transaction used in the above analyses is identical to Rational or Pure Atria or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

  The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Annex E to this Joint Proxy Statement/ Prospectus.

  Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist is familiar with Rational, having acted as advisor of its merger with a publicly traded corporation formerly known as Verdix Corporation in March 1994, and as managing underwriter of its follow-on offerings in June 1995 and October 1996. Hambrecht & Quist received customary compensation in connection with such transactions. In November 1996, Hambrecht & Quist acted as financial advisor to Rational in connection with Rational's acquisition of SQA Inc., and received a fee for this service. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Rational and receives customary compensation in connection therewith, and also provides research coverage for Rational. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Rational for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Daniel H. Case III, the President and Chief Executive Officer of Hambrecht & Quist, is a director of Rational.

  Pursuant to an engagement letter dated April 4, 1997, Rational has agreed to pay Hambrecht & Quist a fee ("Transaction Fee") equal to $5.3 million in connection with its services as financial advisor to Rational in connection with the Merger, including the rendering of a fairness opinion. Such Transaction Fee, with the exception of $2.0 million payable to Hambrecht & Quist at the time of the delivery of its fairness opinion which sum will be credited against the Transaction Fee, is payable upon consummation of the Merger. Rational also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

OPINION OF PURE ATRIA'S FINANCIAL ADVISOR

  Pure Atria retained Deutsche Morgan Grenfell Inc. ("DMG") to act as its financial advisor in connection with the Merger. DMG was selected by Pure Atria's Board of Directors to act as Pure Atria's financial advisor based on DMG's qualifications, expertise and reputation, as well as DMG's investment banking relationship and familiarity with Pure Atria.

  At the first meeting of Pure Atria's Board of Directors on April 6, 1997, DMG rendered its oral opinion, subsequently confirmed in writing as of April 6, 1997 (the "DMG Opinion"), that, as of such date, based upon and subject to the various considerations set forth in the DMG Opinion, the Exchange Ratio pursuant to the Agreement was fair from a financial point of view to the holders of Pure Atria Common Stock.

  The full text of the DMG Opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by DMG in rendering the DMG Opinion, is attached as Annex F to this Prospectus/Joint Proxy Statement. Pure Atria stockholders are urged to read the DMG Opinion carefully and in its entirety. DMG did not recommend to Pure Atria that any specific exchange ratio constituted the appropriate exchange ratio for the Merger. The DMG Opinion addresses only the fairness of the Exchange Ratio from a financial point of view to the holders of Pure Atria Common Stock as of the date of the DMG Opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Pure Atria Special Meeting. The summary of the DMG Opinion set forth in this Prospectus/Joint Proxy Statement is qualified in its entirety by reference to the full text of the DMG Opinion.

  In rendering the DMG Opinion, DMG, among other things: (i) analyzed certain publicly available financial statements and other information of Rational and Pure Atria, respectively; (ii) analyzed certain historical internal financial statements and other financial and operating data concerning Pure Atria prepared by the management of Pure Atria; (iii) discussed the past and current operations and financial condition and the prospects of Pure Atria with senior executives of Pure Atria; (iv) analyzed certain historical internal financial statements and other financial and operating data concerning Rational prepared by the management of Rational; (v) discussed the past and current operations and financial condition and the prospects of Rational with senior executives of Rational and Pure Atria; (vi) analyzed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of Rational; (vii) reviewed the reported prices and trading activity for the Rational Common Stock and the Pure Atria Common Stock; (viii) compared the financial performance of Rational and Pure Atria and the prices and trading activity of the Rational Common Stock and the Pure Atria Common Stock, respectively, with that of certain other comparable publicly-traded companies which DMG deemed to be relevant and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which DMG deemed to be relevant; (x) reviewed and discussed with the senior managements of Rational and Pure Atria (a) the strategic rationale for the Merger and their assessment as to the benefits expected to be derived from the Merger; and (b) certain alternatives to the Merger, including independence, particularly in light of the impact on Pure Atria, its business and its employees of the intended first quarter earnings announcement; (xi) participated in discussions and negotiations among representatives of Rational and Pure Atria and their respective financial and legal advisors; (xii) reviewed the Agreement and certain related agreements; and (xiii) performed such other analyses and considered such other factors as DMG deemed appropriate.

  In rendering the DMG Opinion, DMG assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the DMG Opinion. With respect to the information furnished by Rational and Pure Atria, and with respect to the information discussed with the managements of Rational and Pure Atria regarding their views of future operations, DMG assumed that such information was reasonably prepared and reflected the best currently available estimates and judgments of Rational's and Pure Atria's management as to the competitive and operating environments and related financial performance of Rational and Pure Atria, as the case may be, for the relevant periods. For purposes of the DMG Opinion, DMG also relied upon, without independent verification, the assessment by the management of each of Rational and Pure Atria of the strategic and other benefits expected to result from the Merger. DMG also relied upon, without independent verification, the assessment by Pure Atria's management of Rational's technology and products, the timing and risks associated with the integration of Rational with Pure Atria, and the validity of, and risks associated with, Rational's future products and technology. DMG did not make any independent valuation or appraisal of the assets, liabilities or technology of Rational or Pure Atria, respectively, nor was DMG furnished with any such appraisals. DMG also assumed that the Merger will be accounted for as a tax-free "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will be consummated in accordance with the terms set forth in the Agreement. The DMG Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to DMG as of, the date of the DMG Opinion.

  Certain analyses performed by DMG utilized revenue and earnings per share estimates for Pure Atria and Rational based on estimates published by securities research analysts in the investment community. In the case of Pure Atria, such estimates were adjusted to generate two cases reflecting an anticipated shortfall in financial results for the first quarter relative to investment community expectations about such results. The "Reset Case" is a standalone case developed by DMG that was intended to reflect Pure Atria's shortfall in financial results for the first quarter, coupled with the expectation that securities research analysts would subsequently reduce their calendar year 1997 revenue and earnings estimates. In addition, for certain analyses DMG also assumed a concurrent reduction in the trading price of Pure Atria Common Stock, to a trading range of $8.00 to $10.00 per share (the "Adjusted Market" price). The "Sensitivity Case" is a Merger case that reflects Pure Atria's shortfall in financial results for the first quarter and less severe anticipated adjustments by securities research analysts in their calendar year 1997 revenue and earnings estimates.

  The following is a summary of the analysis performed by DMG in preparation of the DMG Opinion, and reviewed with the Pure Atria Board of Directors at its first meeting held on April 6, 1997.

  Historical Exchange Ratio Analysis: DMG reviewed the historical trading prices for Pure Atria Common Stock and Rational Common Stock, separately, and in comparison to each other. DMG also reviewed the ratios of the daily closing stock prices of Pure Atria Common Stock to Rational Common Stock for each day over various periods, starting as far back as August 1, 1995, the date of Pure Software's Initial Public Offering, and ending April 4, 1997, and computed the premiums/(discounts) represented by the Exchange Ratio over the average of these ratios. The average of the ratios of the daily closing stock prices of Pure Atria Common Stock to Rational Common Stock for the various periods ending on April 4, 1997, were 1.933 for the period since August 1, 1995; 0.836 for the previous 180 days; 0.738 for the previous 90 days; 0.757 for the previous 60 days; 0.756 for the previous 30 days; 0.745 for the previous 10 days; and 0.759 for April 4, 1997. DMG observed that the Exchange Ratio represented a premium/(discount) of (53.4%), 7.6%, 21.9%, 18.8%, 19.0%, 20.8%
and 18.5%, respectively, over the aforementioned ratios of the prices of Pure Atria Common Stock and Rational Common Stock. In addition, DMG reviewed the ratios of a range of Adjusted Market prices of Pure Atria Common Stock to Rational Common Stock for April 4, 1997. The average of the ratios were 0.342 for $8.00 per share of Pure Atria Common Stock, 0.385 for $9.00 per share of Pure Atria Common Stock, and 0.428 for $10.00 per share of Pure Atria Common Stock. DMG observed that the Exchange Ratio represented a premium of 163.0%, 133.8% and 110.4%, respectively, over the aforementioned ratios of the prices of Pure Atria Common Stock and Rational Common Stock.

  Premium Analysis: DMG reviewed 26 stock-for-stock acquisition transactions involving companies in the software sector, none of which were deemed directly comparable to the Merger. Such analysis showed transaction exchange ratios resulting in average premiums of approximately 29.7%, 33.7%, 39.9%, 40.3%, and 35.7% over the average of the ratios of the closing stock prices of the companies involved in such mergers over the 90 day, 60 day, 30 day, 10 day and one day periods ending the day preceding the public announcement of these transactions, respectively. DMG also reviewed 31 stock-for-stock transactions in sectors within technology but outside the software sector. Such analysis showed transaction exchange ratios resulting in average premiums of approximately 32.0%, 37.1%, 37.5%, 32.4% and 26.0% over the average of the ratios of the closing stock prices of the companies involved in such mergers over the 90 day, 60 day, 30 day, 10 day and one day periods ending the day preceding the public announcement of these transactions, respectively. DMG also reviewed 13 of the above 57 stock-for-stock transactions in which the acquired company's pro forma ownership percentage in the combined company was greater than 30%. Such analysis showed transaction exchange ratios resulting in average premiums of approximately 21.8%, 22.9%, 27.4%, 31.5% and 25.9% over the average of the ratios of the closing stock prices of the companies involved in such mergers over the 90 day, 60 day, 30 day, 10 day and one day periods ending the day preceding the public announcement of these transactions, respectively. DMG observed that the Exchange Ratio represented average premiums of approximately 21.9%, 18.8%, 19.0%, 20.8%, and 18.5% over the average of the ratios of the daily closing stock prices of Pure Atria Common Stock to Rational Common Stock for the respective comparable periods ending on April 4, 1997. DMG also observed that the Exchange Ratio represented a premium of 133.8% over the ratio of an Adjusted Market price of $9.00 per share of Pure Atria Common Stock to Rational Common Stock.

  Selected Precedent Transactions: DMG reviewed the publicly available financial terms of 68 precedent transactions in the software sector (the "Software Transactions"), including two recent notable Software Transactions: the merger of Pure and Atria and the acquisition by Rational of SQA. DMG observed multiples of share price to next twelve months earnings per share of a mean of 42.1 times, 88.4 times and 64.1 times for the Software Transactions, Atria and SQA, respectively. DMG also observed the multiples implied by the Merger. Such analysis was based on the Reset Case for Pure Atria. DMG observed a multiple of 70.1 times 1997 earnings per share estimates for Pure Atria.

  Contribution Analysis: DMG analyzed the pro forma contribution by each of Pure Atria and Rational to the revenue and earnings per share of the Combined Company if the Merger were to be consummated. Such analysis was based on the Reset Case and Sensitivity Case for Pure Atria and the most recent published estimates by Goldman Sachs' securities research analyst (the "Rational Street Estimates") for Rational. DMG observed that for the latest twelve months, Pure Atria would contribute approximately 49.5% of the revenues of the Combined Company. DMG observed that using the Reset Case for Pure Atria for the estimated calendar year ended 1997, Pure Atria would contribute approximately 45.5% of the revenues of the Combined Company. DMG observed that using the Sensitivity Case for Pure Atria for the estimated calendar year ended 1997, Pure Atria would contribute approximately 48.2% of the revenues of the Combined Company. When adjusted to reflect net debt (cash) balances of Rational and Pure Atria, these figures implied pro forma fully diluted ownership of the Combined Company by Pure Atria stockholders of 46.3%, 43.0% and 45.2%, respectively. The estimated earnings per share for calendar year 1997 based on the Reset Case and the Sensitivity Case implied pro forma fully diluted ownership of the Combined Company by Pure Atria stockholders of 27.3% and 42.5%, respectively. These figures compared to the pro forma ownership of the Combined Company by Pure Atria stockholders of 43.6% on a fully diluted basis based on the Exchange Ratio.

  Pro Forma Analysis of the Merger: DMG analyzed certain pro forma effects of the Merger on the earnings and capitalization of Rational. Such analysis was based on the Rational Street Estimates for Rational and the most recent published estimates by Wessels Arnold & Henderson securities research analyst (the "Pure Atria Street Estimates") for Pure Atria as well as the Sensitivity Case for Pure Atria. Based on such analysis, DMG observed that, based on the Exchange Ratio and assuming that the Merger was treated as a pooling-of-interests business combination for accounting purposes, before taking into account any one-time restructuring charges, the Merger would result (i) using the Rational Street Estimates for Rational and the Pure Atria Street Estimates for Pure Atria, in earnings per share accretion/(dilution) for Rational stockholders of 3.6%, 2.5% and (2.6%) for third calendar quarter 1997, fourth calendar quarter 1997 and calendar year ended 1998, respectively; (ii) using the Rational Street Estimates for Rational and the Sensitivity Case estimates for Pure Atria, in earnings per share accretion/(dilution) for Rational stockholders of 7.1%, 5.4% and (2.6%) for third calendar quarter 1997, fourth calendar quarter 1997 and calendar year ended 1998, respectively. The pro forma analysis of the Merger referred to above did not include any estimates of potential synergies resulting from the transaction.

  Terminal Value Analysis: DMG performed an analysis of the present value per share of Pure Atria Common Stock on a standalone basis based on the estimated current and discounted present value of the future trading prices of Pure Atria Common Stock. This analysis applied a range of illustrative multiples of earnings per share ranging from 25.0 times to 40.0 times to estimated earnings per share of Pure Atria Common Stock based on the Reset Case in 1997 and illustrative growth rates of 35% and 45% applied to the Sensitivity Case in 1998, which results in 1999 and 2000 results, for one and two years, respectively, and used an illustrative discount rate of 25.0%. Based on this analysis, DMG estimated a present value of the potential current and future trading price per share ranging from $7.50 to $69.17 for Pure Atria Common Stock. Additionally, DMG performed an analysis of the pro forma present value per Pure Atria share equivalent assuming consummation of the Merger. This analysis applied the same range of illustrative multiples of earnings per share to estimated earnings per share based on the Sensitivity Case for Pure Atria and the Rational Street Estimates for Rational and used an illustrative discount rate of 20.0%. This analysis showed per share equivalent values ranging from $14.89 to $71.05 for Pure Atria Common Stock.

  Post-Announcement Stock Price Analysis: DMG performed an analysis of the potential impact on the current trading prices of Rational Common Stock upon announcement of the Merger based on the Rational Street Estimates for Rational and a range of earnings per share estimates for Pure Atria for calendar years 1997 and 1998, illustrative multiples of earnings per share ranging from 20.0 times to 34.7 (Rational's then current multiple) times the 1997 calendar year's earnings per share and illustrative multiples of earnings per share ranging from 15.0 times to 24.1 (Rational's then current multiple) times the 1998 calendar year's earnings per share. Based on this analysis, DMG estimated trading prices per share ranging from $10.28 to $22.74 for Rational Common Stock.

  In connection with the review of the Merger by the Pure Atria Board, DMG performed a variety of financial and comparative analyses for purposes of the DMG Opinion. While the foregoing summary describes all material analyses and factors reviewed by DMG with the Pure Atria Board, it does not purport to be a complete description of the presentations by DMG to the Pure Atria Board or the analyses performed by DMG in arriving at the DMG Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DMG believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the DMG Opinion. In addition, DMG may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be DMG's view of the actual value of Pure Atria or Rational. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pure Atria or Rational. The analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of DMG's analysis of the fairness of the Exchange Ratio, from a financial point of view, to the holders of Pure Atria Common Stock and were provided to the Pure Atria Board in connection with the delivery of the DMG Opinion.

  The Pure Atria Board retained DMG to act as Pure Atria's financial advisor in connection with the Merger. DMG was selected by the Pure Atria Board based on DMG's qualifications, expertise and reputation, as well as DMG's investment banking relationship and familiarity with Pure Atria. In the past, DMG has provided financial advisory services for Pure Atria. DMG is an internationally recognized investment banking and advisory firm. DMG, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DMG may actively trade the securities and loans of Pure Atria and Rational for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities and loans.

  Pure Atria has agreed to pay DMG a fee for its financial advisory services in connection with the Merger, including, among other things, rendering the DMG Opinion and making the presentation referred to above. Pursuant to a letter agreement between Pure Atria and DMG dated March 27, 1997, Pure Atria has agreed to pay DMG (i) an opinion fee of $1,000,000 upon delivery of an opinion letter with respect to the fairness from a financial point of view of the consideration to be received by Pure Atria's stockholders to the Pure Atria Board of Directors, and (ii) in the event the Merger is consummated, a transaction fee of $5,300,000, against which the amount paid pursuant to clause (i) would be credited. In addition, Pure Atria has agreed to reimburse DMG for its out-of-pocket expenses (including fees and expenses of its legal counsel) incurred in connection with its engagement, and to indemnify DMG and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Pure Atria Common Stock. This discussion does not deal with all income tax considerations that may be relevant to particular Pure Atria stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, stockholders who acquired their shares in connection with previous mergers involving Pure Atria or an affiliate, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of Pure Atria Common Stock were or are acquired or shares of Rational Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, PURE ATRIA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code, with each of Rational, Merger Sub and Pure Atria intended to qualify as a "party to the reorganization" under Section 368(b) of the Code, in which case the following federal income tax consequences will result (subject to the limitations and qualifications referred to herein):

    (a) No gain or loss will be recognized by holders of Common Stock of Pure Atria solely upon their receipt of Rational Common Stock in the Merger (except to the extent of cash received in lieu of a fractional share thereof) in exchange therefor;

    (b) The aggregate tax basis of the Rational Common Stock received in the Merger by a Pure Atria stockholder will be the same as the aggregate tax basis of Pure Atria Common Stock surrendered in exchange therefor;

    (c) The holding period of the Rational Common Stock received in the Merger by a Pure Atria stockholder will include the period during which the stockholder held the Pure Atria Common Stock surrendered in exchange therefor, provided that the Pure Atria Common Stock is held as a capital asset at the time of the Merger;

    (d) Cash payments received by holders of Pure Atria Common Stock in lieu of a fractional share will be treated as if such fractional share of Rational Common Stock had been issued in the Merger and then redeemed by Rational. A Pure Atria stockholder receiving such cash generally will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share; and

    (e) None of Rational, Merger Sub or Pure Atria will recognize material amounts of gain or loss solely as a result of the Merger.

  The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. Rational and Pure Atria have each received an opinion from their respective legal counsel, WSGR and F&W, respectively, that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by Rational, Merger Sub and Pure Atria, including representations in certificates delivered to counsel by the respective managements of Rational, Merger Sub and Pure Atria.

  A successful IRS challenge to the "reorganization" status of the Merger would result in a Pure Atria stockholder recognizing gain or loss with respect to each share of Pure Atria Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Rational Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Rational Common Stock so received would equal its fair market value and such stockholder's holding period would begin the day after the Merger.

GOVERNMENTAL AND REGULATORY APPROVALS

  Transactions such as the Merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. Rational and Pure Atria each filed its respective notification and report forms under the HSR Act on April 28, 1997. The parties were subsequently notified that the Merger had been assigned to the Antitrust Division of the Department of Justice for review. On May 28, 1997, the parties received a request from the Department of Justice for additional information and documents in connection with the review of the Merger.

  At any time before or after the Effective Time, the Department of Justice, the FTC, state attorneys general, foreign regulatory agencies or a private person or entity could challenge the Merger under the antitrust laws and seek, among other things, to enjoin the Merger or to cause Rational to divest itself, in whole or in part, of Rational and Pure Atria. Based on information available to them, Rational and Pure Atria believe that the Merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or that, if such a challenge is made, Rational and Pure Atria will prevail or will not be required to accept certain conditions, possibly including certain divestitures or hold-separate agreements, or certain mandatory licensing in order to consummate the Merger.

  Under the Agreement, conditions to both Rational's and Pure Atria's obligations to consummate the Merger include the expiration or termination of all waiting periods under the HSR Act and the absence of any temporary restraining order, injunction or other legal, contractual or regulatory restraint which would restrict the conduct or operation of Rational's business or the business of Pure Atria following the Merger, except where the existence of any such order, injunction or restraint would not have a material adverse effect on Rational.

  Rational and Pure Atria each conduct operations in a number of foreign countries where regulatory filings may be required as a result of the Merger. Rational and Pure Atria will make such filings as they determine are necessary or appropriate.

  Rational and Pure Atria are aware of no other material governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon (i) receipt by Pure Atria of a letter from its independent auditors to the effect that Pure Atria qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available and (ii) receipt by Rational of a letter from its independent auditors regarding concurrence with Rational management's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the Merger under APB No. 16, if consummated in accordance with the Agreement.

                              TERMS OF THE MERGER

  The following discussion summarizes the definitive terms of the Agreement, including the other agreements and transactions contemplated thereby. The following is not, however, a complete statement of all provisions of the Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Agreement, a copy of which is attached to this Prospectus/Joint Proxy Statement as Annex A and incorporated herein by reference. Reference is also made to the Stock Option Agreements attached to this Prospectus/Joint Proxy Statement as Annex C and Annex D, and to the other Annexes hereto. Statements made in this Prospectus/Joint Proxy Statement with respect to the terms of the Merger and such related transactions are qualified by reference to the more detailed information set forth in the Annexes hereto.

EFFECTIVE TIME

  The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Rational, Pure Atria and Merger Sub (the "Effective Time"). The Certificate of Merger is attached as Annex B of this Prospectus/Joint Proxy Statement. The Closing Date will occur at a time and date to be specified by Rational, Pure Atria and Merger Sub after the satisfaction or waiver of the conditions to the Merger, or at such other time as Rational, Pure Atria and Merger Sub agree in writing. Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date and Effective Time will be on or about July 30, 1997.

MANNER AND BASIS OF CONVERTING SHARES

  At the Effective Time of the Merger, Merger Sub will merge with and into Pure Atria, the separate corporate existence of Merger Sub will cease, and Rational will own all of the capital stock of Pure Atria. As a result of the Merger, each share of Pure Atria Common Stock will be converted into the right to receive 0.9 shares of Rational Common Stock, and each outstanding option or right to purchase Pure Atria Common Stock under the Pure Atria Stock Option Plans and Pure Atria Stock Purchase Plan will be assumed by the Combined Company and will become an option or right to purchase Rational Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. Also as a result of the Merger, each share of Pure Atria Common Stock held in the treasury of Pure Atria or owned by Merger Sub, Rational or any wholly owned subsidiary of Rational or Pure Atria, will be canceled and extinguished without any conversion thereof.

  No fractional shares will be issued by virtue of the Merger, but in lieu thereof each holder of Pure Atria Common Stock who would otherwise be entitled to a fraction of a share of Rational Common Stock (after aggregating all fractional shares to be received by such holder) will receive from the Combined Company an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Rational Common Stock for the ten most recent days that Rational Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

  Promptly after the Effective Time, the Combined Company, acting through an exchange agent selected by Rational, will deliver to each Pure Atria stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Pure Atria Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF PURE ATRIA COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. At the Effective Time, each then outstanding option or other right to purchase Pure Atria Common Stock, whether vested or unvested, will be assumed by the Combined Company without any action on the part of the holder thereof. OPTION AGREEMENTS NEED NOT BE SURRENDERED.

  No later than five business days after the Closing Date, the Combined Company will file a registration statement on Form S-8 under the Securities Act covering the shares of Rational Common Stock issuable upon exercise of options and other rights to purchase Pure Atria Common Stock to be assumed by Rational at the Effective Time.

STOCK OWNERSHIP FOLLOWING THE MERGER

  Based upon the capitalization of Pure Atria as of the close of business on March 31, 1997 (including the number of shares of Pure Atria Common Stock outstanding, the number of shares issuable upon exercise of outstanding options to purchase Pure Atria Common Stock and the level of participation in the Pure Atria stock purchase plan), an aggregate of approximately
38,542,000 shares of Rational Common Stock will be issued to Pure Atria stockholders in the Merger and Rational will assume options and rights to purchase Pure Atria Common Stock for up to approximately 6,951,000 additional shares of Rational Common Stock. Based upon the capitalization of Rational and Pure Atria as of the close of business on March 31, 1997, (including the number of shares issuable upon exercise of outstanding options for the purchase of the Common Stock of Pure Atria or the Common Stock of Rational, and the level of participation in Rational's and Pure Atria's respective stock purchase plans), immediately following the Merger, the former securityholders of Pure Atria will hold approximately 45% of the Combined Company's outstanding voting power, and approximately 45% of the Combined Company's capital stock calculated on a fully diluted basis. The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either Rational or Pure Atria changes subsequent to March 31, 1997, and prior to the effective time of the Merger.

  Under the terms of the Pure Atria 1995 Stock Option Plan and the agreements issued thereunder, (i) options to purchase 56,250 shares of Pure Atria Common Stock granted to non-employee directors of Pure Atria under the Automatic Option Grant Program of such Plan will automatically vest in full at the Effective Time, and (ii) based on the number of shares of Pure Atria Common Stock subject to unvested options issued and outstanding on the Pure Atria Record Date, options to purchase up to 6,334,572 shares of Pure Atria Common Stock granted to employees of Pure Atria under the Discretionary Option Grant Program of the Pure Atria Corporation Stock Option Plan, will automatically vest if the optionee is actually or constructively terminated under certain circumstances following the Effective Time.

CONDUCT OF THE COMBINED COMPANY FOLLOWING THE MERGER

  Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of Merger Sub will be merged into Pure Atria with Pure Atria remaining as the surviving corporation (the "Surviving Corporation"). Following the Merger, the headquarters of the Combined Company will be in Santa Clara, California.

  Pursuant to the Agreement, the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation. The Board of Directors of the Surviving Corporation will consist of the directors who are serving as directors of Merger Sub immediately prior to the Effective Time. The officers of Merger Sub immediately prior to the Effective Time will remain as officers of the Surviving Corporation, until their successors are duly elected or appointed or qualified.

  Immediately after the Effective Time, the Combined Company's Board of Directors will consist of the Rational Board immediately prior to the Effective Time. The present directors of Rational are Paul D. Levy, Michael T. Devlin, James S. Campbell, Daniel H. Case III, Leslie G. Denend, John E. Montague and Allison R. Schleicher. Immediately after the Effective Time the Audit and Compensation Committees of the Combined

Company shall be the Audit and Compensation Committees of Rational immediately prior to the Effective Time. Immediately after the Effective Time, the executive officers of the Combined Company will be the executive officers of Rational immediately prior to the Effective Time.

CONDUCT OF RATIONAL'S AND PURE ATRIA'S BUSINESSES PRIOR TO THE MERGER

  Prior to the earlier of the termination of the Agreement or the Effective Time, each of Pure Atria and Rational has agreed, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as conducted prior to the Agreement and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

  In addition, except as permitted by the Agreement, each of Pure Atria and Rational has agreed that it will not without prior written consent of the other (i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;
(ii) grant any severance or termination pay to any officer, employee or consultant, except payments in amounts consistent with policies and past practices or pursuant to written agreements existing as of the date of the Agreement or adopt any new severance plan; (iii) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Pure Atria Intellectual Property Rights or the Rational Intellectual Property Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business; (iv) declare or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; or (v) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock, except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date of the Agreement.

  Further, each of Pure Atria and Rational has agreed not to, without written consent of the other, issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of shares of Pure Atria Common Stock or Rational Common Stock, as the case may be, pursuant to the (i) exercise of stock options therefor outstanding as of the date of the Agreement, (ii) options to purchase shares of Pure Atria Common Stock or Rational Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date of the Agreement (and provided that Pure Atria will not, without the prior written consent of Rational, issue options to purchase more than an aggregate of 100,000 shares of Pure Atria Common Stock)
(iii) shares of Pure Atria Common Stock or Rational Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii),
(iv) shares of Pure Atria Common Stock or Rational Common Stock, as the case may be, issuable to participants in the Pure Atria Stock Purchase Plan or the Rational Stock Purchase Plan, as the case may be, consistent with past practice and the terms thereof and (v) shares of the Pure Atria Common Stock or Rational Common Stock, as the case may be, issuable pursuant to the Stock Option Agreements each party has entered into in connection with the Merger. See "--Stock Option Agreements."

  Each of Pure Atria and Rational has also agreed not to except as contemplated by the Agreement or with the prior written consent of the other party; alter any charter document or Bylaw; acquire or agree to acquire any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Pure Atria or Rational, as the case may be; sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Pure Atria or Rational, as the case may be, except in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Pure Atria or Rational, as the case may be, or guarantee any debt securities of others; adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees, in each case other than in the ordinary course of business, consistent with past practice; pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business; make any grant of exclusive rights to any third party, other than in the ordinary course of business; enter into any agreement, contract or commitment containing any covenant limiting its freedom to engage in any line of business or compete with any person; commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or material impairment or loss of a Pure Atria intellectual property Right or a material asset, provided that it consults with the other prior to the filing of such a suit, or (iii) for a breach or threatened breach of the Agreement; other than in the ordinary course of business, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes to the extent material to it or its subsidiaries, enter into any material closing agreement, settle any material claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of taxes; revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; enter into any partnership arrangements, joint ventures, joint development agreements, strategic partnership or alliances, or other material contracts other than in the ordinary course of business consistent with past practice, or violate, amend or otherwise modify or waive any material contract, except, in the case of Rational, where such action would not have a material adverse effect; take any action that would be reasonably likely to interfere with Rational's ability to account for the Merger as a pooling of interests; or intentionally take or agree in writing or otherwise to take any of the actions described above, or any action which would make any of its representations or warranties contained in the Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder, except to the extent that such action would not be reasonably expected to result in a material adverse effect with respect to such party or otherwise interfere with, delay or impede the consummation of the transactions contemplated hereby in any material respect.

  Notwithstanding the foregoing, Rational may acquire or agree to acquire any business organization or any assets unless such acquisition or division thereof would (i) reasonably be expected to have a material adverse affect on Rational, Pure Atria, or the Combined Company, (ii) interfere with, delay or impede the consummation of the transactions contemplated by the Agreement in any material respect (iii) together with the aggregate deal value of other Rational acquisitions consummated after the date of the Agreement and prior to the Effective Time, such acquisition would exceed $100 million in deal value or (iv) result in a change of control of Rational.

NON-SOLICITATION

  Each of Pure Atria and Rational has agreed, prior to the earlier of the Effective Time or termination of the Agreement not to, directly or indirectly,
(i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group, or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning itself to, or afford any access to its properties, books or records, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group, in connection with any acquisition proposal with respect to it. In addition, prior to the Effective Time or the termination of the Agreement, each of Rational and Pure Atria has agreed not to make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal (as defined below), except that the

Rational Board and Pure Atria Board, as the case may be, may take and disclose to its stockholders a position with respect to any tender offer, pursuant to the sales under the Exchange Act. An "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than in the ordinary course of business or as permitted under the Agreement); (ii) the sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer); (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Each party has further agreed to notify the other party in the event of any inquiry or proposal made or any information or access requested in connection with an Acquisition Proposal, and to notify the other party of the significant terms of any such Acquisition Proposal as promptly as possible.

  Notwithstanding the foregoing, to the extent the Board of Directors of either party determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, such party may participate in discussions or negotiations with, and furnish information to any person, entity or group that has delivered to such party, an unsolicited bona fide Acquisition Proposal which the Board of Directors of such party in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of such party from a financial point of view and after reasonable inquiry by such party that the party making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal (a "Superior Proposal"). In the event a party receives a Superior Proposal, the Board of Directors of such party may recommend such Superior Proposal to its stockholders, if the Board determines, in good faith after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law and in such case, the Board of Directors of such party may withdraw, modify or refrain from making its recommendation in favor of the Merger.

CONDITIONS TO THE MERGER

  The respective obligations of each party to the Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Agreement shall have been approved and adopted, and the Merger shall have been duly approved by the stockholders of Pure Atria, and an increase in the authorized number of shares of Rational Common Stock so as to permit the issuance of shares of Rational Common Stock by virtue of the Merger, as well as such issuance, shall have been duly approved by the stockholders of Rational; (ii) the SEC shall have declared Rational's Registration Statement registering the shares of Rational Common Stock to be issued in the Merger effective, and no stop order suspending such effectiveness thereof shall have been issued nor shall any proceeding for that purpose, nor any similar proceeding in respect of this Proxy Statement, have been initiated or threatened in writing by the SEC; (iii) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, and all waiting periods, if any, under the HSR Act relating to the transactions contemplated by the Agreement will have expired or terminated early; (iv) Rational and Pure Atria shall each have received substantially identical written opinions from their respective legal counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (v) the shares of Rational Common Stock issuable to stockholders of Pure Atria pursuant to the Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance; and (vi) each of Rational and Pure Atria shall have received a letter from Rational's independent auditors regarding concurrence with Rational's conclusion regarding appropriateness of pooling-of-interest accounting treatment for the Merger and from Pure Atria's independent auditors to the effect that Pure Atria qualifies as an entity that may be a party to a business combination for which the pooling-of-interest method of accounting would be available.

  In addition to the foregoing, the obligation of Pure Atria to consummate and effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (i) the representations and warranties of Rational and Merger Sub contained in the Agreement shall have been true and correct in all material respects as of the date of the Agreement and as of the Effective Time; (ii) Rational and Merger Sub shall have performed or complied with all agreements and covenants required by the Agreement to be performed or complied with by them on or prior to the Effective Time; (iii) no material adverse effect with respect to Rational shall have occurred since the date of the Agreement; (iv) Pure Atria shall have received an opinion from counsel to Rational as to certain legal matters; and (v) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal, contractual or regulatory restraint provision limiting or restricting Rational's conduct or operation of its business or the business of Pure Atria and its subsidiaries, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity seeking the foregoing be pending.

  In addition to the mutual conditions to the Merger set forth in the first paragraph of this section, the obligations of Rational and Merger Sub to consummate and effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (i) the representations and warranties of Pure Atria contained in the Agreement shall have been true and correct in all material respects as of the date of the Agreement and as of the Effective Time; (ii) Pure Atria shall have performed or complied with all agreements and covenants required by the Agreement to be performed or complied with by it on or prior to the Effective Time; (iii) no material adverse effect with respect to Pure Atria shall have occurred since the date of the Agreement; (iv) Reed Hastings (President and Chief Executive Officer of Pure Atria) shall have entered into a noncompetition agreement in a form reasonably acceptable to Rational; (v) Rational shall have received an opinion from counsel to Pure Atria as to certain legal matters; and (vi) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal, contractual or regulatory restraint provision limiting or restricting Rational's conduct or operation of its business or the business of Pure Atria and its subsidiaries, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity seeking the foregoing be pending.

TERMINATION, AMENDMENT AND WAIVER

  The Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Pure Atria or the approval of the issuance of Rational Common Stock in connection with the Merger by the stockholders of Rational: (i) by mutual written consent duly authorized by the Rational Board and the Pure Atria Board; (ii) by either Pure Atria or Rational if, without fault of the terminating party, the Merger is not consummated by September 30, 1997, for any reason; (iii) by either Pure Atria or Rational if a governmental entity has issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable; (iv) by either Pure Atria or Rational if the required approvals of the stockholders of Pure Atria or the stockholders of Rational contemplated by the Agreement are not obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate the Agreement under such provision is not available to any party where the failure to obtain stockholder approval of such party has been caused by the action or failure to act of such party in breach of the Agreement); (v) by Rational, if the Pure Atria Board recommends a Superior Proposal (as defined in "Non-Solicitation," above) with respect to Pure Atria to the stockholders of Pure Atria, or if the Pure Atria Board shall have withheld, withdrawn or modified in a manner adverse to Rational its recommendation in favor of adoption and approval of the Agreement and approval of the Merger; (vi) by Pure Atria, if the Rational Board recommends a Superior Proposal with respect to Rational to the stockholders of Rational, or if the Rational Board shall have withheld, withdrawn or modified in a manner adverse to Pure Atria its recommendation in favor of approving the amendment of Rational's Certificate of Incorporation to increase its authorized share capital to allow the issuance of shares of Rational Common Stock by virtue of the Merger and the issuance of the shares of Rational Common Stock by virtue of the Merger; (vii) by Pure Atria, upon a breach of any representation, warranty, covenant or agreement on the part of Rational set forth in the Agreement, or if any representation or warranty of Rational shall have become untrue, provided that if such inaccuracy in Rational's representations and warranties or breach by Rational is curable by Rational through the exercise of its commercially reasonable efforts within ten (10) days of the time such representation or warranty shall have become untrue or such breach, then Pure Atria may not terminate the Agreement under this provision during such ten-day period provided Rational continues to exercise such commercially reasonable efforts to cure such breach; (viii) by Rational, upon a breach of any representation, warranty, covenant or agreement on the part of Pure Atria set forth in the Agreement, or if any representation or warranty of Pure Atria shall have become untrue, provided, that if such inaccuracy in Pure Atria's representations and warranties or breach by Pure Atria is curable by Pure Atria through the exercise of its commercially reasonable efforts within ten (10) days of the time such representation or warranty shall have become untrue or such breach, then Rational may not terminate the Agreement under this provision during such ten-day period provided Pure Atria continues to exercise such commercially reasonable efforts to cure such breach; (ix) by Pure Atria, if there shall have occurred any material adverse effect with respect to Rational since the date of the Agreement; or (x) by Rational, if there shall have occurred any material adverse effect with respect to Pure Atria since the date of the Agreement.

BREAK-UP FEES; EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except (i) expenses incurred in connection with the proxy materials and the registration statement in connection with the Merger shall be shared equally by Pure Atria and Rational and (ii) as set forth below.

  Under certain circumstances, if the Agreement is terminated without consummation of the Merger, then either Pure Atria or Rational may be required to pay certain break-up fees to the other party. Specifically, if, in the absence of a material adverse effect on Rational, the Agreement is terminated and the Pure Atria Board has either (i) withheld, withdrawn or modified in a manner adverse to Rational its recommendation that the Pure Atria stockholders approve the Merger, (ii) recommended that its stockholders approve a Superior Proposal (as defined in "Non-Solicitation," above) with respect to Pure Atria, or (iii) failed to hold a stockholder meeting before September 30, 1997, then Pure Atria must pay Rational $18,000,000. Further, if, other than in a case described by the immediately preceding sentence, (i) there is a competing acquisition bid with respect to Pure Atria that is publicly disclosed and not withdrawn, (ii) the stockholders of Pure Atria vote down the Merger (a "Pure Atria Negative Vote"), and (iii) within 12 months of such Pure Atria Negative Vote, Pure Atria consummates or agrees to an acquisition with the party that made such competing acquisition bid, or within six months of such Pure Atria Negative Vote, Pure Atria consummates, or agrees to an acquisition with any other party, and there has been no material adverse effect on Rational prior to such Pure Atria Negative Vote, then Pure Atria must pay to Rational $18,000,000. Finally, Pure Atria must pay Rational $3 million (in addition to any other break-up fee required) if the Agreement is terminated and either (i) Pure Atria is required to pay Rational the $18 million fee in any case described above, (ii) there is a Pure Atria Negative Vote but no requirement to pay the $18 million fee arises, or (iii) Pure Atria has breached a representation, warranty or covenant in the Merger Agreement or experiences a material adverse effect such that Rational terminates the Merger Agreement. See "Termination, Amendment and Waiver."

  Similarly, if, in the absence of a material adverse effect on Pure Atria, the Agreement is terminated and the Rational Board has either (i) withheld, withdrawn or modified in a manner adverse to Pure Atria its recommendation that the Rational stockholders approve the Merger, (ii) recommended that its stockholders approve a Superior Proposal with respect to Rational, or (iii) failed to hold a stockholder meeting before September 30, 1997, then Rational must pay Pure Atria $18,000,000. Further, if, other than in a case described by the immediately preceding sentence, (i) there is a competing acquisition bid with respect to Rational that is publicly disclosed and not withdrawn, (ii) the stockholders of Rational vote down the Merger (a "Rational Negative Vote"), and (iii) within 12 months of such Rational Negative Vote, Rational consummates or agrees to an acquisition with the party that made such competing acquisition bid, or within six months of such Rational Negative Vote, Rational consummates or agrees to an acquisition with any other party, and there has been no material adverse affect or Pure Atria prior to the Rational Negative Vote, then Rational must pay to Pure Atria $18,000,000. Finally, Rational must pay Pure Atria $3 million (in addition to any other break-up fee required) if the Agreement is terminated and either (i) Rational is required to pay Pure Atria the $18 million fee in any case described above, (ii) there is a Rational Negative Vote but no requirement to pay the $18 million fee arises, or (iii) Rational has breached a representation, warranty or covenant in the Merger Agreement or experiences a material adverse effect such that Pure Atria terminates the Merger Agreement. See "Termination, Amendment and Waiver."

STOCK OPTION AGREEMENTS

  The following discussion summarizes the terms of the Stock Option Agreements (as defined below). The following is not, however, a complete statement of all provisions of those agreements and the discussion herein is qualified in its entirety by reference to the more detailed information set forth in those agreements, which are attached to this Prospectus/Joint Proxy Statement as Annex C and Annex D.

  As mutual inducements to enter into the Agreement, Rational and Pure Atria entered into reciprocal Stock Option Agreements dated April 7, 1997 (the "Stock Option Agreements") pursuant to which each party granted the right (the "Options"), under certain conditions, to purchase up to that number of shares of such party's Common Stock equal to 19.9% of outstanding Common Stock of Rational or Pure Atria, as the case may be, as of the date the Option first becomes exercisable. Rational's Option on Pure Atria's Common Stock is exercisable for $21.038 per share, and Pure Atria's Option on Rational's Common Stock is exercisable for $23.375 per share.

  Subject to certain conditions, the Options will be exercisable by the party holding such option (the "Optionee") (i) if the Board of Directors of the other party (the "Issuer") shall have withheld, withdrawn or modified in a manner adverse to the optionee its recommendation in favor of adoption and approval of the Agreement and approval of the Merger in connection with an alternative acquisition proposal with respect to the Issuer, (ii) immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of the Issuer's capital stock, or (iii) if there is a Negative Vote (as defined in "--Termination," above) by the holders of the Issuer's Common Stock such that the Issuer is required to pay the Optionee $18,000,000 pursuant to the Agreement. The Stock Option Agreement terminates upon the earliest of (i) the Effective Time, (ii) the termination of the Agreement, if the Option has not become exercisable at or prior to that time, or (iii) twelve months following the termination of the Agreement if the Option has become exercisable at or prior to such termination, provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) the Optionee shall have breached in any material respect any of its covenants or agreements contained in the Agreement or (ii) the representations and warranties of the Optionee contained in the Agreement shall not have been true and correct in all material respects on and as of the date when made.

VOTING AGREEMENTS

  As an inducement to Rational to enter into the Agreement, each of the members of Pure Atria Board (namely Reed Hastings, Paul H. Levine, Louis J. Volpe, David A. Litwack, Thomas A. Jermoluk and Aki Fujimura) and each of certain of Pure Atria's non-director officers (namely Chuck Bay, W. Geoffrey Stein, and David Barrett), in his capacity as a stockholder of Pure Atria, has entered into a Voting Agreement with

Rational. Together, as of the Record Date the members of the Pure Atria Board and the aforementioned non-director officers own an aggregate of 4,780,126 shares of Pure Atria Common Stock and options exercisable within sixty (60) days of the Pure Atria Record Date to purchase 439,706 shares of Pure Atria Common Stock, representing approximately 11% of the votes entitled to be cast by holders of shares of Pure Atria Common Stock issued and outstanding as of the Pure Atria Record Date and 12% of such votes assuming the exercise of all options held by such persons. Similarly, as an inducement to Pure Atria to enter into the Agreement, each of the members of the Rational Board (namely Paul D. Levy, Michael T. Devlin, James S. Campbell, Daniel H. Case III, Leslie G. Denend, John H. Montague, and Allison R. Schleicher), in his capacity as a stockholder of Rational, has entered into a Voting Agreement with Pure Atria. Together, as of the Rational Record Date the members of the Rational Board own an aggregate of 53,025 shares of Rational Common Stock and options exercisable within sixty
(60) days of the Rational Record Date to purchase 290,244 shares of Rational Common Stock, representing less than 1% of the votes entitled to be cast by holders of shares of Rational Common Stock issued and outstanding as of the Rational Record Date and less than 1% of such votes assuming the exercise of all options held by such persons. Collectively, all of the agreements are referred to herein as the "Voting Agreements."

  Pursuant to the Voting Agreements, the stockholders have agreed to vote and to grant the Rational or Pure Atria Board, as the case may be, a proxy to vote the shares of Common Stock owned by them in their respective companies in favor of the proposals related to the Merger to be presented at their respective stockholder meetings and any other matter that could reasonably be expected to facilitate the Merger. The Voting Agreements terminate upon the earlier to occur of the Effective Time or the termination of the Agreement. Neither Rational nor Pure Atria paid any additional consideration to any stockholder in connection with the execution and delivery of the Voting Agreements.

AFFILIATE AGREEMENTS

  Each of the members of the Pure Atria Board and certain officers of Pure Atria have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Pure Atria Common Stock held by them prior to or acquired by them after entering into such agreements as well as the shares of Rational Common Stock received by them in the Merger so as to comply with the requirements of applicable federal securities law and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Similarly, each of the members of the Rational Board and certain officers of Rational have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Rational Common Stock held by them prior to or acquired by them after entering into such agreements so as to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

INTERESTS OF CERTAIN PERSONS

 Pure Atria Options

  Under the terms of the Pure Atria Stock Option Plan and the agreements issued thereunder, (i) options granted to non-employee directors of Pure Atria under the Automatic Option Grant Program of such Plan will automatically vest in full at the Effective Time, and (ii) options granted to employees of Pure Atria under the Discretionary Option Grant Program of the Pure Atria Corporation Stock Option Plan, will automatically vest if the optionee is actually or constructively terminated under certain circumstances following the Effective Time.

 Indemnification

  After the Effective Time, Rational will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of Pure Atria (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent permitted by law and to the extent provided under the Surviving Corporation's Certificate of Incorporation and Bylaws (which must contain the same provisions relating to indemnification and elimination of liability for monetary damages previously included in Pure Atria's Certificate of Incorporation and Bylaws, respectively) or any indemnification agreement with Pure Atria officers and directors to which Pure Atria or any of its subsidiaries is a party; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For a period of six years after the Effective Time, Rational will either (i) maintain at least $10,000,000 in cash, marketable securities and unrestricted lines of credit which will be available to provide the indemnification described above, or (ii) use its best efforts to maintain in effect, if available, directors' and officers' liability insurance for at least $10,000,000 covering those persons who are Indemnified Parties; provided that in no case will the indemnification so provided be less favorable than that afforded by Rational to its own officers and directors. In the event of any claim, action, suit, proceeding or investigation to which the indemnification described above applies, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to Rational, (ii) after the Effective Time, Rational will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) Rational will cooperate in the defense of any such matter; provided, however, that Rational will not be liable for any settlement effected without Rational's written consent; and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims.

 Employment Agreement

  Chuck Bay, Pure Atria's chief financial officer, has entered into an employment agreement with Rational, contingent upon the consummation of the Merger, pursuant to which, among other things, (i) Rational agreed to pay Mr. Bay the sum of $120,000 on the next business day after the consummation of the Merger as a retention bonus for Mr. Bay continuing to perform services to Pure Atria through the consummation of the Merger, and (ii) salary of $160,000 per year and continuation of existing employment benefits through January 1, 1999, in exchange for Mr. Bay's agreement to provide certain services during such period and entry into a settlement, non-competition and non-solicitation agreement.

  Rational is also considering entering into employment and/or severance agreements with certain other officers and employees of Pure Atria, but has no contractual obligation to do so.

 Financial Advisory Fees

  Daniel H. Case III, a director and stockholder of Rational, is the President and Chief Executive Officer of Hambrecht & Quist. Hambrecht & Quist is providing financial advisory services to Rational in connection with the Merger. Hambrecht & Quist was paid an initial payment of $2.0 million upon delivery of its fairness opinion in connection with the Merger. Hambrecht & Quist will be paid an additional $3.3 million upon consummation of the Merger. Hambrecht & Quist will also be reimbursed for reasonable out-of-pocket expenses incurred in connection with its services.

APPRAISAL RIGHTS

  Pursuant to Section 262 of the DGCL, holders of Rational Common Stock and Pure Atria Common Stock are not entitled to appraisal rights in connection with the Merger because both companies are traded on the Nasdaq National Market and holders of Pure Atria Common Stock will receive in the Merger only shares of Rational Common Stock, or cash in lieu of fractional shares thereof.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial statements assume a business combination between Rational and Pure Atria accounted for on a "pooling of interests" basis. The unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements of Rational and Pure Atria and should be read in conjunction with such historical financial statements and the notes thereto, which are included elsewhere in this Prospectus/Joint Proxy Statement. The unaudited pro forma condensed combined balance sheet combines Rational's March 31, 1997, audited condensed consolidated balance sheet with Pure Atria's March 31, 1997, unaudited condensed consolidated balance sheet. The unaudited pro forma condensed combined statements of operations combine Rational's historical condensed consolidated statements of operations for the fiscal years ended March 31, 1995, 1996 and 1997 with the fiscal years ended December 31, 1994, 1995 and 1996 of Pure Atria, respectively.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as presented in the accompanying unaudited pro forma condensed combined financial information, nor is it necessarily indicative of future operating results or financial position.

  The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Rational and of Pure Atria included elsewhere herein.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                    REFLECTING RATIONAL SOFTWARE CORPORATION

                       AFTER GIVING EFFECT TO THE MERGER

                                 (IN THOUSANDS)

                                                 MARCH 31, 1997
                                   -------------------------------------------
                                                                     COMBINED
                                   RATIONAL               PRO FORMA  PRO FORMA
                                   SOFTWARE   PURE ATRIA ADJUSTMENTS  BALANCE
                                   ---------  ---------- ----------- ---------
              ASSETS
              ------
Current assets:
  Cash and cash equivalents....... $ 227,493   $ 16,900              $ 244,393
  Short-term investments..........     2,525     63,621                 66,146
  Accounts receivable, net........    33,565     25,510                 59,075
  Prepaid expenses and other
   assets.........................     3,395      3,330                  6,725
  Deferred tax assets.............       --       9,054                  9,054
                                   ---------   --------              ---------
    Total current assets..........   266,978    118,415                385,393
Property and equipment, net.......    13,291     17,022                 30,313
Other assets, net.................    22,521      1,495                 24,016
                                   ---------   --------              ---------
Total assets...................... $ 302,790   $136,932              $ 439,722
                                   =========   ========              =========
  LIABILITIES AND STOCKHOLDER'S
              EQUITY
  -----------------------------
Current liabilities:
  Accounts payable................ $   9,981   $  3,861              $  13,842
  Accrued employee benefits.......    12,269      8,581                 20,850
  Other accrued expenses..........     8,255     10,318                 18,573
  Current portion of accrued
   merger and integration
   expenses.......................     9,236     11,361     75,000      95,597
  Deferred revenue................    17,936     25,292                 43,228
  Current portion of long-term
   debt and lease obligations.....     2,010        --                   2,010
                                   ---------   --------    -------   ---------
    Total current liabilities.....    59,687     59,413     75,000     194,100
Accrued rent......................       535        --                     535
Long-term accrued merger and
 integration expenses.............       916        --                     916
Long-term debt....................     1,741        --                   1,741
                                   ---------   --------    -------   ---------
    Total liabilities.............    62,879     59,413     75,000     197,292
Stockholders' equity:
  Common stock....................       477          4        381         862
  Additional paid-in capital......   356,270    130,785       (381)    486,674
  Treasury stock..................    (1,340)       --                  (1,340)
  Accumulated deficit.............  (115,006)   (51,983)   (75,000)   (241,989)
  Cumulative translation
   adjustment.....................      (490)    (1,287)                (1,777)
                                   ---------   --------    -------   ---------
    Total stockholders' equity....   239,911     77,519    (75,000)    242,430
                                   ---------   --------    -------   ---------
Total liabilities and
 stockholders' equity............. $ 302,790   $136,932    $   --    $ 439,722
                                   =========   ========    =======   =========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

  UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR
                              ENDED MARCH 31, 1997

                    REFLECTING RATIONAL SOFTWARE CORPORATION

                       AFTER GIVING EFFECT TO THE MERGER
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                              RATIONAL/
                                                                                                             PERFORMANCE
                                                       RATIONAL/                                     PURE    AWARENESS/
                                                      PERFORMANCE                                   ATRIA/   PURE ATRIA/
                              PERFORMANCE              AWARENESS                                   INTEGRITY  INTEGRITY
                               AWARENESS   PRO FORMA   COMBINED                         PRO FORMA  COMBINED   COMBINED
                    RATIONAL  CORPORATION ADJUSTMENTS  PRO FORMA  PURE ATRIA INTEGRITY ADJUSTMENTS PRO FORMA  PRO FORMA
                    --------  ----------- ----------- ----------- ---------- --------- ----------- --------- -----------
Net product
 revenue..........  $ 91,696    $ 4,064                $ 95,760    $93,437    $   --                $93,437   $189,197
Consulting and
 support revenue..    53,677      1,614                  55,291     39,058        --                 39,058     94,349
                    --------    -------                --------    -------    -------               -------   --------
Total revenue.....   145,373      5,678                 151,051    132,495        --                132,495    283,546
Cost of product
 revenue..........     9,134         69      2,500       11,703      2,643        --                  2,643     14,346
Cost of consulting
 and support
 revenue..........    26,566      1,091                  27,657     11,739        --                 11,739     39,396
                    --------    -------     ------     --------    -------    -------               -------   --------
Total cost of
 revenue..........    35,700      1,160      2,500       39,360     14,382        --                 14,382     53,742
                    --------    -------     ------     --------    -------    -------               -------   --------
Gross margin......   109,673      4,518     (2,500)     111,691    118,113        --                118,113    229,804
                    --------    -------     ------     --------    -------    -------               -------   --------
 Research and
  development
  expenses........    24,445      2,078                  26,523     22,794        887                23,681     50,204
 Sales and
  marketing
  expenses........    50,646      4,005                  54,651     57,757        --                 57,757    112,408
 General and
  administrative
  expenses........    16,995        885        600       18,480     10,272        729                11,001     29,481
 Charges for
  acquired in-
  process research
  and
  development.....    56,798        --                   56,798        --         --                    --      56,798
 Merger and
  restructuring
  costs...........     7,201        --                    7,201     35,255        --                 35,255     42,456
                    --------    -------     ------     --------    -------    -------               -------   --------
Total operating
 expenses.........   156,085      6,968        600      163,653    126,078      1,616               127,694    291,347
                    --------    -------     ------     --------    -------    -------               -------   --------
Operating loss....   (46,412)    (2,450)    (3,100)     (51,962)    (7,965)    (1,616)               (9,581)   (61,543)
Other income,
 net..............     7,917        (45)                  7,872      3,669         18                 3,687     11,559
                    --------    -------     ------     --------    -------    -------               -------   --------
Loss before income
 taxes............   (38,495)    (2,495)    (3,100)     (44,090)    (4,296)    (1,598)               (5,894)   (49,984)
Provision for
 (benefit from)
 income taxes.....     4,459       (276)                  4,183      2,361        --                  2,361      6,544
                    --------    -------     ------     --------    -------    -------               -------   --------
Net loss..........  $(42,954)   $(2,219)    (3,100)    $(48,273)   $(6,657)   $(1,598)               (8,255)  $(56,528)
                    ========    =======     ======     ========    =======    =======               =======   ========
Net loss per
 share............  $  (0.98)                          $  (1.10)   $ (0.17)                         $ (0.20)  $  (0.70)
                    ========                           ========    =======                          =======   ========
Shares used in per
 share
 computation......    43,702                             43,702     39,921                1,125      41,046     80,643
                    ========                           ========    =======                =====     =======   ========


   See accompanying note to unaudited pro forma condensed combined financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED MARCH 31, 1995 AND 1996

                    REFLECTING RATIONAL SOFTWARE CORPORATION

                       AFTER GIVING EFFECT TO THE MERGER
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                         YEAR ENDED MARCH 31,
                                                         ---------------------
                                                           1995        1996
                                                         ---------- ----------
Net product revenue..................................... $  74,688  $  126,876
Consulting and support revenue..........................    45,419      61,261
                                                         ---------  ----------
Total revenue...........................................   120,107     188,137
Cost of product revenue.................................     7,989       9,735
Cost of consulting and support revenue..................    22,016      26,779
                                                         ---------  ----------
Total cost of revenue...................................    30,005      36,514
                                                         ---------  ----------
Gross margin............................................    90,102     151,623
                                                         ---------  ----------
  Research and development expenses.....................    23,379      33,773
  Sales and marketing expenses..........................    47,388      80,063
  General and administrative expenses...................    12,342      19,481
  Charges for acquired in-process research and
   development..........................................       --       20,300
  Merger and restructuring costs........................    (1,100)      2,961
                                                         ---------  ----------
Total operating expenses................................    82,009     156,578
                                                         ---------  ----------
Operating income (loss).................................     8,093      (4,955)
Other income, net.......................................     1,331       4,234
                                                         ---------  ----------
Income (loss) before income taxes.......................     9,424        (721)
Provision for income taxes..............................     1,741       6,391
                                                         ---------  ----------
Net income (loss)....................................... $   7,683  $   (7,112)
                                                         =========  ==========
Pro forma net income (loss) per share:
  Income (loss) before income taxes, as reported........ $   9,424  $     (721)
  Pro forma income taxes................................     2,036       7,115
                                                         ---------  ----------
  Pro forma net income (loss)........................... $   7,388  $   (7,836)
                                                         ---------  ----------
Pro forma net income (loss) per share................... $    0.12  $    (0.11)
                                                         =========  ==========
Shares used in pro forma per share computations.........    62,500      69,778
                                                         =========  ==========


   See accompanying note to unaudited pro forma condensed combined financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. The adjustments to the pro forma condensed combined financial statements reflect the issuance of up to 38,542,000 shares of Rational Common Stock for all of the outstanding shares of Pure Atria Common Stock in connection with the Merger based on an exchange rate of 0.9 shares of Rational Common Stock for each outstanding share of Pure Atria Common Stock.

  Additionally, the unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 1997 gives effect to the acquisition of Performance Awareness Corporation which was completed by Rational on March 31, 1997 and accounted for using the purchase method. The aggregate purchase price (including direct acquisition costs) was approximately $32.9 million in cash and options assumed by Rational. The fiscal year 1997 pro forma statements of operations give effect to the acquisition as if it had occurred on April 1, 1996, accordingly the Company would have recorded approximately $3.1 million of amortization on purchased intangibles.

  The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 1997 also gives effect to the acquisition of Integrity QA Software, Inc. ("Integrity") which was completed by Pure Atria on January 31, 1997 and accounted for using the purchase method. The 1,125,000 shares issued by Pure Atria pursuant to the acquisition of Integrity are included in the weighted average share calculation of Pure Atria on a pro forma basis.

2. There were no material transactions between Rational and Pure Atria during any period presented. In addition, it is currently expected that the impact of any conforming accounting policies will not be material.

3. The Combined Company expects to incur charges to operations currently estimated to be between $55 and $75 million, primarily in the quarter in which the Merger is consummated, to reflect direct transaction fees and costs incident to the Merger of $15 million and additional anticipated costs of $40 to $60 million associated with integrating the two companies. Integration costs of merging the companies are expected to include severance costs associated with any employee terminations, costs associated with conforming employee benefits plans, charges associated with the closure of duplicate facilities and asset writedowns related to duplicate business systems. The final amounts associated with each of these items has not yet been determined. An estimated charge of $75 million is reflected in the pro forma condensed combined balance sheet as a reduction to retained earnings and an increase to accrued liabilities. The estimated charge is not reflected in the pro forma condensed combined statement of operations data. The amount of this charge is a preliminary estimate and therefore is subject to change.

4. For the three months ended March 31, 1997, Pure Atria reported a net loss of $43.2 million ($1.02 per share) on total revenues of $30.0 million compared to net income $3.9 million ($0.09 per share) on total revenues $28.6 million for the comparable 1996 quarter. Pure Atria's three-month period ended March 31, 1997 includes one-time pre-tax charges to operations related to the Integrity acquisition of $43.6 million for in-process research and development and $1.1 million for certain merger and integration costs. Pure Atria also recorded a charge of $0.5 million during the first quarter of 1997 for in-process research and development in connection with the acquisition of other technology.

5. The following is a summary of the historical results of operations of Rational and Pure Atria and their pro forma combined amounts to reflect the Merger as if it were effected for March 31, 1995 and 1996 below:

                                                       YEAR ENDED MARCH 31,
                                                       ----------------------
                                                         1995        1996
                                                       ---------- -----------
   NET PRODUCT REVENUE:
     Rational......................................... $  42,611  $    64,743
     Pure Atria.......................................    32,077       62,133
                                                       ---------  -----------
                                                       $  74,688  $   126,876
                                                       =========  ===========
   CONSULTING AND SUPPORT REVENUE:
     Rational......................................... $  34,738  $    39,209
     Pure Atria.......................................    10,681       22,052
                                                       ---------  -----------
                                                       $  45,419  $    61,261
                                                       =========  ===========
   COST OF PRODUCT REVENUE:
     Rational......................................... $   7,148  $     7,826
     Pure Atria.......................................       841        1,909
                                                       ---------  -----------
                                                       $   7,989  $     9,735
                                                       =========  ===========
   COST OF CONSULTING AND SUPPORT REVENUE:
     Rational......................................... $  18,875  $    20,823
     Pure Atria.......................................     3,141        5,956
                                                       ---------  -----------
                                                       $  22,016  $    26,779
                                                       =========  ===========
   RESEARCH AND DEVELOPMENT:
     Rational......................................... $  13,914  $    18,305
     Pure Atria.......................................     9,465       15,468
                                                       ---------  -----------
                                                       $  23,379  $    33,773
                                                       =========  ===========
   SALES AND MARKETING:
     Rational......................................... $  28,454  $    41,000
     Pure Atria.......................................    18,934       39,063
                                                       ---------  -----------
                                                       $  47,388  $    80,063
                                                       =========  ===========
   GENERAL AND ADMINISTRATIVE:
     Rational......................................... $   7,892  $    11,690
     Pure Atria.......................................     4,450        7,791
                                                       ---------  -----------
                                                       $  12,342  $    19,481
                                                       =========  ===========
   CHARGES FOR ACQUIRED IN-PROCESS RESEARCH AND
    DEVELOPMENT:
     Rational......................................... $     --   $     8,700
     Pure Atria.......................................       --        11,600
                                                       ---------  -----------
                                                       $     --   $    20,300
                                                       =========  ===========
   MERGER AND RESTRUCTURING:
     Rational......................................... $  (1,100) $       --
     Pure Atria.......................................       --         2,961
                                                       ---------  -----------
                                                       $  (1,100) $     2,961
                                                       =========  ===========
   OTHER INCOME, NET:
     Rational......................................... $     496  $     1,830
     Pure Atria.......................................       835        2,404
                                                       ---------  -----------
                                                       $   1,331  $     4,234
                                                       =========  ===========
   PROVISION FOR INCOME TAXES:
     Rational......................................... $     406  $     1,028
     Pure Atria.......................................     1,335        5,363
                                                       ---------  -----------
                                                       $   1,741  $     6,391
                                                       =========  ===========
   NET INCOME (LOSS):
     Rational......................................... $   2,256  $    (3,590)
     Pure Atria.......................................     5,427       (3,522)
                                                       ---------  -----------
                                                       $   7,683  $    (7,112)
                                                       =========  ===========

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF RATIONAL CAPITAL STOCK

  The authorized capital stock of Rational currently consists of 75,000,000 shares of Common Stock, $0.01 par value per share. If the amendment of Rational's Certificate of Incorporation is approved, then upon the filing of the Certificate with the Delaware Secretary of State, the authorized capital stock of Rational will consist of 150,000,000 shares of Common Stock, $.01 par value per share.

 Rational Common Stock

  As of the Rational Record Date, there were 47,685,503 shares of Rational Common Stock outstanding held of record by approximately 998 stockholders. Rational Common Stock is listed on Nasdaq under the symbol "RATL." Holders of Rational Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders do not have the right to cumulate votes in connection with the election of Directors. The holders of Rational Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Rational Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Rational, the holders of Rational Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Rational Common Stock has no preemptive, conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Rational Common Stock. All outstanding shares of Rational Common Stock are fully paid and non-assessable, and the shares of Rational Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

 Transfer Agent and Registrar

  The Transfer Agent and Registrar for the Rational Common Stock is ChaseMellon Shareholder Services. Its telephone number is (415) 954-9512.

DESCRIPTION OF PURE ATRIA CAPITAL STOCK

  The authorized capital stock of Pure Atria consists of 80,000,000 shares of Pure Atria Common Stock, $.0001 par value per share, and 2,000,000 shares of Preferred Stock, $0.0001 par value per share (the "Preferred Stock").

 Pure Atria Common Stock

  As of the Pure Atria Record Date, there were 43,316,558 shares of Pure Atria Common Stock outstanding held of record by approximately 531 stockholders. Pure Atria Common Stock is listed on Nasdaq under the trading symbol "PASW." Holders of Pure Atria Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders do not have the right to cumulate votes in connection with the election of directors. Subject to any rights of the Preferred Stock, the stockholders are entitled to receive such lawful dividends as may be declared by Pure Atria Board. In the event of the liquidation, dissolution or winding up of Pure Atria, the holders of shares of Pure Atria Common Stock will be entitled to share ratably in Pure Atria's assets available for distribution to the holders of Pure Atria Common Stock. The Pure Atria Common Stock has no preemptive or conversion or other subscription rights, and there are no redemption or other sinking fund provisions applicable to the Pure Atria Common Stock. All outstanding shares of Pure Atria Common Stock are fully paid and nonassessable.

 Preferred Stock

  The Pure Atria Board has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 2,000,000 shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series and to fix the rights, preferences, privileges and restrictions of the shares of each series, including voting powers, if any, of such shares. The issuance of Preferred Stock could adversely affect, among other things, the rights of existing stockholders or could delay or prevent a change in control of Pure Atria without further action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Pure Atria Common Stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change in control of Pure Atria and could make the removal of the present management of Pure Atria more difficult. The Pure Atria Board has no current plans to issue any Preferred Stock.

  The Transfer Agent and Registrar for Pure Atria Common Stock is U.S. Stock Transfer Corporation, and its telephone number is (818) 502-1404.

COMPARISON OF CAPITAL STOCK

  After consummation of the Merger, the holders of Pure Atria Common Stock who receive Rational Common Stock under the terms of the Agreement will become stockholders of Rational. Because Pure Atria and Rational are both Delaware corporations, Pure Atria stockholders' rights will continue to be governed by the DGCL. Additionally, as stockholders of Pure Atria, their rights are presently governed by the Pure Atria Certificate of Incorporation, as amended (the "Pure Atria Charter") and the Pure Atria Bylaws (the "Pure Atria Bylaws"). As stockholders of Rational, their rights will be governed by Rational's Certificate of Incorporation (the "Rational Charter") and Rational Bylaws (the "Rational Bylaws"). The following discussion summarizes only the material differences between the rights of holders of Rational Common Stock and holders of Pure Atria Common Stock under the charters and bylaws of Rational and Pure Atria. Because the rights of the Pure Atria Preferred Stock are as yet undetermined, and because the Pure Atria Board has no present intent to determine them, except as otherwise stated the following discussion will compare Rational Common Stock with the Pure Atria Common Stock, and will only identify those areas where there are material differences. This summary does not purport to be complete and is qualified in its entirety by reference to the Rational Charter and Bylaws, the Pure Atria Charter and Bylaws and the relevant provisions of the DGCL.

 Preferred Stock

  The Rational Charter authorizes no such class of preferred stock. The absence of a class of undesignated preferred means that, unlike the Pure Atria Board, the Rational Board cannot, without shareholder approval, issue shares of stock that could have conversion and/or voting rights that could adversely affect the rights of the Common Stock. In addition, the Rational Board cannot issue such a class of stock for the purpose of delaying, deferring or preventing a change of control of the company.

 Classification of Board of Directors

  The Rational Board is divided into three classes, each of which is elected for a three year term. The term of one class of Directors terminates at each annual meeting of stockholders. Pure Atria Board is not divided into separate classes. The terms of office for all directors expire at each annual meeting of Pure Atria's stockholders.

  A classified board of directors, such as Rational's, could have the effect of delaying or discouraging a change of control of Rational by increasing the length of time that would be required for a potential acquiror to gain control of the Rational Board. See also, "Proposal No. 2 for Rational Stockholders:
Amendment and Restatement of Rational's Certificate of Incorporation--Certain Anti-Takeover Effects."

 Action By Written Consent in Lieu of a Stockholder Meeting

  Rational stockholders have the ability to take action by written consent of the holders of a majority of the outstanding shares of Rational Common Stock. Pure Atria's stockholders do not have such a right.

 Stockholder Business at Meetings

  The Rational Charter and Bylaws place no restrictions on the rights of stockholders to raise business at a stockholder meeting other than requirements for timely raising of business. In addition to timely notice requirements similar to those in Rational's Bylaws, the Pure Atria Bylaws require that for a stockholder to bring business before a stockholder meeting, notice of such stockholder's intent to do so must include a description of the business to be raised and the reasons for raising it, the identity of the stockholder raising such business and the amount of stock such stockholder owns, and any material intent of such stockholder and the beneficial owner, if any, on whose behalf such business is raised.

 Nomination of Directors by Stockholders

  Rational's Bylaws do not provide specific restrictions on the ability of stockholders to nominate Directors. Pure Atria's Bylaws require that for a stockholder to nominate a Director, such nomination must be received not less than 20 days nor more than 60 days prior to the meeting at which Directors are to be elected, and must include specific information on the identity, principle occupation, and stock ownership in Pure Atria of the nominee. In addition, the stockholder nominating a Director must also disclose any arrangement or understanding between the nominee and any other person with respect to future employment or future transactions with Pure Atria.

                   PROPOSAL NO. 2 FOR RATIONAL STOCKHOLDERS:

             AMENDMENT OF RATIONAL'S CERTIFICATE OF INCORPORATION

  Rational's stockholders are being asked to approve an amendment to Rational's Certificate of Incorporation to increase the number of shares of authorized Rational Common Stock from 75,000,000 to 150,000,000. The amendment of Rational's Certificate of Incorporation called for by this Proposal 2 would increase the ratio of Rational Common Stock authorized to Rational Common Stock outstanding or issuable upon the exercise of outstanding options or rights to acquire Rational Common Stock from approximately 1.35:1 to approximately 1.39:1, assuming the Merger is consummated, based on the capitalization of Rational and Pure Atria as of the Rational and Pure Atria Record Dates. The amendment of Rational's Certificate of Incorporation was adopted by the Rational Board on April 6, 1997, in substantially the form attached as Annex G, subject to stockholder approval.

  The primary reason that the Rational Board recommends approval of the proposed increase in the authorized number of shares of Rational Common Stock is to create a sufficient number of such shares to enable Rational to consummate the Merger. Rational estimates that after the Merger, there will be approximately 86,100,000 shares of Rational Common Stock issued and outstanding, and options or rights to acquire 15,080,000 additional shares. Currently, Rational has authorized only 75,000,000 shares of Common Stock. IF RATIONAL STOCKHOLDERS DO NOT APPROVE PROPOSAL NO. 2, THE MERGER WILL NOT BE CONSUMMATED. See "Proposal No. 1: The Merger--Terms of the Merger--Conditions to the Merger."

  In addition to the foregoing, the Rational Board believes that the proposed increase in the number of shares of authorized Common Stock beyond that number of shares required to consummate the Merger is desirable to preserve Rational's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, acquisitions of property, use in employee benefit plans and for other general corporate purposes. In addition, elimination of the delay occasioned by the necessity of obtaining stockholder approval will better enable Rational to engage in future financing transactions and acquisitions that take full advantage of changing market conditions. It should be further noted that while the Rational Board and Rational management do not have specific acquisition plans at this time, other than the Merger, Rational management frequently evaluates the strategic opportunities available to it and may in the near-term or long-term future pursue acquisitions of complementary products, technologies or businesses.

 Certain Anti-takeover Effects

  The proposed increase in the authorized number of shares of Rational Common Stock could result in certain anti-takeover effects. Although the Rational Board has taken no action to date to do so, it could use the increased number of authorized shares of Rational Common Stock to make more difficult or discourage an attempt to obtain control of Rational, such as by issuing additional shares of Rational Common Stock to purchasers who might side with the Rational Board in opposing a takeover attempt. The existence of the additional authorized shares of Rational Common Stock could have the effect of discouraging an attempt by any person or entity, through the acquisition of a substantial number of shares of Rational Common Stock, to acquire control of Rational with a view to imposing a merger, sale of all or any part of Rational's assets or a similar transaction, since the issuance of the additional shares of Rational Common Stock could be used to dilute the stock ownership of a takeover bidder. In addition, Rational's Certificate of Incorporation provides for a classified board of directors, which could have the effect of delaying or discouraging a change in control of Rational by increasing the length of time that would be required for a potential acquiror to gain control of the Board of Directors.

  To the extent that takeovers are discouraged, stockholders may not have the opportunity to dispose of all or a part of their stock at a price that may be higher than that prevailing in the market. However, it also is possible that making shares of authorized, but unissued, Rational Common Stock available for issuance or the presence of a classified board may have the effect of increasing the price offered to stockholders of Rational in a tender or exchange offer by encouraging potential bidders to negotiate with the Rational Board rather than engaging in abusive takeover practices such as partial takeovers and front-end loaded, two-step takeovers and freeze-outs.

  Finally, because Rational has not, by a provision in its Certificate of Incorporation, elected otherwise, it is subject to Section 203 of the DGCL. ("Section 203") which imposes certain restrictions, described below, on "business combinations" with an "interested stockholder" that could produce anti-takeover effects in certain circumstances. Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

  Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder (as defined below) owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (not counting those shares owned by directors who are also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or
(iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

                                    EXPERTS

  The consolidated financial statements of Rational Software Corporation at March 31, 1995, 1996 and 1997, and for each of the three years in the period ended March 31, 1997, included in this Prospectus/Joint Proxy Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and schedule of Pure Atria Corporation and subsidiaries as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996 have been included in the Registration Statement and this Prospectus/Joint Proxy Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Integrity QA Software, Inc. for the period from inception (November 1, 1995) through September 30, 1996, incorporated in this Prospectus by reference to the Current Report on Form 8-K of Pure Atria Corporation dated January 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The validity of the Rational Common Stock issuable pursuant to the Merger will be passed on by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Fenwick & West LLP, Palo Alto, California, is acting as counsel for Pure Atria in connection with certain legal matters relating to the Agreement and the transactions contemplated thereby.

                         FUTURE STOCKHOLDER PROPOSALS

  To be brought before an annual meeting of Rational, Pure Atria or the Combined Company, stockholder proposals must be timely received at the executive offices of such company, and must meet the other requirements of the rules of the SEC relating to stockholders' proposals and of such company's bylaws. Stockholder proposals for the Rational 1997 Annual Meeting, which will be a meeting of the stockholders of the Combined Company if the Merger is consummated, received at Rational's executive offices prior to March 14, 1997, would have been timely received to be considered for inclusion in the proxy materials for such meeting, although no such proposals were received. If any stockholder of Rational, or of the Combined Company, if the Merger is consummated, intends to present a proposal at the Rational 1998 Annual Meeting and wishes to have such proposal considered for inclusion in the proxy materials for such meeting, such holder must submit the proposal to the Secretary of Rational in writing so as to be received at Rational's executive officers not less than 120 calendar days in advance of the date in 1998 corresponding to the date in 1997 on which Rational's proxy statement for the Rational 1997 Annual Meeting is released to stockholders. In the event the Merger is not consummated and Pure Atria holds a 1997 Annual Meeting, Pure Atria will so notify its stockholders of such meeting, including the date by which stockholder proposals must be received at Pure Atria's executive offices in order to be considered for inclusion in the proxy materials related to such meeting.

                         ACCOUNTANTS' REPRESENTATIVES

  It is expected that representatives of Ernst & Young LLP, Rational's independent accountants, will be present at the Rational Special Meeting and representatives of KPMG Peat Marwick LLP, Pure Atria's independent auditors, will be present at the Pure Atria Special Meeting where each will have an opportunity to respond to appropriate questions of Rational's and Pure Atria's stockholders, respectively, and to make a statement if they so desire.

                         INDEX TO FINANCIAL STATEMENTS

Rational Software Corporation and Subsidiaries:
  Report of Ernst & Young LLP, Independent Auditors.......................  F-2
  Consolidated Statements of Operations...................................  F-3
  Consolidated Balance Sheets.............................................  F-4
  Consolidated Statement of Redeemable Convertible Preferred Stock and
   Stockholders' Equity...................................................  F-5
  Consolidated Statements of Cash Flows...................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
Pure Atria Corporation and Subsidiaries:
  Report of Independent Auditors.......................................... F-20
  Consolidated Balance Sheets............................................. F-21
  Consolidated Statements of Operations................................... F-22
  Consolidated Statements of Redeemable Convertible Stock and
   Stockholders' Equity................................................... F-23
  Consolidated Statements of Cash Flows................................... F-24
  Notes to Consolidated Financial Statements.............................. F-25

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Rational Software Corporation

  We have audited the accompanying consolidated balance sheets of Rational Software Corporation as of March 31, 1996 and 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. In February 1997, the Company merged with SQA, Inc. in a transaction which was accounted for as a pooling of interests. We did not audit the financial statements of SQA, Inc. for the years prior to fiscal 1997, which statements reflect total assets constituting 32% of the related 1996 consolidated financial statement totals, and which statements reflect net income (loss) of approximately ($2,422,000) and $431,000 of related 1995 and 1996 consolidated financial statement totals, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for SQA, Inc. is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rational Software Corporation at March 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
April 22, 1997

                         RATIONAL SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   FISCAL YEAR ENDED MARCH
                                                             31,
                                                   --------------------------
                                                    1995     1996      1997
                                                   -------  -------  --------
Net product revenue............................... $42,611  $64,743  $ 91,696
Consulting and support revenue....................  34,738   39,209    53,677
                                                   -------  -------  --------
  Total revenue...................................  77,349  103,952   145,373
Cost of product revenue...........................   7,148    7,826     9,134
Cost of consulting and support revenue............  18,875   20,823    26,566
                                                   -------  -------  --------
  Total cost of revenue...........................  26,023   28,649    35,700
                                                   -------  -------  --------
  Gross margin....................................  51,326   75,303   109,673
Product research and development expenses.........  13,914   18,305    24,445
Sales and marketing expenses......................  28,454   41,000    50,646
General and administrative expenses...............   7,892   11,690    16,995
Charges for acquired in-process research and
 development......................................     --     8,700    56,798
Merger and restructuring costs (credit)...........  (1,100)     --      7,201
                                                   -------  -------  --------
  Total operating expenses........................  49,160   79,695   156,085
                                                   -------  -------  --------
  Operating income (loss).........................   2,166   (4,392)  (46,412)
Other income, net.................................     496    1,830     7,917
                                                   -------  -------  --------
  Income (loss) before income taxes...............   2,662   (2,562)  (38,495)
Provision for income taxes........................     406    1,028     4,459
                                                   -------  -------  --------
Net income (loss)................................. $ 2,256  ($3,590) ($42,954)
                                                   =======  =======  ========
Net income (loss) per common share................   $0.08  ($0.10)   ($0.98)
Shares used in computing per share amounts........  29,745   35,938    43,702



                See Notes to Consolidated Financial Statements.

                         RATIONAL SOFTWARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               MARCH 31,
                                                           -------------------
                                                             1996      1997
                                                           --------  ---------
                          ASSETS
                          ------
Current assets:
  Cash and cash equivalents............................... $ 80,378  $ 227,493
  Short-term investments..................................    8,711      2,525
  Accounts receivable, net of allowance for doubtful
   accounts of $1,286 in 1996 and $1,960 in 1997..........   26,043     33,565
  Prepaid expenses and other assets.......................    2,550      3,395
                                                           --------  ---------
    Total current assets..................................  117,682    266,978
Property and equipment, net...............................    6,247     13,291
Other assets, net.........................................    2,210     22,521
                                                           --------  ---------
    Total assets.......................................... $126,139  $ 302,790
                                                           ========  =========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
  Accounts payable........................................ $  3,802  $   9,981
  Accrued employee benefits...............................    9,225     12,269
  Other accrued expenses..................................    5,182      8,255
  Current portion of accrued merger and restructuring
   expenses...............................................      575      9,236
  Deferred revenue........................................   17,885     17,936
  Current portion of long-term debt and lease
   obligations............................................      654      2,010
                                                           --------  ---------
    Total current liabilities.............................   37,323     59,687
Accrued rent..............................................      880        535
Long-term accrued merger and restructuring expenses.......    1,309        916
Long-term debt............................................      --       1,741
                                                           --------  ---------
    Total liabilities.....................................   39,512     62,879
                                                           --------  ---------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 75,000 shares authorized,
   issued and outstanding 40,211 shares in 1996 and 47,684
   shares in 1997.........................................      402        477
  Additional paid-in capital..............................  155,336    356,270
  Treasury stock..........................................   (1,340)    (1,340)
  Accumulated deficit.....................................  (67,905)  (115,006)
  Cumulative translation adjustment.......................      134       (490)
                                                           --------  ---------
    Total stockholders' equity............................   86,627    239,911
                                                           --------  ---------
    Total liabilities and stockholders' equity............ $126,139  $ 302,790
                                                           ========  =========

                See Notes to Consolidated Financial Statements.

                         RATIONAL SOFTWARE CORPORATION

           CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED
                         STOCK AND STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                      REDEEMABLE
                                                      CONVERTIBLE
                                                    PREFERRED STOCK
                                                    ----------------
                                                    SHARES   AMOUNT
                                                    ------  --------                           STOCKHOLDERS' EQUITY
                                                                      ------------------------------------------------------
                                                    COMMON STOCK
                                                    -------------
                                                                  ADDITIONAL                       CUMULATIVE      TOTAL
                                                                   PAID-IN   TREASURY  ACCUMULATED TRANSLATION STOCKHOLDERS'
                                                    SHARES AMOUNT  CAPITAL    STOCK      DEFICIT   ADJUSTMENT     EQUITY
                                                    ------ ------ ---------- --------- ----------- ----------- -------------
BALANCE AT MARCH 31, 1994.....                       4,060  $  4,866
Issuance of Series C preferred
 stock........................                       2,172     3,030
Exercise of stock options.....
Issuance of common stock......                         --        --
Issuance of treasury stock....                         --        --
Net income....................                         --        --
                                                    ------  --------
BALANCE AT MARCH 31, 1995.....                       6,232     7,896
Issuance of Series D preferred
 stock........................                       1,393     4,455
Conversion of redeemable
 preferred stock to common
 stock........................                      (7,625)  (12,351)
Issuance of common stock, net
 of $808 in costs.............                         --        --
Issuance of common stock, net
 of $852 in costs.............                         --        --
Issuance of common stock for
 the acquisition of Objectory
 AB...........................                         --        --
Exercise of common stock
 options......................
Issuance of common stock under
 Employee Stock Purchase
 Plan.........................                         --        --
Cumulative translation
 adjustment...................                         --        --
Net loss......................                         --        --
                                                    ------  --------
BALANCE AT MARCH 31, 1996.....                         --        --
Issuance of common stock, net
 of expenses of $675..........
Exercise of common stock
 options......................                         --        --
Issuance of common stock......
Issuance of common stock under
 Employee Stock Purchase
 Plan.........................                         --        --
Stock options issued in
 business combination.........                         --        --
Tax benefit from option
 transactions.................                         --        --
Cumulative translation
 adjustment...................                         --        --
Net loss......................                         --        --
Net transactions of SQA from
 January 1, 1997 to March 31,
 1997.........................                         --        --
                                                    ------  --------
BALANCE AT MARCH 31, 1997.....                         --        --
--------------------------------------------------
                                                    ======  ========
BALANCE AT MARCH 31, 1994.....                      24,874  $249   $ 70,601  $(1,394)   $ (66,571)    $ --       $  2,885
Issuance of Series C preferred
 stock........................                         --    --         (22)     --           --        --            (22)
Exercise of stock options.....                         221     2        636                                           638
Issuance of common stock......                          66     1        226      --           --        --            227
Issuance of treasury stock....                         --    --         --        54          --        --             54
Net income....................                         --    --         --       --         2,256       --          2,256
                                                    ------ ------ ---------- --------- ----------- ----------- -------------
BALANCE AT MARCH 31, 1995.....                      25,161   252     71,441   (1,340)     (64,315)      --          6,038
Issuance of Series D preferred
 stock........................                         --    --         (20)     --           --        --            (20)
Conversion of redeemable
 preferred stock to common
 stock........................                       4,575    46     12,305      --           --        --         12,351
Issuance of common stock, net
 of $808 in costs.............                       1,720    17     28,935      --           --        --         28,952
Issuance of common stock, net
 of $852 in costs.............                       5,759    57     29,888      --           --        --         29,945
Issuance of common stock for
 the acquisition of Objectory
 AB...........................                       1,497    15      8,754      --           --        --          8,769
Exercise of common stock
 options......................                       1,349    14      3,585                                         3,599
Issuance of common stock under
 Employee Stock Purchase
 Plan.........................                         150     1        448      --           --        --            449
Cumulative translation
 adjustment...................                         --    --         --       --           --        134           134
Net loss......................                         --    --         --       --        (3,590)      --         (3,590)
                                                    ------ ------ ---------- --------- ----------- ----------- -------------
BALANCE AT MARCH 31, 1996.....                      40,211   402    155,336   (1,340)     (67,905)      134        86,627
Issuance of common stock, net
 of expenses of $675..........                       5,188    52    186,304      --           --        --        186,356
Exercise of common stock
 options......................                       1,216    12      4,703      --           --        --          4,715
Issuance of common stock......                         258     3      4,369      --           --        --          4,372
Issuance of common stock under
 Employee Stock Purchase
 Plan.........................                         787     8      2,927      --           --        --          2,935
Stock options issued in
 business combination.........                         --    --       1,600      --           --        --          1,600
Tax benefit from option
 transactions.................                         --               880                   --        --            880
Cumulative translation
 adjustment...................                         --    --         --       --           --       (624)         (624)
Net loss......................                         --    --         --       --       (42,954)      --        (42,954)
Net transactions of SQA from
 January 1, 1997 to March 31,
 1997.........................                          24   --         151      --        (4,147)      --         (3,996)
                                                    ------ ------ ---------- --------- ----------- ----------- -------------
BALANCE AT MARCH 31, 1997.....                      47,684  $477   $356,270  $(1,340)   $(115,006)    $(490)     $239,911
--------------------------------------------------
                                                    ====== ====== ========== ========= =========== =========== =============

                See Notes to Consolidated Financial Statements.

                         RATIONAL SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     1995     1996      1997
                                                    -------  -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................ $ 2,256  $(3,590) $(42,954)
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Charges for acquired in-process research and
     development...................................     --     8,700    56,798
    Depreciation...................................   4,361    3,873     4,063
    Amortization...................................     678      842     1,675
    Compensation expense for stock option grants...     --       229       145
    Changes in operating assets and liabilities
      Accounts receivable..........................  (4,145)  (4,550)   (9,083)
      Prepaids and other, net......................     402     (947)      829
      Accounts payable.............................   1,161   (1,336)    5,122
      Accrued employee benefits and accrued
       expenses....................................  (1,564)   2,296    (2,392)
      Deferred revenue.............................   1,181    9,367       (23)
      Accrued merger and restructuring expenses....  (4,062)    (329)    8,268
                                                    -------  -------  --------
    Net cash provided by operating activities......     268   14,555    22,448
                                                    -------  -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments..............  (2,369) (11,124)  (10,611)
  Maturities and sales of short-term investments...   7,581    3,449    16,824
  Purchase of property and equipment...............  (3,361)  (3,608)   (9,143)
  Additions to capitalized software costs..........    (154)     --        --
  Business combinations, net of cash acquired......     --       279   (69,992)
                                                    -------  -------  --------
    Net cash provided by (used in) investing
     activities....................................   1,697  (11,004)  (72,922)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under long-term debt and
   capital lease obligations.......................  (2,463)  (2,569)     (644)
  Net proceeds from issuance of common stock.......     865   62,715   198,233
  Net proceeds from the sale of redeemable
   convertible preferred stock, net of issuance
   costs...........................................   3,008    4,435       --
  Other............................................      35      --        --
                                                    -------  -------  --------
    Net cash provided by financing activities......   1,445   64,581   197,589
Net increase in cash and cash equivalents..........   3,410   68,132   147,115
Cash and cash equivalents at beginning of year.....   8,836   12,246    80,378
                                                    -------  -------  --------
Cash and cash equivalents at end of year........... $12,246  $80,378  $227,493
                                                    =======  =======  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid:
    Income taxes...................................     199      355       929
    Interest paid..................................     101      107        12
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of redeemable preferred stock to
   common stock....................................     --    12,351       --
  Options issued in business combination...........     --       --      1,600
  Tax benefit from option transactions.............     --       --        880
  Note payable issued for business combination.....     --       --      2,800

                See Notes to Consolidated Financial Statements.

                         RATIONAL SOFTWARE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization and basis of presentation. Rational Software Corporation (the Company) was incorporated under the laws of Delaware on July 28, 1982. The Company develops, markets and supports a comprehensive solution for the component-based development of software systems.

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries including SQA, Inc. (SQA), which was merged with the Company effective February 26, 1997. The historical consolidated financial statements of the Company for all periods prior to such merger date have been restated to reflect the merger, which has been accounted for as a pooling-of-interests. The consolidated financial statements for all periods include results of the Company's operations and balance sheet data on a March 31 fiscal year basis and SQA's results on a December 31, fiscal year basis. All intercompany transactions and balances have been eliminated upon consolidation.

  Use of estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets certain identifiable intangibles and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. FAS 121 became effective for the Company on April 1, 1996. The adoption of FAS 121 did not have a material effect on the Company's consolidated results of operations.

  Revenue recognition. The Company recognizes revenue and related costs from the sale of its software products and systems upon shipment to the customer if collection is probable and remaining Company obligations are insignificant. Revenue from software royalties, whether they are advance payments that are nonrefundable or minimum royalty guarantees payable over a fixed period, is recorded when the earnings process is complete and collection is considered probable. Revenue from consulting services is recognized when earned. Customer support revenue is deferred and recognized on a straight-line basis over the period covered by the customer-support agreements. Contract revenue, which generally represents special or custom engineering development under milestone payments, is recognized in conformity with Accounting Research Bulletin No. 45, "Long-Term Construction Type Contracts", using the relevant guidance in SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts".

  Software capitalization. Computer software development costs are capitalized after the economic and technological feasibility of a new product is established. Capitalized costs are amortized on a product basis over the estimated economic life of a general-release product, which generally does not exceed three years. The annual amortization is the greater of the amount computed using the straight-line method or the amount computed using the ratio of current revenue to the total of current and anticipated future revenues. Capitalized software-development costs are also written down periodically to net realizable value based on an analysis of anticipated future revenues. Research and development costs prior to the establishment of the economic and technological feasibility of a product are expensed as incurred.

  There were no capitalized software development costs as of March 31, 1996 and 1997. For the years ended March 31, 1995, 1996 and 1997, software amortization was $472,000, $329,000 and $0, respectively.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  Translation of foreign currencies. Accounts denominated in foreign currencies have been translated in accordance with Statement of Financial Accounting Standards No. 52. The functional currency for the Company's international sales operations is the U.S. dollar, with the exception of its Swedish subsidiary for which the functional currency is the local currency. Gains and losses resulting from the remeasurement of the foreign currency financial statements of the sales operations into U.S dollars are included in other income. Gains and losses resulting from foreign currency translation of the Swedish subsidiary are accumulated as a separate component of stockholders' equity.

  Other income. During the year ended March 31, 1997, other income consisted primarily of interest earned on the Company's excess cash, cash equivalents and short-term investments and interest expense. It also included gains and losses on foreign currency transactions.

  Net income (loss) per share. Net loss per share is computed using the weighted average number of common shares outstanding during the period. Net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common stock equivalents consist of stock options using the treasury stock method and redeemable convertible preferred stock.

  Cash, cash equivalents and short-term investments. Cash equivalents are highly liquid investments with original maturity dates of three months or less at the date of acquisition. Investments with maturity dates of greater than three months are considered to be short-term investments.

  All the Company's cash equivalents and short-term investments are classified as available-for-sale under the provisions of Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities." Investments are carried at amortized cost which approximates estimated fair value based on quoted market prices at March 31, 1996 and 1997.

  Under FAS 115, management classifies investments as trading, available-for-sale, or held-to-maturity at the time of purchase and periodically reevaluates such designation. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost with corresponding premiums or discounts amortized over the life of the investment to interest income. Debt securities not classified as held-to-maturity are classified as available-for-sale and reported at fair market value. Unrecognized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method.

  Property and equipment. The Company's property and equipment are recorded at cost, which is generally depreciated over three- to five-year periods using the straight-line method. The cost of furniture and equipment under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the asset and is amortized over the shorter of the term of the related lease or the estimated useful life of the asset. Leasehold improvements are depreciated over the remaining life of the lease.

  Stock-based compensation. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. The Company generally grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant, accordingly, no compensation expense is recorded. The Company recognizes compensation expense for those options granted with an exercise price less than fair value.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  Fair value of financial instruments. The carrying values reported in the balance sheet for cash and cash equivalents, short-term investments and long-term debt approximate fair value. The fair value of short-term investments is based on quoted market prices.

  Advertising costs. The Company expenses advertising costs as incurred. Advertising costs totaled $1,362,000, $2,109,000 and $2,618,000 for the years ended March 31, 1995, 1996 and 1997, respectively.

  Reclassifications. Certain prior year amounts have been reclassified to conform with current year presentation.

  Recent pronouncements. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on March 31, 1998. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded.

2. RISKS DUE TO CONCENTRATIONS

  Concentrations of credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company's investment policy limits its exposure to concentrations of credit risk for cash equivalents. The Company sells its products primarily to major corporations and systems integrators that serve a wide variety of U.S. and foreign markets. Collateral or deposits generally are not required from customers who demonstrate a positive credit record and sound financial condition. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

  International sales. International sales currently account for approximately one-third of the Company's revenues, and the Company expects that international sales will continue to account for a significant portion of the Company's revenues in future periods. Any material adverse effect on the Company's international business would have a material adverse effect on the Company's financial statements. Also, the Company's international sales are generally denominated in foreign currencies. Losses on the conversion of foreign-denominated receivables into U.S. dollars may have a material adverse effect on the Company's financial statements.

  From time to time the Company enters into short-term forward exchange contracts to hedge against the impact of foreign currency fluctuations on accounts receivable denominated in foreign currencies. The total amount of these contracts is offset by the underlying foreign currency denominated accounts receivable. The gains or losses on the contracts are included in income as the contracts expire and are offset by gains and losses on the underlying receivables being hedged. At March 31, 1997, the Company had outstanding forward exchange contracts, all having maturities of approximately 35 days, to exchange various European currencies for US dollars in the amounts of $7,397,000. Neither the carrying amount nor the fair value of these foreign currency forward exchange contracts was material at March 31, 1997. One major U.S. multinational bank is counterparty to all these contracts. The associated gains and losses are not material to the Company's results of operations. There were no forward exchange contracts outstanding at March 31, 1996.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

3. MERGER WITH SQA, INC.

  On February 26, 1997, the Company acquired SQA, Inc. ("SQA"), a company incorporated in Delaware, through the merger of a wholly-owned subsidiary of the Company with and into SQA, pursuant to which the Company issued approximately 6,997,000 shares of common stock. In addition, each outstanding option or right to purchase SQA common stock under various stock option and purchase plans were assumed by the Company and became an option or right to purchase the Company's common stock after giving affect to the 0.86 exchange ratio. SQA is primarily involved in developing and marketing integrated software products for the automated testing and quality management of Windows-based client/server applications. The acquisition was accounted for a pooling-of-interests, and accordingly, the Company's historical consolidated financial statements have been restated to include the results for SQA for all periods presented. The following information shows revenue and net income (loss) of the separate companies for the periods preceding the combination. Information relating to SQA is for the year ended December 31, 1996, 1995 and 1994 respectively (in thousands):

                                          RATIONAL             MERGER
                                          SOFTWARE    SQA,    RELATED
                                         CORPORATION  INC.    EXPENSES  COMBINED
                                         ----------- -------  --------  --------
Year ended March 31, 1997
  Revenue...............................  $121,264   $24,109  $   --    $145,373
  Net income (loss).....................   (40,518)    4,765   (7,201)   (42,954)
Year ended March 31, 1996
  Revenue ..............................  $ 91,107   $12,845  $   --    $103,952
  Net income (loss).....................    (4,021)       31      --      (3,590)
Year ended March 31, 1995
  Revenue ..............................  $ 72,899   $ 4,450  $   --    $ 77,349
  Net income (loss).....................     4,678    (2,422)     --      (2,256)

  Revenue and net loss of SQA for the three-month period ended March 31, 1997, the period which is excluded in the accompanying financial statements was $2,351,000 and $4,147,000, respectively. Included in the accompanying consolidated statement of operations for the year ended March 31, 1997 are merger-related expenses totaling $7,201,000 consisting primarily of charges for investment banking and professional fees of $3,100,000, severance costs of $1,767,000 associated with employee terminations and charges of $2,334,000 incurred as a result of the closing of duplicate facilities, other merger-related administrative costs and asset write-downs. As of March 31, 1997 the Company has paid out or charged $3,842,000 against the related merger accrual.

4. PURCHASE OF VISUAL TEST PRODUCT AND BUSINESS COMBINATIONS

  VISUAL TEST PRODUCT. During October 1996 the Company purchased the Visual Test product from Microsoft Corporation. The aggregate purchase price (including direct acquisition costs) was $23,146,000 in cash, which has been allocated to the fair value of the assets acquired, including in-process research and development. Acquired in-process research and development represents the present value of the estimated cash flows expected to be generated by Visual Test related technology, which at the acquisition date had not yet reached the point of technological feasibility and does not have an alternative future use. The value of the in-process research and development was charged to operations on the acquisition date.

  REQUISITE, INC. During February 1997 the Company acquired all of the outstanding shares of common stock of Requisite, Inc. a Colorado-based provider of software requirements-management tools and training pursuant to a statutory share exchange under Colorado law. The aggregate purchase price (including direct acquisition costs) was $8,631,000. The Company also assumed the outstanding Requisite employee stock options in exchange for stock options to purchase 6,450 shares of common stock of the Company.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  SOFTLAB AB. During February 1997 the Company acquired all the outstanding shares of common stock of Softlab AB, a developer of custom software-engineering tools, integrated software-development environments, and software-development processes based in Sweden. The aggregate purchase price (including direct acquisition costs) was $6,732,000 in cash, plus notes payable totaling approximately $2,800,000. The notes are due in two equal installments on the first and second anniversary of the closing date.

  PERFORMANCE AWARENESS CORPORATION. During March 1997 the Company acquired all the outstanding shares of capital stock of Performance Awareness Corporation for cash and assumed the outstanding Performance Awareness employee stock options in exchange for options to purchase 250,000 shares of the Company's Common Stock. Performance Awareness develops, markets and supports automated software quality products and related services that provide solutions for the software testing market. The aggregate purchase price (including direct acquisition costs) was $32,929,000 in cash and fair value of options which were assumed by the Company.

  SOFTWARE 9000. Also during March 1997, the Company acquired all the outstanding shares of common stock of Software 9000, a New Zealand software distribution company. The aggregate purchase price was $425,000 (including direct acquisition costs).

  OBJECTORY AB. During October 1995, the Company signed a definitive agreement to purchase all the outstanding stock of Objectory AB, a Swedish software development company, in exchange for 1,496,718 shares of common stock.

  The Company has accounted for the acquisitions of Requisite, Inc., Softlab AB, Performance Awareness, Software 9000 and Objectory AB using the purchase method, and accordingly, the operating results of the respective companies are included in the consolidated results of the Company from the date of acquisition. The consolidated balance sheets include the assets and liabilities of these businesses at March 31, 1997. The total purchase price paid for the Visual Test product and of each acquisition was allocated based upon discounted cash flow valuation techniques and is summarized as of March 31, as follows (in thousands):

                                               1997                          1996
                          ------------------------------------------------ ---------
                          VISUAL                      PERFORMANCE
                           TEST   REQUISITE, SOFTLAB   AWARENESS  SOFTWARE OBJECTORY
                          PRODUCT    INC.      AB     CORPORATION   9000      AB
                          ------- ---------- -------  ----------- -------- ---------
Property and equipment..  $   --    $  132   $  508     $   894     $ 16    $   188
Intangible assets.......    5,488    2,447    3,632      10,094      366      1,216
Severance and facility
 accruals...............      --       --      (163)     (3,573)     --        (312)
Net assets (liabilities)
 acquired...............      --       341     (512)     (1,848)      43     (1,022)
In-process research and
 development............   17,658    5,711    6,067      27,362      --       8,700
                          -------   ------   ------     -------     ----    -------
                          $23,146   $8,631   $9,532     $32,929     $425    $ 8,770
                          =======   ======   ======     =======     ====    =======

  Intangible assets include developed technology, assembled workforce, customer base, trade name and covenant not-to-compete. The estimated average useful life of these assets is four years. Accumulated amortization of intangible assets totaled $2,184,000 and $509,000 at March 31, 1997 and 1996, respectively. In-process research and development represents the present value of the estimated cash flows expected to be generated by the related technology from the Visual Test product and from each acquisition, which at the date of purchase had not yet reached the point of technological feasibility and does not have an alternative future use. Therefore, in accordance with generally accepted accounting principles, the in-process research and development was written off and charged to operations during the quarter in which the purchase took place.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  The following unaudited pro forma combined results of operations of the Company for fiscal 1996 and 1997, had the business combinations occurred at the beginning of each fiscal year presented, including non-recurring charges for acquired in-process technology of $8,700,000 and $56,798,000 in 1996 and 1997, respectively, are as follows:

                                                               1996      1997
                                                             --------  --------
                                                              (IN THOUSANDS,
                                                             EXCEPT PER SHARE
                                                                   DATA)
      Net revenue........................................... $118,880  $158,606
      Net loss.............................................. $(10,419) $(50,059)
      Net loss per share.................................... $  (0.28) $  (1.15)

  The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transactions been completed at the beginning of the periods indicated, nor is it necessarily indicative of future operating results.

5. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  The Company's cash equivalents and short-term investments as of March 31, 1996 and 1997 are as follows (in thousands):

                                                                 1996     1997
                                                                ------- --------
      Cash and cash equivalents:
        Cash................................................... $ 7,998 $ 10,518
        Money market funds.....................................  35,470  169,305
        Commercial paper.......................................   3,470   11,875
        U.S. Government........................................  33,440   35,795
                                                                ------- --------
          Total................................................ $80,378 $227,493
                                                                ======= ========
      Short-term investments:
        U.S. government........................................ $ 4,745 $    --
        Commercial paper.......................................   3,908    2,465
        Certificates of deposit................................      58       60
                                                                ------- --------
          Total................................................ $ 8,711 $  2,525
                                                                ======= ========

  Realized gains and losses on sales of available-for-sale securities were immaterial for the years ended March 31, 1996 and 1997. There were no significant unrealized holding gains or losses on such securities at March 31, 1996 and 1997.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

6. PROPERTY AND EQUIPMENT

  Property and equipment at March 31, 1996 and 1997 is as follows (in thousands):

                                                               1996      1997
                                                             --------  --------
     Computer, office and manufacturing equipment........... $ 23,816  $ 27,686
     Office furniture.......................................    2,192     3,031
     Leasehold improvements.................................    1,228     2,342
                                                             --------  --------
                                                               27,236    33,059
     Accumulated depreciation and amortization..............  (20,989)  (19,768)
                                                             --------  --------
     Net property and equipment............................. $  6,247  $ 13,291
                                                             ========  ========

7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  In November 1989, the Company entered into a product development and loan agreement with International Business Machines (IBM) whereby the Company received interest-free loans of $8,700,000 to develop certain proprietary software products in which the Company retains full ownership rights. In exchange, the Company granted IBM distribution and marketing rights to the products under development, the right to evaluate all of the Company's technology for a period of five years, and an agreement to refrain from undertaking any other development that would impair its ability to perform under the agreement. The Company also provides consulting to IBM in certain technology areas. The loans were fully repaid as of March 31, 1997.

  The Company leases certain equipment and furniture under capitalized lease obligations. The related obligations under capitalized leases represent the present value of future minimum lease payments. Assets capitalized under leases totaled $3,979,000 and $4,524,000 at March 31, 1996 and 1997,
respectively. Long-term debt and capitalized lease obligations consist of the following at March 31 (in thousands):

                                                               1996    1997
                                                               -----  -------
     Long-term debt payable to IBM............................ $ 488  $   --
     Note payable to former Softlab AB shareholders...........   --     2,800
     Present value of capital lease obligation................   166      416
     Other....................................................   --       535
                                                               -----  -------
                                                                 654    3,751
     Less current portion of capital lease obligations and
      debt....................................................  (654)  (2,010)
                                                               -----  -------
     Due after one year....................................... $ --   $ 1,741
                                                               =====  =======

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

8. COMMITMENTS

  Commitments. The Company leases its primary office space under operating leases. Rental expense for facilities was approximately $2,070,000, $2,750,000 and $3,520,000 for the years ended March 31, 1995, 1996 and 1997, respectively. As a result of merger-related activity at March 31, 1997, the Company has accrued $1,339,000 of estimated costs of future rent associated with the excess office space. Estimated future rents from sublease agreements are $501,000, $358,000, and $119,000 in fiscal 1998, 1999 and 2000, respectively. Future minimum rental payments, net of sublease income, at March 31, 1997 are as follows for the fiscal years indicated (in thousands):

     1998............................................................... $ 5,127
     1999...............................................................   4,743
     2000...............................................................   3,443
     2001...............................................................   2,043
     2002...............................................................     471
     Thereafter.........................................................     495
                                                                         -------
                                                                         $16,322
                                                                         =======

  Legal Matters. On December 1, 1995, a complaint was filed against the Company relating to the Company's preliminary acquisition negotiations with Interactive Development Environments, which were subsequently terminated. The complaint was settled in March 1997, within amounts previously reserved for.

  On December 16, 1996, the Company filed a lawsuit against Silicon Graphics, Inc. ("SGI") arising from SGI's failure to pay certain royalties due to the Company under a software license agreement entered into between the Company's predecessor, Verdix Corporation, and SGI. SGI has filed an answer denying the Company's allegations, and also filed a cross-complaint against the Company for unspecified damages for alleged wrongdoing arising out of the license agreement with SGI. The Company denies the allegations and intends to vigorously defend SGI's claims.

  From time to time the Company is subject to legal claims. Historically, the cost of resolution of the claims has not been significant, and the Company is not aware of any asserted or unasserted claims pending against it, including the suits mentioned above, the resolution of which would have a material adverse impact on the operations or financial position of the Company.

9. STOCKHOLDERS' EQUITY

  Common stock. In July 1996, the Company's Board of Directors and stockholders approved a two-for-one stock split payable in the form of a stock dividend to stockholders. All share and per share information have been adjusted to reflect this change.

  During October 1996, the Company sold 5,188,000 shares of common stock in a public offering. Net proceeds from the sale were $186,356,000 after deducting underwriting discounts, commissions, and other related expenses.

  Stock options. The Company provides equity incentives to employees and directors by means of incentive stock options and nonstatutory options which historically have been provided under various stock option plans. The Company now issues options from the Stock Option Plan for Directors and the 1997 Stock Option Plan. Stock options generally vest over a period of four years. Under these plans, the Company may grant either nonstatutory or incentive stock options and the option price per share cannot be less than 85% of fair market

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997
value in the case of nonstatutory options, or 100% of fair market value in the case of incentive stock options, determined on the date that the option is granted. Under these plans, the Company has reserved 8,468,200 shares for issuance at March 31, 1997. Options expire at various dates ranging from 5 to 10 years from the date of grant.

  In July, 1995, an amendment was approved during the annual meeting of the Company's stockholders that established a new formula for determining the size of directors grants and that lengthened the vesting period of directors grants. The compensation expense recognized during fiscal 1996 and 1997 as a result of this change was $229,000 and $145,000, respectively.

  Activity under all plans is summarized as follows:

                                                      SHARES UNDER OUTSTANDING
                                                              OPTIONS
                                                     ---------------------------
                                                                    WEIGHTED-
                                    SHARES AVAILABLE                 AVERAGE
                                       FOR GRANT       OPTIONS    EXERCISE PRICE
                                    ---------------- -----------  --------------
Balance at March 31, 1994.........      3,422,832      3,234,918      $ 2.64
  Granted.........................     (2,723,378)     2,723,378        2.61
  Exercised.......................            --       (221,003)        2.71
  Canceled........................        338,077      (338,077)        3.61
  Expired.........................       (448,620)           --          --
                                      -----------    -----------      ------
Balance at March 31, 1995.........        588,911      5,399,216        2.56
Additional shares authorized......      1,952,532            --          --
  Granted.........................    (1,679,429)      1,679,429        7.44
  Exercised.......................            --     (1,349,398)        2.50
  Canceled........................        244,975      (244,975)        2.50
  Expired.........................        (16,860)           --          --
                                      -----------    -----------      ------
Balance at March 31, 1996.........      1,090,129      5,484,272        4.11
Additional shares authorized......      3,250,000            --          --
Expiration of SQA option plans....       (123,036)           --          --
  Granted.........................     (4,328,634)     4,328,634       24.48
  Exercised.......................            --      (1,215,624)       3.66
  Canceled........................        554,317       (554,317)      15.75
  Expired.........................        (13,226)           --          --
Net transactions of SQA during the
 period from January 1, 1997 to
 March 31, 1997...................        (94,385)        90,070       32.98
                                      -----------    -----------      ------
Balance at March 31, 1997.........        335,165      8,133,035      $14.54
                                      ===========    ===========      ======

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  At March 31, 1996 options to purchase 1,585,514 shares of common stock were exercisable at a weighted-average exercise price of $2.92. At March 31, 1997 the range of options outstanding and exercisable is as follows:

                                OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                          -------------------------------- --------------------
                                       WEIGHTED
                                        AVERAGE   WEIGHTED             WEIGHTED
                                       REMAINING  AVERAGE              AVERAGE
       RANGE OF             NUMBER    CONTRACTUAL EXERCISE   NUMBER    EXERCISE
     EXERCISE PRICES      OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
     ---------------      ----------- ----------- -------- ----------- --------
     $0.29-$0.29.........    359,537     4.68      $ 0.29     205,865   $ 0.29
     $0.87-$3.47.........  2,441,461     5.46        2.65   1,365,270     2.77
     $3.75-$7.06.........    713,296     7.67        6.16     240,035     5.57
     $7.69-$12.31........    437,338     8.63        9.37      74,596     9.06
     $13.57-$19.75.......  1,729,381     9.77       17.50      54,187    14.21
     $20.63-$29.14.......  1,672,345     8.23       26.28      31,193    24.89
     $31.06-$39.56.......    779,677     8.72       37.21       9,331    37.33
                           ---------     ----      ------   ---------   ------
                           8,133,035     7.59      $14.54   1,980,477   $ 3.92
                           =========     ====      ======   =========   ======

  Employee stock purchase plan. The Company has an employee stock purchase plan ("ESPP") under which substantially all employees may purchase common stock through payroll deductions at a price equal to 85% of the lower of fair market values as of the beginning or end of the offering period. Stock purchases under the plan are limited to the lessor of 10% of an employee's compensation or $25,000 per year. At March 31, 1997, 931,000 shares had been issued under the Plan and 269,000 shares were reserved for issuance.

  Stock-based compensation. Pro forma information regarding net income (loss) and earnings (loss) per share is required by FAS 123 for awards granted or modified after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of FAS 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

                                                               STOCK
                                                              OPTIONS    ESPP
                                                             --------- ---------
                                                             1996 1997 1996 1997
                                                             ---- ---- ---- ----
     Expected life (years).................................. 3.47 3.52  0.5  0.5
     Expected volatility.................................... 0.62 0.59 0.76 1.02
     Risk-free interest rate................................ 5.79 6.52 5.64 5.38

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period (for options) and the six-month purchase period (for stock purchases under the
ESPP). The Company's pro forma information for the years ended March 31, is as follows (in thousands, except for loss per share information):

                                                               1996      1997
                                                              -------  --------
     Net loss:
       As reported........................................... $(3,590) $(42,954)
       Pro forma.............................................  (5,367)  (54,663)
     Net loss per share:
       As reported........................................... $ (0.10) $  (0.98)
       Pro forma.............................................   (0.15)    (1.25)

  Because FAS 123 is applicable only to awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 1999 and is not expected to be indicative of the effects on net income (loss) and net income (loss) per share in future years.

  The weighted-average fair value of options granted at market value during fiscal 1996 and 1997 was $3.81 and $11.74 per share, respectively. The weighted-average fair value of employee stock purchase rights during fiscal 1996 and 1997 was $1.35 and $4.65 per share, respectively.

10. INCOME TAXES

  Pretax income (loss) from continuing operations is as follows at March 31 (in thousands):

                                                        1995   1996      1997
                                                       ------ -------  --------
     Domestic......................................... $2,404 $(4,002) $(41,538)
     Foreign..........................................    258   1,440     3,043
                                                       ------ -------  --------
         Total........................................ $2,662 $(2,562) $(38,495)
                                                       ====== =======  ========

  The provision for income taxes consists of the following at March 31 (in thousands):

                                                             1995   1996   1997
                                                             ----- ------ ------
     Current
       Federal.............................................. $ 100 $   28 $2,029
       State................................................    70     52    730
       Foreign..............................................   236    948  1,700
                                                             ----- ------ ------
         Total.............................................. $ 406 $1,028 $4,459
                                                             ===== ====== ======

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate as a result of the following differences for the years ended March 31 (in thousands):

                                                     1995    1996      1997
                                                     -----  -------  --------
   Income tax (benefit) at the federal statutory
    rate............................................ $ 932    $(897) $(13,473)
   Net operating loss carryforwards utilized .......  (720)  (1,616)   (6,361)
   Nondeductible charges for acquired in-process
    research and development........................   --     3,045    19,879
   State income taxes...............................    46       52       474
   Foreign taxes....................................   148      444     1,700
   Merger related costs.............................   --       --      1,103
   Other............................................   --       --      1,137
                                                     -----  -------  --------
       Total........................................ $ 406  $ 1,028  $  4,459
                                                     =====  =======  ========

  Significant components of the Company's deferred tax assets are as follows at March 31 (in thousands):

                                                              1996      1997
                                                            --------  --------
   Net operating loss carryforwards........................ $ 18,324  $ 24,605
   Tax credit carryforwards................................    3,492     3,862
   Acquired intangibles....................................      --      4,357
   Reserves and accruals not currently deductible..........    3,301     2,815
   Depreciation............................................    1,323       660
   Other...................................................      802     2,153
                                                            --------  --------
   Total deferred tax assets...............................   27,242    38,452
   Valuation allowance for deferred tax assets.............  (27,242)  (38,452)
                                                            --------  --------
                                                            $    --   $    --
                                                            ========  ========

  The valuation allowance increased by $5,647,000 and $11,210,000 in 1996 and 1997, respectively. Approximately $14,119,000 of the valuation allowance is attributable to stock options, the benefit of which will be credited to additional paid-in capital when realized.

  FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net loss for the prior three years, the Company has provided a full valuation allowance against its net deferred tax assets. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

  At March 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $69,000,000 and tax credit carryforwards of $3,900,000 that expire in 1997 through 2012. As a result of the sale of common stock in June 1995, the Company incurred a change in stock ownership as defined under Section 382 of the Internal Revenue Code of 1986. Accordingly, approximately $29,000,000 of the Company's net operating loss carryforwards and $3,100,000 of the tax credit carryforwards will be subject to an annual limitation regarding their utilization against taxable income in future years. Such losses and credits will be available to offset the income tax liability attributable to annual taxable income of approximately $8,700,000.

11. MAJOR CUSTOMERS, RELATED PARTIES, AND INTERNATIONAL SALES.

  IBM divested its shares of the Company's outstanding stock during the secondary offering in the first quarter of fiscal 1996. IBM owned approximately 13% of the Company's outstanding stock at the end of 1995 and sales

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997
to IBM amounted to 3% of the Company's revenue in 1995. Sales to Lockheed Martin Corporation, which had a representative on the Board through September 1995, amounted to 2%, and 4% of the Company's revenue in 1995 and 1996, respectively.

  The Company also derives revenues from the sale of its products to customers in international geographic areas. Total revenue from international sales and related consulting and customer support in different geographic areas is as follows at March 31, (in thousands):

                                                        1995    1996     1997
                                                       ------- ------- --------
   Net Sales to Customers:
     Western Europe................................... $12,776 $25,066 $ 31,934
     Other............................................  13,086  10,873   13,924
                                                       ------- ------- --------
       Total.......................................... $25,862 $35,939 $ 45,858
                                                       ======= ======= ========

  Other primarily consists of sales to Canada and the Asia/Pacific region.

12. QUARTERLY INFORMATION (UNAUDITED)

  The following table presents unaudited quarterly operating results for each of the Company's eight quarters in the two-year period ended March 31, 1997.

                                                      QUARTER ENDED
                                            -----------------------------------
                                            JUNE 30 SEPT. 30 DEC. 31   MARCH 31
                                            ------- -------- --------  --------
   1997
   Total revenue........................... $32,002 $34,025  $ 39,057  $ 40,289
   Gross margin............................  24,054  25,754    29,697    30,168
   Operating income(loss)..................   4,956   5,718   (13,743)  (43,343)
   Net income(loss)........................   5,093   5,872   (11,836)  (42,083)
   Net income (loss) per share.............    0.11    0.13     (0.26)    (0.89)
   1996
   Total revenue........................... $22,065 $24,579  $ 27,445  $ 29,863
   Gross margin............................  15,627  18,075    20,073    21,528
   Operating income (loss).................     662   1,840   (11,022)    4,128
   Net income (loss).......................     750   2,171   (10,874)    4,363
   Net income (loss) per share.............    0.02    0.06     (0.29)     0.10

13. SUBSEQUENT EVENTS

  On April 7, 1997, the Company entered into an Agreement and Plan of Reorganization (the "Merger Agreement") providing for the merger of Wings Merger Corporation, a wholly-owned subsidiary of the Company, with and into Pure Atria Corporation ("Pure Atria"). Pursuant to the Merger Agreement, all of the outstanding shares of Pure Atria common stock will be converted into the right to receive 0.9 shares of Rational common stock (the "Exchange Ratio") and each outstanding option or right to purchase shares of Pure Atria common stock will be assumed by the Company and become options and rights to purchase shares of the Company's common stock with appropriate adjustments made to the price and number of shares issuable upon exercise of such options or rights based on the Exchange Ratio. The consummation of the merger requires approval by the Company's stockholders of the reservation and issuance of the shares of the Company's common stock to be issued in the merger. The Company expects to account for the Merger as a pooling of interests and issue approximately 45,493,000 shares in exchange for all outstanding common stock and upon exercise of outstanding options of Pure Atria.

  The Board of Directors has also authorized an increase in the authorized number of shares of common stock from 75,000,000 to 150,000,000, subject to stockholder approval, to provide Rational a sufficient number of shares of common stock to consummate the merger.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Pure Atria Corporation:

  We have audited the accompanying consolidated balance sheets of Pure Atria Corporation and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pure Atria Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Jose, California
January 21, 1997, except as to Note 2
which is as of January 31, 1997

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  DECEMBER 31,
                                                ------------------   MARCH 31,
                                                  1995      1996       1997
                                                --------  --------  -----------
                                                                    (UNAUDITED)
                    ASSETS
                    ------
Current assets:
  Cash and cash equivalents.................... $ 24,294  $ 17,363   $ 16,900
  Short-term investments.......................   54,240    80,014     63,621
  Accounts receivable, net of allowances of
   $838, $2,041 and $2,104 in 1995, 1996 and
   1997........................................   16,613    29,478     25,510
  Prepaid expenses and other current assets....    1,876     3,526      3,330
  Deferred tax assets..........................    2,220     9,054      9,054
                                                --------  --------   --------
    Total current assets.......................   99,243   139,435    118,415
Property and equipment, net....................    8,314    12,974     17,022
Other assets, net..............................    2,517     1,541      1,495
                                                --------  --------   --------
  Total assets................................. $110,074  $153,950   $136,932
                                                ========  ========   ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
Current liabilities:
  Accounts payable............................. $  1,846  $  3,802   $  3,861
  Accrued payroll and related expenses.........    5,722     8,987      8,581
  Accrued merger and integration expenses......    1,887    15,371     11,361
  Other accrued expenses and liabilities.......    7,460    10,003      8,074
  Deferred revenue.............................   13,945    24,281     25,292
  Income taxes.................................    3,359     1,308      2,244
                                                --------  --------   --------
  Total current liabilities....................   34,219    63,752     59,413
                                                --------  --------   --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $.0001 par value; 2,000,000
   shares authorized; no shares issued and
   outstanding.................................      --        --         --
  Common stock; $.0001 par value; 80,000,000
   shares authorized; 39,086,379, 40,908,423
   and 42,824,833 shares issued and outstanding
   in 1995, 1996, and 1997, respectively.......        4         4          4
  Additional paid-in capital...................   78,162    99,847    130,785
  Cumulative translation adjustment............     (146)     (831)    (1,287)
  Accumulated deficit..........................   (2,165)   (8,822)   (51,983)
                                                --------  --------   --------
  Total stockholders' equity...................   75,855    90,198     77,519
                                                --------  --------   --------
    Total liabilities and stockholders'
     equity.................................... $110,074  $153,950   $136,932
                                                ========  ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS
                                    YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                   --------------------------  ----------------
                                    1994     1995      1996     1996     1997
                                   ------- --------  --------  ------- --------
                                                                 (UNAUDITED)
Revenues:
  Product........................  $32,077 $ 62,133  $ 93,437  $20,164 $ 18,273
  Maintenance and other..........   10,681   22,052    39,058    8,466   11,762
                                   ------- --------  --------  ------- --------
    Total revenues...............   42,758   84,185   132,495   28,630   30,035
                                   ------- --------  --------  ------- --------
Cost of revenues:
  Product........................      841    1,909     2,643      561      839
  Maintenance and other..........    3,141    5,956    11,739    2,253    3,974
                                   ------- --------  --------  ------- --------
    Total cost of revenues.......    3,982    7,865    14,382    2,814    4,813
                                   ------- --------  --------  ------- --------
    Gross margin.................   38,776   76,320   118,113   25,816   25,222
                                   ------- --------  --------  ------- --------
Operating expenses:
  Sales and marketing............   18,934   39,063    57,757   13,227   13,741
  Research and development.......    9,465   15,468    22,794    5,185    6,448
  General and administrative.....    4,450    7,791    10,272    2,335    2,772
  In-process research and devel-
   opment........................      --    11,600       --       --    44,117
  Merger and integration.........      --     2,961    35,255      --     1,070
                                   ------- --------  --------  ------- --------
    Total operating expenses.....   32,849   76,883   126,078   20,747   68,148
                                   ------- --------  --------  ------- --------
  Income (loss) from operations..    5,927     (563)   (7,965)   5,069  (42,926)
 Other income....................      835    2,404     3,669      761      907
                                   ------- --------  --------  ------- --------
  Income (loss) before income
   taxes.........................    6,762    1,841    (4,296)   5,830  (42,019)
 Income taxes....................    1,335    5,363     2,361    1,979    1,142
                                   ------- --------  --------  ------- --------
  Net income (loss)..............  $ 5,427 $ (3,522) $ (6,657) $ 3,851 $(43,161)
                                   ======= ========  ========  ======= ========
 Net income (loss) per share.....                    $  (0.17) $  0.09 $  (1.02)
                                                     ========  ======= ========
Pro forma net income (loss) per
 share:
  Income before income taxes, as
   reported......................  $ 6,762 $  1,841
  Pro forma income taxes.........    1,630    6,087
                                   ------- --------
Pro forma net income (loss)......  $ 5,132 $ (4,246)
                                   ======= ========
Pro forma net income (loss) per
 share...........................  $  0.14 $  (0.11)
                                   ======= ========
Shares used in per share computa-
 tions...........................   36,394   37,600    39,921   43,399   42,326
                                   ======= ========  ========  ======= ========

          See accompanying Notes To Consolidated Financial Statements.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF REDEEMABLE
                   CONVERTIBLE STOCK AND STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                            REDEEMABLE
                           CONVERTIBLE
                            PREFERRED                                              RETAINED
                              STOCK        COMMON STOCK   ADDITIONAL CUMULATIVE    EARNINGS       TOTAL
                          ---------------  --------------  PAID-IN   TRANSLATION (ACCUMULATED STOCKHOLDERS'
                          SHARES  AMOUNT   SHARES  AMOUNT  CAPITAL   ADJUSTMENT    DEFICIT)      EQUITY
                          ------  -------  ------  ------ ---------- ----------- ------------ -------------
Balances, December 31,
 1993...................   5,331  $ 8,564  14,054   $  1   $    257    $   --      $   (345)    $    (87)
Conversion of Atria
 preferred stock........    (809)  (6,167)  8,959      1      6,166        --           --         6,167
Issuance of Pure Series
 C redeemable
 convertible preferred
 stock..................   1,536    4,070     --     --         --         --           --           --
Atria initial public
 offering...............     --       --    6,085      1     21,401        --           --        21,402
Exercise of stock
 options................     --       --      683    --         202        --           --           202
Income tax benefit
 related to option
 plans..................     --       --      --     --         170        --           --           170
Distributions to
 stockholders...........     --       --      --     --         --         --          (300)        (300)
Purchase of treasury
 stock..................     --       --      (21)   --          (1)       --           --            (1)
Net income..............     --       --      --     --         --         --         5,427        5,427
                          ------  -------  ------   ----   --------    -------     --------     --------
Balances, December 31,
 1994...................   6,058    6,467  29,760      3     28,195        --         4,782       32,980
Issuance of Pure Series
 D redeemable
 convertible preferred
 stock..................     788    9,706     --     --         --         --           --           --
Pure initial public
 offering...............     --       --    2,000    --      30,396        --           --        30,396
Conversion of Pure
 preferred stock........  (6,846) (16,173)  6,846      1     16,172        --           --        16,173
Exercise of stock
 options................     --       --      532    --         530        --           --           530
Income tax benefit
 related to option
 plans..................     --       --      --     --         800        --           --           800
Currency translation
 adjustment.............     --       --      --     --         --        (146)         --          (146)
Distributions to
 stockholders...........     --       --      --     --         --         --        (1,800)      (1,800)
Reclassification of
 undistributed
 S corporation
  earnings..............     --       --      --     --       1,625        --        (1,625)         --
Stock issued under stock
 purchase plan..........     --       --       44    --         453        --           --           453
Purchase of treasury
 stock..................     --       --      (96)   --          (9)       --           --            (9)
Net loss................     --       --      --     --         --         --        (3,522)      (3,522)
                          ------  -------  ------   ----   --------    -------     --------     --------
Balances, December 31,
 1995...................     --       --   39,086      4     78,162       (146)      (2,165)      75,855
Exercise of stock
 options................     --       --    1,647    --       5,777        --           --         5,777
Stock issued under stock
 purchase plan..........     --       --      175    --       2,800        --           --         2,800
Income tax benefit
 related to option
 plans..................     --       --      --     --       8,950        --           --         8,950
Stock compensation
 expense................     --       --      --     --       4,158        --           --         4,158
Currency translation
 adjustment.............     --       --      --     --         --        (685)         --          (685)
Net loss................     --       --      --     --         --         --        (6,657)      (6,657)
                          ------  -------  ------   ----   --------    -------     --------     --------
Balances, December 31,
 1996...................     --       --   40,908      4     99,847       (831)      (8,822)      90,198
Exercise of stock
 options (unaudited)....     --       --      714    --       2,272        --           --         2,272
Stock issued under
 employee stock purchase
 plans (unaudited)......     --       --       78    --       1,076        --           --         1,076
Stock issued in
 connection with
 Integrity acquisition
 (unaudited)............     --       --    1,125    --      27,590        --           --        27,590
Currency translation
 adjustment
 (unaudited)............     --       --      --     --         --        (456)         --          (456)
Net loss (unaudited)....     --       --      --     --         --         --       (43,161)     (43,161)
                          ------  -------  ------   ----   --------    -------     --------     --------
Balances, March 31, 1997
 (unaudited)............     --   $   --   42,825   $  4   $130,785    $(1,287)    $(51,983)    $ 77,519
                          ======  =======  ======   ====   ========    =======     ========     ========

          See accompanying Notes to Consolidated Financial Statements.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              THREE MONTHS
                                                                  ENDED
                               YEAR ENDED DECEMBER 31,          MARCH 31,
                             -----------------------------  ------------------
                               1994      1995      1996       1996      1997
                             --------  --------  ---------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).........  $  5,427  $ (3,522)  $ (6,657) $  3,851  $(43,161)
 Adjustments to reconcile
  net income (loss) to net
  cash provided by
  operating activities:
   Depreciation and
    amortization...........     1,814     3,192      5,628     1,549     1,307
   Noncash merger and
    integration costs......       --        331      6,645       --        --
   Tax benefit of stock
    option exercises.......       170       800      8,950       300       --
   In-process research and
    development............       --     11,600        --        --     44,117
   Changes in operating
    assets and liabilities:
     Accounts receivable...    (2,625)   (9,250)   (13,699)   (3,189)    3,534
     Prepaid expenses and
      other current
      assets...............      (307)     (766)    (1,733)    (330)       196
     Deferred tax assets...      (682)   (2,236)    (6,765)      --        --
     Accounts payable......       615       622      1,990     1,539       104
     Accrued payroll and
      related expenses.....       985     3,784      3,171      (965)     (273)
     Accrued merger and
      integration
      expenses.............       --      1,887     13,484    (1,461)   (4,436)
     Other accrued
      expenses.............     1,841     4,001      3,351     1,010    (1,781)
     Deferred revenue......     4,101     6,025     10,347     4,047     1,343
     Income taxes..........       813     2,295     (2,052)    1,488       936
                             --------  --------  ---------  --------  --------
      Net cash provided by
       operating
       activities..........    12,152    18,763     22,660     7,839     1,886
                             --------  --------  ---------  --------  --------
Cash flows from investing
 activities:
 Purchases of property and
  equipment, net...........    (3,251)   (8,212)   (11,505)   (2,959)   (5,593)
 Other assets..............      (118)     (395)        74      (130)       46
 Acquisitions, net of cash
  acquired.................       --     (3,137)       --        --    (16,101)
 Proceeds from the sale of
  short-term investments...    10,966    59,711    148,490    16,865    97,196
 Purchases of short-term
  investments..............   (33,007)  (92,078)  (174,404)  (17,600)  (80,803)
                             --------  --------  ---------  --------  --------
      Net cash used in
       investing
       activities..........   (25,410)  (44,111)   (37,345)   (3,824)   (5,255)
                             --------  --------  ---------  --------  --------
Cash flows from financing
 activities:
 Bank borrowings...........       250       --         --        --        --
 Repayments of bank
  borrowings and capital
  leases...................       (93)     (298)      (321)      (64)      --
 S Corporation
  distributions to
  stockholders.............      (300)   (1,800)       --        --        --
 Proceeds from issuance of
  common stock.............    21,603    31,370      8,577     1,654     3,348
 Proceeds from issuance of
  redeemable convertible
  preferred stock..........     4,070       --         --        --        --
                             --------  --------  ---------  --------  --------
      Net cash provided by
       financing
       activities..........    25,530    29,272      8,256     1,590     3,348
                             --------  --------  ---------  --------  --------
Effect of currency exchange
 rate changes on cash......       --       (155)      (502)      (32)     (442)
                             --------  --------  ---------  --------  --------
Net change in cash and cash
 equivalents...............    12,272     3,769     (6,931)    5,573      (463)
Cash and cash equivalents
 at beginning of period....     8,253    20,525     24,294    24,294    17,363
                             --------  --------  ---------  --------  --------
Cash and cash equivalents
 at end of period..........  $ 20,525  $ 24,294  $  17,363  $ 29,867  $ 16,900
                             ========  ========  =========  ========  ========
Supplemental disclosure of
 cash flow information:
 Cash paid:
   Income taxes............  $    843  $  4,517  $   3,306  $    208  $      7
 Noncash investing and
  financing activities:
   Conversion of redeemable
    preferred stock........  $  6,167  $ 16,173  $     --   $    --   $    --
   Redeemable convertible
    preferred stock issued
    in connection with
    acquisition of QualTrak
    Corporation............  $    --   $  9,706  $     --   $    --   $    --
   Common stock issued in
    connection with
    acquisition of
    Integrity QA Software..  $    --   $    --   $     --   $    --   $ 27,590

          See accompanying Notes To Consolidated Financial Statements.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Pure Atria Corporation (the Company) develops, markets and supports a comprehensive, integrated suite of software products that enables the production of reliable, high-quality software and improves the software development process.

  Basis of Consolidation--The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash Equivalents and Short-Term Investments--The Company considers all highly liquid instruments with an original maturity of 90 days or less at time of purchase to be cash equivalents. All of the Company's short-term investments are classified as available-for-sale and are recorded at fair value, which approximates cost.

  Property and Equipment--Property and equipment are stated at cost, net of accumulated depreciation and amortization and are depreciated over their estimated useful lives of three to seven years. Leasehold improvements are recorded at cost and amortized over the lesser of their useful lives or the term of the related leases.

  Revenue Recognition--The Company's revenues are derived from license fees for its software products, from software maintenance fees, and from other sources. Product revenues are derived from product licensing and sublicensing fees. Maintenance and other revenues are derived from software maintenance, training and consulting fees and from royalties for technology licenses. The Company recognizes revenue in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 91-1, Software Revenue Recognition. Product revenues from the sale of software licenses are recognized upon shipment to an end user if collection is probable and remaining vendor obligations are insignificant. Sublicense fee revenue from sales through distributors and other resellers is recognized in the period in which the sublicense is reported to the Company. Product returns and sales allowances are estimated and provided for at the time of sale. Maintenance revenues from ongoing customer support and product upgrades are recognized ratably over the term of the maintenance agreement. Payments for maintenance fees are generally received in advance and are nonrefundable. Revenues from training and consulting are recognized when the services are performed. Revenues from royalties on technology licenses are recognized when earned and when collection is probable.

  Use of Estimates--Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  Research and Development Costs--Research and development costs are charged to operations as incurred. To date, the Company has not capitalized software development costs after technological feasibility has been established as such costs incurred subsequent to the establishment of technological feasibility have not been material.

  Income Taxes--The Company records income taxes using the asset and liability method. Deferred assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Concentrations of Credit Risk--Financial instruments potentially exposing the Company to a concentration of credit risk principally consist of cash and cash equivalents, short-term investments, and accounts receivable.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)


  Cash and cash equivalent balances consist of deposits with major commercial banks, the maturity of which is under three months from date of purchase. Short-term investments are placed with high quality financial, government, or corporate institutions. These investments typically bear minimal risk. The diversification of risk for the investment portfolio is consistent with the Company's policy to ensure safety of principal and to maintain liquidity.

  The Company sells its products to companies in the software development industry (end users) and, to a lesser extent, distributors, who remarket the product to end users. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area. No single customer accounted for 10% or more of total revenues for all periods presented.

  Foreign Currency Translation--The functional currency of the Company's foreign subsidiaries is their local currency. Accordingly, all assets and liabilities are translated at the current exchange rate at the end of the period and income and expense accounts are translated at the average rates in effect during the period. Adjustments arising from translation of these subsidiaries' financial statements are reflected as a separate component of stockholders' equity. Exchange gains or losses from foreign currency transactions are reflected in operations and are not material.

  Per Share Computations--Pro forma net income (loss) per share is computed using pro forma net income (loss) and is based on the weighted average number of shares outstanding of common stock and redeemable convertible preferred stock, on an "as if converted" basis, and dilutive common equivalent shares from stock options using the treasury stock method. In accordance with certain Securities and Exchange Commission (SEC) Staff Accounting Bulletins, such computations for periods preceding the initial public offerings (IPO) include all common and common equivalent shares issued within the 12 months preceding the IPO dates as if they were outstanding for all prior periods presented using the treasury stock method and the IPO prices.

  Pro forma net income (loss) includes a provision for income taxes as if Performix, Inc. (Performix) had been a C corporation, fully subject to federal and state income taxes. Prior to its acquisition by the Company, Performix had elected S corporation status for income tax purposes and, consequently, historical results as they relate to Performix do not include a provision for income taxes.

  Net income (loss) per share is computed using the weighted average number of shares outstanding and dilutive common stock equivalents outstanding during the period. Dilutive common stock equivalents consist of common stock issuable using the treasury stock method.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. SFAS No. 128 requires the presentation of both basic earnings per share and diluted earnings per share for companies with potentially dilutive securities such as outstanding options and convertible debt. SFAS No. 128 is effective for annual and interim periods ending after December 15, 1997 and will require restatement of all comparative per share amounts. The basic loss per share will be no different from the primary loss per share as presented in the accompanying consolidated statements of operations as neither consider outstanding options nor convertible debt. Basic earnings per share, which does not consider potentially dilutive securities, will be greater than primary earnings per share. In addition, diluted earnings per share will not differ materially from primary earnings per share under the Company's existing capital structure.

  Accounting for Stock-Based Compensation--The Company recognizes compensation expense related to stock-based compensation plans using the intrinsic value method.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)


  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of--The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. SFAS No. 121 requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The adoption of SFAS No. 121 did not have a material effect on the Company's consolidated results of operations.

  Interim Financial Information--The consolidated financial statements for the three months ended March 31, 1996 and 1997 are unaudited but include all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation. The results of operations for the three months ended March 31, 1997, are not necessarily indicative of the results to be expected for the entire year.

2. BUSINESS COMBINATIONS

  Poolings of Interests--On November 21, 1995, the Company acquired Performix, a provider of client/server load and performance testing tools. Pursuant to the acquisition, all of the shares of outstanding common stock of Performix were exchanged for 1,591,475 shares of the Company's common stock. All options to purchase Performix common stock then outstanding were assumed by the Company. Each assumed option continues to have, and is subject to, the same terms and conditions set forth in the respective option agreement applicable to such option immediately prior to the date of acquisition, subject to adjustment of the number of shares and exercise price thereof to reflect the exchange ratio of Performix shares for the Company's shares. For income tax purposes, Performix was acquired in a tax free reorganization. Performix was an S corporation for federal income tax purposes prior to its acquisition. Upon acquisition, the S corporation status terminated resulting in a one-time deferred tax expense of approximately $650,000. Also, in connection with the acquisition, the Company incurred approximately $2,200,000 of costs which are not deductible for income tax purposes.

  On August 26, 1996, the Company acquired Atria Software, Inc. (Atria), a publicly held company that develops, markets, and supports software that facilitates the management of complex software development, enhancement, and maintenance. Pursuant to the acquisition, all of the shares of outstanding common stock of Atria were exchanged for 22,238,806 shares of the Company's common stock. In addition, each outstanding option or right to purchase Atria common stock under Atria's various stock option and purchase plans were assumed by the Company and became an option or right to purchase the Company's common stock after giving effect to the 1.544615 exchange ratio. For income tax purposes, Atria was acquired in a tax free reorganization.

  These acquisitions were accounted for as poolings of interests, and accordingly, the Company's consolidated financial statements and notes thereto have been restated to include the financial position and results of Atria and Performix for all periods presented.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)


  Separate results of operations for the period prior to the acquisitions of Atria and Performix are as follows (in thousands):

                                         YEAR ENDED      NINE MONTHS
                                        DECEMBER 31,        ENDED     SIX MONTHS
                                       ---------------  SEPTEMBER 30, ENDED JUNE
                                        1994    1995        1995       30, 1996
                                       ------- -------  ------------- ----------
                                                              (UNAUDITED)
   Revenues:
     Pure............................. $18,186 $44,042     $25,319     $31,625
     Atria............................  20,765  40,143      27,842      28,998
     Performix........................   3,807     --        5,528         --
                                       ------- -------     -------     -------
       Combined....................... $42,758 $84,185     $58,689     $60,623
                                       ======= =======     =======     =======
   Net income (loss):
     Pure............................. $ 1,270 $(8,695)    $(8,132)    $ 1,945
     Atria............................   3,380   5,173       3,212       2,432
     Performix........................     777     --        1,904         --
                                       ------- -------     -------     -------
       Combined....................... $ 5,427 $(3,522)    $(3,016)    $ 4,377
                                       ======= =======     =======     =======

  Purchases--On March 17, 1995, the Company acquired QualTrak Corporation (QualTrak), a provider of quality assurance software tools. Pursuant to the acquisition, all of the shares of outstanding common stock of QualTrak and options therefor were exchanged for 822,363 shares of the Company's Series D redeemable convertible preferred stock or options therefor and $2,000,000 in cash or the right to receive cash.

  The acquisition was accounted for as a purchase with the results of QualTrak included from the acquisition date. The total purchase price of $11,904,000 was assigned to the fair value of the net assets acquired, including $543,000 to the net tangible assets acquired, $10,100,000 to in-process research and development, $591,000 to goodwill, $420,000 to purchased software, and $250,000 to a royalty arrangement. The value of the in-process research and development was charged to operations on the acquisition date. Goodwill, purchased software and prepaid royalties are amortized on a straight-line basis over 5 years, 18 months, and 3 years, respectively. For income tax purposes, QualTrak was acquired in a tax free reorganization.

  During the quarter ended September 30, 1995, the Company recorded a pre-tax charge of $1,500,000 for in-process research and development in connection with the acquisition of technology. This technology is incorporated in a client/server change request management product that tracks defects and enhancement requests throughout the software lifecycle. The Company began shipping this product in the first quarter of 1996.

  On January 31, 1997, the Company completed the acquisition of Integrity QA Software, Inc. (Integrity), a provider of quality assurance software tools. An aggregate of 1,237,228 shares of common stock were issued (including common stock to be reserved for issuance upon exercise of Integrity options to be assumed by the Company) in exchange for (i) all of the issued and outstanding capital stock of Integrity and (ii) all unexpired and unexercised stock options or warrants to acquire capital stock of Integrity. Each outstanding share of Integrity Series A preferred stock was converted into a right to receive (i) $6.50 in cash and (ii) that fraction of a share of the Company's common stock obtained by dividing $6.50 by the average of the closing prices of the Company's common stock as quoted on the Nasdaq National Market for the five trading days immediately preceding the closing date of the acquisition. Each outstanding share of Integrity common stock was converted into a right to receive that fraction of a share of the Company's common stock obtained by dividing $6.3254 by the average of the closing prices of the Company's common stock as quoted on the Nasdaq National Market for

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)

the five trading days immediately preceding the closing date of the acquisition. Each outstanding warrant to purchase shares of Integrity preferred stock and each outstanding option to purchase Integrity common stock was assumed by the Company after giving effect to the applicable exchange ratio. As a result of the acquisition, the Company recorded one-time pre-tax charges to operations of $43.6 million for in-process research and development and $1.1 million for certain merger and integration expenses.

  The following summary prepared on an unaudited pro forma basis combines the consolidated results of operations as if QualTrak and Integrity had been acquired as of the beginning of the periods presented (in thousands, except per share data):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1994    1995
                                                                 ------- -------
PRO FORMA FOR QUALTRAK:
  Revenues...................................................... $46,000 $84,844
  Pro forma net income..........................................   5,007   5,770
  Pro forma net income per share................................    0.13    0.14

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                YEAR ENDED  -------------------
                                               DECEMBER 31,
                                                   1996       1996      1997
                                               ------------ --------- ---------
PRO FORMA FOR INTEGRITY:
  Revenues....................................   $132,495     $28,630 $  30,035
  Net income (loss)...........................     (8,185)      3,588     1,354
  Net income (loss) per share.................      (0.21)       0.08      0.03

  The pro forma results exclude the $10.1 million and $44.7 million nonrecurring charges for in-process research and development and merger related costs resulting from the acquisitions of QualTrak and Integrity, respectively. The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)


4. SHORT-TERM INVESTMENTS

  The Company's portfolio of short-term investments consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
   US treasury and agency obligations........................... $   --  $35,760
   Auction rate securities--municipal obligations...............   8,000  17,300
   Auction rate securities--preferred stock.....................  25,400  11,975
   Debt securities--municipal obligations.......................  20,840   9,483
   Corporate debt securities....................................   5,496     --
                                                                 ------- -------
                                                                 $54,240 $80,014
                                                                 ======= =======

  All short-term investments as of December 31, 1995 and 1996, are classified as available-for-sale and have maturities of less than one year. Such investments are recorded at fair value which as of December 31, 1995 and 1996 approximated cost. Unrealized gains or losses on available-for-sale securities were immaterial for the years ended December 31, 1995 and 1996.

5. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
   Computer equipment.......................................... $10,281 $17,761
   Furniture and office equipment..............................   2,872   4,225
   Leasehold improvements......................................     957   1,447
   Construction in progress....................................     --    1,216
                                                                ------- -------
                                                                 14,110  24,649
   Less accumulated depreciation and amortization..............   5,796  11,675
                                                                ------- -------
                                                                $ 8,314 $12,974
                                                                ======= =======

6. ACCRUED MERGER AND INTEGRATION EXPENSES

  On August 26, 1996, the Company acquired Atria (see Note 2) and initiated a plan to combine the operations of the two companies. During the third quarter of 1996, the Company recorded a $35,255,000 charge to operating expenses related to merger and integration costs.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)


  Atria merger costs consist principally of transaction fees for investment bankers, attorneys, accountants, financial printing, and other related charges. Atria integration costs include severance and other employee related charges, elimination of redundant facilities, write-off of excess property and equipment and certain intangible assets, and other professional fees.

                                        SEVERANCE
                                        AND OTHER    ASSET WRITE-OFFS
                         TRANSACTION    EMPLOYEE        AND LEASE
                            COSTS    RELATED CHARGES  CANCELLATIONS    OTHER    TOTAL
                         ----------- --------------- ---------------- -------  --------
                                                (IN THOUSANDS)
Provision recorded at
 acquisition of Atria...   $ 8,319       $16,538         $ 5,998      $ 4,400  $ 35,255
Change in estimate......       --            960            (560)        (400)      --
Noncash write-offs......       --         (4,018)         (1,987)        (640)   (6,645)
Cash payments...........    (7,709)       (2,856)           (550)      (2,124)  (13,239)
                           -------       -------         -------      -------  --------
Accrued as of December
 31, 1996...............   $   610       $10,624         $ 2,901      $ 1,236  $ 15,371
                           =======       =======         =======      =======  ========

  Severance and Other Employee Related Charges--As a result of the merger, certain technical support, customer service, distribution, sales, marketing, and administrative functions were combined and reduced. Approximately 20 employees were terminated as a result of this activity. Affected employees had received notification of their termination by September 30, 1996 and final assignments were completed by March 31, 1997. The Company also committed to pay noncontingent retention bonuses and commissions to other employees and these costs have been included in the accrual. In addition, certain employees received accelerated vesting on their options in conjunction with their termination subsequent to the Merger for which a compensation charge of $4,018,000 was recorded.

  Asset Write-offs and Lease Cancellations--The Company has consolidated duplicate offices in Europe and will relocate the North American headquarters to a larger facility. The accrual includes lease payments resulting from the planned closure of these facilities that are expected to continue through the lease term or penalties associated with early termination of the leases. Certain intangibles that will have no benefit to the combined operations were written off. Redundant property and equipment were either disposed of during the third quarter or written down to its estimated net realizable value.

  Other--Other consists of incurred costs associated with communication of the merger to employees and costs associated with exiting offices in Europe, discontinuance of the Pure Vision product line and termination of a European distributor. Payments associated with these activities were primarily expended through the first quarter of 1997.

  In connection with the Integrity acquisition on January 31, 1997 (see Note
2), the Company recorded a $1,070,000 charge to operating expenses related to nonrecurring transition costs. These costs relate principally to noncontingent hiring bonuses to be paid by March 31, 1998.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)


7. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company has operating leases for its corporate headquarters, field sales offices and certain office equipment that expire at various dates through 2007. In October 1996, the Company entered into an operating lease for approximately 101,000 square feet of office space in Cupertino, California. The term of the lease is ten years and contains two five-year options to renew. Future minimum lease payments under these noncancelable leases as of December 31, 1996 are as follows (in thousands):

     1997............................................................... $ 5,246
     1998...............................................................   4,991
     1999...............................................................   4,455
     2000...............................................................   3,196
     2001...............................................................   2,842
     Thereafter.........................................................  10,692

  As of December 31, 1996, the Company had letters of credit outstanding in the amount of $250,000 and $3,000,000 guaranteeing certain rental payments at its office locations in Lexington, Massachusetts and Cupertino, California, respectively.

  Rent expense was $1,148,000, $2,010,000, and $3,655,000, for the years ended December 31, 1994, 1995, and 1996, respectively.

 Legal Proceeding

  In March, 1995, the Company brought suit against AIB Software Corporation ("AIB") and Platinum Technology, Inc. ("Platinum") in the U.S. District Court for the Northern District of California, asserting that AIB's Sentinel II product, later marketed by Platinum as Memory Advisor, infringed the Company's patents. (Platinum had purchased AIB after the initial claim was filed.) In the suit the Company sought injunctive relief and damages. This litigation was resolved in February 1997 with a settlement including submittal of a consent judgment in the Company's favor. The settlement provides for Platinum to stop selling licenses for the products that were the subject of the lawsuit, and for current licensees of those products to be entitled to a free swap/upgrade to Purify for Unix. The submitted consent judgement includes a dismissal of the anti-trust claims against the Company, affirms the validity and enforceability of the patents in question, and enjoins Platinum from granting any further licenses to Sentinel II/Memory Advisor 4.2, and from releasing any new versions other than error corrections and support for new versions of the currently supported operating systems. Product revenues include a $1.0 million payment from Platinum for the swap/upgrade right to Purify for Unix and in-process research and development includes $500,000 for software code acquired from Platinum in conjunction with the settlement.

8. STOCKHOLDERS' EQUITY

  Redeemable Convertible Preferred Stock--Prior to July 1995, Pure was authorized to issue 6,600,000 shares of redeemable convertible preferred stock of which 6,057,456 shares were issued and outstanding. Pure had 2,000,000 shares of Series A issued and outstanding, 2,521,875 shares of Series B issued and outstanding, and 1,535,581 shares of Series C issued and outstanding. Each outstanding share of preferred stock automatically converted into one share of common stock upon the closing of Pure's IPO in August 1995.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)

  Atria had 55,834 shares of Series A issued and outstanding and 753,408 shares of Series B issued and outstanding as of December 31, 1993. Each outstanding share of preferred stock automatically converted at a rate of
77.070 and 6.178 shares of common stock for each share of Series A and B preferred stock, respectively, upon the closing of Atria's IPO in 1994.

  1992 Stock Option/Stock Issuance Plan--On October 15, 1992, the Company's Board of Directors approved the 1992 Stock Option/ Stock Issuance Plan (the
Plan). Options granted under the Plan may be either incentive stock options or nonstatutory stock options, as designated by the Board of Directors. The Plan expires 10 years after adoption. Stock issued under the plan was subject to repurchase upon termination of employment. The Company's repurchase right generally lapses for 25% of the shares granted one year from the date of the grantee's date of hire ratably over the next 36 months for the remaining shares.

  The Plan provides that (i) the exercise price of an incentive stock option will be no less than the fair market value of the Company's common stock at the date of grant; (ii) the option exercise price per share for a nonstatutory stock option shall not be less than 85% of the fair market value; and (iii) the exercise price of an incentive stock option for an optionee who possesses more than 10% of the total combined voting power of all classes of stock shall not be less than 110% of the fair market value; all as determined by the Company's Board of Directors. One year from the date of grant, 25% of the options granted vest. The remaining balance vests ratably over the next 36 months of continuous service.

  1995 Stock Option Plan--In May 1995, the Company adopted the 1995 Stock Option Plan (1995 Plan) to succeed the Plan. Under the 1995 Plan, 3,449,329 shares of common stock have been reserved for issuance. Beginning in 1996, an additional number of shares will be reserved on the first trading day of calendar years 1996, 1997, and 1998 equal to 5% of the number of shares of common stock outstanding on the last day of the preceding calendar year. Under the 1995 Plan, employees (including officers) and independent consultants may be granted nonstatutory options to purchase common stock at an exercise price of not less than 85% of the fair market value at the date of the grant and/or incentive stock options at an exercise price of no less than the fair market value at the date of grant.

  The 1995 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a nonstatutory option under the federal tax laws, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding.

  The Company's Board of Directors may amend or modify the 1995 Plan at any time. The 1995 Plan will terminate on May 15, 2005, unless terminated sooner by the Board of Directors.

  Under the 1995 Plan, each individual serving as a nonemployee director received on the date of the IPO and each individual who first joins the Board of Directors as a nonemployee director on or after the effective date of the 1995 Plan, received at that time, an automatic option grant for 15,000 shares of the Company's common stock. In addition, at each annual stockholders' meeting, beginning in 1996, each nonemployee director will automatically be granted at that meeting, a stock option to purchase 5,000 shares of common stock, provided such individual has served on the Board of Directors for at least 6 months prior to such meeting. Each option has an exercise price equal to the fair market value of the common stock on the automatic grant date and a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board of Directors service. The option is immediately exercisable for all of the shares but the shares are subject to

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)

repurchase at original cost. With respect to the 15,000 share option grant, the right lapses and the optionee vests in a series of 4 equal annual installments over the optionee's period of Board of Directors service, beginning one year from the grant date. With respect to each 5,000 share option grant, the right lapses and the option vests in full on the first anniversary of such option's date of grant. However, vesting of the shares will automatically accelerate upon (i) an acquisition of the Company by merger, consolidation or asset sale; (ii) a hostile take-over of the Company effected by tender offer for more than 50% of the outstanding voting stock or proxy contest for Board of Directors membership; or (iii) the death or disability of the optionee while serving as a Board of Directors member.

  In the event that more than 50% of the Company's outstanding voting stock were to be acquired pursuant to a hostile tender offer, each grant to nonemployee directors, which has been outstanding for at least six months, may be surrendered to the Company in return for a cash distribution from the Company based upon the tender offer price per share of common stock at the time subject to the surrendered option.

  The following summarizes stock option transactions under all plans for the years ended December 31 and three months ended March 31, 1997:

                                                           OUTSTANDING OPTIONS
                                                           --------------------
                                                                       WEIGHTED
                                                 SHARES                AVERAGE
                                               AVAILABLE   NUMBER OF   EXERCISE
                                               FOR GRANT     SHARES     PRICE
                                               ----------  ----------  --------
   Balances, December 31, 1993................  3,040,184   2,939,933   $ 0.25
   Additional shares reserved.................  2,471,384         --       --
   Retired.................................... (1,547,164)        --       --
   Granted.................................... (1,983,552)  1,983,552     1.84
   Exercised..................................        --     (683,383)    0.32
   Canceled...................................    150,420    (150,420)    0.28
                                               ----------  ----------
   Balances, December 31, 1994................  2,131,272   4,089,682     1.01
   Additional shares reserved.................  1,285,354         --       --
   Retired....................................    (54,602)        --       --
   Granted.................................... (2,170,214)  2,170,214    11.78
   Exercised..................................        --     (531,739)    1.00
   Canceled...................................    406,562    (406,562)    2.18
                                               ----------  ----------
   Balances, December 31, 1995................  1,598,372   5,321,595     5.37
   Additional shares reserved.................  3,340,734         --       --
   Retired....................................   (246,426)        --       --
   Granted.................................... (5,236,376)  5,236,376    26.08
   Exercised..................................        --   (1,646,893)    3.51
   Canceled...................................    805,262    (805,262)   20.51
                                               ----------  ----------
   Balances, December 31, 1996................    261,566   8,105,816   $17.56
   Additional shares reserved (unaudited).....  2,045,421         --       --
   Granted (unaudited)........................   (571,384)    571,384    21.89
   Exercised (unaudited)......................        --      714,933     3.18
   Canceled (unaudited).......................    316,353     316,353    25.79
                                               ----------  ----------
   Balances, March 31, 1997 (unaudited).......  2,051,956   7,645,914   $18.56
                                               ==========  ==========

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)


  At March 31, 1997, the number of options exercisable was 2,977,847 and the weighted average price of those options was $12.11.

  The following table summarizes information about fixed-price stock options outstanding at December 31, 1996:

                                    OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                              -------------------------------- --------------------
                                           WEIGHTED
                                            AVERAGE   WEIGHTED             WEIGHTED
                                           REMAINING  AVERAGE              AVERAGE
                                NUMBER    CONTRACTUAL EXERCISE   NUMBER    EXERCISE
   RANGE OF EXERCISE PRICES   OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
   ------------------------   ----------- ----------- -------- ----------- --------
   $ 0.06-$ 0.60...........    1,355,922      6.6      $ 0.19   1,353,922   $ 0.19
   $ 0.65-$ 9.43...........    1,395,859      7.5      $ 4.53   1,314,707   $ 4.25
   $10.00-$21.69...........    1,418,284      9.1      $20.20     765,377   $19.62
   $21.73-$23.63...........      346,959      9.3      $23.04      48,862   $21.93
   $24.00..................    1,458,242     10.0      $24.00         447   $24.00
   $24.75-$40.25...........    2,130,550      9.4      $30.07     422,455   $29.99
                               ---------     ----      ------   ---------   ------
   $ 0.06-$40.25...........    8,105,816      8.6      $17.55   3,903,770   $ 8.85
                               =========     ====      ======   =========   ======

  Employee Stock Purchase Plan--The Company's Employee Stock Purchase Plan (the 1995 Purchase Plan) was adopted by the Company's Board of Directors on May 16, 1995, and approved by the stockholders on July 17, 1995. The Company has reserved 300,000 shares of common stock for issuance under the 1995 Purchase Plan. The 1995 Purchase Plan provides for 24-month offerings with purchases occurring at six-month intervals, commencing on the effective date of the Company's IPO. The 1995 Purchase Plan is administered by the Compensation Committee of the Board of Directors. The price of stock purchased under the 1995 Purchase Plan is the lower of the fair market value of the common stock on the first day of the 6-month purchase period in which the participant first joined the plan or on the applicable semi-annual purchase date. The 1995 Purchase Plan will terminate in June 2005.

  Pro Forma Fair Value Information--The Company applies APB Opinion No. 25 in accounting for its stock option plans and accordingly, no compensation cost has been recognized for its stock options in the financial statements, except where vesting has been accelerated for options held by terminated employees thereby triggering a new measurement date. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------  --------
     Pro forma net loss...................................... $(4,290) $(12,973)
     Pro forma net loss per share............................    (.11)     (.32)

  The per share weighted-average fair value of stock options granted during 1996 and 1995 was $13.36 and $5.83 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:
1996--expected volatility 0.5--expected dividend yield 0.0%, risk-free interest rate of 6.2%, and an expected life of 5 years; 1995--expected volatility 0.5--expected dividend yield 0.0%, risk-free interest rate of 6.4%, and an expected life of 5 years.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)


  Pro forma net loss reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation costs is reflected over the options' vesting period of 4 years and compensation costs for options granted prior to January 1, 1995 is not considered.

9. INCOME TAXES

  Income taxes consisted of the following (in thousands):

                                                      YEAR ENDED DECEMBER
                                                              31,
                                                     ------------------------
                                                      1994    1995     1996
                                                     ------  -------  -------
   Current:
     Federal........................................ $1,410  $ 5,684  $(1,422)
     State..........................................    370    1,108      166
     Foreign........................................     67        7      177
                                                     ------  -------  -------
                                                      1,847    6,799   (1,079)
                                                     ------  -------  -------
   Deferred:
     Federal........................................   (587)  (1,923)  (5,478)
     State..........................................    (95)    (313)     (32)
                                                     ------  -------  -------
                                                       (682)  (2,236)  (5,510)
                                                     ------  -------  -------
   Charge in lieu of taxes attributable to employee
    stock plans.....................................    170      800    8,950
                                                     ------  -------  -------
                                                     $1,335  $ 5,363  $ 2,361
                                                     ======  =======  =======

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) were as follows (in thousands):

                                                                DECEMBER 31,
                                                                --------------
                                                                 1995    1996
                                                                ------  ------
   Allowances and accrued expenses............................. $2,266  $5,692
   Research credits............................................    --      733
   State taxes.................................................    118     125
   Net operating loss carryforward.............................    --      981
   Deferred revenue............................................    543   1,523
   Accounts receivable.........................................   (649)    --
   Prepaid expenses............................................    (58)    --
                                                                ------  ------
     Net deferred tax assets--current..........................  2,220   9,054
   Long-term deferred tax asset--property, equipment and
    intangibles................................................    915     846
                                                                ------  ------
     Net deferred tax assets................................... $3,135  $9,900
                                                                ======  ======

  Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax asset.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)


  Income tax expense differs from the amounts computed by applying the statutory income tax rate of 34% to pre-tax income (loss) as a result of the following (in thousands):

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       -----------------------
                                                        1994    1995    1996
                                                       ------  ------  -------
   Income tax expense (benefit) at statutory rate..... $2,299  $  626  $(1,461)
   State income taxes, net of federal benefit.........    203     621      276
   Performix earnings during S corporation status.....   (264)   (605)     --
   Nondeductible acquisition-related charges..........    --    4,790    4,678
   Performix acquired deferred tax liability..........    --      650      --
   Research and development credits...................   (615)   (470)    (295)
   Tax exempt interest income.........................   (145)   (393)    (881)
   Other permanent differences........................    256     181       44
   Reduction in valuation allowance...................   (399)    (37)     --
                                                       ------  ------  -------
                                                       $1,335  $5,363  $ 2,361
                                                       ======  ======  =======

  As of December 31, 1996, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $2.4 million and $3.7 million respectively, which expire between 2001 and 2011. As of December 31, 1996, the Company had research credit carryforwards for federal tax purposes of approximately $0.7 million which expire between 2008 and 2011.

10. FOREIGN OPERATIONS

  Foreign operations consisted of the following (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     1994     1995      1996
                                                    ------- --------  --------
   Revenues:
     United States................................. $41,689 $ 70,183  $104,621
     Europe........................................   1,069   10,512    24,464
     Asia Pacific..................................     --     3,490     3,410
                                                    ------- --------  --------
     Consolidated.................................. $42,758 $ 84,185  $132,495
                                                    ======= ========  ========
   Income (loss) from operations:
     United States................................. $ 5,865 $    971  $(16,886)
     Europe........................................      62   (1,205)    8,399
     Asia Pacific..................................     --      (329)      522
                                                    ------- --------  --------
     Consolidated.................................. $ 5,927 $   (563) $ (7,965)
                                                    ======= ========  ========
   Identifiable assets:
     United States................................. $54,235 $100,516  $137,603
     Europe........................................     481    7,817    13,634
     Asia Pacific..................................     --     1,741     2,713
                                                    ------- --------  --------
     Consolidated.................................. $54,716 $110,074  $153,950
                                                    ======= ========  ========

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

(INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31,
                              1996 IS UNAUDITED)


  United States revenue includes export sales of approximately $7,426,000, $10,172,000, and $12,595,000 in the years ended December 31, 1994, 1995 and
1996, respectively. Export sales have been made primarily to customers in Europe, Australia, Canada and Latin America.

11. SUBSEQUENT EVENT (UNAUDITED)

  On April 7, 1997, the Company announced that it had entered into a definitive agreement ("the Merger Agreement") to be acquired by Rational Software Corporation ("Rational"). Under the terms of the Merger Agreement all of the outstanding shares of Pure Atria common stock will be exchanged for shares of Rational on the basis of 0.90 shares of Rational stock for each share of Pure Atria stock. Outstanding stock options to purchase Pure Atria stock will be converted at the exchange ratio into Rational stock options. The transaction is expected to be accounted for as a pooling of interests and to qualify as a tax-free reorganization. It is anticipated that Rational will recognize a one-time charge related to certain merger costs and related expenses in the quarter ended September 30, 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A



                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                         RATIONAL SOFTWARE CORPORATION

                            WINGS MERGER CORPORATION

                                      AND

                             PURE ATRIA CORPORATION

                                 APRIL 7, 1997



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I--THE MERGER...................................................  A-1
 1.1  The Merger........................................................   A-1
 1.2  Effective Time; Closing...........................................   A-2
 1.3  Effect of the Merger..............................................   A-2
 1.4  Certificate of Incorporation; Bylaws..............................   A-2
 1.5  Directors and Officers............................................   A-2
 1.6  Effect on Capital Stock...........................................   A-2
 1.7  Dissenting Shares.................................................   A-3
 1.8  Surrender of Certificates.........................................   A-4
 1.9  No Further Ownership Rights in Target Common Stock................   A-5
 1.10 Lost, Stolen or Destroyed Certificates............................   A-5
 1.11 Tax and Accounting Consequences...................................   A-5
 1.12 Taking of Necessary Action; Further Action........................   A-5
 ARTICLE II--REPRESENTATIONS AND WARRANTIES OF TARGET....................  A-6
 2.1  Organization of Target............................................   A-6
 2.2  Target Capital Structure..........................................   A-6
 2.3  Obligations With Respect to Capital Stock.........................   A-7
 2.4  Authority.........................................................   A-7
 2.5  SEC Filings; Target Financial Statements..........................   A-8
 2.6  Absence of Certain Changes or Events..............................   A-8
 2.7  Tax...............................................................   A-9
 2.8  Restrictions on Business Activities...............................   A-9
 2.9  Title to Properties; Absence of Liens and Encumbrances............   A-9
 2.10 Intellectual Property.............................................   A-9
 2.11 Compliance; Permits; Restrictions.................................  A-10
 2.12 Litigation........................................................  A-10
 2.13 Brokers' and Finders' Fees........................................  A-10
 2.14 Employee Benefit Plans............................................  A-11
 2.15 Employees; Labor Matters..........................................  A-11
 2.16 Environmental Matters.............................................  A-11
 2.17 Agreements, Contracts and Commitments.............................  A-12
 2.18 Change of Control Payments........................................  A-12
 2.19 Statements; Proxy Statement/Prospectus............................  A-13
 2.20 Board Approval....................................................  A-13
 2.21 Fairness Opinion..................................................  A-13
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.. A-13
 3.1  Organization of Acquiror..........................................  A-13
 3.2  Acquiror and Merger Sub Capital Structure.........................  A-14
 3.3  Obligations With Respect to Capital Stock.........................  A-14
 3.4  Authority.........................................................  A-15
 3.5  Section 203 of the Delaware General Corporation Law Not             A-16
       Applicable.......................................................
 3.6  SEC Filings; Acquiror Financial Statements........................  A-16
 3.7  Absence of Certain Changes or Events..............................  A-17
 3.8  Taxes and Returns.................................................  A-17
 3.9  Title to Properties; Absence of Liens and Encumbrances............  A-17
 3.10 Intellectual Property.............................................  A-18

                                                                           PAGE
                                                                           ----
 3.11 Compliance; Permits; Restrictions.................................   A-18
 3.12 Litigation........................................................   A-18
 3.13 Brokers' and Finders' Fees........................................   A-19
 3.14 Employee Benefit Plans............................................   A-19
 3.15 Employees; Labor Matters..........................................   A-19
 3.16 Environmental Matters.............................................   A-19
 3.17 Agreements, Contracts and Commitments.............................   A-20
 3.18 Change of Control Payments........................................   A-21
 3.19 Statements; Proxy Statement/Prospectus............................   A-21
 3.20 Board Approval....................................................   A-21
 3.21 Fairness Opinion..................................................   A-21
 3.22 Restrictions on Business Activities...............................   A-21
 ARTICLE IV--CONDUCT PRIOR TO THE EFFECTIVE TIME.........................  A-21
 4.1  Conduct of Business...............................................   A-21
 4.2  Acquiror Acquisitions.............................................   A-24
 4.3  No HSR Act Violation..............................................   A-24
 ARTICLE V--ADDITIONAL AGREEMENTS........................................  A-24
 5.1  Proxy Statement/Prospectus; Registration Statement; Other Filings;   A-24
       Board Recommendations............................................
 5.2  Meetings of Stockholders..........................................   A-25
 5.3  Confidentiality; Access to Information............................   A-25
 5.4  No Solicitation...................................................   A-25
 5.5  Public Disclosure.................................................   A-28
 5.6  Legal Requirements................................................   A-28
 5.7  Third Party Consents..............................................   A-28
 5.8  Notification of Certain Matters...................................   A-28
 5.9  Best Efforts and Further Assurances...............................   A-28
 5.10 Stock Options and Warrants........................................   A-29
 5.11 Form S-8..........................................................   A-29
 5.12 Indemnification and Insurance.....................................   A-29
 5.13 Nasdaq National Market Listing....................................   A-30
 5.14 Acquiror Affiliate Agreement......................................   A-30
 5.15 Target Affiliate Agreement........................................   A-30
 5.16 Acquiror Voting Agreements........................................   A-30
 5.17 Target Voting Agreements..........................................   A-30
 5.18 Regulatory Filings; Reasonable Efforts............................   A-31
 5.19 Increase in Authorized Shares.....................................   A-31
 5.20 Tax-Free Reorganization...........................................   A-31
 5.21 Nasdaq Quotation..................................................   A-31
 5.22 Employee Benefit Arrangements.....................................   A-31
 5.23 [Intentionally left blank]........................................   A-31
 5.24 Amendment to Registration Rights..................................   A-31
 5.25 Pooling Accounting................................................   A-31
 5.26 Option Agreement..................................................   A-32
 5.27 ESPP..............................................................   A-32
 ARTICLE VI--CONDITIONS TO THE MERGER....................................  A-32
 6.1  Conditions to Obligations of Each Party to Effect the Merger......   A-32
 6.2  Additional Conditions to Obligations of Target....................   A-33
 6.3  Additional Conditions to the Obligations of Acquiror and Merger      A-33
       Sub..............................................................

                                                                            PAGE
                                                                            ----
 ARTICLE VII--TERMINATION, AMENDMENT AND WAIVER............................ A-34
 7.1  Termination.........................................................  A-34
 7.2  Notice of Termination; Effect of Termination........................  A-35
 7.3  Fees and Expenses...................................................  A-35
 7.4  Amendment...........................................................  A-37
 7.5  Extension; Waiver...................................................  A-37
 7.6  Extension of Date...................................................  A-37
 ARTICLE VIII--GENERAL PROVISIONS.......................................... A-37
 8.1  Non-Survival of Representations and Warranties......................  A-37
 8.2  Notices.............................................................  A-37
 8.3  Interpretation; Knowledge...........................................  A-38
 8.4  Counterparts........................................................  A-38
 8.5  Entire Agreement; Third Party Beneficiaries.........................  A-39
 8.6  Severability........................................................  A-39
 8.7  Other Remedies; Specific Performance................................  A-39
 8.8  Governing Law.......................................................  A-39
 8.9  Rules of Construction...............................................  A-39
 8.10 Assignment..........................................................  A-39
 8.11 Waiver of Jury Trial................................................  A-39

                               INDEX OF EXHIBITS

Exhibit A-1     Form of Target Voting Agreement

Exhibit A-2     Form of Acquiror Voting Agreement

Exhibit B-1     Form of Target Option Agreement

Exhibit B-2     Form of Acquiror Option Agreement

Exhibit C-1     Form of Acquiror Affiliate Agreement

Exhibit C-2     Form of Target Affiliate Agreement

Exhibit D-1     Form of Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

Exhibit D-2     Form of Opinion of Fenwick & West LLP

Exhibit E       Form of Noncompetition Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 7, 1997, by and among Rational Software Corporation, a Delaware corporation ("ACQUIROR"), Wings Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("MERGER SUB"), and Pure Atria Corporation, a Delaware corporation ("TARGET").

                                   RECITALS

  A. The Boards of Directors of Acquiror, Merger Sub and Target believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "MERGER") upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW").

  B. Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock, $.0001 par value ("TARGET COMMON STOCK"), shall be converted into shares of Acquiror Common Stock, no par value ("ACQUIROR COMMON STOCK"), at the rate set forth herein.

  C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

  D. The parties intend, by executing this Agreement (as defined in Section
1.2 below), to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

  E. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16.

  F. Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror's willingness to enter into this Agreement, certain affiliates of Target shall enter into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "TARGET VOTING AGREEMENTS"). Concurrently with the execution of this Agreement, and as a condition and inducement to Target's willingness to enter into this Agreement, certain affiliates of Acquiror shall enter into Voting Agreements in substantially the form attached hereto as Exhibit A-2 (the "ACQUIROR VOTING AGREEMENTS").

  G. Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror to enter into this Agreement, Target shall execute and deliver a Stock Option Agreement in favor of Acquiror in substantially the form attached hereto as Exhibit B-1 (the "TARGET OPTION AGREEMENT").

  H. Concurrently with the execution of this Agreement, and as a condition and inducement to Target to enter into this Agreement, Acquiror shall execute and deliver a Stock Option Agreement in favor of Target in substantially the form attached hereto as Exhibit B-2 (the "ACQUIROR OPTION AGREEMENT").

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

  1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Certificate of Incorporation; Bylaws.

   (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be the name of Target immediately prior to the Merger.

   (b) Subject to Section 5.12, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

  1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

   (a) Conversion of Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.7(a)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.9 (the "EXCHANGE RATIO") shares of Acquiror Common Stock upon surrender of the certificate representing such share of Target Common Stock in the manner provided in
Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.10).

   (b) Cancellation of Acquiror-Owned Stock. Each share of Target Common Stock held by Target or owned by Merger Sub, Acquiror or any direct or indirect wholly owned subsidiary of Target or of Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

   (c) Stock Option Plans. Employee Stock Purchase Plan. At the Effective Time, all options to purchase Target Common Stock then outstanding under all of Target's stock option plans, which plans are listed on Schedule 1.6(c) of the Target Schedules (the "TARGET STOCK OPTION PLANS") shall be assumed by Acquiror in accordance with Section 5.10 hereof. With respect to any stock purchase agreements entered into by the Target pursuant to any of the Target Stock Option Plans, following the consummation of the Merger any Target repurchase rights with respect to such stock purchase agreements shall be assigned to the Acquiror and continue in the Acquiror's favor, subject to the terms of such agreements and such plans. The Target shall take such actions as are necessary to establish a "new exercise date" as such term is used in the Target's Employee Stock Purchase Plan (the "TARGET ESPP")) in accordance with the terms of the Target ESPP (the "NEW EXERCISE DATE") for the then current offering period (as such term is used in the Target ESPP). The New Exercise Date shall be the last trading day on which the Acquiror's Common Shares are traded on the Nasdaq National Market immediately prior to the Effective Time provided, that the New Exercise Date shall be conditioned upon the consummation of the Merger. On the New Exercise Date, the Target shall apply the funds credited as of such date under the Target ESPP within each participant's payroll withholdings account to the purchase of whole shares of Target Common Stock in accordance with the terms of the Target ESPP.

   (d) Capital Stock of Merger Sub. Each share of Common Stock, $.001, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.001, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

   (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring on or after the date hereof and prior to the Effective Time.

   (f) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Acquiror Common Stock for the ten most recent days that Acquiror Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

  1.7 Dissenting Shares.

   (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Target Common Stock who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Acquiror Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

   (b) Notwithstanding the foregoing, if any holder of shares of Target Common Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Acquiror Common Stock and cash in lieu of fractional shares of Acquiror Common Stock in accordance with Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares of Target Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

   (c) Target shall give Acquiror (i) prompt notice of any written demands for appraisal of any shares of Target Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Target which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law. Target shall not, except with the prior written consent of Acquiror or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Target Common Stock or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by Target or the Surviving Corporation as the case may be.

   (d) The above provisions of this Section 1.7 shall apply only to the extent that appraisal rights are required pursuant to Delaware Law, and shall not be construed to limit the parties' obligations under Section 5.21 (Nasdaq Quotation).

  1.8 Surrender of Certificates.

   (a) Exchange Agent. Acquiror shall select a bank or trust company with assets of not less than $500 million to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

   (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Acquiror Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Target Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Target Common Stock may be entitled pursuant to Section 1.8(d).

   (c) Exchange Procedures. Promptly after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Target Common Stock whose shares were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock, cash in lieu of any fractional shares pursuant to
Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Acquiror Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.8(d).

   (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Acquiror Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Acquiror Common

Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Acquiror Common Stock.

   (e) Transfers of Ownership. If certificates for shares of Acquiror Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

   (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, Acquiror, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Acquiror Common Stock or Target Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.9 No Further Ownership Rights in Target Common Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash or other distributions paid in respect thereof pursuant to Section 1.6(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.8(d); provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, Target or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  1.11 Tax and Accounting Consequences.

   (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

   (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

  1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF TARGET

  Target represents and warrants to Acquiror and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Target to Acquiror dated as of the date hereof (the "TARGET SCHEDULES"), as follows:

  2.1 Organization of Target.

   (a) Target and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on Target.

   (b) Target has delivered to Acquiror a true and complete list of all of Target's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Target's equity interest therein.

   (c) Target has delivered or made available to Acquiror a true and correct copy of the Certificate of Incorporation and Bylaws of Target and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

   (d) When used in connection with Target, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Target and its subsidiaries taken as a whole, except (i) that a change in the market price of the Target Common Stock shall not, in and of itself, be deemed a "Material Adverse Effect" with respect to Target and (ii) that a "Material Adverse Effect" with respect to Target shall not include any adverse effect (i) on the bookings, revenues, gross margins or earnings of Target (or the direct consequences thereof) following the date of this Agreement which is attributable to a delay of, reduction in or cancellation or change in the terms of product orders by customers of Target or (ii) due to employee attrition of Target, where Target sustains the burden of reasonably demonstrating that any such delay, reduction, cancellation, change or attrition is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger. Acquiror may conclude that Material Adverse Effect on Target has occurred only if Acquiror makes such determination in good faith after consulting with its and Target's Chief Financial Officer or Chief Executive Officer, auditors and other financial advisors.

  2.2 Target Capital Structure. The authorized capital stock of Target consists of 80,000,000 shares of Common Stock, $.0001 par value, of which there were 42,803,204 shares issued and outstanding as of the close of business on March 14, 1997 and 2,000,000 shares of Preferred Stock, $.0001 par value, of which no shares are issued or outstanding. Since the close of business on March 14, 1997, no shares of Target Capital Stock have been issued except pursuant to the exercise of options outstanding as of March 14, 1997 under the Target Stock Option Plans or pursuant to the Target ESPP. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement or document to which Target is a party or by which it is bound. As of the close of business on March 14, 1997, Target had reserved (i) an aggregate of 9,760,000 shares of Target Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Target Stock Option Plans, under which, as of the close of business on March 14, 1997, options and stock purchase rights, if any, were outstanding for an aggregate of 7,630,000 shares, and (ii) 90,000 shares of Common Stock, net of prior issuances, for issuance to employees pursuant to the Target

ESPP. All shares of Target Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement or document to which Target is a party or by which it is bound.

  2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2 and except for the Target Option Agreement, there are no equity securities or similar ownership interests of any class of Target, or any securities exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Target owns, directly or indirectly through one or more subsidiaries, there are no equity securities, or similar ownership interests of any class of any subsidiary of Target, or any security exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Target or any of its subsidiaries is a party or by which it is bound obligating Target or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock or similar ownership interests of Target or any of its subsidiaries or obligating Target or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Target, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Target or with respect to any equity security or similar ownership interest of any class of any of its subsidiaries, other than the Target Voting Agreements.

  2.4 Authority.

   (a) Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval and adoption of this Agreement and the approval of the Merger by Target's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the Target Common Stock is required for Target's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by Acquiror and, if applicable, Merger Sub, constitute valid and binding obligations of Target, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Target does not, and the performance of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Target or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Target's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Target or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Target's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Target or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clause (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Target. The Target Schedules list all material consents, waivers and approvals under any of Target's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

   (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Target or Acquiror or have a material adverse effect on the ability of the parties to consummate the Merger.

  2.5 SEC Filings; Target Financial Statements.

   (a) Target has filed all forms, reports and documents required to be filed with the SEC since August 1, 1995 and has made available to Acquiror such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Target may file subsequent to the date hereof) are referred to herein as the "TARGET SEC REPORTS." As of their respective dates, the Target SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Target SEC Reports, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Target's subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Target SEC Reports (the "TARGET FINANCIALS"), including any Target SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Target and its subsidiaries as at the respective dates thereof and the consolidated results of Target's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Target contained in Target SEC Reports as of December 31, 1996 is hereinafter referred to as the "TARGET BALANCE SHEET." Except as disclosed in the Target Financials, since the date of the Target Balance Sheet neither Target nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Target and its subsidiaries taken as a whole, except liabilities (i) provided for in the Target Balance Sheet, or (ii) incurred since the date of the Target Balance Sheet in the ordinary course of business consistent with past practices.

   (c) Target has heretofore furnished to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Target with the SEC pursuant to the Securities Act or the Exchange Act.

  2.6 Absence of Certain Changes or Events. Since the date of the Target Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Target, (ii) any material change by Target in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or

(iii) any material revaluation by Target of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

  2.7 Taxes and Returns. Target and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as such term is defined in Section 3.8) purposes of which Target or any of its subsidiaries is or has been a member has timely filed all Returns (as such term is defined in Section 3.8) required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes has become a lien against the property of Target or any of its subsidiaries or is being asserted against Target or any of its subsidiaries, (ii) no audit of any Tax Return of Target or any of its subsidiaries is being conducted by a Tax authority (A) as of the date of this Agreement and (B) which, as of the Closing Date, has had and could reasonably be expected to have a Material Adverse Effect on Target and its subsidiaries,
(iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Target or any of its subsidiaries and is currently in effect (A) as of the date of this Agreement and (B) which, as of the Closing Date, has had and could reasonably be expected to have a Material Adverse Effect on Target and its subsidiaries and (iv) there is no agreement, contract or arrangement to which Target or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code.

  2.8 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Target is a party or, to the knowledge of Target, otherwise binding upon Target, which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Target, any acquisition of property (tangible or intangible) by Target or the conduct of business by Target. Without limiting the foregoing, Target has not entered into any agreement under which Target is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

  2.9 Title to Properties; Absence of Liens and Encumbrances.

   (a) The Target Schedules list each item of real property consisting of over 15,000 square feet owned by Target. The Target Schedules list all real property leases to which Target is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

   (b) Target has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in Target Financials or in the Target Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  2.10 Intellectual Property.

   (a) Target and its subsidiaries either own, or have a valid license with respect to, all patents, copyrights, trademarks, trade secrets and other intellectual property used in, by, or necessary to, the operation or conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "TARGET IP RIGHTS").

   (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any patent, copyright, trademark, trade secret or other intellectual property rights licensed by, or to, Target, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Target IP Rights or materially impair the right of Target, the Surviving Corporation or Acquiror in or to use, sell, enforce license or otherwise exploit any Target IP Rights or portion thereof.

   (c) Neither the operation of Target's nor any of its subsidiaries' respective businesses nor the manufacture, marketing, license, sale or intended use of any product, service or technology currently licensed, manufactured, created, distributed, authored, used, sold or under development by Target or any of its subsidiaries (i) violates in any material respect any license or agreement between Target or any of its subsidiaries and any third party or (ii) infringes any patents, copyright, trademark, trade secret or other intellectual property right of any other party; and there is no pending or, to the knowledge of Target, threatened claim or litigation contesting the validity, ownership or right to use, sell, enforce, license or dispose of any Target IP Rights, nor has Target received any written notice asserting that any Target IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except, with respect to clauses (i) and (ii), for violations, infringements, claims or litigation that would not have a Material Adverse Effect on Target.

   (d) Target has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Target IP Rights.

  2.11 Compliance; Permits; Restrictions.

   (a) Neither Target nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Target or any of its subsidiaries or by which Target or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Target, no investigation or review by any Governmental Entity is pending or threatened against Target or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Target or any of its subsidiaries, any acquisition of material property by Target or any of its subsidiaries or the conduct of business by Target as currently conducted.

   (b) Target and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Target (collectively, the "TARGET PERMITS"). Target and its subsidiaries are in compliance in all material respects with the terms of the Target Permits.

  2.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Target or any of its subsidiaries has received any notice of assertion nor, to Target's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Target or any of its subsidiaries which reasonably would be likely to be material to Target, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. To the knowledge of Target, no Governmental Entity has at any time challenged or questioned in writing the legal right of Target to manufacture, offer or sell any of its products in the present manner or style thereof.

  2.13 Brokers' and Finders' Fees. Except for fees payable to Deutsche Morgan Grenfell, Inc. pursuant to an engagement letter with Target, a copy of which has been provided to Acquiror, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.14 Employee Benefit Plans.

   (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by Target or any trade or business which is under common control with Target within the meaning of Section 414 of the Code (the "TARGET EMPLOYEE PLANS"), Target has made available to Acquiror a true and complete copy of, to the extent applicable, (i) such Target Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Target Employee Plan, (iv) the most recent summary plan description for each Target Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Target Employee Plan subject to Title IV of ERISA and
(vi) the most recent IRS determination letter issued with respect to any Target Employee Plan.

   (b) Each Target Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Target Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Target Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Target nor any ERISA Affiliate of Target has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Target Employee Plan.

  2.15 Employees; Labor Matters. To Target's knowledge, no employee of Target is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others. To Target's knowledge, there are no activities or proceedings of any labor union to organize any employees of Target or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Target or any of its subsidiaries. Target and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

  2.16 Environmental Matters.

   (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to Target, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies, are present, as a result of the actions of Target or any of its subsidiaries or any affiliate of Target, or, to Target's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Target or any of its subsidiaries has at any time owned, operated, occupied or leased.

   (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Target, neither Target nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Target or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

   (c) Permits. Target and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "TARGET ENVIRONMENTAL PERMITS") necessary for the conduct of Target's and its subsidiaries' Hazardous Material Activities and other businesses of Target and its subsidiaries as such activities and businesses are currently being conducted.

   (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Target's knowledge, threatened concerning any Target Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Target or any of its subsidiaries. Target is not aware of any fact or circumstance which could involve Target or any of its subsidiaries in any material environmental litigation or impose upon Target any material environmental liability.

  2.17 Agreements, Contracts and Commitments. Except as set forth in the Target Schedules, neither Target nor any of its subsidiaries is a party to or is bound by:

   (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Target's Board of Directors, other than those that are terminable by Target or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Target's or any of its subsidiaries' ability to terminate employees at will;

   (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

   (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Target or any of its subsidiaries and any of its officers or directors;

   (d) any agreement, contract or commitment containing any covenant limiting the freedom of Target or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

   (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

   (f) any material joint marketing or development agreement; or

   (g) any agreement, contract or commitment described in Item 10 of Regulation S-K (whether or not a filing with the SEC requiring such document to be included as an exhibit is yet due).

  Neither Target nor any of its subsidiaries, nor to Target's knowledge any other party to a Target Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Target or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (g) above (any such agreement, contract or commitment, a "TARGET CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Target Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to Target.

  2.18 Change of Control Payments. The Target Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of Target as a result of or in connection with the Merger.

  2.19 Statements; Proxy Statement/Prospectus. The information supplied by Target for inclusion in the Registration Statement (as defined in Section 3.4(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Target for inclusion in the proxy statement/prospectus to be sent to the stockholders of Target and stockholders of Acquiror in connection with the meeting of Target's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "TARGET STOCKHOLDERS' MEETINGS") and in connection with the meeting of Acquiror's stockholders to consider the approval of (i) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (ii) the issuance of shares of Acquiror Common Stock by virtue of the Merger, (the "ACQUIROR STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to Target's stockholders and Acquiror's stockholders, at the time of the Target Stockholders' Meeting or the Acquiror Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting or the Acquiror Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Target or any of its affiliates, officers or directors should be discovered by Target which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Acquiror. Notwithstanding the foregoing, Target makes no representation or warranty with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents.

  2.20 Board Approval. The Board of Directors of Target has, as of the date of this Agreement, determined (i) in its reasonable business judgment that the Merger is fair from a financial point of view to, and in the best interests of, Target and its stockholders, and (ii) to recommend that the stockholders of Target approve and adopt this Agreement and approve the Merger.

  2.21 Fairness Opinion. Target's Board of Directors has received an oral opinion from Deutsche Morgan Grenfell (to be subsequently confirmed in writing), to the effect that as of the date hereof, the Exchange Ratio is fair to Target's stockholders from a financial point of view.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

  Acquiror and Merger Sub represent and warrant to Target, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Acquiror to Target dated as of the date hereof (the "ACQUIROR SCHEDULES"), as follows:

  3.1 Organization of Acquiror.

   (a) Acquiror and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on Acquiror.

   (b) Acquiror has delivered to Target a true and complete list of all of Acquiror's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Acquiror's equity interest therein.

   (c) Acquiror has delivered or made available to Target a true and correct copy of the Certificate of Incorporation and Bylaws of Acquiror and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Acquiror nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

   (d) When used in connection with Acquiror, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Acquiror and its subsidiaries taken as a whole, except (i) that a change in the market price of the Acquiror Common Stock shall not, in and of itself, be deemed a Material Adverse Effect with respect to Acquiror, and (ii) that a "Material Adverse Effect" with respect to Acquiror shall not include any adverse effect (i) on the bookings, revenues, gross margins or earnings of Acquiror (or the direct consequences thereof) following the date of this Agreement which is attributable to a delay of, reduction or cancellation or change in the terms of product orders by customers of Acquiror or (ii) due to employee attrition of Acquiror, where Acquiror sustains the burden of reasonably demonstrating that any such delay, reduction, cancellation, change or attrition is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger. Target may conclude that a Material Adverse Effect on Acquiror has occurred only if Target makes such determination in good faith after consultation with its and Acquiror's Chief Financial Officer or Chief Executive Officer, auditors and other financial advisors.

  3.2 Acquiror and Merger Sub Capital Structure. The authorized capital stock of Acquiror consists of 75,000,000 shares of Common Stock, $.01 par value and no shares of Preferred Stock of which there were issued and outstanding as of the close of business on March 31, 1997, 47,781,260 shares of Common Stock and no shares of Preferred Stock. Since the close of business on March 31, 1997, no shares of Acquiror capital stock have been issued except pursuant to the exercise of options outstanding as of March 31, 1997 under the Acquiror Stock Option Plans (as defined below). As of the close of business on March 31, 1997, there were no other outstanding commitments to issue any shares of capital stock or voting securities of Acquiror other than pursuant to the exercise of options outstanding as of that date under the 1983 Incentive Stock Option Plans, the 1986 Stock Option Plan, the Stock Option Plan for Directors, the 1993 Incentive Stock Option Plan, and the 1994 Stock Option Plan, and pursuant to the 1994 Employee Stock Purchase Plan and other plans set forth in
Section 3.2 of the Acquiror Schedules, (collectively, the "ACQUIROR STOCK OPTION PLANS"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.001 par value, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on March 31, 1997, Acquiror has reserved 8,829,450 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plans, net of exercises, cancellations, repurchases and expiration of options of which, as of the close of business on March 31, 1997, 8,417,436 shares were subject to outstanding, unexercised options and 412,014 shares remained available for future grant. Other than pursuant to this Agreement, the Acquiror 1994 Employee Stock Purchase Plan, and the SQA, Inc. 1995 Employee Stock Purchase Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

  3.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2 and except for the Acquiror Option Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of Acquiror, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Acquiror owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Acquiror, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Acquiror or any of its subsidiaries is a party or by which it is bound obligating Acquiror or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Acquiror or any of its subsidiaries or obligating Acquiror or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Acquiror, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Acquiror or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries, other than the Acquiror Voting Agreements.

  3.4 Authority.

   (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law and the approval by Acquiror's stockholders of (i) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (ii) the issuance of shares of Acquiror Common Stock by virtue of the Merger. A vote of the holders of at least a majority of the outstanding shares of the Acquiror Common Stock is required for Acquiror's stockholders to approve each of (i) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (ii) the issuance of shares of Acquiror Common Stock by virtue of the Merger. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by Target, constitutes the valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Acquiror and Merger Sub does not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Acquiror or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of Acquiror's other subsidiaries, (ii) subject to obtaining the approval of Acquiror's stockholders of (y) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (z) the issuance of shares of Acquiror Common Stock by virtue of the Merger as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Acquiror's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror or any of its subsidiaries (including Merger Sub) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of its subsidiaries (including Merger Sub) is a party or by which Acquiror or any of its subsidiaries or its or any of their respective properties are bound or affected except, with respect to clause (iii), for any such conflicts, violations, defaults or other occurrences that would not have a

Material Adverse Effect on Acquiror. The Acquiror Schedules list all material consents, waivers and approvals under any of Acquiror's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

   (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Target or Acquiror or have a material adverse effect on the ability of the parties to consummate the Merger.

  3.5 Section 203 of the Delaware General Corporation Law Not Applicable. The Board of Directors of Acquiror has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

  3.6 SEC Filings; Acquiror Financial Statements.

   (a) Acquiror has filed all forms, reports and documents required to be filed with the SEC since June 30, 1994, and has made available to Target such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Acquiror may file subsequent to the date hereof) are referred to herein as the "ACQUIROR SEC REPORTS." As of their respective dates, the Acquiror SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Acquiror's subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Acquiror SEC Reports (the "ACQUIROR FINANCIALS"), including any Acquiror SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Acquiror and its subsidiaries as at the respective dates thereof and the consolidated results of Acquiror's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Acquiror contained in Acquiror SEC Reports as of December 31, 1997 is hereinafter referred to as the "ACQUIROR BALANCE SHEET." Except as disclosed in the Acquiror Financials, since the date of the Acquiror Balance Sheet neither Acquiror nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Acquiror and its subsidiaries taken as a whole, except liabilities (i) provided for in the Acquiror Balance Sheet, or (ii) incurred since the date of the Acquiror Balance Sheet in the ordinary course of business consistent with past practices.

   (c) Acquiror has heretofore furnished to Target a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Acquiror with the SEC pursuant to the Securities Act or the Exchange Act.

  3.7 Absence of Certain Changes or Events. Since the date of the Acquiror Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Acquiror, (ii) any material change by Acquiror in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by Acquiror of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

  3.8 Taxes and Returns. Acquiror and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Acquiror or any of its subsidiaries is or has been a member has timely filed all Returns required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes has become a lien against the property of Acquiror or any of its subsidiaries or is being asserted against Acquiror or any of its subsidiaries, (ii) no audit of any Tax Return of Acquiror or any of its subsidiaries is being conducted by a Tax authority (A) as of the date of this Agreement and (B) which, as of the Closing Date, has had and could reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Acquiror or any of its subsidiaries and is currently in effect (A) as of the date of this Agreement and (B) which, as of the Closing Date, has had and could reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries and (iv) there is no agreement, contract or arrangement to which Acquiror or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code. As used herein, "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any govern mental authority, domestic or foreign. As used herein, "RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

  3.9 Title to Properties; Absence of Liens and Encumbrances.

   (a) The Acquiror Schedules list each item of real property consisting of over 15,000 square feet owned by Acquiror. The Acquiror Schedules list all real property leases relating to properties consisting of over 40,000 square feet to which Acquiror is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

   (b) Acquiror has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in Acquiror Financials or in the Acquiror Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  3.10 Intellectual Property.

   (a) Acquiror and its subsidiaries either own, or have a valid license with respect to, all patents, copyrights, trademarks, trade secrets and other intellectual property used in, by or necessary to the operation or conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "ACQUIROR IP RIGHTS").

   (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any patent, copyright, trademark, trade secret or other intellectual property rights licensed by or to, Acquiror, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Acquiror IP Rights or materially impair the right of Acquiror, the Surviving Corporation or Target in or to use, sell, enforce, license or otherwise exploit any Acquiror IP Rights or portion thereof.

   (c) Neither the operation of Acquiror's nor any of its subsidiaries' respective business nor the manufacture, marketing, license, sale or intended use of any product, service or technology currently licensed, manufactured, created, distributed, authored, used, sold or under development by Acquiror or any of its subsidiaries (i) violates in any material respect any license or agreement between Acquiror or any of its subsidiaries and any third party or
(ii) infringes any patent, copyright, trademark, trade secret or other intellectual property right of any other party; and there is no pending or, to the knowledge of Acquiror, threatened claim or litigation contesting the validity, ownership or right to use, sell, enforce, license or dispose of any Acquiror IP Rights, nor has Acquiror received any written notice asserting that any Acquiror IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except, with respect to clauses (i) and (ii), for violation, infringements, claims or litigation that would not have a Material Adverse Effect on Acquiror.

   (d) Acquiror has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Acquiror IP Rights.

  3.11 Compliance; Permits; Restrictions.

   (a) Neither Acquiror nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries or by which Acquiror or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Acquiror, no investigation or review by any Governmental Entity is pending or threatened against Acquiror or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Acquiror or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Acquiror or any of its subsidiaries, any acquisition of material property by Acquiror or any of its subsidiaries or the conduct of business by Acquiror as currently conducted.

   (b) Acquiror and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Acquiror (collectively, the "ACQUIROR PERMITS"). Acquiror and its subsidiaries are in compliance in all material respects with the terms of the Acquiror Permits.

  3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Acquiror or any of its subsidiaries has received any notice of assertion nor, to Acquiror's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Acquiror or any of its subsidiaries which reasonably would be likely to be material to Acquiror, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. To the knowledge of Acquiror, no Governmental Entity has at any time challenged or questioned in writing the legal right of Acquiror to manufacture, offer or sell any of its products in the present manner or style thereof.

  3.13 Brokers' and Finders' Fees. Except for fees payable to Hambrecht & Quist LLC pursuant to an engagement letter dated April 4, 1997, a copy of which has been provided to Target, Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  3.14 Employee Benefit Plans.

   (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by Acquiror or any trade or business which is under common control with Acquiror within the meaning of Section 414 of the Code (the "ACQUIROR EMPLOYEE PLANS"), Acquiror has made available to Target a true and complete copy of, to the extent applicable, (i) such Acquiror Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Acquiror Employee Plan, (iv) the most recent summary plan description for each Acquiror Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Acquiror Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any Acquiror Employee Plan.

   (b) Each Acquiror Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Acquiror Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Acquiror Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Acquiror nor any ERISA Affiliate of Acquiror has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Acquiror Employee Plan.

  3.15 Employees; Labor Matters. To Acquiror's knowledge, no employee of Acquiror is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Acquiror because of the nature of the business conducted or presently proposed to be conducted by Acquiror or to the use of trade secrets or proprietary information of others. To Acquiror's knowledge, there are no activities or proceedings of any labor union to organize any employees of Acquiror or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Acquiror or any of its subsidiaries. Acquiror and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

  3.16 Environmental Matters.

   (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to Acquiror, no underground storage tanks and no amount of any Hazardous Material, but excluding office and janitorial supplies, are present, as a result of the actions of Acquiror or any of its subsidiaries or any affiliate of Acquiror, or, to Acquiror's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Acquiror or any of its subsidiaries has at any time owned, operated, occupied or leased.

   (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Acquiror, neither Acquiror nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Acquiror or any of its subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

   (c) Permits. Acquiror and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "ACQUIROR ENVIRONMENTAL PERMITS") necessary for the conduct of Acquiror's and its subsidiaries' Hazardous Material Activities and other businesses of Acquiror and its subsidiaries as such activities and businesses are currently being conducted.

   (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Acquiror's knowledge, threatened concerning any Acquiror Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Acquiror or any of its subsidiaries. Acquiror is not aware of any fact or circumstance which could involve Acquiror or any of its subsidiaries in any material environmental litigation or impose upon Acquiror any material environmental liability.

  3.17 Agreements, Contracts and Commitments. Except as set forth in the Acquiror Schedules, neither Acquiror nor any of its subsidiaries is a party to or is bound by:

   (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Acquiror's Board of Directors, other than those that are terminable by Acquiror or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Acquiror's or any of its subsidiaries' ability to terminate employees at will;

   (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

   (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Acquiror or any of its subsidiaries and any of its officers or directors;

   (d) any agreement, contract or commitment containing any covenant limiting the freedom of Acquiror or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

   (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

   (f) any material joint marketing or development agreement; or

   (g) any agreement, contract or commitment described in Item 10 of Regulation S-K (whether or not a filing with the SEC requiring such document to be included as an exhibit is yet due).

  Neither Acquiror nor any of its subsidiaries, nor to Acquiror's knowledge any other party to a Acquiror Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Acquiror or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (g) above (any such agreement, contract or commitment, an "ACQUIROR CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Acquiror Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to Acquiror.

  3.18 Change of Control Payments. The Acquiror Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of Acquiror as a result of or in connection with the Merger.

  3.19 Statements; Proxy Statement/Prospectus. The information supplied by Acquiror for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Acquiror's stockholders and Target's stockholders, at the time of the Acquiror Stockholders' Meeting or the Target Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Acquiror Stockholders' Meeting or the Target Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Acquiror or any of its affiliates, officers or directors should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror shall promptly inform Target. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by Target which is contained in any of the foregoing documents.

  3.20 Board Approval. The Board of Directors of Acquiror has, as of the date of this Agreement, determined (i) in its reasonable business judgment, that the Merger is fair from a financial point of view to, and in the best interests of Acquiror, and (ii) to recommend that the stockholders of Acquiror approve (x) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (y) the issuance of shares of Acquiror Common Stock by virtue of the Merger.

  3.21 Fairness Opinion. Acquiror's Board of Directors has received written opinions from Hambrecht & Quist LLC, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Acquiror from a financial point of view and has delivered to Target a copy of such opinions.

  3.22 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Acquiror is a party or, to the knowledge of Acquiror, otherwise binding upon Acquiror, which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Acquiror, any acquisition of property (tangible or intangible) by Acquiror or the conduct of business by Acquiror. Without limiting the foregoing, Acquiror has not entered into any agreement under which Acquiror is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Target (which for the purposes of this Article IV shall include Target and each of its subsidiaries) and Acquiror (which for the purposes of this Article IV shall include Acquiror and each of its subsidiaries) agree, except (i) in the case of Target as provided in
Article IV of the Target Schedules and in the case of Acquiror as provided in
Article IV of the Acquiror Schedules, or (ii) to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of Target and Acquiror will promptly notify the other of any material event involving its business or operations, except where prohibited by applicable law or contracts existing as of the date of this Agreement; provided that Target or Acquiror, as the case may be, shall use its best efforts to have such prohibition removed promptly following such material event.

  In addition, except as permitted by the terms of this Agreement and except in the case of Target as provided in Article IV of the Target Schedules, and except in the case of Acquiror as provided in Article IV of the Acquiror Schedules, without the prior written consent of the other (which consent will not be unreasonably withheld), neither Target nor Acquiror shall do any of the following, and neither Target nor Acquiror shall permit its subsidiaries to do any of the following:

   (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

   (b) Grant any severance or termination pay to any officer, employee or consultant, except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

   (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Target IP Rights or the Acquiror IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business;

   (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

   (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock, except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

   (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than
(i) the issuance of shares of Target Common Stock or Acquiror Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) options to purchase shares of Target Common Stock or Acquiror Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date hereof; provided, however, that Target shall not, without the prior written consent of Acquiror, issue options to purchase more than an aggregate of 100,000 shares of Target Common Stock, (iii) shares of Target Common Stock or Acquiror Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii), (iv) shares of Target Common Stock or Acquiror Common Stock, as the case may be, issuable to participants in the Target Employee Stock Purchase Plan or the Acquiror Employee Stock Purchase Plan, as the case may be, consistent with past practice and the terms thereof and (v) shares of the Target Common Stock, issuable pursuant to the Option Agreement;

   (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

   (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Target or Acquiror, as the case may be;

   (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Target or Acquiror, as the case may be, except in the ordinary course of business consistent with past practice;

   (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Target or Acquiror, as the case may be, or guarantee any debt securities of others;

   (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees, in each case other than in the ordinary course of business, consistent with past practice.

   (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

   (m) Make any grant of exclusive rights to any third party, other than in the ordinary course of business;

   (n) Enter into any agreement, contract or commitment containing any covenant limiting its freedom to engage in any line of business or compete with any person;

   (o) Commence a lawsuit other than (i) for the routine collection of bills,
(ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or material impairment or loss of a Target IP Right or a material asset, provided that it consults with the other prior to the filing of such a suit, or (iii) for a breach or threatened breach of this Agreement;

   (p) Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes to the extent material to it or its subsidiaries, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

   (q) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

   (r) Enter into any partnership arrangements, joint ventures, joint development agreements, strategic partnership or alliances, or other material contracts other than in the ordinary course of business consistent with past practice, or violate, amend or otherwise modify or waive any material contract, except, in the case of Acquiror or any of its subsidiaries, where such action described in this clause (r) would not have a Material Adverse Effect;

   (s) Take any action that would be reasonably likely to interfere with Acquiror's ability to account for the Merger as a pooling of interests; or

   (t) Intentionally take or agree in writing or otherwise to take any of the actions described in Article IV (a) through (s) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder, except to the extent that such action would not be reasonably expected to result in a Material Adverse Effect with respect to such party or otherwise interfere with, delay or impede the consummation of the transactions contemplated hereby in any material respect.

  4.2 Acquiror Acquisitions. Notwithstanding anything in this Agreement to the contrary, Acquiror may acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, as the case may be (an "ACQUIROR ACQUISITION"). An Acquiror Acquisition may involve cash, stock or other consideration, and may include such other actions as are customary in connection with such type of transaction, including without limitation entering into employment agreements and severance arrangements in connection with any such transaction. Notwithstanding the foregoing, the Acquiror may not make or enter into any agreements pertaining to an Acquiror Acquisition where (i) such action would reasonably be expected to have a Material Adverse Effect with respect to Acquiror, Surviving Corporation or Target (ii) such action would prevent or materially delay the satisfaction of the condition set forth in Sections 6.1(a) (Stockholder Approval), 6.1(b) (Registration Statement Effective; Proxy Statement), 6.1(c) (No Order; HSR
Act) or 6.1(f) (Opinion of Accountants) or otherwise interfere with, delay or impede the consummation of the transactions contemplated hereby in any material respect (iii) together with the aggregate deal value of any prior Acquiror Acquisitions, such Acquiror Acquisition would exceed $100 million in deal value or (iv) result in a change of control of Acquiror. The taking of any action allowed by this Section 4.2 shall not be deemed a violation of any representation, warranty or covenant set forth in this Agreement, nor shall it constitute a failure of a condition to close.

  4.3 No HSR Act Violation. Notwithstanding anything to the contrary in this
Article IV, neither Target nor Acquiror shall be required under this Article IV to take any action or obtain any consent that would cause a violation of the HSR Act.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

   (a) As promptly as practicable after the execution of this Agreement, Target and Acquiror will prepare, and file with the SEC, the Proxy Statement and Acquiror will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Target and Acquiror will respond to any comments of the SEC, will use its respective best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Target and Acquiror will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Target and Acquiror will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Target or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Target, such amendment or supplement.

   (b) Subject to the provisions of Section 5.4, the Proxy Statement will include the recommendation of the Board of Directors of Target in favor of adoption and approval of this Agreement and approval of the Merger. In addition, the Proxy Statement will include the recommendations of the Board of Directors of Acquiror in favor of (x) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (y) the issuance of shares of Acquiror Common Stock by virtue of the Merger.

  5.2 Meetings of Stockholders. Promptly after the date hereof, Target will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. Target will consult with Acquiror and use its reasonable best efforts to hold the Target Stockholders' Meeting on the same day as the Acquiror Stockholders' Meeting. Promptly after the date hereof, Acquiror will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Acquiror Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of (i) amending its Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (ii) voting upon the issuance of shares of Acquiror Common Stock by virtue of the Merger. Acquiror will consult with Target and will use its reasonable best efforts to hold the Acquiror Stockholders' Meeting on the same day as the Target Stockholders' Meeting. For so long as the Board of Directors of Target is required to make the recommendation set forth in Section 5.1, Target will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to approve the Merger. For so long as the Board of Directors of Acquiror is required to make the recommendations set forth in Section 5.1, Acquiror will use its best efforts to solicit from its stockholders proxies in favor of (i) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (ii) the issuance of shares of Acquiror Common Stock by virtue of the Merger.

  5.3 Confidentiality; Access to Information.

   (a) The parties acknowledge that Target and Acquiror have previously executed a mutual confidentiality letter, dated April 1, 1997, (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

   (b) Access to Information. Each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.4 No Solicitation.

   (a) Restriction on Acquiror.

    (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Acquiror and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (ii) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group, or (iii) participate in any discussions or negotiations with, or disclose any non-public information concerning Acquiror or any of its subsidiaries to, or afford any access to the properties, books or records of Acquiror or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group, in connection with any Acquisition Proposal with respect to Acquiror. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement); (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer); (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto and does not subsequently become required to file a Schedule 13D); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Acquiror will immediately disclose to Target and cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Acquiror will (i) notify Target as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Target of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Acquiror and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group; provided, however, that nothing herein shall prohibit Acquiror's Board of Directors from taking and disclosing to Acquiror's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

    (ii) Notwithstanding any other provision of this Agreement, prior to the Effective Time, Acquiror may, to the extent the Board of Directors of Acquiror determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to Acquiror, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Acquiror in its good faith reasonable judgment determines, (i) after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of Acquiror from a financial point of view and (ii) after reasonable inquiry by Acquiror, that the party making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal (an "ACQUIROR SUPERIOR PROPOSAL"). In addition, notwithstanding any other provision of this Agreement in connection with a possible Acquisition Proposal, Acquiror may refer any third party to this Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event Acquiror receives an Acquiror Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 5.4(a)) will prevent the Board of Directors of Acquiror from recommending such Acquiror Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Acquiror may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, Acquiror may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.2; provided, however, that Acquiror shall not recommend to its stockholders an Acquiror Superior Proposal for a period of not less than 48 hours after Target's receipt of a copy of such Acquiror Superior Proposal (or a description of the significant terms and conditions thereof, if such Acquiror Superior Proposal is not in writing); and provided further, that nothing contained in this Section shall limit

Acquiror's obligation to hold and convene the Acquiror Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of Acquiror shall have been withdrawn, modified or not yet made).

    (iii) Notwithstanding anything to the contrary in this Section 5.4(a) Acquiror will not provide any non-public information to a third party unless:
(x) Acquiror provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered to Target.

   (b) Restrictions on Target.

    (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Target and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Acquiror and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Target or any of its subsidiaries to, or afford any access to the properties, books or records of Target or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Acquiror and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Target. Target will immediately disclose to Acquiror and cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Target will (i) notify Acquiror as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and
(ii) as promptly as practicable notify Acquiror of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Target and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Acquiror); provided, however, that nothing herein shall prohibit Target's Board of Directors from taking and disclosing to Target's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

    (ii) Notwithstanding any other provision of this Agreement, prior to the Effective Time, Target may, to the extent the Board of Directors of Target determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to Target, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Target in its good faith reasonable judgment determines, (i) after consultation with its independent financial advisors, would result in a transaction more favorable to the stockholders of Target from a financial point of view than the Merger and (ii) after reasonable inquiry by Target, that the party making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal (a "TARGET SUPERIOR PROPOSAL"). In addition, notwithstanding any other provision of this Agreement, in connection with a possible Acquisition Proposal, Target may refer any third party to this
Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event Target receives a Target Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 5.4(b)) will prevent the Board of Directors of Target from recommending such Target Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Target may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, Target may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.2; provided, however, that Target shall not recommend to its stockholders a Target Superior Proposal for a period of not less than 48 hours after Acquiror's receipt of a copy of such Target Superior Proposal (or a description of the significant terms and conditions thereof, if such Target Superior Proposal is not in writing); and provided further, that nothing contained in this Section shall limit Target's obligation to hold and convene the Target Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of Target shall have been withdrawn, modified or not yet made).

    (iii) Notwithstanding anything to the contrary in this paragraph (b), Target will not provide any non-public information to a third party unless:
(x) Target provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered to Acquiror.

  5.5 Public Disclosure. Acquiror and Target will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, or this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market.

  5.6 Legal Requirements. Each of Acquiror, Merger Sub and Target will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Acquiror will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Acquiror Common Stock pursuant hereto. Target will use its commercially reasonable efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock pursuant hereto.

  5.7 Third Party Consents. As soon as practicable following the date hereof, Acquiror and Target will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  5.8 Notification of Certain Matters. Acquiror and Merger Sub will give prompt notice to Target, and Target will give prompt notice to Acquiror, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof, or (b) any material failure of Acquiror and Merger Sub or Target, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  5.9 Best Efforts and Further Assurances. Subject to the respective rights and obligations of Acquiror and Target under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

  5.10 Stock Options and Warrants.

   (a) At the Effective Time, each outstanding option to purchase shares of Target Common Stock (each a "TARGET STOCK OPTION") under the Target Stock Option Plans, whether or not exercisable, will be assumed by Acquiror. Each Target Stock Option so assumed by Acquiror under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Target Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Target Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such Target Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Target Stock Option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such Target Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Acquiror will issue to each holder of an outstanding Target Stock Option a notice describing the foregoing assumption of such Target Stock Option by Acquiror.

   (b) It is intended that Target Stock Options assumed by Acquiror shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Target Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.10 shall be applied consistent with such intent.

   (c) Acquiror will reserve sufficient shares of Acquiror Common Stock for issuance under Section 5.10(a) and under Section 1.6(c) hereof.

  5.11 Form S-8. Acquiror agrees to file a registration statement on Form S-8 for the shares of Acquiror Common Stock issuable with respect to assumed Target Stock Options and the rights assumed under the Target ESPP no later than five (5) business days after the Closing Date.

  5.12 Indemnification and Insurance.

   (a) From and after the Effective Time, Acquiror will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Target pursuant to any indemnification agreements between Target and any of its subsidiaries and their respective directors and officers (the "INDEMNIFIED PARTIES") existing prior to the date hereof. From and after the Effective Time, such obligations shall be the joint and several obligations of Acquiror and the Surviving Corporation and, by executing this Agreement, Acquiror hereby assumes such obligations. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of Target, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Target or its subsidiaries, unless such modification is required by law.

   (b) For a period of six years after the Effective Time, Acquiror will either (i) maintain at least $10,000,000 in cash, marketable securities and unrestricted lines of credit which the Chief Financial Officer of Acquiror, on behalf of Acquiror, certifies in writing are and will continue to be available to provide the indemnification in accordance with Section 5.12(a) above, or
(ii) cause the Surviving Corporation to use its best efforts to maintain in effect, if available, directors' and officers' liability insurance for at least $10,000,000 covering those persons who are Indemnified Parties; provided, however, that at no time when Acquiror is required to provide indemnification under Section 5.12 will the indemnification provided to the Indemnified Parties under this Section 5.12(b) be less favorable in amount or material terms than the indemnification provided by Acquiror to its own directors and officers.

  In the event of any claim, action, suit, proceeding or investigation to which paragraph (a) applies, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Surviving Corporation and Acquiror, (ii) after the Effective Time, the Surviving Corporation or Acquiror will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation and Acquiror will cooperate in the defense of any such matter; provided, however, that neither Acquiror nor the Surviving Corporation will be liable for any settlement effected without the Surviving Corporation's or Acquiror's written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

   (c) This Section 5.13 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Target, the Surviving Corporation and the persons who are or were directors or officers of Target or its subsidiaries on or prior to the Effective Time, and will be binding on all successors and assigns of the Surviving Corporation.

  5.13 Nasdaq National Market Listing. Acquiror agrees to file with the Nasdaq National Market prior to the Effective Time a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

  5.14 Acquiror Affiliate Agreement. Set forth on the Acquiror Schedules is a list of those persons who, in Acquiror's reasonable judgment, may be deemed to be affiliates of Acquiror within the meaning of Rule 145 promulgated under the Securities Act (each an "ACQUIROR AFFILIATE"). Acquiror will provide Target with such information and documents as Target reasonably requests for purposes of reviewing such list. Acquiror will use its reasonable best efforts to deliver or cause to be delivered to Target, as promptly as practicable on or following the date hereof, from each Acquiror Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C-1.

  5.15 Target Affiliate Agreement. Set forth on the Target Schedules is a list of those persons who may be deemed to be, in Target's reasonable judgment, affiliates of Target within the meaning of Rule 145 promulgated under the Securities Act (each a "TARGET AFFILIATE"). Target will provide Acquiror with such information and documents as Acquiror reasonably requests for purposes of reviewing such list. Target will use its reasonable best efforts to deliver or cause to be delivered to Acquiror, as promptly as practicable on or following the date hereof, from each Target Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C-2 (the "TARGET AFFILIATE AGREEMENT"). Acquiror will be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by a Target Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Stock, consistent with the terms of the Target Affiliate Agreement.

  5.16 Acquiror Voting Agreements. To the extent not delivered to Target concurrently with the execution of this Agreement, Acquiror shall use its best efforts, on behalf of Target and pursuant to the request of Target, to cause each Acquiror stockholder named in Schedule 5.16 of the Acquiror Schedule (which accurately states the number of shares of Target Common Stock beneficially owned by each person named thereon) to execute and deliver to Target an Acquiror Voting Agreement in substantially the form of Exhibit A-2 attached hereto promptly following the execution of this Agreement (and in each case no later than the date prior to the time that the preliminary proxy materials are filed with the SEC pursuant to Section 5.1).

  5.17 Target Voting Agreements. To the extent not delivered to Acquiror concurrently with the execution of this Agreement, Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause each Target stockholder named in Schedule 5.17 of the Target Schedule (which accurately states as of March 14, 1997 the number of shares of Target Common Stock beneficially owned by each person named thereon) to execute and deliver to Acquiror a Target Voting Agreement in substantially the form of Exhibit A-1 attached hereto promptly following the execution of this Agreement (and in each case no later than the date prior to the time that the preliminary proxy materials are filed with the SEC pursuant to Section 5.1).

  5.18 Regulatory Filings; Reasonable Efforts. If required under applicable law, as soon as may be reasonably practicable, Target and Acquiror each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Target and Acquiror each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

  5.19 Increase in Authorized Shares. Subject to the terms hereof, at the Acquiror Stockholders' Meeting, Acquiror shall propose and recommend that its Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock thereunder to at least 110,000,000 shares, provided that Acquiror may propose and recommend an increase of such lesser number as in good faith it determines (provided that, subject to the terms hereof, such lesser number is not less than the number required to issue shares by virtue of the Merger and the other transactions contemplated hereby).

  5.20 Tax-Free Reorganization. Each party shall take such reasonable action as may be required to cause the Merger to qualify as a "reorganization" under
Section 368(a) of the Code, and no party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

  5.21 Nasdaq Quotation. Acquiror and Target agree to continue the quotation of Acquiror Common Stock and Target Common Stock, respectively, on the Nasdaq National Market during the term of the Agreement so that appraisal rights will not be available to stockholders of Target under Section 262 of the Delaware Law.

  5.22 Employee Benefit Arrangements. As soon as practicable following the Effective Time, Acquiror shall enroll employees of Target who will become employees of Acquiror in all "employee welfare benefit plans," as such term is defined in Section 3.(1) of ERISA, maintained by Acquiror and shall take such steps as are necessary to ensure that there are no pre-existing condition limitations that apply to any medical, life or disability insurance coverage.

  5.23 [Intentionally left blank]

  5.24 Amendment to Registration Rights. Target shall use its reasonable best efforts to obtain such amendments to registration rights agreements to which it is a party which may be reasonably requested by Acquiror.

  5.25 Pooling Accounting.

   (a) Acquiror and Target shall each use its best efforts to take all actions required to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquiror and Target shall use its best efforts to cause its "Affiliates" (as such term is used in Sections
5.14 and 5.15) not to take any action that would prevent Acquiror from accounting for the business combination to be effected by the Merger as a pooling of interests. Acquiror and Target shall each advise each other and their own respective accounting firms of any action known to such party to have been taken by any of its directors, officers, affiliate, or stockholder which, to the knowledge of such party, could preclude accounting for the Merger as a pooling of interests.

   (b) Target shall use all reasonable efforts to cause to be delivered to Acquiror a letter of Target's independent auditors in writing two business days prior to the Effective Time to the effect that Target qualifies as an entity that may be a party to a business combination for which the pooling-of-interest method of accounting would be available and in a form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

   (c) Acquiror shall use all reasonable efforts to cause to be delivered to Target a letter of Acquiror's independent auditors in writing two business days before the Effective Time regarding concurrence with Acquiror's management's conclusion regarding appropriateness of pooling-of-interest accounting treatment for the Merger under APB Opinion No. 16 if consummated in accordance with this Agreement and in a form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

  5.26 Option Agreement. Concurrently with the execution of this Agreement, Target shall deliver to Acquiror an executed Target Option Agreement in the form of Exhibit B-1 attached hereto. Target agrees to fully perform its obligations under the Target Option Agreement. Concurrently with the execution of this Agreement, Acquiror shall deliver to Target an executed Acquiror Option Agreement in the form of Exhibit B-2 attached hereto. Acquiror agrees to fully perform its obligations under the Acquiror Option Agreement.

  5.27 ESPP. Employees of Target as of the Effective Time shall be permitted to participate in the Acquiror's Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Target; and an increase in the authorized number of shares of Acquiror Common Stock so as to permit the issuance of shares of Acquiror Common Stock by virtue of the Merger, as well as such issuance, shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the stockholders of Acquiror.

   (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

   (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

   (d) Tax Opinions. Acquiror and Target shall each have received substantially identical written opinions from their counsel, Wilson Sonsini Goodrich & Rosati, and Fenwick & West LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

   (e) Nasdaq Listing. The shares of Acquiror Common Stock issuable to stockholders of Target pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

   (f) Opinion of Accountants. Each of Acquiror and Target shall have received a letter from Ernst & Young LLP and KPMG Peat Marwick LLP, respectively, dated within two (2) business days prior to the Effective Time, as described in
Section 5.25.

  6.2 Additional Conditions to Obligations of Target. The obligation of Target to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

   (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in this Agreement shall have been true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Effective Time except, in each case, for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not have a Material Adverse Effect on Acquiror. Target shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by the Chief Executive Officer and the Chief Financial Officer of Acquiror.

   (b) Agreements and Covenants. Acquiror and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except where the failure to so perform or comply would not have a Material Adverse Effect with respect to Acquiror and Target shall have received a certificate to such effect signed on behalf of Acquiror by the Chief Executive Officer and the Chief Financial Officer of Acquiror.

   (c) Material Adverse Effect. No Material Adverse Effect with respect to Acquiror shall have occurred since the date of this Agreement.

   (d) Legal Opinion. Target shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, P.C., counsel to Acquiror, in substantially the form set forth in Exhibit D-1.

   (e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal, contractual or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of its business or the business of Target and its subsidiaries, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending, except where the existence of any of the foregoing items would not have a Material Adverse Effect on Acquiror.

  6.3 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

   (a) Representations and Warranties. The representations and warranties of Target contained in this Agreement shall have been true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Effective Time except, in each case, for changes contemplated by this Agreement or the Target Schedules and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2 and 2.3) where the failure to be so true and correct would not have a Material Adverse Effect on Target. Acquiror shall have received a certificate with respect to the foregoing signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target.

   (b) Agreements and Covenants. Target shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so perform or comply would not have a Material Adverse Effect with respect to Target and the Acquiror shall have received a certificate to such effect signed on behalf of Target by the President and the Chief Financial Officer of Target.

   (c) Material Adverse Effect. No Material Adverse Effect with respect to Target shall have occurred since the date of this Agreement.

   (d) No Dissenters. Holders of more than 4.9% of the outstanding shares of Target Common Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

   (e) Employment and Noncompetition Agreement. Reed Hastings shall have entered into the Noncompetition Agreement in the form of Exhibit E hereto.

   (f) Legal Opinion. Acquiror shall have received a legal opinion from Fenwick & West LLP, counsel to Target, in substantially the form set forth in Exhibit D-2.

   (g) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal, contractual or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of its business or the business of Target and its subsidiaries, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending, except where the existence of any of the foregoing items would not have a Material Adverse Effect on Target.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Target or the approval of the issuance of Acquiror Common Stock in connection with the Merger by the stockholders of Acquiror:

   (a) by mutual written consent duly authorized by the Boards of Directors of Acquiror and Target;

   (b) by either Target or Acquiror if the Merger shall not have been consummated by September 30, 1997 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

   (c) by either Target or Acquiror if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

   (d) by either Target or Acquiror if the required approvals of the stockholders of Target or the stockholders of Acquiror contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

   (e) by Acquiror, if the Board of Directors of Target recommends a Target Superior Proposal to the stockholders of Target, or if the Board of Directors of Target shall have withheld, withdrawn or modified in a manner adverse to Acquiror its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

   (f) by Target, if the Board of Directors of Acquiror recommends an Acquiror Superior Proposal to the stockholders of Acquiror, or if the Board of Directors of Acquiror shall have withheld, withdrawn or modified in a manner adverse to Target its recommendation in favor of approving the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow the issuance of shares of Acquiror Common Stock by virtue of the Merger and the issuance of the shares of Acquiror Common Stock by virtue of the Merger;

   (g) by Target, upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Acquiror's representations and warranties or breach by Acquiror is curable by Acquiror through the exercise of its commercially reasonable efforts within ten (10) days of the time such representation or warranty shall have become untrue or such breach, then Target may not terminate this Agreement under this Section 7.1(g) during such ten-day period provided Acquiror continues to exercise such commercially reasonable efforts to cure such breach;

   (h) by Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, or if any representation or warranty of Target shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Target's representations and warranties or breach by Target is curable by Target through the exercise of its commercially reasonable efforts within ten (10) days of the time such representation or warranty shall have become untrue or such breach, then Acquiror may not terminate this Agreement under this Section 7.1(h) during such ten-day period provided Target continues to exercise such commercially reasonable efforts to cure such breach.

   (i) by Target, if there shall have occurred any Material Adverse Effect with respect to Acquiror since the date of this Agreement; or

   (j) by Acquiror, if there shall have occurred any Material Adverse Effect with respect to Target since the date of this Agreement.

  7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Option Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

  7.3 Fees and Expenses.

   (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Acquiror and Target shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

   (b) Target Payments.

    (i) If (x) the Board of Directors of Target shall have withheld, withdrawn or modified in a manner adverse to Acquiror its recommendation in favor of adoption and approval of this Agreement and approval of the Merger, and at that time there shall not have occurred a Material Adverse Effect on Acquiror,
(y) the Board of Directors of Target recommends a Target Superior Proposal to the stockholders of Target, or (z) Target fails to hold the Target Stockholders Meeting as required by this Agreement by September 30, 1997, Target shall pay to Acquiror an amount equal to $18,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(b) or 7.1(e) hereof and (B) a Target Negative Vote (as defined below);

    (ii) If no payment shall be required pursuant to clause 7.3(b)(i) above, and if (x) the vote of the stockholders of Target approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (a "TARGET NEGATIVE VOTE") and (y) prior to such Target Negative Vote there shall have occurred an Acquisition Proposal with respect to Target which shall have been publicly disclosed and not withdrawn (a "TARGET COMPETING PROPOSAL") and (z)
(i) within 12 months of such Target Negative Vote, Target shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Target Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) with respect to Target shall have been consummated or (ii) within 6 months following such Target Negative Vote, Target shall enter into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with any other party with respect to Target shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect on Acquiror prior to the Target Negative Vote, Target shall pay to Acquiror an amount equal to $18,000,000 within one business day following demand therefor after the occurrence of the events set forth in (x) and (y) and either (z)(i) or (z)(ii) above; and

    (iii) If (A) payment is required pursuant to clauses 7.3(b)(i) or (ii) above, (B) if there shall otherwise be a Target Negative Vote or (C) if this Agreement is terminated by Acquiror pursuant to Section 7.1(h) or 7.1(j) then Target shall pay to Acquiror an amount equal to $3,000,000 within one business day following demand therefor.

   (c) Acquiror Payments.

     (i) If (x) the Board of Directors of Acquiror shall have withheld, withdrawn or modified in a manner adverse to Target its recommendation in favor of the approval of the issuance of shares of its capital stock in connection with the Merger, and at that time there shall not have occurred a Material Adverse Effect on Target, (y) the Board of Directors of Acquiror recommends an Acquiror Superior Proposal to the stockholders of Acquiror or
(z) Acquiror fails to hold the Acquiror Stockholders Meeting as required by this Agreement by September 30, 1997, Acquiror shall pay to Target an amount equal to $18,000,000 within one business day following the earlier to occur of
(A) termination of the Agreement pursuant to Section 7.1(b) or 7.1(f) hereof and (B) an Acquiror Negative Vote (as defined below);

    (ii) If no payment shall be required pursuant to clause 7.3(c)(i) above, and if (x) the vote of the stockholders of Acquiror approving the amendment of its Certificate of Incorporation to increase its authorized share capital to allow the issuance of shares of Acquiror Common Stock by virtue of the Merger and the issuance of such shares by virtue of the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (an "ACQUIROR NEGATIVE VOTE") and (y) prior to such Acquiror Negative Vote there shall have occurred an Acquisition Proposal with respect to Acquiror which shall have been publicly disclosed and not withdrawn ("ACQUIROR COMPETING PROPOSAL") and (z) (i) within 12 months of such Acquiror Negative Vote, Acquiror shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Acquiror Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) with respect to Acquiror shall have been consummated or (ii) within 6 months following such Acquiror Negative Vote, Acquiror shall enter into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with any other party with respect to Acquiror shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect on Target prior to the Acquiror Negative Vote, Acquiror shall pay to Target an amount equal to $18,000,000 within one business day following demand therefor after the occurrence of the events set forth in (x) and (y) and either (z)(i) or (z)(ii) above; and

    (iii) If (A) payment is required pursuant to clause 7.3(c)(i) or (ii) above, (B) if there shall be an Acquiror Negative Note or (C) if this Agreement is terminated by Target pursuant to Section 7.1(g) or 7.1(i) then Acquiror shall pay to Target an amount equal to $3,000,000 within one business day following demand therefor.

   (d) Payment of the amounts described in Section 7.3(b) or (c) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

  7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

  7.6 Extension of Date. The references in this Article VII to September 30, 1997 shall be deemed to be references to September 30, 1997, or such later date as may be necessary to allow time to comply with the HSR Act (provided that the parties are using their best efforts with respect to such matter), but in no event later than December 31, 1997.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  8.1 Non-Survival of Representations and Warranties. The representations and warranties of Target, Acquiror and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

  (a) if to Acquiror or Merger Sub, to:

      Rational Software Corporation
      2800 San Tomas Expressway
      Santa Clara, California 95051
      Attention: Chief Executive Officer
      Telephone No.: (408) 496-3600
      Facsimile No.: (408) 496-3636

      with a copy to:

      Wilson Sonsini Goodrich & Rosati, P.C.
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Attention: Francis S. Currie, Esq.
      Telephone No.: (415) 493-9300
      Facsimile No.: (415) 493-6811

  (b) if to Target, to:

      Pure Atria Corporation
      1309 South Mary Avenue
      Sunnyvale, California 94087
      Attention: President and Chief Executive Officer
      Telephone No.: (408) 720-1600
      Facsimile No.: (408) 720-0324

      with a copy to:

      Fenwick & West LLP
      Two Palo Alto Square, Suite 700
      Palo Alto, California 94306
      Attention: Dennis R. DeBroeck, Esq.
      Telephone No.: (415) 494-0600
      Facsimile No.: (415) 494-1417

  8.3 Interpretation; Knowledge.

   (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

   (b) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the executive officers of Target or Acquiror, as the case may be, has actual knowledge of such matter.

  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Target Schedules and the Acquiror Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to the matters set forth in Sections 1.6(c), 5.10, 5.11, 5.12 and 5.13.

  8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

  8.11 Waiver of Jury Trial. EACH OF ACQUIROR, TARGET AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR, TARGET OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          RATIONAL SOFTWARE CORPORATION

                                          By:__________________________________
                                            Name:
                                            Title:

                                          WINGS MERGER CORPORATION

                                          By:__________________________________
                                            Name:
                                            Title:

                                          PURE ATRIA CORPORATION

                                          By:__________________________________
                                            Name:
                                            Title:

                **** AGREEMENT AND PLAN OF REORGANIZATION ****

                                                                        ANNEX B

                             CERTIFICATE OF MERGER

                                    MERGING

                           WINGS MERGER CORPORATION

                                 WITH AND INTO

                            PURE ATRIA CORPORATION

                               ----------------

           Pursuant to Section 251 of the General Corporation Law of
                             the State of Delaware

                               ----------------

  Wings Merger Corporation, a Delaware corporation ("Merger Sub"), and Pure Atria Corporation, a Delaware corporation ("Target"), DO HEREBY CERTIFY AS
FOLLOWS:

  FIRST: That Merger Sub and Target are duly incorporated under the Delaware General Corporation Law (the "Delaware Law").

  SECOND: That an Agreement and Plan of Reorganization (the "Agreement"), dated as of April 7, 1997, among Rational Software Corporation, a Delaware corporation, Merger Sub and Target, setting forth the terms and conditions of the merger of Merger Sub with and into Target (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the Delaware Law.

  THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be Pure Atria Corporation, a Delaware corporation.

  FOURTH: That pursuant to the Agreement, the Certificate of Incorporation of Merger Sub immediately prior to the Merger will be the Certificate of Incorporation of the Surviving Corporation, amended solely for the purpose of changing the name of Merger Sub to "Pure Atria Corporation."

  FIFTH: That an executed copy of the Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

    Rational Software Corporation
    2800 San Tomas Expressway
    Santa Clara, CA 95051

  SIXTH: That a copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

  SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

  IN WITNESS WHEREOF, each of Merger Sub and Target has caused this
Certificate of Merger to be executed in its corporate name this       day of
          , 1997.

                                          WINGS MERGER CORPORATION


                                          By:
                                             ----------------------------------
                                             Paul D. Levy, President

ATTEST:

-------------------------------------
Robert T. Bond, Secretary


                                          By:
                                             ----------------------------------
                                             Reed Hastings, President and Chief
                                               Executive Officer

ATTEST:


-------------------------------------
Chuck Bay, Secretary

                                                                        ANNEX C

                       [Option from Target to Acquiror]

                            STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT dated as of April 7, 1997 (the "AGREEMENT") is entered into by and between Pure Atria Corporation, a Delaware corporation ("TARGET"), and Rational Software Corporation, a Delaware corporation ("ACQUIROR"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                   RECITALS

  WHEREAS, concurrently with the execution and delivery of this Agreement, Target, Acquiror and Wings Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("MERGER"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), which provides that, among other things, upon the terms and subject to the conditions thereof, Target and Acquiror will enter into a business combination transaction (the "MERGER"); and

  WHEREAS, as a condition to Acquiror's willingness to enter into the Merger Agreement, Acquiror has requested that Target agree, and Target has so agreed, to grant to Acquiror an option to acquire shares of Target's Common Stock, $0.0001 par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT

  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

  1. GRANT OF OPTION

  Target hereby grants to Acquiror an irrevocable option (the "OPTION") to acquire up to a number of shares of the Common Stock, $0.0001 par value, of Target ("TARGET SHARES") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "OPTION SHARES"), in the manner set forth below (i) by paying cash at a price of $21.038 per share (the "EXERCISE PRICE") and/or, at Acquiror's election, (ii) by exchanging therefor shares of the Common Stock, no par value per share, of Acquiror ("ACQUIROR SHARES") at a rate (the "EXERCISE RATIO"), for each Option Share, of a number of Acquiror Shares equal to the Exercise Price divided by the closing sale price of Acquiror Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise.

  2. EXERCISE OF OPTION; MAXIMUM PROCEEDS

   (a) For all purposes of this Agreement, an "EXERCISE EVENT" shall have occurred (i) immediately prior to the earlier of (x) the consummation of, or
(y) the record date, if any, for a meeting of Target's stockholders with regard to, an Acquisition Proposal with respect to Target with any party other than Acquiror (or an affiliate of Acquiror) if the Board of Directors of Target shall have withheld, withdrawn or modified in a manner adverse to Acquiror its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a Material Adverse Effect on Acquiror) after receipt of and in connection with an Acquisition Proposal with respect to Target, (ii) immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of Target's capital stock, or (iii) immediately prior to the time at which all of the events specified in Section 7.3(b)(ii)(x), Section 7.3(b)(ii)(y) and either Section 7.3(b)(ii)(z)(i) or Section 7.3(b)(ii)(z)(ii) of the Merger Agreement shall have occurred.

   (b) Acquiror may deliver to Target a written notice (an "EXERCISE NOTICE") specifying that it wishes to exercise and close a purchase of Option Shares upon the occurrence of an Exercise Event and specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid
(i) at any time following such time as the Board of Directors of Target shall have withheld, withdrawn or modified in a manner adverse to Acquiror its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a Material Adverse Effect on Acquiror) after receipt of and in connection with an Acquisition Proposal with respect to Target, (ii) upon the commencement of a tender or exchange offer for 25% or more of any class of Target's capital stock (and/or during any time which such a tender or exchange offer remains open or has been consummated) or (iii) at any time following the occurrence of each of the events specified in Section 7.3(b)(ii)(x) and 7.3(b)(ii)(y) of the Merger Agreement (the events specified in clauses (i), (ii) or (iii) of this sentence being referred to herein as a "CONDITIONAL EXERCISE EVENTS"). At any time after delivery of an Exercise Notice, unless such Exercise Notice is withdrawn by Acquiror, the closing of a purchase of Option Shares (a "CLOSING") specified in such Exercise Notice shall take place at the principal offices of Target upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Acquiror in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Exercise Notice shall be void and of no further force and effect.

   (c) The Option shall terminate upon the earliest of (i) the Effective Time,
(ii) 12 months following the termination of the Merger Agreement pursuant to
Article VII thereof if a Conditional Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated if no Conditional Exercise Event shall have occurred on or prior to such date of termination; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if
(i) Acquiror shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of Acquiror contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

   (d) If Acquiror receives in the aggregate pursuant to Section 7.3(b) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by Acquiror declared on Option Shares, more than the sum of (x) $21,000,000 plus (y) the Exercise Price multiplied by the number of Target Shares purchased by Acquiror pursuant to the Option, then all proceeds to Acquiror in excess of such sum shall be remitted by Acquiror to Target.

  3. CONDITIONS TO CLOSING

  The obligation of Target to issue Option Shares to Acquiror hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Acquiror shall be entitled to deliver to Target an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, upon the occurrence of an Exercise Event.

  4. CLOSING

  At any Closing, (a) Target shall deliver to Acquiror a single certificate in definitive form representing the number of Target Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Acquiror to Target of the aggregate purchase price for the Target Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at Acquiror' election, (ii) a single certificate in definitive form representing the number of Acquiror Shares being issued by Acquiror in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of Target and to bear the legend set forth in Section 10 hereof.

  5. REPRESENTATIONS AND WARRANTIES OF TARGET

  Target represents and warrants to Acquiror that (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Target and consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target and, assuming this Agreement constitutes a legal, valid and binding obligation of Acquiror, is enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Target has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Target Shares for Acquiror to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Target Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Target Shares and any other securities to Acquiror upon exercise of the Option, Acquiror will acquire such Target Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Acquiror; (f) the execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target will not, (i) violate the Certificate of Incorporation or Bylaws of Target, (ii) conflict with or violate any order applicable to Target or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any property or assets of Target or any of its subsidiaries pursuant to, any contract or agreement to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Target;
(g) the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Acquiror Shares acquired pursuant to this Agreement will not be acquired by Target with a view to the public distribution thereof and Target will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

  6. REPRESENTATIONS AND WARRANTIES OF ACQUIROR

  Acquiror represents and warrants to Target that (a) Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror and, assuming this Agreement constitutes a legal, valid and binding obligation of Target, is enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Acquiror has taken (or will in a timely manner take) all necessary corporate and other action in connection with any exercise of the Option; (e) upon delivery of Acquiror Shares to Target in consideration of any acquisition of Target Shares pursuant hereto, Target will acquire such Acquiror Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Target; (f) the execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) violate the Certificate of Incorporation or Bylaws of Acquiror, (ii) conflict with or violate any order applicable to Acquiror or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Acquiror or any of its subsidiaries pursuant to, any contract or agreement to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror; (g) the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Target Shares acquired upon exercise of the Option will not be acquired by Acquiror with a view to the public distribution thereof and Acquiror will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

  7. CERTAIN RIGHTS

   (a) ACQUIROR PUT. Acquiror may deliver to Target a written notice (a "PUT NOTICE") at any time during which Acquiror may deliver an Exercise Notice specifying that it wishes to sell the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Acquiror pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below) (the "PUT"). At any time after delivery of a Put Notice, unless such Put Notice is withdrawn by Acquiror, the closing of the Put (the "PUT CLOSING") shall take place at the principal offices of Target upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Acquiror in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Put Notice shall be void and of no further force and effect.:

    (i) The difference between the "MARKET/TENDER OFFER PRICE" for Target Shares as of the date Acquiror gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of Target Shares on the Nasdaq National Market during the twenty (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Target Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of Target.

    (ii) The Exercise Price paid by Acquiror for Target Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Target Shares so purchased. If Acquiror issued Acquiror Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in the last sentence of Section 1 as if Acquiror had exercised its right to pay cash instead of issuing Acquiror Shares.

    (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this
Section 7 Target shall not be required to pay Acquiror in excess of an aggregate of (x) $21,000,000 plus (y) the Exercise Price paid by Acquiror for Target Shares acquired pursuant to the Option minus (z) any amounts paid to Acquiror by Target pursuant to Section 7.3(b) of the Merger Agreement.

   (b) REDELIVERY OF ACQUIROR SHARES. If Acquiror has acquired Target Shares pursuant to exercise of the Option by the issuance and delivery of Acquiror Shares, then Target shall, if so requested by Acquiror, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of Acquiror Shares only, redeliver the certificate(s) for such Acquiror Shares to Acquiror, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Acquiror.

   (c) PAYMENT AND REDELIVERY OF OPTION OR SHARES. At the Put Closing, Target shall pay the required amount to Acquiror in immediately available funds (and Acquiror Shares, if applicable) and Acquiror shall surrender to Target the Option and the certificates evidencing the Target Shares purchased by Acquiror pursuant thereto, and Acquiror shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Target.

   (d) TARGET CALL. If Acquiror has acquired Option Shares pursuant to exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "EXERCISE DATE") and no Acquisition Proposal with respect to Target has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has Target entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, Target may require Acquiror, upon delivery to Acquiror of written notice, to sell to Target any Target Shares held by Acquiror as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Acquiror pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "TARGET CALL PRICE") shall be equal to the Exercise Price, plus an amount equal to seven percent (7.0%) of the Exercise Price per annum, compounded annually, since the applicable Exercise Date, less any dividends paid on the Target Shares to be purchased by Target pursuant to this Section 7(d). The closing of any sale of Target Shares pursuant to this
Section 7(d) shall take place at the principal offices of Target at a time and on a date designated by Target in the aforementioned notice to Acquiror, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The Target Call Price shall be paid in immediately available funds, provided that, in the event Acquiror has acquired Option Shares pursuant to exercise of the Option by issuance and delivery of Acquiror Shares, at the option of Target, the Target Call Price for part or all of any purchase of Target Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by Acquiror by issuance and delivery of Acquiror Shares, shall be paid by delivery of a number of Acquiror Shares equal to the Target Call Price divided by the closing sale price of Acquiror Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by Target pursuant to this Section 7(d) were originally issued to Acquiror.

   (e) RESTRICTIONS ON TRANSFER. Until the termination of the Option, Target shall not sell, transfer or otherwise dispose of any Acquiror Shares acquired by it pursuant to this Agreement.

  8. REGISTRATION RIGHTS

   (a) Following the termination of the Merger Agreement, each party hereto (a "HOLDER") may by written notice (a "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that
(i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "OPTION PRICE" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

   (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

   (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

   (d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

   (e) Indemnification

    (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

    (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

    (iii) Each party entitled to indemnification under this Section 8(e) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

  9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS

   (a) In the event of any change in the Target Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Acquiror shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Acquiror would have received in respect of the Target Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

   (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), neither Target nor Acquiror shall adopt a stockholders rights plan (a so-called "poison pill") that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt a stockholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

  10. RESTRICTIVE LEGENDS

  Each certificate representing Option Shares issued to Acquiror hereunder, and each certificate representing Acquiror Shares delivered to Target at a Closing, shall include a legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF APRIL 7, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

  11. LISTING AND HSR FILING

  Target, upon the request of Acquiror, shall promptly file an application to list the Target Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Acquiror, upon the request of Target, shall promptly file an application to list the Acquiror Shares issued and delivered to Target pursuant to Section 1 for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Target Shares subject to the Option at the earliest possible date.

  12. BINDING EFFECT

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

  13. SPECIFIC PERFORMANCE

  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

  14. ENTIRE AGREEMENT

  This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  15. FURTHER ASSURANCES

  Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  16. VALIDITY

  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

  17. NOTICES

  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

      (a) if to Target, to:

          Pure Atria Corporation
          1309 South Mary Avenue
          Sunnyvale, California 94087
          Attn: President and Chief Executive Officer

          with a copy to:

          Fenwick & West
          Two Palo Alto Square, Suite 700
          Palo Alto, California 94306
          Attn: Dennis R. DeBroeck, Esq.

      (b) if to Acquiror, to:

          Rational Software Corporation
          2800 San Tomas Expressway
          Santa Clara, California 95051
          Attn: President and Chief Executive Officer

          with a copy to:

          Wilson Sonsini Goodrich & Rosati, P.C.
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attn: Francis S. Currie, Esq.

  18. GOVERNING LAW

  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

  19. COUNTERPARTS

  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

  20. EXPENSES

  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  21. AMENDMENTS; WAIVER

  This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  22. ASSIGNMENT

  Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          PURE ATRIA CORPORATION


                                          By: /s/
                                              ----------------------------------
                                              Name:  Reed Hastings
                                              Title: President and Chief
                                                     Executive Officer

                                          RATIONAL SOFTWARE CORPORATION


                                          By: /s/
                                              ----------------------------------
                                              Name:  Paul D. Levy
                                              Title: President, Chief Executive
                                                     Officer and Chairman of
                                                     the Board of Directors


                         ***STOCK OPTION AGREEMENT***
                          (Target option to Acquiror)

                                                                        ANNEX D
                       [OPTION FROM ACQUIROR TO TARGET]

                            STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT dated as of April 7, 1997 (the "AGREEMENT") is entered into by and between Pure Atria Corporation, a Delaware corporation ("TARGET"), and Rational Software Corporation, a Delaware corporation ("ACQUIROR"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                   RECITALS

  WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Target and Wings Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("MERGER SUB"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), which provides that, among other things, upon the terms and subject to the conditions thereof, Acquiror and Target will enter into a business combination transaction (the "MERGER"); and

  WHEREAS, as a condition to Target's willingness to enter into the Merger Agreement, Target has requested that Acquiror agree, and Acquiror has so agreed, to grant to Target an option to acquire shares of Acquiror's Common Stock, $0.01 par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT

  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

  1. GRANT OF OPTION

  Acquiror hereby grants to Target an irrevocable option (the "OPTION") to acquire up to a number of shares of the Common Stock, $0.01 par value, of Acquiror ("ACQUIROR SHARES") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "OPTION SHARES"), in the manner set forth below (i) by paying cash at a price of $23.375 per share (the "EXERCISE PRICE") and/or, at Target's election, (ii) by exchanging therefor shares of the Common Stock, par value $0.0001 per share, of Target ("TARGET SHARES") at a rate (the "EXERCISE RATIO"), for each Option Share, of a number of Target Shares equal to the Exercise Price divided by the closing sale price of Target Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise.

  2. EXERCISE OF OPTION; MAXIMUM PROCEEDS

   (a) For all purposes of this Agreement, an "EXERCISE EVENT" shall have occurred (i) immediately prior to the earlier of (x) the consummation of, or
(y) the record date, if any, for a meeting of Acquiror's stockholders with regard to, an Acquisition Proposal with respect to Acquiror with any party other than Target (or an affiliate of Target) if the Board of Directors of Acquiror shall have withheld, withdrawn or modified in a manner adverse to Target its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a Material Adverse Effect on Target) after receipt of and in connection with an Acquisition Proposal with respect to Acquiror, (ii) immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of Acquiror's capital stock, or (iii) immediately prior to the time at which all of the events specified in Section 7.3(c)(ii)(x),
Section 7.3(c)(ii)(y) and either Section 7.3(c)(ii)(z)(i) or Section 7.3(c)(ii)(z)(ii) of the Merger Agreement shall have occurred.

   (b) Target may deliver to Acquiror a written notice (an "EXERCISE NOTICE") specifying that it wishes to exercise and close a purchase of Option Shares upon the occurrence of an Exercise Event and specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid
(i) at any time following such time as the Board of Directors of Acquiror shall have withheld, withdrawn or modified in a manner adverse to Target its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a Material Adverse Effect on Target) after receipt of and in connection with an Acquisition Proposal with respect to Acquiror, (ii) upon the commencement of a tender or exchange offer for 25% or more of any class of Acquiror's capital stock (and/or during any time which such a tender or exchange offer remains open or has been consummated) or (iii) at any time following the occurrence of each of the events specified in Section 7.3(c)(ii)(x) and 7.3(c)(ii)(y) of the Merger Agreement (the events specified in clauses (i), (ii) or (iii) of this sentence being referred to herein as a "CONDITIONAL EXERCISE EVENTS"). At any time after delivery of an Exercise Notice, unless such Exercise Notice is withdrawn by Target, the closing of a purchase of Option Shares (a "CLOSING") specified in such Exercise Notice shall take place at the principal offices of Acquiror upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Target in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Exercise Notice shall be void and of no further force and effect.

   (c) The Option shall terminate upon the earliest of (i) the Effective Time,
(ii) 12 months following the termination of the Merger Agreement pursuant to
Article VII thereof if a Conditional Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated if no Conditional Exercise Event shall have occurred on or prior to such date of termination; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if
(i) Target shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of Target contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

   (d) If Target receives in the aggregate pursuant to Section 7.3(c) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by Target declared on Option Shares, more than the sum of (x) $21,000,000 plus (y) the Exercise Price multiplied by the number of Acquiror Shares purchased by Target pursuant to the Option, then all proceeds to Target in excess of such sum shall be remitted by Target to Acquiror.

  3. CONDITIONS TO CLOSING

  The obligation of Acquiror to issue Option Shares to Target hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Target shall be entitled to deliver to Acquiror an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, upon the occurrence of an Exercise Event.

  4. CLOSING

  At any Closing, (a) Acquiror shall deliver to Target a single certificate in definitive form representing the number of Acquiror Shares designated by Target in its Exercise Notice, such certificate to be registered in the name of Target and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Target to Acquiror of the aggregate purchase price for the Acquiror Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at Target's election, (ii) a single certificate in definitive form representing the number of Target Shares being issued by Target in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 10 hereof.

  5. REPRESENTATIVES AND WARRANTIES OF ACQUIROR

  Acquiror represents and warrants to Target that (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Acquiror and consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror and, assuming this Agreement constitutes a legal, valid and binding obligation of Target, is enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Acquiror has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Acquiror Shares for Target to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Acquiror Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Acquiror Shares and any other securities to Target upon exercise of the Option, Target will acquire such Acquiror Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Target; (f) the execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not,
(i) violate the Certificate of Incorporation or Bylaws of Acquiror, (ii) conflict with or violate any order applicable to Acquiror or any of its subsidiaries or by which they or any of their property is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any property or assets of Acquiror or any of its subsidiaries pursuant to, any contract or agreement to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror; (g) the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Target Shares acquired pursuant to this Agreement will not be acquired by Acquiror with a view to the public distribution thereof and Acquiror will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

  6. REPRESENTATIVES AND WARRANTIES OF TARGET

  Target represents and warrants to Acquiror that (a) Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target and, assuming this Agreement constitutes a legal, valid and binding obligation of Acquiror, is enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Target has taken (or will in a timely manner take) all necessary corporate and other action in connection with any exercise of the Option; (e) upon delivery of Target Shares to Acquiror in consideration of any acquisition of Acquiror Shares pursuant hereto, Acquiror will acquire such Target Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Acquiror; (f) the execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target will not, (i) violate the Certificate of Incorporation or Bylaws of Target, (ii) conflict with or violate any order applicable to Target or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Target or any of its subsidiaries pursuant to, any contract or agreement to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Target; (g) the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Acquiror Shares acquired upon exercise of the Option will not be acquired by Target with a view to the public distribution thereof and Target will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

  7. CERTAIN RIGHTS

   (a) TARGET PUT. Target may deliver to Acquiror a written notice (a "PUT NOTICE") at any time during which Target may deliver an Exercise Notice specifying that it wishes to sell the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Target pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below) (the "PUT"). At any time after delivery of a Put Notice, unless such Put Notice is withdrawn by Target, the closing of the Put (the "PUT CLOSING") shall take place at the principal offices of Acquiror upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Target in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Put Notice shall be void and of no further force and effect.:

    (i) The difference between the "MARKET/TENDER OFFER PRICE" for Acquiror Shares as of the date Target gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and
(B) the highest closing sale price of Acquiror Shares on the Nasdaq National Market during the twenty (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Acquiror Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of Acquiror.

    (ii) The Exercise Price paid by Target for Acquiror Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Acquiror Shares so purchased. If Target issued Target Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in the last sentence of Section 1 as if Target had exercised its right to pay cash instead of issuing Target Shares.

    (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this
Section 7 Acquiror shall not be required to pay Target in excess of an aggregate of (x) $21,000,000 plus (y) the Exercise Price paid by Target for Acquiror Shares acquired pursuant to the Option minus (z) any amounts paid to Target by Acquiror pursuant to Section 7.3(c) of the Merger Agreement.

   (b) REDELIVERY OF TARGET SHARES. If Target has acquired Acquiror Shares pursuant to exercise of the Option by the issuance and delivery of Target Shares, then Acquiror shall, if so requested by Target, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of Target Shares only, redeliver the certificate(s) for such Target Shares to Target, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Target.

   (c) PAYMENT AND REDELIVERY OF OPTION OR SHARES. At the Put Closing, Acquiror shall pay the required amount to Target in immediately available funds (and Target Shares, if applicable) and Target shall surrender to Acquiror the Option and the certificates evidencing the Acquiror Shares purchased by Target pursuant thereto, and Target shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Acquiror.

   (d) ACQUIROR CALL. If Target has acquired Option Shares pursuant to exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "EXERCISES DATE") and no Acquisition Proposal with respect to Acquiror has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has Acquiror entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, Acquiror may require Target, upon delivery to Target of written notice, to sell to Acquiror any Acquiror Shares held by Target as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Target pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "ACQUIROR CALL PRICE") shall be equal to the Exercise Price, plus an amount equal to seven percent (7.0%) of the Exercise Price per annum, compounded annually, since the applicable Exercise Date, less any dividends paid on the Acquiror Shares to be purchased by Acquiror pursuant to this Section 7(d). The closing of any sale of Acquiror Shares pursuant to this Section 7(d) shall take place at the principal offices of Acquiror at a time and on a date designated by Acquiror in the aforementioned notice to Target, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The Acquiror Call Price shall be paid in immediately available funds, provided that, in the event Target has acquired Option Shares pursuant to exercise of the Option by issuance and delivery of Target Shares, at the option of Acquiror, the Acquiror Call Price for part or all of any purchase of Acquiror Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by Target by issuance and delivery of Target Shares, shall be paid by delivery of a number of Target Shares equal to the Acquiror Call Price divided by the closing sale price of Target Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by Acquiror pursuant to this Section 7(d) were originally issued to Target.

   (e) RESTRICTIONS ON TRANSFER. Until the termination of the Option, Acquiror shall not sell, transfer or otherwise dispose of any Target Shares acquired by it pursuant to this Agreement.

  8. REGISTRATION RIGHTS

   (a) Following the termination of the Merger Agreement, each party hereto (a "HOLDER") may by written notice (a "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that
(i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "OPTION PRICE" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

   (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

   (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

   (d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

   (e) Indemnification

    (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

    (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

    (iii) Each party entitled to indemnification under this Section 8(e) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

  9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS

   (a) In the event of any change in the Acquiror Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Target shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Target would have received in respect of the Acquiror Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

   (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), neither Acquiror nor Target shall adopt a stockholders rights plan (a so-called "poison pill") that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt a stockholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

  10. RESTRICTIVE LEGENDS

  Each certificate representing Option Shares issued to Target hereunder, and each certificate representing Target Shares delivered to Acquiror at a Closing, shall include a legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF APRIL 7, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

  11. LISTING AND HSR FILING

  Acquiror, upon the request of Target, shall promptly file an application to list the Acquiror Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Target, upon the request of Acquiror, shall promptly file an application to list the Target Shares issued and delivered to Acquiror pursuant to Section 1 for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Acquiror Shares subject to the Option at the earliest possible date.

  12. BINDING EFFECT

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

  13. SPECIFIC PERFORMANCE

  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

  14. ENTIRE AGREEMENT

  This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  15. FURTHER ASSURANCES

  Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  16. VALIDITY

  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

  17. NOTICES

  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

  (a) if to Target, to:

      Pure Atria Corporation
      1309 South Mary Avenue
      Sunnyvale, California 94087
      Attn: President and Chief Executive Officer

      with a copy to:

      Fenwick & West
      Two Palo Alto Square, Suite 700
      Palo Alto, California 94306
      Attn: Dennis R. DeBroeck, Esq.

  (b) if to Acquiror to:

      Rational Software Corporation
      2800 San Tomas Expressway
      Santa Clara, California 95051
      Attn: President and Chief Executive Officer

      with a copy to:

      Wilson Sonsini Goodrich & Rosati, P.C.
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Attn: Francis S. Currie, Esq.

  18. GOVERNING LAW

  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

  19. COUNTERPARTS

  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

  20. EXPENSES

  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  21. AMENDMENTS; WAIVER

  This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  22. ASSIGNMENT

  Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          PURE ATRIA CORPORATION

                                          By: /s/
                                             ---------------------------------
                                             Name:Reed Hastings
                                             Title: President, Chief Executive
                                                    Officer Chairman of the
                                                    Board of Directors

                                          ACQUIROR

                                          By: /s/
                                             ---------------------------------
                                             Name:Paul D. Levy
                                             Title:Chief Executive Officer

                         ***STOCK OPTION AGREEMENT***
                          (Acquiror option to Target)

                                                                        ANNEX E

Confidential

April 6, 1997

The Board of Directors
Rational Software Corporation
2800 San Tomas Expressway
Santa Clara, CA 95051-0951

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to Rational Software Corporation ("Rational" or the "Company") of the consideration to be paid by the Company in connection with the proposed merger of a wholly-owned subsidiary of Rational with and into Pure Atria Corporation ("Pure Atria") (the "Proposed Transaction") under the terms of the Agreement and Plan of Reorganization, dated as of April 6, 1997, among Pure Atria, a wholly-owned subsidiary of Rational and Rational and the related Exhibits and Schedules thereto (the "Agreement"). The Agreement provides, among other things, that Rational will issue to the stockholders of Pure Atria, upon consummation of the Proposed Transaction, 0.9 shares of Rational common stock for each share of Pure Atria common stock.

  Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Rational in connection with the Proposed Transaction, and we will receive a fee for our services, which includes the rendering of this opinion.

  In the past, we have provided investment banking and other financial advisory services to Rational and have received fees for rendering these services. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Rational and receives customary compensation in connection therewith, and also provides research coverage for Rational. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Rational for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Rational. In November, 1996, Hambrecht & Quist acted as financial advisor to Rational in connection with Rational's acquisition of SQA, Inc., and received a fee for this service. In addition, the President and Chief Executive Officer of Hambrecht & Quist, Daniel H. Case III, is a Director of Rational.

  In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available consolidated financial statements of Rational for recent years and interim periods to date and certain other relevant financial and operating data of Rational made available to us from published sources;

    (ii) discussed the business, financial condition and prospects of Rational with certain of its officers;

    (iii) reviewed the publicly available consolidated financial statements of Pure Atria for recent years and interim periods to date and certain other relevant financial and operating data of Pure Atria made available to us from published sources;

The Board of Directors
Rational Software Corporation
Page 2

    (iv) discussed the business, financial condition and prospects of Pure Atria with certain of its officers;

    (v) analyzed the pro forma impact of the Proposed Transaction on earnings per share, consolidated capital and other financial ratios of Rational and Pure Atria;

    (vi) reviewed and discussed with management of Rational and Pure Atria; the strategic rationale for the Proposed Transaction;

    (vii) reviewed the recent reported prices and trading activity for the common stocks of Rational and Pure Atria and compared such information and certain financial information for Rational and Pure Atria with similar information for certain other companies engaged in businesses we consider comparable;

    (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    (ix) reviewed the Agreement;

    (x) discussed the tax and accounting treatment of the Proposed Transaction with Rational and Rational lawyers and accountants; and

    (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Rational or Pure Atria considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Rational or Pure Atria nor have we conducted a physical inspection of the properties and facilities of either company. For purposes of this opinion, we have assumed that neither Rational nor Pure Atria is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

  We express no opinion as to the price at which the shares of Rational or Pure Atria will trade after the announcement or consummation of the Proposed Transaction.

  It is understood that this letter is for the information of the Board of Directors and may not be summarized or publicly referred to without our prior written consent; provided, however, that this letter may be reproduced, discussed or summarized in any filing made by Rational with respect to the transaction contemplated by the Agreement. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

The Board of Directors
Rational Software Corporation
Page 3

  Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be paid by Rational in the Proposed Transaction is fair to the Company from a financial point of view.

Very truly yours,

HAMBRECHT & QUIST LLC

By __________________________________
  Paul B. Cleveland
  Managing Director

                                                                        ANNEX F

                                                                  April 6, 1997

Board of Directors
Pure Atria Corporation
1309 South Mary Avenue
Sunnyvale, CA 94087

Members of the Board:

  We understand that Rational Software Corporation ("Rational"), Pure Atria Corporation ("Pure Atria") and Wings Merger Corporation ("Merger Sub"), a wholly-owned subsidiary of Rational, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Pure Atria. Pursuant to the Merger, Pure Atria will become a wholly-owned subsidiary of Rational and each issued and outstanding share of common stock, par value $0.0001 per share, of Pure Atria (the "Pure Atria Common Stock"), other than shares held in treasury or held by Rational or any subsidiary of Rational or Pure Atria or as to which dissenters' rights have been perfected, shall be converted into the right to receive 0.90 (the "Exchange Ratio") of a share of common stock, par value $0.01 per share, of Rational (the "Rational Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Pure Atria Common Stock.

  For purposes of the opinion set forth herein, we have:

    (i) analyzed certain publicly available financial statements and other information of Rational and Pure Atria, respectively;

    (ii) analyzed certain historical internal financial statements and other financial and operating data concerning Pure Atria prepared by the management of Pure Atria;

    (iii) discussed the past and current operations and financial condition and the prospects of Pure Atria with senior executives of Pure Atria;

    (iv) analyzed certain historical internal financial statements and other financial and operating data concerning Rational prepared by the management of Rational;

    (v) discussed the past and current operations and financial condition and the prospects of Rational with senior executives of Rational and Pure Atria;

    (vi) analyzed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of Rational;

    (vii) reviewed the reported prices and trading activity for the Rational Common Stock and the Pure Atria Common Stock;

    (viii) compared the financial performance of Rational and Pure Atria and the prices and trading activity of the Rational Common Stock and the Pure Atria Common Stock, respectively, with that of certain other comparable publicly-traded companies which we deemed to be relevant and their securities;

    (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed to be relevant;

    (x) reviewed and discussed with the senior managements of Rational and Pure Atria (a) the strategic rationale for the Merger and their assessment as to the benefits expected to be derived from the Merger; and (b) certain alternatives to the Merger, including independence, particularly in light of the impact on Pure Atria, its business and its employees of the intended first quarter earnings announcement;

    (xi) participated in discussions and negotiations among representatives of Rational and Pure Atria and their respective financial and legal advisors;

    (xii) reviewed the Merger Agreement and certain related agreements; and

    (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the information furnished by Rational and Pure Atria, and with respect to the information discussed with the managements of Rational and Pure Atria regarding their views of future operations, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of Rational's and Pure Atria's management as to the competitive and operating environments and related financial performance of Rational and Pure Atria, as the case may be, for the relevant periods. We have also relied upon, without independent verification, the assessment by the management of each of Rational and Pure Atria of the strategic and other benefits expected to result from the Merger. We have also relied upon, without independent verification, the assessment by Pure Atria's management of Rational's technology and products, the timing and risks associated with the integration of Rational with Pure Atria, and the validity of, and risks associated with, Rational's future products and technology. We have not made any independent valuation or appraisal of the assets, liabilities or technology of Rational or Pure Atria, respectively, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Board of Directors of Pure Atria in connection with this transaction and will receive a fee for our services. In the past, Deutsche Morgan Grenfell and its affiliates have provided financing and financial advisory services for Pure Atria and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Board of Directors of Pure Atria and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Pure Atria with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement. In addition, we express no recommendation or opinion as to how the holders of Pure Atria Common Stock should vote at the shareholders' meeting held in connection with the Merger.

  Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Pure Atria Common Stock.

                                          Very truly yours,

                                          DEUTSCHE MORGAN GRENFELL INC.

                                          By: _________________________________
                                            George F. Boutros
                                            Managing Director


                                          By: _________________________________
                                            Ethan M. Topper
                                            Managing Director

                                                                        ANNEX G

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

                                      OF

                         RATIONAL SOFTWARE CORPORATION

  Rational Software Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

  FIRST: The Board of Directors of the Company, at a meeting duly called and held in accordance with the Bylaws of the Company and Section 141 of the Delaware General Corporation Law, as amended, duly adopted resolutions proposing and declaring advisable the amendment to the Certificate of Incorporation of the Company as set forth below.

  SECOND: Paragraph 4(a) of the Certificate of Incorporation, as amended to date, hereby is amended to read as follows:

  4. (a) The total number of shares of Common Stock which the corporation shall have authority to issue shall be one hundred fifty million (150,000,000) and each of such shares shall have a par value of one cent ($0.01).

  THIRD. The undersigned, Michael T. Devlin and Robert T. Bond, further verify that:

    A. This Amendment to Certificate of Incorporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, as amended.

    B. Pursuant to a duly adopted resolution of the Board of Directors of the Company, the annual meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, as amended, at which meeting holders of at least a majority of the outstanding shares of Common Stock of the Company, constituting the only outstanding securities of the Company entitled to vote in respect of the amendment to the Certificate of Incorporation of the Company as set forth above, duly approved said amendment.

  THE UNDERSIGNED, being the President and Secretary, respectively, of Rational Software Corporation, do make this Amendment to Certificate of Incorporation, hereby declaring and certifying that this is an act and deed of the Company and that the facts herein stated are true, and accordingly have
hereunto set their hands this           day of             , 1997.

                                          _____________________________________
                                          Michael T. Devlin, President

                                          _____________________________________
                                          Robert T. Bond, Secretary

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act, Article 7 of the Registrant's Certificate (Exhibit 3.01 hereto) and Article VI of the Registrant's Bylaws (Exhibits 3.02 and 3.03 hereto) provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors.

  The Agreement provides that commencing with the effectiveness of the Merger, the Registrant will indemnify the current officers and directors of Pure Atria for any action or inaction by such person prior to the Merger in accordance with the indemnification agreements between such persons and Pure Atria, as set forth in the Agreement at Exhibit 2.04 hereof.
ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES


  (a) EXHIBITS

  2.01 Reorganization Agreement among Verdix Corporation, Rational Acquisition
       Corporation, and Rational, dated December 15, 1993, is incorporated herein by reference to Appendix A filed with the Registrant's
       Registration Statement on Form S-4, dated February 25, 1994
       (Registration No. 33-75724).
  2.02 Agreement and Plan of Reorganization dated November 12, 1996 by and among Rational Software Corporation, Sunshine Acquisition Corp., and
       SQA, Inc., is incorporated herein by reference to Appendix A filed with the Registrant's Registration Statement on Form S-4, dated January 13,
       1997, as amended on January 17, 1997 (File No. 333-19669).
  2.03 Stock Purchase Agreement by and among Rational Software Corporation,
       Performance Awareness Corporation ("PAC"), and all of the Stockholders of PAC is incorporated herein by reference to Exhibit 2.1 filed with the Registrant's Form 8-K Current Report dated March 31, 1997 (File No. 0-
       12167) ("March 1997 8-K").
  2.04 Reorganization Agreement among Rational Software Corporation, Wings
       Merger Corporation, and Pure Atria Corporation, dated April 7, 1997, appears at Appendix A hereof.
  3.01 Restatement of the Certificate of Incorporation of the Registrant, dated
       August 30, 1996 is incorporated herein by reference to Exhibit 4.01 filed with the Company's Form S-3 Registration Statement on October 3,
       1996 (Registration No. 333-13313).
  3.02 Bylaws of the Registrant as most recently amended are incorporated herein by reference to Exhibit 3.9 filed with the Registrant's Form 10-K for the fiscal year ended March 31, 1996.
  3.03 Amendment to Section 3.2 of Bylaws of the Registrant are incorporated herein by reference to Exhibit 3.02 filed with the Registrant's Form 10-
       K for the fiscal year ended March 31, 1997.
  4.01 Reference is made to Exhibits 3.01 and 3.02.
  4.02 Specimen of Common Stock Certificate is incorporated herein by reference to Exhibit 4.06 filed with the Registrant's Amendment No. 1 to Form S-3
       Registration Statement on May 31, 1995 (File No. 33-91740).
  4.03 Form of Affiliate Agreement dated April 7, 1997 by and among Rational
       Software Corporation, a Delaware corporation, Pure Atria Corporation, a
       Delaware corporation, and certain stockholders of Pure Atria
       Corporation, a Delaware corporation herein incorporated by reference to
       Exhibit 99.7 filed with the Registrant's Form 8-K Current Report dated
       April 7, 1997 (File No. 0-12167).
  5.01 Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding the legality of securities being registered.

  8.01 Tax Opinion of Wilson Sonsini Goodrich & Rosati, P.C., dated June 20,
       1997.

  8.02 Tax Opinion of Fenwick & West, LPP, dated June 20, 1997.

 10.01 Form of the Registrant's Indemnification Agreement is incorporated herein by reference to Exhibit 10.01 filed with the Registrant's
       Registration Statement on Form S-4 (Registration No. 333-19669), filed on January 13, 1997, as amended on January 17, 1997.

 10.02 *Agreement for Purchase and Sale of Assets between the Registrant and Microsoft Corporation, dated October 2, 1996, is incorporated herein by reference to Exhibit 1 filed with the Registrant's Form 8-K Current
       Report dated October 2, 1996 as amended by Exhibit 1 filed with the Registrant's Form 8-K/A Current Report dated October 16, 1996.

 10.03 *Development and License Agreement between the Registrant and Microsoft
       Corporation, dated September 24, 1996, is incorporated herein by reference to Exhibit 2 filed with the Registrant's Form 8-K Current
       Report dated October 2, 1996 as amended by Exhibit 2 filed with the Registrant's Form 8-K/A Current Report dated October 16, 1996.

 10.04 Rational Software Corporation Stock Option Plan for Directors is incorporated herein by reference to Exhibit 1 filed with the Registrant's Form 8-K Current Report dated October 2, 1996.

 10.05 Form of Stock Option Agreements for the Rational Software Corporation
       Stock Option Plan for Directors is incorporated herein by reference to
       Exhibit 4.6 filed with the Registrant's Form S-8 Registration Statement on September 18, 1995 (Registration No. 33-97042).

 10.06 Voting Agreement dated April 7, 1997 by and among the Registrant and certain stockholders of Pure Atria Corporation, a Delaware corporation is incorporated herein by reference to Exhibit 99.2 to the Registrant's
       Current Report on Form 8-K dated April 14, 1997.

 10.07 Stock Option Agreement dated April 7, 1997, by and between Pure Atria
       Corporation, a Delaware corporation, and the Registrant (granting the Registrant an option to purchase Pure Atria Common Stock) appears at Annex C hereof.

 10.08 Stock Option Agreement dated April 7, 1997, by and between Pure Atria
       Corporation, a Delaware corporation, and the Registrant (granting Pure
       Atria an option to purchase the Registrant's Common Stock) appears at Annex D hereof.

 10.09 Reference is made to Exhibits 2.01, 2.02, 2.03, and 2.04.

 11.01 Statement of computation of the Registrant's per share earnings is incorporated by reference to Exhibit 11.01 filed with the Registrant's
       Form 10-K for the fiscal year ended March 31, 1997.

 21.01 Subsidiaries of the Registrant, incorporated by reference to Exhibit
       21.01 filed with the Registrant's Form 10-K for the fiscal year ended
       March 31, 1997.

 23.01 Consent of Ernst & Young LLP.

 23.02 Report of KPMG Peat Marwick LLP on Schedule and Consent.

 23.03 Consent of Price Waterhouse LLP.

 23.04 Consents of Wilson Sonsini Goodrich & Rosati, P.C. (see Exhibits 5.01 and 8.01, above).

 23.05 Consent of Fenwick & West LLP (see Exhibit 8.02 above).

 24.01 Power of Attorney is contained on the signature pages of this Registration Statement.

 99.1  Rational Stockholder Letter, dated June 27, 1997.

 99.2  Pure Atria Stockholder Letter, dated June 27, 1997.

 99.3  Rational Notice of Special Meeting of Stockholders, dated June 27, 1997.

 99.4  Pure Atria Notice of Special Meeting of Stockholders, dated June 27,
       1997.

 99.5  Rational Form of Proxy.

 99.6  Pure Atria Form of Proxy.

--------
* Confidential Treatment Requested.

  (b) FINANCIAL STATEMENT SCHEDULES

                         RATIONAL SOFTWARE CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                   YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                                      BALANCE AT                       BALANCE AT
                                      BEGINNING                        ENDING OF
                                      OF PERIOD  ADDITIONS DEDUCTIONS    PERIOD
                                      ---------- --------- ----------  ----------
March 31, 1997
  Allowance for doubtful accounts.... $1,286,015 $929,869  $(255,884)  $1,960,000
March 31, 1996
  Allowance for doubtful accounts....    569,600  824,648   (108,233)   1,286,015
March 31, 1995
  Allowance for doubtful accounts....    639,088  272,000   (341,488)     569,600

                                   PURE ATRIA
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                           ADDITIONS
                                     ---------------------
                          BALANCE AT CHARGED TO CHARGED TO             BALANCE
                          BEGINNING  COSTS AND    OTHER               AT END OF
DESCRIPTION                OF YEAR    EXPENSES   ACCOUNTS  DEDUCTIONS   YEAR
-----------               ---------- ---------- ---------- ---------- ---------
Year ended December 31,
 1996
  Allowance for doubtful
   accounts and returns..    $838      2,380       --        (1,777)   $2,041
Year ended December 31,
 1995
  Allowance for doubtful
   accounts and returns..    $592        829       --          (583)     $838
Year ended December 31,
 1994
  Allowance for doubtful
   accounts and returns..    $312        442       --          (162)     $592

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

ITEM 22. UNDERTAKINGS

  (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (3) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA CLARA, STATE OF CALIFORNIA ON THE 19TH DAY OF JUNE, 1997.

                                          Rational Software Corporation


                                          By:        /s/ Robert T. Bond
                                             ----------------------------------
                                                      Robert T. Bond
                                               Senior Vice President, Chief
                                                    Operating Officer,
                                                Chief Financial Officer and
                                                         Secretary

                               POWER OF ATTORNEY

  KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul D. Levy and Robert T. Bond and each of them, jointly and severally, as his attorneys-in-fact, each with fall power of substitution for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

          /s/ Paul D. Levy             Chief Executive          June 19, 1997
-------------------------------------   Officer and
            PAUL D. LEVY                Chairman of the
                                        Board (Principal
                                        Executive Officer)

         /s/ Robert T. Bond            Senior Vice              June 19, 1997
-------------------------------------   President, Chief
           ROBERT T. BOND               Operating Officer,
                                        Chief Financial
                                        Officer and
                                        Secretary
                                        (Principal
                                        Financial Officer)

       /s/ Timothy A. Brennan          Vice President,          June 19, 1997
-------------------------------------   Finance and
         TIMOTHY A. BRENNAN             Administration
                                        (Principal
                                        Accounting Officer)

        /s/ Michael T. Devlin          President and            June 19, 1997
-------------------------------------   Director
          MICHAEL T. DEVLIN

        /s/ James S. Campbell          Director                 June 19, 1997
-------------------------------------
          JAMES S. CAMPBELL

              SIGNATURE                         TITLE                DATE

       /s/ Daniel H. Case III           Director                June 19, 1997
-------------------------------------
         DANIEL H. CASE III

        /s/ Leslie G. Denend            Director                June 19, 1997
-------------------------------------
          LESLIE G. DENEND

        /s/ John E. Montague            Director                June 19, 1997
-------------------------------------
          JOHN E. MONTAGUE

      /s/ Allison R. Schleicher         Director                June 19, 1997
-------------------------------------
        ALLISON R. SCHLEICHER

                                 EXHIBIT INDEX

  2.01 Reorganization Agreement among Verdix Corporation, Rational Acquisition
       Corporation, and Rational, dated December 15, 1993, is incorporated herein by reference to Appendix A filed with the Registrant's
       Registration Statement on Form S-4, dated February 25, 1994
       (Registration No. 33-75724).
  2.02 Agreement and Plan of Reorganization dated November 12, 1996 by and among Rational Software Corporation, Sunshine Acquisition Corp., and
       SQA, Inc., is incorporated herein by reference to Appendix A filed with the Registrant's Registration Statement on Form S-4, dated January 13,
       1997, as amended on January 17, 1997 (File No. 333-19669).
  2.03 Stock Purchase Agreement by and among Rational Software Corporation,
       Performance Awareness Corporation ("PAC"), and all of the Stockholders of PAC is incorporated herein by reference to Exhibit 2.1 filed with the Registrant's Form 8-K Current Report dated March 31, 1997 (File No. 0-
       12167) ("March 1997 8-K").
  2.04 Reorganization Agreement among Rational Software Corporation, Wings
       Merger Corporation, and Pure Atria Corporation, dated April 7, 1997, appears at Appendix A hereof.
  3.01 Restatement of the Certificate of Incorporation of the Registrant, dated
       August 30, 1996 is incorporated herein by reference to Exhibit 4.01 filed with the Company's Form S-3 Registration Statement on October 3,
       1996 (Registration No. 333-13313).
  3.02 Bylaws of the Registrant as most recently amended are incorporated herein by reference to Exhibit 3.9 filed with the Registrant's Form 10-K for the fiscal year ended March 31, 1996.
  3.03 Amendment to Section 3.2 of Bylaws of the Registrant are incorporated herein by reference to Exhibit 3.02 filed with the Registrant's Form 10-
       K for the fiscal year ended March 31, 1997.
  4.01 Reference is made to Exhibits 3.01 and 3.02.
  4.02 Specimen of Common Stock Certificate is incorporated herein by reference to Exhibit 4.06 filed with the Registrant's Amendment No. 1 to Form S-3
       Registration Statement on May 31, 1995 (File No. 33-91740).
  4.03 Form of Affiliate Agreement dated April 7, 1997 by and among Rational
       Software Corporation, a Delaware corporation, Pure Atria Corporation, a
       Delaware corporation, and certain stockholders of Pure Atria
       Corporation, a Delaware corporation herein incorporated by reference to
       Exhibit 99.7 filed with the Registrant's Form 8-K Current Report dated
       April 7, 1997 (File No. 0-12167).
  5.01 Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding the legality of securities being registered.
  8.01 Tax Opinion of Wilson Sonsini Goodrich & Rosati, P.C., dated June 20,
       1997.
  8.02 Tax Opinion of Fenwick & West, LPP, dated June 20, 1997.
 10.01 Form of the Registrant's Indemnification Agreement is incorporated herein by reference to Exhibit 10.01 filed with the Registrant's
       Registration Statement on Form S-4 (Registration No. 333-19669), filed on January 13, 1997, as amended on January 17, 1997.
 10.02 *Agreement for Purchase and Sale of Assets between the Registrant and Microsoft Corporation, dated October 2, 1996, is incorporated herein by reference to Exhibit 1 filed with the Registrant's Form 8-K Current
       Report dated October 2, 1996 as amended by Exhibit 1 filed with the Registrant's Form 8-K/A Current Report dated October 16, 1996.
 10.03 *Development and License Agreement between the Registrant and Microsoft
       Corporation, dated September 24, 1996, is incorporated herein by reference to Exhibit 2 filed with the Registrant's Form 8-K Current
       Report dated October 2, 1996 as amended by Exhibit 2 filed with the Registrant's Form 8-K/A Current Report dated October 16, 1996.

 10.04 Rational Software Corporation Stock Option Plan for Directors is incorporated herein by reference to Exhibit 1 filed with the Registrant's Form 8-K Current Report dated October 2, 1996.
 10.05 Form of Stock Option Agreements for the Rational Software Corporation
       Stock Option Plan for Directors is incorporated herein by reference to
       Exhibit 4.6 filed with the Registrant's Form S-8 Registration Statement on September 18, 1995 (Registration No. 33-97042).
 10.06 Voting Agreement dated April 7, 1997 by and among the Registrant and certain stockholders of Pure Atria Corporation, a Delaware corporation is incorporated herein by reference to Exhibit 99.2 to the Registrant's
       Current Report on Form 8-K dated April 14, 1997.
 10.07 Stock Option Agreement dated April 7, 1997, by and between Pure Atria
       Corporation, a Delaware corporation, and the Registrant (granting the Registrant an option to purchase Pure Atria Common Stock) appears at Annex C hereof.
 10.08 Stock Option Agreement dated April 7, 1997, by and between Pure Atria
       Corporation, a Delaware corporation, and the Registrant (granting Pure
       Atria an option to purchase the Registrant's Common Stock) appears at Annex D hereof.
 10.09 Reference is made to Exhibits 2.01, 2.02, 2.03, and 2.04.
 11.01 Statement of computation of the Registrant's per share earnings is incorporated by reference to Exhibit 11.01 filed with the Registrant's
       Form 10-K for the fiscal year ended March 31, 1997.
 21.01 Subsidiaries of the Registrant, incorporated by reference to Exhibit
       21.01 filed with the Registrant's Form 10-K for the fiscal year ended
       March 31, 1997.
 23.01 Consent of Ernst & Young LLP.
 23.02 Report of KPMG Peat Marwick LLP on Schedule and Consent.
 23.03 Consent of Price Waterhouse LLP.
 23.04 Consents of Wilson Sonsini Goodrich & Rosati, P.C. (see Exhibits 5.01 and 8.01, above).
 23.05 Consent of Fenwick & West LLP (see Exhibit 8.02 above).
 24.01 Power of Attorney is contained on the signature pages of this Registration Statement.
 99.1  Rational Stockholder Letter, dated June 27, 1997.
 99.2  Pure Atria Stockholder Letter, dated June 27, 1997.
 99.3  Rational Notice of Special Meeting of Stockholders, dated June 27, 1997.
 99.4  Pure Atria Notice of Special Meeting of Stockholders, dated June 27,
       1997.
 99.5  Rational Form of Proxy.
 99.6  Pure Atria Form of Proxy.

--------
* Confidential Treatment Requested.